UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
(Amendment No. 2)
Check the appropriate box:
☒	Preliminary information statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive information statement
StarTek, Inc.
(Name of Registrant as Specified in Its Charter)
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PRELIMINARY INFORMATION STATEMENT - SUBJECT TO COMPLETION
StarTek, Inc.
4610 South Ulster Street, Suite 150
Denver, Colorado 80237
NOTICE OF WRITTEN CONSENT AND APPRAISAL RIGHTS
AND
INFORMATION STATEMENT
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.
To our Stockholders:
This notice of written consent and appraisal rights and information statement is being furnished to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of StarTek, Inc., a Delaware corporation (the “Company”), in connection with the Agreement and Plan of Merger, dated as of October 10, 2023, by and among Stockholm Parent, LLC, a Delaware limited liability company (“Parent”), Stockholm Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company (the “Merger Agreement”). A copy of the Merger Agreement is attached to the accompanying information statement as Annex A. Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”) with the Company surviving the Merger (the “Surviving Corporation”). Upon consummation of the Merger, each share of Company Common Stock issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be cancelled and converted into the right to receive $4.30 per share in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”). However, the Merger Consideration will not be paid in respect of any shares that are owned by the Company and not held on behalf of third parties, Parent, Merger Sub, the Sponsor (as defined below) and any of their respective subsidiaries, and any shares that are owned by the stockholders of the Company who have properly and validly perfected their statutory rights of appraisal in respect of such shares in accordance with Section 262 of the Delaware General Corporation Law (the “DGCL”), in each case, that are issued and outstanding immediately prior to the Effective Time.
The board of directors of the Company (the “Board”) (acting on the unanimous recommendation of a special committee, comprised solely of independent and disinterested directors (the “Special Committee”)) unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of the Company and its stockholders (other than Parent, Merger Sub, the Sponsor, the Company’s directors and officers and their respective affiliates (such stockholders, the “Unaffiliated Stockholders”)), (ii) approved, authorized, adopted and declared advisable the execution, delivery and performance of the Merger Agreement by the Company and the consummation of the transactions contemplated thereby, including the Merger, by the Company, (iii) directed that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to the stockholders of the Company for adoption and approval, and (iv) resolved to recommend that the stockholders of the Company approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger.
The adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement required the affirmative vote or written consent of the holders of Company Common Stock representing a majority of the aggregate voting power of the outstanding shares of Company Common Stock entitled to vote thereupon pursuant to Section 228 and Section 251 of the DGCL. On October 10, 2023, CSP Alpha Holdings Parent Pte Ltd (“CSP Alpha Parent”) and CSP Victory Limited (“CSP Victory” and, together with CSP Alpha Parent, the “Sponsor”), which on such date collectively beneficially owned more than a majority of the issued and outstanding shares of Company Common Stock and more than a majority of voting power of capital stock of the Company, delivered a written consent approving and adopting in all respects the Merger Agreement and the transactions contemplated thereby, including the Merger (the “Sponsor Written Consent”), which Sponsor Written Consent is irrevocable and became effective at 6:00 P.M. New York City time on November 9, 2023. A copy of the Sponsor Written Consent is attached as Exhibit A to the Merger Agreement attached to the accompanying information statement as Annex A. As a result, no further action by any stockholder of the Company is required under applicable law or the Merger Agreement (or otherwise) to approve and adopt the Merger Agreement and the transactions contemplated thereby, and the Company will not be soliciting your vote for, or consent to, the adoption of the Merger Agreement and the approval of the transactions contemplated thereby and will not call a stockholders’ meeting for purposes of voting on the adoption of the Merger Agreement and the approval of the transactions contemplated thereby. This notice and the accompanying information statement shall constitute notice to you from the Company of the Sponsor Written Consent contemplated by Section 228(e) of the DGCL.
This notice of action by written consent and appraisal rights and the accompanying information statement constitute notice to you from the Company of the Sponsor’s action by written consent to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger, in lieu of a meeting.
Under Section 262 of the DGCL, if the Merger is completed, subject to compliance with the requirements of Section 262 of the DGCL, holders of shares of Company Common Stock, other than Parent, Merger Sub, Sponsor and, in each case, their respective subsidiaries, will have the right to seek an appraisal for, and be paid the “fair value” in cash of, their shares of Company Common Stock (as determined by the Delaware Court of Chancery), together with interest, if any, on the amount determined to be fair value, instead of receiving the Merger Consideration. To exercise your appraisal rights, you must submit a written demand for an appraisal to the Company no later than 20 days after the mailing of this information statement, which mailing date is      , 2023, and comply precisely with other procedures set forth in Section 262 of the DGCL, which are summarized in the accompanying information statement. A copy of Section 262 of the DGCL is attached to the accompanying information statement as Annex C.
This notice and the accompanying information statement shall constitute notice to you from the Company of the availability of appraisal rights under Section 262 of the DGCL in connection with the Merger. We urge you to read the entire information statement carefully. Please do not send in the certificate(s) representing your shares of the Company Common Stock at this time. If the Merger is completed, you will receive instructions regarding payment for your shares of Company Common Stock.
BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Bharat Rao
Bharat Rao
Chief Executive Officer
Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosures in this notice or the accompanying information statement. Any representation to the contrary is a criminal offense.
This information statement is dated      , 2023 and is being mailed to stockholders on       , 2023.

i

ii

SUMMARY
This summary highlights selected information from this information statement and may not contain all of the information that is important to you. To fully understand the Merger, as hereinafter defined and as described below, contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 10, 2023, by and among Stockholm Parent, LLC (“Parent”), Stockholm Merger Sub, Inc. (“Merger Sub”), and StarTek, Inc. (the “Company”), and for a more complete description of the legal terms of the Merger (as defined below), you should carefully read this entire information statement, the annexes attached to this information statement and the documents referred to or incorporated by reference in this information statement. We have included page references in parentheses to direct you to the appropriate place in this information statement for a more complete description of the topics presented in this summary. In this information statement, the terms “Company,” “StarTek,” “we,” “us” and “our” refer to StarTek, Inc. All references in this information statement to terms defined in the notice to which this information statement is attached have the meanings provided in that notice. This information statement is dated      , 2023 and is being mailed to the Company’s stockholders on      , 2023.
The Parties to the Merger (page 51)
The Company. The Company is a leading global provider of technology-enabled customer experience (“CX”) solutions. For more than 35 years, StarTek has delivered CX excellence for the world’s leading brands. Spread across 12 countries, our 38,000 associates create memorable, personalized experiences in both voice and non-voice channels. Our clients span from fortune 500s to fast-growing startups in a diverse range of industries including cable, media and telecom; travel and hospitality; retail and e-commerce and banking and financial services. By creating closer connections, StarTek delivers value for our clients, opportunity for our people and sustainable growth for our shareholders. The Company manages over half a billion customer moments of truth each year for the world’s leading brands. The Company helps these brands increase their revenues by enabling better experiences for their customers across multiple channels. To learn more about the Company, please visit www.startek.com. The Company’s principal executive offices are located at 4610 South Ulster Street, Suite 150, Denver, Colorado 80237 and its telephone number is (303) 262-4500. Additional information about the Company is included in documents incorporated by reference into this information statement and the Company’s filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 89.
The Company’s common stock, par value $0.01 per share (“Company Common Stock”), is listed with, and trades on, the New York Stock Exchange (“NYSE”) under the symbol “SRT”.
Parent. Parent was formed in the state of Delaware on October 6, 2023 solely for the purpose of entering into the Merger Agreement and to hold the shares of the Surviving Corporation (as defined below) following the consummation of the Merger. Parent is a wholly owned subsidiary of CSP Alpha Holdings Limited (“CSP Alpha Holdings”), which in turn is a wholly owned subsidiary of CSP Fund II LP (“CSP Fund II LP”). Parent has not carried on any business, conducted any operations or incurred any liabilities or obligations, other than those incidental to its formation and pursuant to the Merger Agreement, the performance of its obligations thereunder and matters ancillary thereto. Parent’s principal executive offices are located at c/o Stockholm Parent, LLC, 160 Robinson Road, SBF Center Suite #10-01, Singapore 068914 and its telephone number is +65-62024732.
Merger Sub. Merger Sub was formed solely for the purpose of completing the Merger with the Company. Merger Sub is a wholly owned subsidiary of Parent and has not carried on any business, conducted any operations or incurred any liabilities or obligations, other than those incidental to its formation and pursuant to the Merger Agreement, the performance of its obligations thereunder and matters ancillary thereto. Upon consummation of the Merger, Merger Sub will cease to exist. Merger Sub’s principal executive offices are located at CSP Fund II LP c/o Stockholm Merger Sub, Inc. 160 Robinson Road, SBF Center Suite #10-01, Singapore 068914 and its telephone number is +65-62024732.
Form of Merger (page 61)
On October 10, 2023, the Company entered into the Merger Agreement with Parent and Merger Sub. Upon the terms and subject to the conditions provided in the Merger Agreement, and in accordance with the General Corporation Law of Delaware (the “DGCL”), at the effective time of the Merger (the “Effective Time”), Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the

“Surviving Corporation”) (the “Merger”). You will receive no equity interest in Parent in consideration for your shares of Company Common Stock, and after the Effective Time, you will not own any shares of Company Common Stock because the Merger Consideration will be paid in cash.
Consideration to be Received in the Merger (page 61)
Subject to the terms and conditions of the Merger Agreement, at the Effective Time, the following will occur:
•
each share of Company Common Stock that is owned by the Company and not held on behalf of third parties, owned of record by any subsidiary of the Company, or owned by any stockholders of the Company who did not vote in favor of the Merger Agreement (or consent thereto in writing) and who have properly demanded and not effectively withdrawn a demand for appraisal rights pursuant to and in accordance with the provisions of the DGCL (such shares owned by such stockholders, the “Appraisal Shares”), in each case, issued and outstanding immediately prior to the Effective Time, will be cancelled without payment of any consideration therefor and cease to exist (subject to the appraisal rights of dissenting stockholders);

•
each share of Company Common Stock (other than (i) shares of Company Common Stock owned by (A) the Company and not held on behalf of third parties or (B) CSP Alpha Holdings Parent Pte Ltd (“CSP Alpha Parent”) and CSP Victory Limited (“CSP Victory Limited” and, together with CSP Alpha Parent, the “Sponsor”), Parent, Merger Sub (collectively, the “CSP Parties”) or, in each case, their respective subsidiaries, or (ii) Appraisal Shares (collectively, “Excluded Shares”)) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive $4.30 per share in cash, without interest, and will cease to be outstanding, be cancelled and cease to exist, and each certificate formally representing any such shares (each, a “Share Certificate”) or uncertificated shares represented by book-entry (each, a “Book-Entry Share”) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration (without interest thereon) upon surrender of such Share Certificate or Book-Entry Share in accordance with the Merger Agreement; and

•
each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be automatically converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

At the Effective Time, each option to acquire Company Common Stock (the “Company Options”), with a per share exercise price that is less than the Merger Consideration that is outstanding and unexercised immediately prior to the Effective Time shall be vested and will be cancelled and converted into the right to receive a cash payment (without interest) equal to the product of (i) the number of shares of Company Common Stock subject to the Company Option immediately before the Effective Time multiplied by (ii) the Merger Consideration, net of the applicable per share exercise (the “Option Payment”) price; provided, however, that the Option Payment for each Company Option will be reduced by the amount of any required tax withholdings in accordance with the Merger Agreement. From and after the Effective Time, no Company Option shall be outstanding and exercisable, and each Company Option shall entitle the holder thereof only to the payment provided for in the Merger Agreement.
At the Effective Time, each then outstanding award of restricted stock unit with respect to shares of Common Stock (including any such award subject to a deferral election, a “Company RSU Award”), award of restricted stock unit with respect to shares of Common Stock that vests based on the achievement of predetermined performance goals (a “Company PSU Award”) and award of deferred stock units with respect to shares of Common Stock (a “Company DSU Award” and, together with the Company RSU Awards, Company PSU Awards and Company Options, the “Company Equity Awards”) granted under the Company Equity Plans (as defined in the Merger Agreement), as applicable, shall be vested and will be cancelled and, in exchange therefor, each holder of any such Company RSU Award, Company PSU Award or Company DSU Award, as applicable, will be entitled to receive, in consideration for such cancellation and in settlement therefor, a payment in cash of an amount equal to the product of (i) the number of vested units subject to such Company RSU Award, Company PSU Award or Company DSU Award, as applicable, multiplied by (ii) the Merger Consideration

(without interest); provided that Company PSU Awards will be deemed vested at the greater of (A) actual performance determined as of immediately prior to the Effective Time and (B) target level of performance; provided, however, that any such payments will be reduced by the amount of any required tax withholdings in accordance with the Merger Agreement.
We encourage you to read the Merger Agreement, which is attached as Annex A to this information statement, as it is the legal document that governs the Merger and the other transactions contemplated thereby.
Recommendation of the Special Committee; Recommendation of the Board; Reasons for the Merger (page 17)
Recommendation of the Special Committee
After consideration of various factors as discussed in the section entitled “Special Factors—Recommendation of the Special Committee; Recommendation of the Board; Reasons for the Merger” beginning on page 17, the Special Committee, unanimously:
•
determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of the Company and the Unaffiliated Stockholders, and

•	resolved to recommend to the board of directors of the Company (the “Board”) that the Board:
○
approve, authorize, adopt and declare advisable the execution, delivery and performance of the Merger Agreement by the Company and, subject to the effectiveness of the Sponsor Written Consent, the consummation of the transactions contemplated thereby, including the Merger, by the Company;

○	direct that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to the stockholders of the Company for adoption and approval; and
○	recommend that the stockholders of the Company approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger.
Recommendation of the Board
After consideration of various factors as discussed in the section entitled “Special Factors—Recommendation of the Special Committee; Recommendation of the Board; Reasons for the Merger” beginning on page 17, the Board, acting upon the recommendation of the Special Committee, unanimously:
•
determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of the Company and the Unaffiliated Stockholders;

•
approved, authorized, adopted and declared advisable the execution, delivery and performance of the Merger Agreement by the Company, and, subject to the effectiveness of the Sponsor Written Consent, the consummation of the transactions contemplated thereby, including the Merger, by the Company;

•	directed that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to the stockholders of the Company for adoption and approval; and
•	resolved to recommend that the stockholders of the Company approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger.
Required Stockholder Approval for the Merger (page 22)
Under Delaware law and the Company’s certificate of incorporation and bylaws, the adoption of the Merger Agreement by the Company’s stockholders required the affirmative vote or written consent of the stockholders of the Company holding in the aggregate at least a majority of the outstanding shares of Company Common Stock entitled to vote thereon. As of October 10, 2023, the record date for determining the stockholders of the Company entitled to vote on the adoption of the Merger Agreement, there were 41,251,035 shares of Company Common Stock outstanding. Holders of Company Common Stock are entitled to one (1) vote for each share held of record on all matters on which stockholders are entitled to vote generally, including adoption of the Merger Agreement.
On October 10, 2023, the CSP Parties, which on such date, together with the other CSP Entities (as defined below), beneficially owned, in the aggregate, 22,568,259 shares of Company Common Stock representing approximately 55.9% of the then outstanding shares of Company Common Stock, delivered a written consent adopting, approving and ratifying in all respects the Merger Agreement and the transactions contemplated thereby, including the Merger (the “Sponsor Written Consent”), which Sponsor Written Consent is irrevocable and became effective at 6:00 P.M. New York City time on November 9, 2023 (the “Written Consent Effective Time”). No further action by any other Company stockholder is required under applicable law or the Merger Agreement (or otherwise) in connection with the adoption of the Merger Agreement. As a result, the Company is not soliciting your vote for, or consent to, the adoption of the Merger Agreement and will not call a stockholders’ meeting for purposes of voting on the adoption of the Merger Agreement. No action by the stockholders of the Company is required to complete the Merger and all requisite corporate action by and on behalf of Merger Sub required to complete the Merger has been taken.
When actions are taken by the written consent of less than all of the stockholders entitled to vote on a matter, Delaware law requires notice of the action be given to those stockholders who did not consent in writing to the action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that consents signed by a sufficient number of holders to take the action were delivered to the corporation in accordance with Section 228 of the DGCL, which, in this case, would be October 10, 2023. This information statement and the notice attached hereto constitute notice to you from the Company of the Sponsor Written Consent as required by Delaware law.
Opinion of Houlihan (page 23 and Annex B)
On October 10, 2023, Houlihan Lokey Capital, Inc. (“Houlihan”) verbally rendered its opinion to the Special Committee (which was subsequently confirmed in writing by delivery of Houlihan’s written opinion addressed to the Special Committee dated October 10, 2023), to the effect that the Merger Consideration to be received by the Non-Affiliated Stockholders in the Merger, pursuant to the Merger Agreement, is fair to such Non-Affiliated Stockholders from a financial point of view. “Non-Affiliated Stockholders” means the holders of Company Common Stock other than Parent and its affiliates (including the Sponsor).
Houlihan’s opinion was directed to the Special Committee (in its capacity as such) and only addressed the fairness, from a financial point of view, to the Non-Affiliated Stockholders in the Merger of the Merger Consideration to be received and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding. The summary of Houlihan’s opinion in this information statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this information statement and describes certain of the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan in connection with the preparation of its opinion. However, neither Houlihan’s opinion nor the summary of its opinion and the related analyses set forth in this information statement are intended to be, and do not constitute, advice or a recommendation to the Special Committee, the Board, any security holder of the Company or any other person as to how to act or vote with respect to any matter relating to the Merger. See “Special Factors—Opinion of Houlihan.”
Financing (page 32)
The Merger is not subject to a financing condition. Parent estimates that the total funds necessary to complete the Merger will be approximately $77.0 million, including estimated transaction fees and expenses and assuming no exercise of dissenters’ rights by stockholders of the Company. Parent intends to fund the amounts necessary to complete the Merger through a cash contribution in the form of committed equity financing from CSP Fund II LP, a limited partnership formed under the laws of the Cayman Islands and an affiliate of the Sponsor (the “Equity Commitment Party”). The Equity Commitment Party has committed to provide Parent with equity financing in the amounts and on the terms and subject to the conditions set forth in an equity commitment letter dated as of October 10, 2023 (the “Equity Commitment Letter”) with the Equity Commitment Party. The obligations of the Equity Commitment Party to provide the equity financing under the Equity Commitment Letter are subject to (a) the satisfaction or express written waiver in full, in accordance with the Merger Agreement, of the conditions set forth in Section 6.01 and Section 6.02 of the Merger Agreement, and (b) the simultaneous consummation of the Closing in accordance with the terms of the Merger Agreement. The Equity Commitment Party has also agreed to guarantee the payment of certain liabilities and obligations of Parent under the Merger Agreement with respect to the payment of monetary damages that may be payable to the Company under certain circumstances, in each case, subject to the terms of the Merger Agreement and the Equity Commitment Letter, if and when payable pursuant to the Merger Agreement.

For more information, see the section of this information statement titled “Special Factors—Financing” beginning on page 32.
The Merger Agreement (page 61 and Annex A)
Conditions to Consummation of the Merger (page 74)
The Parties to the Merger Agreement may not effect the Merger unless certain conditions contained in the Merger Agreement are satisfied or to the extent not prohibited by applicable law, waived. For more information on the Merger Agreement’s conditions to consummation of the Merger, see the section entitled “The Merger Agreement—Conditions to Consummation of the Merger” beginning on page 74 of this information statement.
Termination of the Merger Agreement, Termination Fees and Expenses (Page 75)
The Parties to the Merger Agreement may terminate the Merger Agreement subject to the terms set forth in the Merger Agreement. The Company may be required to pay Parent a termination fee of $1,850,000 (the “Company Termination Fee”) if the Merger Agreement is terminated under certain circumstances. For more information on the termination of the Merger Agreement and the Company Termination Fee, see the sections entitled “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fees and Expenses” each beginning on page 75 of this information statement.
Interests of the Company’s Directors and Executive Officers in the Merger (page 37)
You should be aware that the Company’s executive officers and directors have interests in the Merger that are different from, or in addition to, the interests of the Company’s stockholders generally. The Board and the Special Committee were aware of these interests and considered them, among other matters, in approving the Merger Agreement.
As of November 30, 2023, the Company’s current directors and executive officers held and were entitled to vote, in the aggregate, 652,744 shares of Company Common Stock (exclusive of shares of Company Common Stock held by the CSP Stockholders), representing approximately 1.6% of the voting power of the outstanding shares of Company Common Stock. Such ownership does not include any indirect ownership that such officers and directors may also have held pursuant to their direct or indirect holdings in the CSP Parties. The Merger Agreement provides that each holder of shares of Company Common Stock, including the Company’s directors and executive officers, will be entitled to receive the Merger Consideration for each share of Company Common Stock held immediately prior to the Effective Time.
As of November 30, 2023, the Company’s current directors and executive officers held, in the aggregate, 1,248,550 Company Options (as defined above) with a weighted average exercise price of $5.62 per share, of which 832,925 shares were vested and 415,625 of which shares were unvested. 166,958 of such Company Options had an exercise price lower than the Merger Consideration. The Merger Agreement provides that as of the Effective Time, each outstanding Company Option will fully vest and be converted into the right to receive an amount in cash (without interest and subject to applicable tax withholdings) equal to the product of (i) the remainder, if positive, of the Merger Consideration minus the exercise price per share of the Company Option, multiplied by (ii) the number of shares of Company Common Stock subject to the Company Option.
United States Federal Income Tax Considerations (page 42)
The exchange of Company Common Stock for cash pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. Therefore, a United States Holder (as defined in the section entitled “Special Factors—United States Federal Income Tax Considerations” beginning on page 42) receiving cash in the Merger generally will recognize capital gain or loss for United States federal income tax purposes in an amount equal to the difference between (x) the amount of cash the United States Holder received (determined before deduction of any applicable withholding taxes) and (y) the adjusted tax basis of the surrendered shares of Company Common Stock.
A Non-United States Holder (as defined in the section entitled “Special Factors—United States Federal Income Tax Considerations”) will generally not be subject to United States federal income tax on any gain resulting from the exchange of Company Common Stock pursuant to the Merger, unless such holder has certain connections to the United States.

Holders of Company Common Stock should read the section entitled “Special Factors—United States Federal Income Tax Considerations” beginning on page 42 for a more detailed description of the United States federal income tax considerations relating to the Merger.
This information statement contains a general discussion of United States federal income tax considerations relating to the Merger. No information is provided with respect to the tax consequences of the Merger under any United States federal law other than income tax laws, or any applicable state, local or non-United States tax laws. Consequently, holders of Company Common Stock should consult their tax advisors as to the tax consequences of the Merger relevant to their particular circumstances, including the applicability and effect of any state, local, non-United States or other tax laws (including any income tax treaty) and of changes in those laws.
Procedures for Receiving Merger Consideration (page 63)
As promptly as practicable after the Effective Time (and in any event no later than two (2) business days following the Effective Time), Parent shall cause a bank or trust company acting as paying agent in connection with the Merger to mail to each holder of record of shares of Company Common Stock immediately prior to the Effective Time (i) a letter of transmittal and (ii) instructions as to how to surrender such holder’s shares of Company Common Stock in exchange for the Merger Consideration. Holders of Book-Entry Shares will not be required to deliver a Share Certificate or an executed letter of transmittal to the Paying Agent (as defined in the Merger Agreement) to receive the Merger Consideration.
Regulatory Approvals
There are no regulatory approvals required to close the Merger.
Governing Law
The Merger Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regarding to any choice or conflict of law provision or rule.
Appraisal Rights (page 82 and Annex C)
Pursuant to Section 262 of the DGCL, stockholders of the Company (other than the CSP Parties and their respective subsidiaries) have the right to demand an appraisal of, and be paid the “fair value” of, their shares of Company Common Stock (as determined by the Delaware Court of Chancery), together with interest, if any, on the amount determined to be the fair value, instead of receiving the per share Merger Consideration if the Merger is completed, but only if they strictly comply with the procedures and requirements set forth under Section 262 of the DGCL. The judicially determined fair value under Section 262 could be greater than, equal to or less than the $4.30 per share that holders of Company Common Stock are entitled to receive in the Merger. In order to exercise your appraisal rights, you must submit a written demand for an appraisal of your shares no later than 20 days after the date of mailing of this notice and the accompanying information statement, which mailing date is      , 2023, and precisely comply with other procedures set forth under Section 262 of the DGCL. In addition, even if you comply with such procedures in seeking to exercise your appraisal rights in connection with the Merger, the Delaware Court of Chancery will dismiss any such appraisal proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares of Company Common Stock entitled to appraisal exceeds 1% of the outstanding shares of Company Common Stock or (2) the value of the consideration provided in the Merger for such total number of shares of Company Common Stock exceeds $1 million.
For a more complete discussion of these procedures, see the section entitled “Appraisal Rights” beginning on page 82 and the provisions of Delaware law that grant appraisal rights and govern such procedures attached as Annex C. We urge you to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to demand appraisal, stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to comply strictly with all of the requirements of Section 262 may result in loss of the right of appraisal.
Transaction Litigation (page 41)
As of the filing of this information statement, the Company is not aware of any complaints filed or litigation pending related to the Merger.

Delisting and Deregistration of Company Common Stock (page 39)
If the Merger is completed, the Company Common Stock will be de-listed from NYSE and de-registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, following completion of the Merger and such de-registration, the Company will no longer file periodic and other reports with the SEC.
Market Price of Shares and Dividends (page 79)
The Company Common Stock is listed with, and trades on, NYSE under the symbol “SRT”. The closing sale price of Company Common Stock on October 9, 2023, the last trading day prior to the execution of the Merger Agreement, was $3.26 per share. The closing sale price of Company Common Stock on    , 2023, the most recent practicable date before the date of this information statement, was $    per share. You are encouraged to obtain current market quotations for Company Common Stock.
Since November 2006, the Company has not paid dividends on outstanding Company Common Stock. The terms of the Merger Agreement do not allow the Company to declare or pay a dividend between October 10, 2023 and the earlier of the consummation of the Merger or the termination of the Merger Agreement.
Following completion of the Merger, there will be no further market for Company Common Stock, and Company Common Stock will be de-listed from NYSE and de-registered under the Exchange Act. As a result, following completion of the Merger and such de-registration, we will no longer file periodic and other reports with the SEC.
Neither the SEC nor any state securities or other regulatory agency has approved or disapproved of the transactions described in this document, including the Merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

SPECIAL FACTORS
The following, together with the summary of the Merger Agreement set forth under the section titled “The Merger Agreement,” is a description of the material aspects of the Merger. While we believe that the following description covers the material aspects of the Merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the Merger Agreement attached to this information statement as Annex A, for a more complete understanding of the Merger. The following description is subject to, and is qualified in its entirety by reference to, the Merger Agreement. You may obtain additional information without charge as described in the section titled “Where You Can Find More Information.”
Overview of Special Factors
The Merger is a “going-private” transaction under SEC rules and the Exchange Act. Accordingly, Rule 13e-3 and related rules under the Exchange Act require that StarTek and the CSP Affiliates make certain disclosures regarding the Merger. This “Special Factors” section contains various information that you should read carefully. For example, the section entitled “—Background of the Merger” explains, among other things, StarTek’s purposes for the Merger, the alternative methods of achieving such purposes considered by the Special Committee and the Board, and the general negotiation of the Merger Agreement. The sections entitled “—Recommendation of the Special Committee; Recommendation of the Board; Reasons for the Merger”, “—Position of the Company of the Fairness of the Merger” and “—Position of the CSP Affiliates in connection with the Merger” respectively explain why the Special Committee and the Board, on the one hand, and the CSP Affiliates, on the other hand, believe that the Merger is advisable, fair to, and in the best interests of StarTek and the Unaffiliated Stockholders. The section entitled “—Opinion of Houlihan” summarizes the opinion of Houlihan to the Special Committee and analyses of Houlihan in connection with such opinion, each as described in that section. The section entitled “—Certain Effects of the Merger” explains the material steps for completing the Merger and results of the Merger, including the Merger Consideration to be received by the Unaffiliated Stockholders. You are encouraged to carefully read this “Special Factors” section and this entire information statement, along with the documents incorporated herein by reference.
Background of the Merger
CSP Management Limited, an exempted limited company formed under the laws of the Cayman Islands, through its affiliated investment funds (“CSP”), has maintained a controlling equity interest in the Company since it acquired an approximately 55% ownership stake in the Company on July 20, 2018. Since 2018, the Company has experienced multiple disruptions, which included COVID-19, a 2021 cyberattack and customer and management turnover, among other integration and operational challenges, which are discussed in the Company’s filings with the SEC, copies of which may be obtained without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 89.
The Company’s senior management and the Board, including representatives of CSP who serve as members of the Company’s management team and as directors on the Board, regularly review the Company’s performance, strategy, competitive position, opportunities and prospects in light of current business and economic conditions, developments in the business process outsourcing services industry generally and opportunities and challenges facing participants in the industry. As part of these periodic reviews, the Company’s senior management and the Board, together with its various advisors, have regularly considered potential strategic alternatives to maximize value for the Company’s stockholders, including acquisitions, business combinations, dispositions and other strategic transactions.
On December 20, 2021, CSP submitted to the Board a non-binding written proposal to acquire all of the outstanding shares of Company Common Stock that were not already beneficially owned by CSP at a price per share of $5.40 in cash (the “December 2021 Proposal Letter”). The December 2021 Proposal Letter stated that CSP did not intend to sell its stake in the Company to a third party and that it expected a special committee of independent directors to consider the proposal carefully and make a recommendation to the Board with respect thereto. Additionally, the December 2021 Proposal Letter indicated that CSP would finalize its financing arrangements for a potential transaction in parallel with the negotiation of definitive documents for such transaction.
Later on December 20, 2021, CSP publicly filed the December 2021 Proposal Letter with the SEC via an amendment to its Schedule 13D initially filed on March 13, 2018 (as amended from time to time, the “Schedule 13D”).

On January 7, 2022, the Board held a meeting, with members of the Company’s senior management and representatives of its legal and financial advisors, to discuss the December 2021 Proposal Letter and to establish a special committee of the Board (the “2022 Special Committee”) consisting of directors Albert Aboody, Julie Schoenfeld and Jerry Schafer, each of whom the Board had determined to be independent and disinterested with respect to a potential transaction with CSP. The Board delegated to the 2022 Special Committee the authority to review and evaluate a potential transaction with CSP, oversee the negotiation of the terms and conditions of a potential strategic transaction with CSP and make recommendations to the Board with respect to any such potential transaction.
From January 2022 through March 2022, the 2022 Special Committee met with its legal and financial advisors via videoconference 14 times to discuss the December 2021 Proposal Letter. Among other considerations, the 2022 Special Committee discussed the need to obtain reliable assurances from CSP of the availability of funds necessary to finance a potential transaction in order to determine whether CSP’s proposal was actionable. The 2022 Special Committee and its advisors also sought assurances from CSP with respect to its sources of debt financing.
In late March 2022, the 2022 Special Committee’s advisors met with CSP, its advisors and its prospective lenders to discuss the status of CSP’s debt financing. At this meeting, CSP stated that it intended to source the funds to cover the full purchase price based on the price per share of $5.40 proposed in the December 2021 Proposal Letter from debt financing. At the meeting, the representatives of CSP’s prospective lenders confirmed that such lenders had not yet conducted any recent due diligence of the Company, that they had not received internal approvals for the debt financing and that customary commitment papers were not available at that time.
On March 21, 2022, TheDeal.com published an article titled “Startek Minority Investors May Launch Counterbid,” discussing statements from minority stockholders of the Company regarding potential counteroffers for the Company. Following publication of this article, CSP reiterated to the 2022 Special Committee that CSP was not interested in selling its stake in the Company to any other party and that it had not engaged with other stockholders with respect to a potential sale of the Company. No such proposal from minority investors was received by the 2022 Special Committee.
In April 2022 and May 2022, the 2022 Special Committee met five times and continued to evaluate a potential transaction with CSP. Following inquiries from certain of the Company’s minority stockholders with respect to the status of its evaluation of the December 2021 Proposal Letter, the 2022 Special Committee told CSP that if it did not receive comfort with respect to CSP’s financing by mid-June, the 2022 Special Committee would instruct the Company to issue a press release to provide the Company’s stockholders an update from the 2022 Special Committee on the status of the process and would indicate in such communication that there was no actionable proposal that merited engagement due to a lack of assurances from CSP as to the availability of debt financing to finance the transaction.
In June 2022, CSP responded to the 2022 Special Committee that, in light of the then-limited availability of financing in the debt markets, among other factors, it was facing certain challenges to obtain the necessary debt financing and would commit an additional $20 million of equity financing to the potential transaction. CSP also noted that it expected its prospective lenders to complete their due diligence within four to six weeks from the date CSP committed the additional equity financing to the potential transaction.
On June 17, 2022, CSP delivered to the 2022 Special Committee a certification with respect to its $20 million equity commitment to support the proposal. CSP also indicated to the 2022 Special Committee that it expected its prospective lenders to be in a position to provide debt financing commitments within approximately five to seven weeks. The 2022 Special Committee agreed to await CSP’s debt commitments until early August 2022.
On June 21, 2022, the Company, on behalf of the 2022 Special Committee, issued a press release with respect to the status of CSP’s proposal, noting that the 2022 Special Committee was poised to engage substantively and without delay in response to CSP’s proposal if and when the 2022 Special Committee received assurance that CSP’s financing sources would commit to provide the requisite financing, subject to customary limitations on disbursement conditionality. CSP also filed an amendment to its Schedule 13D on June 21, 2022, disclosing the status of its equity and debt financing.
On August 8, 2022, the 2022 Special Committee received a non-binding written proposal from CSP to acquire all of the outstanding shares of Company Common Stock that were not already beneficially owned by CSP at a price per share of $4.65 in cash (the “August 2022 Proposal Letter”). The August 2022 Proposal Letter stated

that CSP had revised its original proposal included in the December 2021 Proposal Letter because of (a) volatility in the global financial markets that negatively affected the trading price of the Company Common Stock, (b) the Company’s weaker-than-expected financial and operational performance, and (c) volatile conditions in the debt markets that negatively impacted CSP’s ability to obtain debt financing for the potential transaction. The August 2022 Proposal Letter stated that CSP would finance the potential transaction entirely with equity financing and intended to deliver customary binding equity commitments concurrently with the execution and delivery of a definitive agreement and reiterated that CSP remained interested only in pursuing its proposed acquisition of the Company and did not intend on selling its stake in the Company to a third party. The August 2022 Proposal Letter also noted that CSP had available cash and/or unfunded capital commitments sufficient to pay the acquisition consideration and related costs and expenses.
Also on August 8, 2022, the 2022 Special Committee met via videoconference with its legal and financial advisors to discuss the August 2022 Proposal Letter. The 2022 Special Committee concluded CSP’s proposal was actionable given CSP’s confirmation in the August 2022 Proposal Letter that CSP had available cash or unfunded capital commitments sufficient to fund the acquisition consideration and costs and expenses relating to the potential transaction contemplated by the August 2022 Proposal Letter.
On August 9, 2022, CSP publicly filed the August 2022 Proposal Letter with the SEC via an amendment to its Schedule 13D.
On August 20, 2022, the 2022 Special Committee met via videoconference with its legal and financial advisors. Following discussion, the 2022 Special Committee determined that CSP’s revised proposal price was not adequate and instructed its financial advisor to relay to CSP its determination that the revised price was not adequate, which the financial advisor did on August 21, 2022. When communicating its determination to CSP, the 2022 Special Committee did not make a proposed counteroffer.
In late August and early September 2022, the 2022 Special Committee’s financial advisor and CSP held several discussions regarding the 2022 Special Committee’s rejection of CSP’s revised offer.
On September 9, 2022, the Company, on behalf of the 2022 Special Committee, issued a press release disclosing that the 2022 Special Committee had determined that CSP’s revised proposal at $4.65 per share of Company Common Stock was inadequate and not in the best interests of the stockholders of the Company. The 2022 Special Committee noted in such press release that it had communicated to CSP that it remained available to evaluate and respond to a revised proposal from CSP.
On September 16, 2022, the 2022 Special Committee met to discuss an inbound phone call received by its financial advisor from an advisor to a third party (“Party A”) that was potentially interested in a transaction with the Company. The advisor to Party A also requested information concerning the 2022 Special Committee’s activities. No information was provided to this advisor and no further action was taken by the 2022 Special Committee with respect to Party A in light of the vagueness of the request and CSP’s position that it was not interested in selling its stake in the Company to a third party. At this meeting, the 2022 Special Committee also discussed a call from CSP’s legal advisor to the 2022 Special Committee’s legal advisor during which CSP’s legal advisor informally asked whether the 2022 Special Committee would view favorably a potential transaction with CSP at a price per share of $5.40 in cash, which represented a 16% increase to CSP’s outstanding offer of $4.65 per share in cash. After discussion, the 2022 Special Committee concluded that it would not view an increase by 16% as meaningful and that it would not consider any proposal to be actionable, regardless of the offer price, if such proposal was not supported by reliable evidence as to the ability of the relevant counterparty to obtain the necessary financing.
On September 19, 2022, CSP delivered a letter to the 2022 Special Committee formally withdrawing its proposal contained in the August 2022 Proposal Letter. At the close of trading on September 19, 2022, the Company Common Stock was trading at $3.49 per share.
On November 22, 2022, MCI Capital, LC commenced a tender offer to purchase up to 4,000,000 shares of Company Common Stock at $4.20 per share and, following the expiration of the tender offer in January 2023, accepted for payment an aggregate of 2,940,646 shares of Company Common Stock. In January 2023, MCI

Capital, LC and Iowa City Capital Partners, LC (together, “MCI Stockholder”) also purchased shares of Company Common Stock in the open market. Following the tender offer and such open market purchases, the MCI Stockholder collectively owned approximately 7.37% of the outstanding shares of Company Common Stock as of January 6, 2023.
On December 27, 2022, CSP Alpha Holdings Pte. Ltd., a subsidiary of the Company (the “Alpha Subsidiary”), entered into an acquisition and redemption agreement with CSP Fund II LP and CSS Corp LP, a partnership formed for purposes of investing in CSS Corp Technologies (Mauritius) Limited (“CSS Corp LP”), an IT services and technology support solutions company, for the redemption in full of all of the partnership interests held by the Alpha Subsidiary in CSS Corp LP. The Alpha Subsidiary received proceeds from the redemption transaction of approximately $46 million. The Company used the proceeds from this redemption transaction towards the prepayment of existing debt.
On January 11, 2023, ESM Holdings Limited, a subsidiary of the Company, entered into a definitive agreement to sell 100% of the Company’s stake in Contact Center Company, a Saudi Arabian joint venture in which the Company had a 51% interest (the “CCC Transaction”). The Company received cash proceeds of approximately $69 million. The CCC Transaction closed on April 3, 2023. The Company used $55 million of the proceeds from the CCC Transaction towards the prepayment of existing debt.
Following the withdrawal of CSP’s proposal and through the first half of 2023, the Company continued to face business challenges and also experienced macroeconomic headwinds affecting its industry generally, including challenges associated with disruptive technologies, reduction in sales volumes by certain of the Company’s key clients to their end customers, and a lengthening of the Company’s sales conversion pipeline.
On May 26, 2023, as part of the Board’s regular evaluation of the Company’s business, strategy and prospects, the Board, representatives of the Company’s management and representatives of a financial advisor to the Company met via videoconference to discuss strategic alternatives available to the Company. The Company’s financial advisor noted that the Company’s stock price was trading at a discount as compared to peer companies in the same industry, likely due to the Company’s relatively small public float, in addition to certain factors related to its financial performance. The Company’s financial advisor further discussed with the Board challenges facing companies with relatively small market capitalizations and reviewed various strategic alternatives available to the Company, including organic value creation as a standalone company, share repurchases, strategic M&A and a sale of the Company. At the close of trading on May 26, 2023, the Company Common Stock was trading at $3.07 per share.
On June 10, 2023 and June 15, 2023, the Board met via videoconference to discuss the Company’s business, strategy and prospects, including strategic alternatives available to the Company. The Board noted that the Company’s share price had declined over the past three years despite the Company being profitable and having recently deleveraged. The Board discussed the various benefits and drawbacks of remaining a public company with a relatively small public float and market capitalization, including limitations that such a structure might place on the ability to drive investment and scale needed to compete in an industry facing disruption from emerging technologies. During these meetings, Mukesh Sharda, a director on the Board who is also a representative of CSP, in response to a question regarding CSP’s intentions with respect to its share ownership, informed the other directors that CSP continued to be uninterested in selling its stake in the Company to any other party. Following discussion, the Board noted that the Company would likely be more successful in navigating increasingly challenging industry dynamics as a private entity and determined that it would be beneficial to the Board if Mr. Sharda would explore with CSP whether it would consider making a proposal relating to a “going-private” transaction and revert to the full Board with preliminary observations at a future meeting.
On June 26, 2023, the Board, representatives of Sherman & Howard LLC, legal counsel to the Company (“Sherman”), and representatives of a financial advisor to the Company met via videoconference to discuss a potential going-private transaction. The financial advisor discussed the benefits and drawbacks of conducting a limited market check or an auction process. The Board and its advisors also considered that CSP had previously indicated it was not interested in selling its stake in the Company and that its position was unlikely to change. The members of the Board further discussed the challenges that the Company was facing as a public company against a backdrop of headwinds in the customer experience management sector and concluded that, in the event CSP made a proposal relating to a potential “going-private” transaction, the Board would consider forming a special committee of independent and disinterested directors to evaluate such offer. The Board agreed that any such special committee would consist of Messrs. Aboody, Balasubramanian and Pahuja, each of whom the Board had determined to be independent and disinterested with respect to a potential transaction with CSP.
In July 2023, Messrs. Aboody, Balasubramanian and Pahuja interviewed legal and financial advisors to represent the special committee in connection with a potential transaction with CSP (the “Special Committee”), including Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) and Houlihan Lokey Capital, Inc. (“Houlihan”), neither of which had served as advisors to the 2022 Special Committee and both of which the Special Committee later formally retained.
On July 14, 2023, the Board and representatives of Sherman met via videoconference to further discuss a potential going-private transaction with CSP. Representatives of Gibson Dunn also attended a portion of the meeting. Mr. Sharda updated the Board on an offer that CSP intended to make for the acquisition of all of the outstanding shares of Company Common Stock not already beneficially owned by CSP at a price per share of $3.80 in cash. Following discussion, representatives of Gibson Dunn joined the meeting and provided the Board with an overview of certain procedural matters with respect to a potential transaction with CSP and reviewed fiduciary duties of directors in connection with any such transaction.
On July 18, 2023 after trading had closed for the day, the Board received a non-binding written proposal from CSP to acquire all of the outstanding shares of Company Common Stock that were not already beneficially owned by CSP at a price per share of $3.80 in cash (the “July 2023 Proposal Letter”), representing a premium of approximately 33% over the Company’s closing share price on July 18, 2023 of $2.86 and of approximately 32% above the 30-day volume-weighted average price per share as of July 18, 2023 of $2.88. The July 2023 Proposal Letter stated that CSP was not contemplating selling its interests in the Company or approving any combination of the Company with, or a sale of all or substantially all of the assets of the Company to, any other potentially interested party. The July 2023 Proposal Letter also stated that CSP would finance the potential transaction with fully committed equity capital and that the potential transaction would not be subject to any financing condition.
On July 18, 2023, CSP publicly filed the July 2023 Proposal Letter with the SEC via an amendment to its Schedule 13D.
On August 1, 2023, the Board, representatives of the Company’s management and Sherman met via videoconference to discuss, among other matters, the July 2023 Proposal Letter and the proposed formation of a special committee to consider the potential transaction with CSP.
On August 2, 2023, Houlihan provided a relationship disclosure letter (the “Houlihan Relationship Letter”) to Gibson Dunn, which was later delivered to the Special Committee, regarding Houlihan’s relationships with the Company and CSP from July 23, 2021 through July 24, 2023. The Houlihan Relationship Letter confirmed prior oral communications made by Houlihan on the topic to Gibson Dunn and Messrs. Aboody, Balasubramanian and Pahuja.
On August 4, 2023, Messrs. Aboody, Balasubramanian and Pahuja met with representatives of Gibson Dunn and Houlihan via videoconference to discuss and consider certain organizational and other matters related to the July 2023 Proposal Letter, including Houlihan’s due diligence process for its financial analysis of CSP’s proposal. Representatives of Gibson Dunn noted the importance of the independence and disinterestedness of each of the members of the special committee to be formed by the Board and reviewed the directors’ fiduciary duties in connection with the proposed transaction with CSP. Following discussion, Messrs. Aboody, Balasubramanian and Pahuja instructed a representative of Gibson Dunn to reach out to Latham & Watkins LLP, counsel to CSP (“Latham”), and inform Latham that they were considering CSP’s proposal and had determined to engage each of Gibson Dunn and Houlihan as advisors to the special committee to be formed.
Later on August 4, 2023, a representative of Gibson Dunn called a representative of Latham to relay the directors’ message and discuss preliminary matters with respect to a potential transaction between the Company and CSP. Representatives of Gibson Dunn and Latham also discussed certain clarifications regarding the July 2023 Proposal Letter, including the contemplated stockholder approval process.
On August 7, 2023, the Board executed a unanimous written consent that formally established the Special Committee, consisting of Messrs. Aboody, Balasubramanian and Pahuja, each of whom the Board had determined to be independent and disinterested with respect to a potential transaction with CSP, and delegated to the Special Committee authority to, among other things, (i) explore, consider, review, evaluate and, if appropriate, negotiate the terms of a potential transaction with CSP, (ii) determine whether pursuing a potential transaction with CSP was in the best interest of the Unaffiliated Stockholders and (iii) make recommendations to the Board with respect to a potential transaction with CSP. The Board also resolved that it would not approve any possible transaction with CSP unless the Special Committee, in its sole discretion, provided a prior recommendation in favor of such transaction.
On August 10, 2023, the MCI Stockholders delivered to the Board a letter in response to the July 2023 Proposal Letter (the “MCI Letter”), which expressed concern with the price reflected in the July 2023 Proposal Letter and the fact that the July 2023 Proposal Letter did not specifically state that a potential transaction with CSP would be subject to a condition requiring the approval of a majority of the Unaffiliated Stockholders (referred to herein as a “Majority of the Minority Condition”).
On August 11, 2023, the Special Committee met with representatives of Gibson Dunn and Houlihan via videoconference to discuss the July 2023 Proposal Letter and the MCI Letter. The Special Committee discussed the MCI Stockholders’ desire for a Majority of the Minority Condition in any potential transaction with CSP and considered whether the Special Committee would need to require a Majority of the Minority Condition in any such transaction. The Special Committee, together with Gibson Dunn and Houlihan, then discussed the December 2021 Proposal Letter and August 2022 Proposal Letter, as well as market changes that had occurred during and since the prior process with CSP in 2022 and challenges facing the business process outsourcing services industry generally. Representatives of Gibson Dunn explained to the directors the Special Committee’s role, mandate and powers as approved by the Board, noting that the Special Committee was not authorized by the Board to consider alternative transactions in light of CSP’s position in the July 2023 Proposal Letter that it was not contemplating selling its interests in the Company or approving any combination of the Company with, or a sale of all or substantially all of the assets of the Company to, any other potentially interested party. The representatives of Gibson Dunn also again reviewed with the Special Committee its fiduciary duties in the context of considering the potential transaction with CSP. A representative of Gibson Dunn confirmed Gibson Dunn’s view that each of the directors was independent and disinterested with respect to a potential transaction with CSP following Gibson Dunn’s review of the directors’ responses to the independence questionnaires that Gibson Dunn had distributed to the Special Committee. A representative of Houlihan confirmed the contents of the Houlihan Relationship Letter.
On August 16, 2023 and August 23, 2023, the Special Committee met with representatives of Gibson Dunn and Houlihan via videoconference to discuss the status of Houlihan’s due diligence on the Company and the financial forecasts that were being prepared by the Company’s management.
On August 24, 2023, Mr. Aboody received a communication from a stockholder of the Company other than CSP or the MCI Stockholders (“Stockholder A”) expressing concern with the fact that the July 2023 Proposal Letter did not make any reference to a Majority of the Minority Condition and Stockholder A’s hope that the Special Committee would negotiate a fair price for the Unaffiliated Stockholders (the “Stockholder A Communication”).
On August 31, 2023, the Special Committee met with representatives of the Company’s management, Gibson Dunn and Houlihan via videoconference. Representatives of the Company’s management reviewed with the members of the Special Committee their financial forecasts for the Company, which had been provided to the Special Committee in advance of the meeting, including the assumptions underlying the Company’s forecasts and certain factors, opportunities and risks affecting the Company’s forecasts. A discussion ensued regarding management’s financial forecasts as well as macroeconomic challenges affecting the Company and its industry generally.
On September 6, 2023, the Special Committee met with representatives of Gibson Dunn and Houlihan via videoconference to further discuss the financial forecasts presented by the Company’s management at the prior meeting. Following discussion regarding the financial forecasts and the underlying assumptions, the Special Committee authorized Houlihan to use management’s financial forecasts for purposes of its financial analyses.
On September 10, 2023, the Special Committee met with representatives of Gibson Dunn and Houlihan via videoconference. Representatives of Houlihan updated the Special Committee on the progress of Houlihan’s financial analysis of the terms of the July 2023 Proposal Letter as well as certain other factors relevant to a potential response to CSP, and the Special Committee and Houlihan discussed possible price points at which the Special Committee would be prepared to consider a potential transaction with CSP. The Special Committee and representatives of Gibson Dunn also discussed potential non-financial terms, including whether to require that any potential transaction with CSP be subject to a Majority of the Minority Condition and whether it was advisable to suggest to CSP that in light of the MCI Letter and the Stockholder A Communication, it seek to obtain the support of other significant stockholders of the Company, including the MCI Stockholders and Stockholder A, in connection with a going-private transaction. Following such discussion, the Special Committee determined that Houlihan should communicate to CSP that the Special Committee would be prepared to consider a potential transaction if CSP increased the offer price per share to $4.50 in cash and agreed to a Majority of the Minority Condition. The Special Committee also instructed Houlihan to indicate to CSP the Special Committee’s belief that it would be helpful to solicit support from other significant stockholders in a potential transaction.
On September 11, 2023, the Board, representatives of the Company’s management and representatives of Sherman met to review management’s presentation of the Company’s financial forecasts that were previously presented to the Special Committee, including the assumptions underlying the Company’s financial forecasts and certain factors, opportunities and risks affecting the Company’s financial forecasts. Following discussion between the directors and management regarding the financial forecasts, the Board approved the financial forecasts and acknowledged that such financial forecasts would be used by the Special Committee and its advisors when evaluating the potential transaction with CSP.
On September 13, 2023, at the Special Committee’s direction, representatives of Houlihan had a telephonic meeting with representatives of CSP during which the representatives of Houlihan told CSP that the Special Committee would be prepared to consider recommending a transaction to the Board based on a price of $4.50 per share and would require a Majority of the Minority Condition. The representatives of Houlihan also asked CSP if it had engaged with any other Company stockholders regarding their potential support for or participation in any transaction with CSP or would consider obtaining the support of other significant Company stockholders. The representatives of CSP responded that CSP did not believe that a Majority of the Minority Condition would be necessary but indicated that CSP may be able to consider an increase of its offer and would revert in the following days. The representatives of CSP also re-affirmed that CSP was not interested in selling its stake in the Company to a third party.
Later on September 13, 2023, the Special Committee met with representatives of Gibson Dunn and Houlihan via videoconference. Representatives of Houlihan updated the Special Committee on their conversation with CSP, including CSP’s position with respect to the Majority of the Minority Condition.
On September 14, 2023, representatives of Houlihan had a telephonic meeting with representatives of CSP during which the representatives of CSP informed Houlihan that CSP was prepared to improve its offer and increase the proposed price to $4.15 per share in cash (the “Revised Proposal”), which represented a premium of approximately 45% over the Company’s closing share price on July 18, 2023 and approximately 44% above the 30-day volume-weighted average price per share as of July 18, 2023. The representatives of CSP reiterated that CSP would not accept the Majority of the Minority Condition and that the Revised Proposal would be contingent on the absence of a Majority of the Minority Condition. The representatives of CSP also stated that CSP had not meaningfully engaged with other Company stockholders regarding their support for or participation in a potential transaction. Later that day, Houlihan relayed the Revised Proposal to the Special Committee.
On September 15, 2023, the Special Committee met with representatives of Gibson Dunn and Houlihan via videoconference, and representatives of Houlihan updated the Special Committee on Houlihan’s conversation with CSP. The Special Committee and representatives of Houlihan and Gibson Dunn discussed the Revised Proposal and CSP’s position with respect to the Majority of the Minority Condition.
On September 20, 2023, the Special Committee met with representatives of Gibson Dunn and Houlihan via videoconference to discuss the Revised Proposal. Representatives of Houlihan reviewed with the Special Committee Houlihan’s preliminary financial analyses with respect to the Revised Proposal as well as certain other financial and market considerations. A discussion ensued regarding the Revised Proposal, the Company’s financial forecasts and prospects as a standalone public company and the challenges facing the Company and its industry generally. The Special Committee and its advisors also discussed the MCI Letter and CSP’s position on a Majority of the Minority Condition. In light of these considerations, including the preliminary financial analyses, the Special Committee indicated that it could support moving forward with a potential transaction with CSP at a price per share higher than $4.20 (which is the price offered by the MCI Stockholders in their tender offer commenced on November 22, 2022) and that it would be willing to forego the Majority of the Minority Condition in order to give Company stockholders the ability to achieve immediate liquidity and certainty of value at such a price. After discussion, the Special Committee instructed Houlihan to indicate to CSP that the Special Committee would be ready to support a transaction with CSP with no Majority of the Minority Condition based on a price of $4.35 per share in cash. Later that day, Houlihan relayed the Special Committee’s position to CSP.
On September 21, 2023, representatives of Houlihan had a telephonic meeting with representatives of CSP during which CSP agreed to increase its proposal to $4.30 per share in cash (the “Final Proposal”), which represented a premium of approximately 50% over the Company’s closing share price on July 18, 2023 and of approximately 49% above the 30-day volume-weighted average price per share as of July 18, 2023. The representatives of CSP noted that the Final Proposal was its best and final proposal and was contingent on the absence of any Majority of the Minority Condition. The representatives of CSP also stated that CSP would not require any further due diligence in order to move forward with the negotiation and signing of definitive transaction agreements and that CSP would provide an equity commitment letter at signing of definitive transaction agreements in respect of the full acquisition consideration. Following Houlihan’s meeting with CSP on September 21, 2023, representatives of Houlihan relayed to the Special Committee the terms of the Final Proposal, and the Special Committee agreed to move forward with the negotiation of definitive transaction agreements on the basis of the Final Proposal. At the instruction of the Special Committee, representatives of Houlihan communicated the same to CSP.
On September 22, 2023, representatives of Gibson Dunn and Latham discussed preliminary legal matters with respect to a potential transaction between CSP and the Company. The representatives of Gibson Dunn and Latham also discussed the stockholder consent process in light of the agreement between the Special Committee and CSP that there would be no Majority of the Minority Condition. The Latham representative indicated that the draft merger agreement that would be prepared by Latham would contemplate a delayed effectiveness of CSP’s written consent approving the transaction, which would provide the Special Committee with a window of a duration to be determined during which the Special Committee would have the ability to consider potential competing proposals from third parties and potentially negotiate with respect to a superior proposal following signing of a definitive agreement.
On September 27, 2023, the Special Committee met with representatives of Gibson Dunn and Houlihan via videoconference to discuss the Final Proposal and key terms to be included in the draft merger agreement, including potential termination fees and the parameters of any non-solicitation provision that would be applicable to the Company.
Later on September 27, 2023, Latham delivered to Gibson Dunn the initial draft of the merger agreement for the proposed transaction. The draft merger agreement contemplated, among other things, (i) delivery by affiliates of CSP of an equity commitment letter in respect of the aggregate merger consideration, (ii) delivery by affiliates of CSP of a written consent approving the transaction concurrently with the execution of the merger agreement, which written consent would become effective after a to-be-negotiated number of days from execution of the merger agreement, (iii) a non-solicitation provision applicable to the Company that would allow the Board, under certain circumstances, to change its recommendation in the event of a superior proposal or intervening event; and (iv) a termination fee equal to 3% of the aggregate merger consideration payable by the Company to Parent under certain circumstances.
On October 2, 2023, Gibson Dunn sent a revised draft of the merger agreement to Latham. Among other things, the revised draft of the merger agreement prepared by Gibson Dunn (i) proposed that CSP’s written consent approving the transaction would become effective 30 days after execution of the merger agreement; (ii) provided that certain actions taken by (or the failure to take certain actions), at the direction of or with the knowledge of, CSP representatives serving on the Company’s management team would not constitute a breach of the merger agreement by the Company; (iii) reflected certain changes to the representations and warranties and to the no-shop provisions as well as a narrowing in scope and nature of the interim operating covenants applicable to the Company between signing and closing; (iv) reflected a reduction of the termination fee payable by the Company to Parent under certain circumstances from 3% to 2% of the aggregate merger consideration; and (v) included an expense reimbursement provision requiring Parent to pay up to $10 million to the Company in the event Parent failed to deliver CSP’s written consent as required by the merger agreement.
On October 4, 2023, the Special Committee met with representatives of Gibson Dunn and Houlihan via videoconference to discuss the status of negotiations of the definitive transaction documents. Representatives of Gibson Dunn reviewed with the Special Committee the key open items in the draft merger agreement, including

(i) the size of the Company’s termination fee, (ii) the proposed expense reimbursement obligation of Parent in the event the merger agreement is terminated by the Company due to Parent’s failure to deliver CSP’s written consent as required by the merger agreement, (iii) the parameters of the Company’s non-solicitation obligations and the Board’s ability to change its recommendation in favor of the transaction with CSP, and (iv) whether any regulatory filings were applicable to the potential transaction with CSP. The Special Committee and Gibson Dunn also discussed a potential timeline for signing the definitive transaction agreements.
From October 5, 2023 through October 7, 2023, representatives of Latham and Gibson Dunn exchanged revised drafts of the merger agreement. The revised drafts of the merger agreement did not address the size of the Company’s termination fee or Parent’s expense reimbursement obligation. During this period, Gibson Dunn also transmitted to Latham certain information concerning the Company for purposes of the parties’ regulatory analyses.
On October 6, 2023, the Board met with representatives of Gibson Dunn and Sherman via videoconference to discuss the status of negotiations of the definitive transaction documents, a potential timeline for signing definitive transaction agreements and procedural matters relating to approval of the potential transaction.
On October 7, 2023, representatives of Latham sent an initial draft of the Equity Commitment Letter to Gibson Dunn. Also on October 7, 2023, representatives of Gibson Dunn sent an initial draft of the Company’s disclosure schedules to Latham. Between October 7, 2023 and execution of definitive agreements on October 10, 2023, representatives of Gibson Dunn and Latham negotiated and exchanged drafts of the Equity Commitment Letter and disclosure schedules.
On October 8, 2023, representatives of Latham sent a revised draft of the merger agreement to Gibson Dunn. Among other things, the revised draft of the merger agreement proposed a Company termination fee of 2.5% of the aggregate merger consideration. Later that day, representatives of Latham and Gibson Dunn had a telephonic meeting to discuss the open items in the merger agreement.
Following the telephonic discussion with Latham, on October 8, 2023, representatives of Gibson Dunn sent a revised draft of the merger agreement to Latham, in accordance with the instructions of the Special Committee, to provide for, among other things (i) a Company termination fee of 2.5% of the aggregate merger consideration and (ii) the removal of the expense reimbursement obligation of Parent.
Over the course of the day on October 9, 2023, representatives of Latham and Gibson Dunn exchanged drafts of the merger agreement and other transaction documents.
On October 10, 2023, prior to the commencement of trading hours, the Special Committee met with representatives of Gibson Dunn and Houlihan via videoconference. The Gibson Dunn representatives reviewed with the Special Committee the principal terms of the proposed merger agreement for the potential transaction with CSP, including (i) the Company’s non-solicitation obligations that would allow the Board, under certain circumstances, to change its recommendation in the event of a superior proposal or intervening event; (ii) CSP’s equity financing obligations; (iii) the expectation that CSP would deliver its written stockholder consent shortly after execution of the merger agreement, which would be the only stockholder approval required to consummate the potential transaction and would become effective 30 days after execution of the merger agreement; and (iv) closing conditions and termination rights and remedies. The representatives of Houlihan then reviewed with the Special Committee the financial terms of the transaction and discussed Houlihan’s financial analyses of the proposed transaction with CSP. Following discussion, the Houlihan representatives then verbally rendered Houlihan’s opinion to the Special Committee (which was subsequently confirmed in writing by delivery of Houlihan’s written opinion addressed to the Special Committee dated October 10, 2023), to the effect that the Merger Consideration to be received by the Non-Affiliated Stockholders in the Merger, pursuant to the Merger Agreement, is fair to such stockholders from a financial point of view. For a discussion of Houlihan’s opinion see the section entitled “Special Factors—Opinion of Houlihan” beginning on page 23 of this information statement. Following further discussion and after consideration of the matters reviewed and discussed at the meeting and all prior meetings of the Special Committee, the Special Committee unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of the Company and the Unaffiliated Stockholders, and resolved to unanimously recommend that the Board (i) determine that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of the Company and the Unaffiliated Stockholders; (ii) approve, authorize, adopt and declare advisable the execution, delivery and performance of the Merger Agreement by the Company and, subject to the effectiveness of the Sponsor Written Consent, the consummation of the transactions contemplated thereby, including the Merger, by the Company; (iii) direct that the Merger

Agreement and the transactions contemplated thereby, including the Merger, be submitted to the stockholders of the Company for adoption and approval; and (iv) recommend that the stockholders of the Company approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger.
Following the meeting of the Special Committee on October 10, 2023, the Board met with representatives of Gibson Dunn, Houlihan and Sherman via videoconference. Representatives of Gibson Dunn reviewed the directors’ fiduciary duties in connection with the proposed transaction with CSP. Representatives of Gibson Dunn and the Special Committee then provided the Board with the Special Committee’s recommendation with respect to the merger agreement and the transactions contemplated thereby and provided the Board with a summary of the matters considered by the Special Committee and the reasons for the Special Committee’s recommendation. Representatives of Gibson Dunn then reviewed with the Board the principal terms of the proposed merger agreement for the potential transaction with CSP, including (i) the Company’s non-solicitation obligations that would allow the Board, under certain circumstances, to change its recommendation in the event of a superior proposal or intervening event; (ii) CSP’s equity financing obligations; (iii) the expectation that CSP would deliver its written stockholder consent shortly after execution of the merger agreement, which would be the only stockholder approval required to consummate the potential transaction and would become effective 30 days after execution of the merger agreement; and (iv) closing conditions and termination rights and remedies. A representative of Houlihan reviewed with the Board the financial terms of the transaction and Houlihan’s process around conducting its due diligence and financial analyses of the proposed transaction with CSP, which were performed for the benefit of the Special Committee. The representative of Houlihan noted that Houlihan had verbally rendered its opinion to the Special Committee, to the effect that the Merger Consideration to be received by the Non-Affiliated Stockholders in the Merger, pursuant to the Merger Agreement, is fair to such stockholders from a financial point of view. A discussion then followed among the directors present with regard to the terms of the merger agreement and the potential transaction with CSP. After discussion, the Board, acting upon the unanimous recommendation of the Special Committee, unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of the Company and the Unaffiliated Stockholders, (ii) approved, authorized, adopted and declared advisable the execution, delivery and performance of the Merger Agreement by the Company and, subject to the effectiveness of the Sponsor Written Consent, the consummation of the transactions contemplated thereby, including the Merger, by the Company, (iii) directed that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to the stockholders of the Company for adoption and approval, and (iv) resolved to recommend that the stockholders of the Company approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger.
Thereafter, on October 10, 2023, the Company, Parent and Merger Sub executed and delivered the Merger Agreement, the Equity Commitment Party executed and delivered the Equity Commitment Letter, and Sponsor executed and delivered the Sponsor Written Consent. Prior to the opening of trading on the NYSE on October 10, 2023, the Company issued a press release announcing the transactions contemplated by the Merger Agreement.
Recommendation of the Special Committee; Recommendation of the Board; Reasons for the Merger
Recommendation of the Special Committee
On October 10, 2023, the Special Committee, acting with the advice and assistance of its own independent legal and financial advisors, considered and evaluated the Merger Agreement and the transactions contemplated thereby, including the Merger, and unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of, the Company and its Unaffiliated Stockholders.
The Special Committee also unanimously recommended to the Board that the Board:
•
approve, authorize, adopt and declare advisable the execution, delivery and performance of the Merger Agreement by the Company and, subject to the effectiveness of the Sponsor Written Consent, the consummation of the transactions contemplated thereby, including the Merger, by the Company;

•	direct that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to the stockholders of the Company for adoption and approval; and
•	recommend that the stockholders of the Company approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger.

The Special Committee’s Reasons for the Merger
In the course of reaching the determination described above, the Special Committee considered, in consultation with its own independent legal and financial advisors, the following potentially material positive factors, which are not intended to be exhaustive and are not presented in any relative order of importance:
•
the belief that the Merger Consideration of $4.30 per share of Company Common Stock in cash represents fair value for shares of Company Common Stock, taking into account the Company’s current and historical financial condition, results of operations, business, competitive position and prospects, as well as the Company’s standalone plan in the event the Company were to remain an independent public company;

•
the Special Committee’s understanding of the Company’s industry, business, operations, financial condition, earnings, strategy and prospects (including the prospects of the Company as an independent publicly traded entity and its standalone operating plan, and the risks involved in achieving such prospects), the Company’s limited scale and access to external capital to drive growth and scale, as well as the Company’s historical and projected financial performance;

•
the current and historical trading prices of the Company Common Stock, including the fact that the Merger Consideration of $4.30 represented a premium of approximately 32% to the closing price per share of Company Common Stock on October 9, 2023, the last trading day prior to public announcement of the transaction, of $3.26, and a premium of approximately 50% to the closing price per share of the Company Common Stock on July 18, 2023, the last trading day prior to public announcement of the July 2023 Proposal Letter;

•	the future prospects and risks associated with remaining an independent, publicly traded company;
•	the continuing uncertainty and volatility in the stock and equity markets;
•
that the Special Committee was able to negotiate an effective increase in the Merger Consideration of $0.50 per share from the per share consideration offered in the July 2023 Proposal Letter, representing an increase of approximately 13%;

•
the Special Committee’s belief that the Merger Consideration was the highest price that could reasonably be obtained from Parent, that the terms set forth in the Merger Agreement were the most favorable terms Parent would be willing to agree to and that further negotiations would create a risk of causing Parent to abandon the transaction altogether or materially delay the entry into a definitive agreement for the transaction;

•
the Company’s future prospects if the Company did not enter into the Merger Agreement, including the competitive landscape, the current macroeconomic environment, the business, financial and execution risks and the Company’s relationships with customers, providers and suppliers and the potential impact of those factors on the Company’s results of operations and trading price of the Company Common Stock (which cannot be quantified numerically);

•	the fact that the Sponsor stated in the July 2023 Proposal Letter and repeated thereafter that the Sponsor was not interested in selling its stake in the Company to a third party;
•
the equity financing commitments provided to Parent by the Equity Commitment Party in connection with the Merger and the fact that such financing was committed prior to the execution of the Merger Agreement;

•
the fact that the Unaffiliated Stockholders will receive cash for their shares and will therefore have immediate liquidity and receive certain value for their shares at $4.30 per share, while avoiding the long-term business risk of retaining their shares of Company Common Stock;

•	the anticipated timing of the consummation of the Merger, which allows for a potential closing of the Merger in a relatively short timeframe;
•
the likelihood that the Merger would be completed, based on, among other things, the limited number and nature of the conditions to the completion of the Merger, including the fact that there is no financing condition and that there are no regulatory approvals required to close the Merger and the fact that Parent has already delivered to the Company the Sponsor Written Consent, which is irrevocable and became effective at the Written Consent Effective Time;

•
the Company’s ability, prior to the Written Consent Effective Time, to consider and respond to a written unsolicited alternative acquisition proposal and provide information to and engage in discussions or negotiations with, the person making such proposal;

•
the Company’s ability, under certain circumstances and prior to the Written Consent Effective Time, to terminate the Merger Agreement in order to enter into a definitive agreement with respect to a superior acquisition proposal, subject to the Company’s obligation to pay Parent a termination fee of $1,850,000;

•
the Company’s ability to withdraw, change, amend, modify or qualify the Board’s recommendation in favor of the Merger in certain circumstances and prior to the Written Consent Effective Time, subject to Parent’s subsequent right to terminate the Merger Agreement and receive a termination fee of $1,850,000;

•
the financial analysis reviewed by Houlihan with the Special Committee as well as the oral opinion of Houlihan rendered to the Special Committee on October 10, 2023 (which was subsequently confirmed in writing by delivery of Houlihan’s written opinion addressed to the Special Committee dated October 10, 2023), which opinion and financial analysis the Special Committee adopted as its own, to the effect that the Merger Consideration to be received by the Non-Affiliated Stockholders in the Merger, pursuant to the Merger Agreement, is fair to such stockholders from a financial point of view. See “Special Factors—Opinion of Houlihan” beginning on page 23 of this information statement. The Special Committee considered the Non-Affiliated Stockholders to be situated substantially similarly to the security holders unaffiliated with the Company generally including due to the fact that holders of Company Common Stock who are officers or directors of the Company and might be considered affiliates of the Company by virtue of such role will receive the same per share Merger Consideration in respect of their shares of Company Common Stock as the security holders unaffiliated with the Company will receive in respect of their shares of Company Common Stock; therefore, the Special Committee believed there was no material distinction between the fairness of the Merger to the Non-Affiliated Stockholders and the fairness of the Merger to the security holders unaffiliated with the Company generally; and

•	the terms and conditions of the Merger Agreement, as discussed in more detail in the section entitled “The Merger Agreement” beginning on page 61 of this information statement.
The Special Committee also considered the factors discussed below, relating to the procedural safeguards that it believes were and are present to ensure the fairness of the Merger to the Unaffiliated Stockholders and to permit the Special Committee to represent effectively the interests of the Unaffiliated Stockholders. The Special Committee believes such factors support its determinations and recommendations and provide assurance of the procedural fairness of the Merger:
•
the authority granted to the Special Committee by the Board to negotiate the terms and conditions of the definitive agreement with respect to the transaction, or to determine not to pursue any transaction involving the Sponsor, and the fact that Parent committed not to proceed with the transaction without a favorable recommendation from the Special Committee;

•
the fact that, prior to the Effective Time of the Merger, the Merger Agreement prohibits (i) the Board from dissolving or dismantling the Special Committee, or revoking or diminishing the authority of the Special Committee, and (ii) Parent, Merger Sub and their affiliates (including the Sponsor) from removing any director of the Board that is a member of the Special Committee either as a member of the Board or the Special Committee (other than for cause);

•
that the Special Committee consists solely of directors who are best positioned and able to evaluate and negotiate a potential transaction between the Company and the Sponsor on behalf of the Unaffiliated Stockholders;

•
that the Special Committee held thirteen (13) formal meetings to discuss and evaluate a potential transaction with the Sponsor and that each member of the Special Committee was actively engaged in the process;

•	that the Special Committee retained and received the advice of (i) Houlihan as its own independent financial advisor and (ii) Gibson, Dunn & Crutcher LLP as its own independent legal advisor;

•
that the financial and other terms and conditions of the proposed transaction were the product of extensive negotiations that took place over the course of several weeks between the Special Committee, with the assistance of its financial and legal advisors, on the one hand, and Parent and its representatives, on the other hand;

•
that, under the DGCL, stockholders have the right to demand appraisal of their shares of the Company Common Stock, as discussed in the section entitled “Appraisal Rights” beginning on page 82 of this information statement;

•	the fact that the Special Committee made its evaluation of the Merger Agreement and the Merger based upon the factors discussed in this information statement;
•
that the compensation provided to the members of the Special Committee in respect of their services was not contingent on the Special Committee approving the Merger Agreement or taking the other actions described in this information statement.

In the course of reaching the determination described above, the Special Committee also considered and balanced, in consultation with its own independent legal and financial advisors, the potentially positive factors against a variety of negative factors, uncertainties and risks in its deliberations concerning the Merger Agreement, the transactions contemplated thereby and the Merger, including, among others:
•	the fact that the closing of the Merger is not conditioned upon the receipt of the affirmative vote of a majority of the Unaffiliated Stockholders to adopt the Merger Agreement;
•
the fact that, except as otherwise described above under the heading “Special Factors—Background of the Merger”, a majority of directors who are not employees of the Company did not retain any unaffiliated representative to act solely on behalf of the Unaffiliated Stockholders, including for purposes of negotiating the terms of the Merger Agreement;

•
that the Merger Agreement precludes the Company from (i) actively soliciting alternative acquisition proposals, and (ii) after the Written Consent Effective Time, engaging with a third party with respect to, or discussing or negotiating, any unsolicited alternative acquisition proposal and the Board and the Special Committee from changing its recommendation with respect to a superior acquisition proposal or an intervening event;

•
the possibility that the termination fee payable by the Company upon the termination of the Merger Agreement under certain circumstances could discourage other potential acquirers from making an alternative acquisition proposal to acquire the Company;

•
that the Unaffiliated Stockholders will have no ongoing equity participation in the Company following the Merger and that those stockholders will cease to participate in the Company’s future earnings or growth, if any, and will not benefit from increases, if any, in the value of the Company Common Stock;

•
the possibility that, at some future time, the Sponsor could sell some or all of the Company or its securities, businesses or assets to one or more purchasers at a valuation higher than the valuation implied by the Merger Consideration, and that the Unaffiliated Stockholders would not be able to participate in or benefit from such a sale;

•
the risk that, while the Merger is expected to be completed, there can be no guarantee that all conditions to the parties’ obligations to complete the Merger will be satisfied, and, as a result, it is possible that the Merger may not be completed;

•
the risks and costs to the Company of the pendency of the Merger or if the Merger does not close, including the potential effect of the diversion of management and employee attention from the Company’s business, the substantial expenses which the Company will have incurred and the potential adverse effect on the relationship of the Company and its subsidiaries with their respective employees, agents, customers and other business contacts;

•	the risk of litigation arising from stockholders in respect of the Merger Agreement or the transactions contemplated thereby;

•
that the receipt by stockholders of the Merger Consideration will be a taxable transaction for United States federal income tax purposes as discussed in the section entitled “Special Factors—United States Federal Income Tax Considerations” beginning on page 42 of this information statement; and

•
that certain of the Company’s officers and directors may have interests in the Merger that are different from, or in addition to, the interests of the Company’s stockholders, certain of the Company’s directors’ and officers’ involvement with the CSP Parties and their respective subsidiaries, the interests of the Company’s directors and officers in being entitled to continued indemnification and insurance coverage from the Surviving Corporation under the Merger Agreement and the Company’s certificate of incorporation and other interests described in the section entitled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 37 of this information statement.

The above discussion of the information and factors considered by the Special Committee is not intended to be exhaustive but indicates the material matters considered. In reaching its determination and recommendation, the Special Committee did not quantify, rank or assign any relative or specific weight to any of the foregoing factors, and individual members of the Special Committee may have considered various factors differently. The Special Committee did not undertake to make any specific determination as to whether any specific factor, or any particular aspect of any factor, supported or did not support its ultimate recommendation. The Special Committee based its unanimous recommendation on the totality of the information presented.
In the course of evaluating the Merger Agreement and the transactions contemplated thereby, including the Merger, and making the decisions, determinations and recommendations described above, the Special Committee did not consider the liquidation value of the Company because it considered the Company to be a viable, going concern and as such considered determining a liquidation value to be impracticable given the significant execution risk involved in any breakup of the Company. For the foregoing reasons, the Special Committee did not consider liquidation value to be a relevant factor. Further, the Special Committee did not consider the Company’s net book value, which is an accounting concept, as a factor because it believes that (i) net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and (ii) net book value does not take into account the prospects of the Company, market conditions, trends in the industry in which the Company operates or the business risks inherent in that industry. The Special Committee believes that the trading price of the Company Common Stock represents the best readily available indicator of the Company’s going concern value; and that to the extent the pre-merger going concern value was reflected in the pre-announcement per share price of the Company Common Stock, the per share Merger Consideration of $4.30 represented a premium to the going concern value of the Company.
In addition, the Special Committee considered the value of the Company as a going concern by taking into account the value of the Company’s current and anticipated business, financial condition, results of operations, prospects and other forward looking matters, as well as by considering the financial analyses presented by Houlihan to the Special Committee, as more fully described below in the section entitled “Special Factors—Opinion of Houlihan”. The full text of the written opinion of Houlihan is attached as Annex B to this information statement.
Recommendation of the Board
At a meeting of the Board held on October 10, 2023, the Board, acting upon the recommendation of the Special Committee, whose opinion and analysis the Board adopted as its own, unanimously:
•
determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of the Company and the Unaffiliated Stockholders;

•
approved, authorized, adopted and declared advisable the execution, delivery and performance of the Merger Agreement by the Company, and, subject to the effectiveness of the Sponsor Written Consent, the consummation of the transactions contemplated thereby, including the Merger, by the Company;

•	directed that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to the stockholders of the Company for adoption and approval; and
•	resolved to recommend that the stockholders of the Company approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger.

In reaching its determination, the Board considered a number of factors, including the following material factors:
•
the Special Committee’s unanimous determination that (i) the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of, the Company and the Unaffiliated Stockholders and (ii) the Special Committee’s unanimous recommendation to the Board that the Board, among other matters, (A) determine that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Stockholders, (B) approve, authorize, adopt and declare advisable the execution, delivery and performance of the Merger Agreement by the Company, and, subject to the effectiveness of the Sponsor Written Consent, the consummation of the transactions contemplated thereby, including the Merger, by the Company, (C) direct that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to the stockholders of the Company for adoption and approval, (D) recommend that the stockholders of the Company approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger; and

•
the procedural fairness of the transaction, including that the transaction was negotiated over a period of several weeks by a Special Committee consisting of three directors, who are not representatives of CSP and are not employees of the Company or any of its subsidiaries, that could objectively and independently assess the potential transaction, and that the Special Committee was advised by its own independent legal and financial advisors.

The above discussion of the information and factors considered by the Board is not intended to be exhaustive but indicates the material matters considered. In reaching its determination and recommendation, the Board did not quantify, rank or assign any relative or specific weight to any of the foregoing factors, and individual members of the Board may have considered various factors differently. The Board did not undertake to make any specific determination as to whether any specific factor, or any particular aspect of any factor, supported or did not support its ultimate recommendation. The Board based its recommendation on the totality of the information presented.
Other than as described in this information statement, the Company is not aware of any firm offer by any other person during the prior two (2) years for a merger or consolidation of the Company with another company, the sale or transfer of all or substantially all of the Company’s assets or a purchase of the Company’s securities that would enable such person to exercise control of the Company.
Required Stockholder Approval for the Merger
Under Delaware law and the Company’s certificate of incorporation and bylaws, the adoption of the Merger Agreement by the Company’s stockholders required the affirmative vote or written consent of stockholders of the Company holding in the aggregate at least a majority of the outstanding shares of Company Common Stock entitled to vote thereon. As of October 10, 2023, the record date for determining stockholders of the Company entitled to vote on the adoption of the Merger Agreement, there were 41,251,035 shares of Company Common Stock outstanding. Holders of Company Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including adoption of the Merger Agreement.
On October 10, 2023, following the execution of the Merger Agreement, the Sponsor, which on such date beneficially owned 22,568,259 shares of Company Common Stock representing approximately 55.9% of the then outstanding shares of Company Common Stock, delivered the Sponsor Written Consent. No further action by any other Company stockholder is required under applicable law or the Merger Agreement (or otherwise) in connection with the adoption of the Merger Agreement. As a result, the Company is not soliciting your vote for the adoption of the Merger Agreement and will not call a stockholders’ meeting for purposes of voting on the adoption of the Merger Agreement. No action by the stockholders of the Company is required to complete the Merger and all requisite corporate action by and on behalf of Merger Sub required to complete the Merger has been taken. The Sponsor Written Consent is irrevocable and became effective at Written Consent Effective Time.
When actions are taken by the written consent of less than all of the stockholders entitled to vote on a matter, Delaware law requires notice of the action be given to those stockholders who did not consent in writing to the action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that consents signed by a sufficient number of holders to take the action were delivered to the corporation in accordance with Section 228 of the DGCL. This information statement and the notice attached hereto constitute notice to you from the Company of the Sponsor Written Consent as required by Delaware law.

Opinion of Houlihan
On October 10, 2023, Houlihan verbally rendered its opinion to the Special Committee (which was subsequently confirmed in writing by delivery of Houlihan’s written opinion addressed to the Special Committee dated October 10, 2023), to the effect that the Merger Consideration to be received by the Non-Affiliated Stockholders in the Merger, pursuant to the Merger Agreement, is fair to such stockholders from a financial point of view.
Houlihan’s opinion was directed to the Special Committee (in its capacity as such) and only addressed the fairness, from a financial point of view, to the Non-Affiliated Stockholders of the Merger Consideration to be received by such stockholders in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding. The summary of Houlihan’s opinion in this information statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this information statement and describes certain of the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan in connection with the preparation of its opinion. However, neither Houlihan’s opinion nor the summary of its opinion and the related analyses set forth in this information statement are intended to be, and do not constitute, advice or a recommendation to the Special Committee, the Board, any security holder of the Company or any other person as to how to act or vote with respect to any matter relating to the Merger.
In arriving at its opinion, Houlihan, among other things:
•	reviewed the Merger Agreement;
•	reviewed certain publicly available business and financial information relating to the Company that it deemed to be relevant;
•
reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to it by the Company, including financial projections (and adjustments thereto) prepared by the management of the Company relating to the Company for calendar years 2023 through 2028 (the “Management Projections”);

•	spoke with certain members of the management of the Company regarding the business, operations, financial condition and prospects of the Company, the Merger and related matters;
•	compared the financial and operating performance of the Company with that of other public companies that it deemed to be relevant;
•	considered publicly available financial terms of certain transactions that it deemed to be relevant;
•
reviewed the current and historical market prices and trading volume for certain of the Company’s publicly traded securities, and the current and historical market prices of the publicly traded securities of certain other companies that it deemed to be relevant;

•
reviewed confirmations addressed to it from senior management of the Company and the Special Committee which contain, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, it by or on behalf of the Company; and

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as it deemed appropriate.
Houlihan relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan, discussed with or reviewed by Houlihan, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, the management of the Company and the Special Committee advised Houlihan, and Houlihan assumed at the direction of the Special Committee, that the financial projections (and adjustments thereto) reviewed by Houlihan were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company and the other matters covered thereby, and Houlihan expressed no opinion with respect to such projections or the assumptions on which they were based. Houlihan relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan that would be material to its analyses or opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan incomplete or misleading.
Houlihan relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein were true and correct, (b) each party to the Merger Agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger would be satisfied without waiver thereof, and (d) the Merger would be consummated in a timely manner in accordance with the terms described in the Merger Agreement and such other related documents and instruments, without any amendments or modifications thereto. Houlihan relied upon and assumed, without independent verification, that (i) the Merger would be consummated in a manner that complies in all respects with all applicable foreign, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed, or amendments, modifications or waivers made, that would have an effect on the Merger that would be material to its analyses or opinion. Houlihan also relied upon and assumed, without independent verification, at the direction of the Company, that any adjustments to the Merger Consideration pursuant to the Merger Agreement would not be material to its analyses or opinion.
Furthermore, in connection with its opinion, Houlihan was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor was Houlihan provided with any such appraisal or evaluation. Houlihan did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company was or may be a party or was or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company was or may be a party or was or may be subject.
Houlihan was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Merger, the securities, assets, business or operations of the Company or any other party, or any alternatives to the Merger, or (b) advise the Special Committee, the Board or any other party with respect to alternative transactions to the Merger. Houlihan’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, October 10, 2023. Houlihan did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after October 10, 2023.
Houlihan’s opinion was furnished solely for the use of the Special Committee (solely in its capacity as such) in connection with its evaluation of the Merger. Houlihan’s opinion was not intended to be, and does not constitute, a recommendation to the Special Committee, the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Merger or otherwise.
Houlihan was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Special Committee, the Board, the Company, its security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger or otherwise (other than to the extent expressly specified therein), (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of its opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available for the Company or any other party, (v) the fairness of any portion or aspect of the Merger to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Merger, (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Merger Consideration or otherwise.
Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It was assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Houlihan relied, with the consent of the Special Committee, on the assessments by the Special Committee, the Board, the Company and their respective advisors, as to all legal, regulatory, accounting, insurance, tax and other similar matters with respect to the Company and the Merger or otherwise. The issuance of Houlihan’s opinion was approved by a Houlihan committee authorized to approve opinions of this nature.
In performing its analyses, Houlihan considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, transaction or business used in Houlihan’s analyses for comparative purposes is identical to the Company or the Merger and an evaluation of the results of those analyses is not entirely mathematical. As a consequence, mathematical derivations (such as the high, low, mean and median) of financial data are not by themselves meaningful and in selecting the ranges of multiples to be applied were considered in conjunction with experience and the exercise of judgment. The estimates contained in the Management Projections and the implied reference range values indicated by Houlihan’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the Company. Much of the information used in, and accordingly the results of, Houlihan’s analyses are inherently subject to substantial uncertainty.
Houlihan’s opinion was only one of many factors considered by the Special Committee in evaluating the Merger. Neither Houlihan’s opinion nor its analyses were determinative of the Merger Consideration or of the views of the Special Committee or management with respect to the Merger or the Merger Consideration. Under the terms of its engagement by the Special Committee, neither Houlihan’s opinion nor any other advice or services rendered by it in connection with the Merger or otherwise, should be construed as creating, and Houlihan should not be deemed to have, any fiduciary duty to, or agency relationships with, the Special Committee, the Board, the Company, Parent, Merger Sub, any security holder or creditor of the Company, Parent or Merger Sub, or any other person, regardless of any prior or ongoing advice or relationships. The type and amount of Merger Consideration payable in the Merger were determined through negotiation between the Special Committee and Parent, and the decision to enter into the Merger Agreement was solely that of the Special Committee and, following the recommendation of the Special Committee, the Board.
Financial Analyses
In preparing its opinion to the Special Committee, Houlihan performed a variety of analyses, including those described below. The summary of Houlihan’s analyses is not a complete description of the analyses underlying Houlihan’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan’s opinion nor its underlying analyses are readily susceptible to summary description. Houlihan arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan’s overall conclusion with respect to fairness, Houlihan did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan’s analyses and opinion.
The following is a summary of the material financial analyses performed by Houlihan in connection with the preparation of its opinion and reviewed with the Special Committee on October 10, 2023. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan’s analyses.
For purposes of its analyses, Houlihan reviewed a number of financial metrics, including:
•
Enterprise Value — generally, the value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of the company) plus the amount of its net debt (i.e., the amount of its outstanding indebtedness, capital lease obligations and non-controlling interests less the amount of cash and cash equivalents on its balance sheet).

•
Adjusted EBITDA — generally, the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization and stock-based compensation expense for a specified time period, adjusted for certain non-recurring items.

Unless the context indicates otherwise, enterprise values and equity values used in the selected companies analysis described below were calculated using the closing price of the common stock of the selected companies listed below as of October 6, 2023, the latest practicable date prior to the Special Committee’s and the Board’s approval of the Merger Agreement and transaction values for the selected transactions analysis described below were calculated on an enterprise value basis based on the announced transaction equity price and other public information available at the time of the announcement. The estimates of the future financial performance of the Company relied upon for the financial analyses described below were based on the Management Projections. The estimates of the future financial performance of the selected companies listed below were based on certain publicly available research analyst estimates for those companies.
Selected Companies Analysis
Houlihan reviewed certain data for selected companies, with publicly traded equity securities, that Houlihan deemed relevant.
The financial data reviewed included:
•	Enterprise value as a multiple of Adjusted EBITDA for the most recently completed twelve-month period for which financial information had been made public, or LTM;
•	Enterprise value as a multiple of estimated calendar year 2023, or CY 2023E, Adjusted EBITDA; and
•	Enterprise value as a multiple of estimated calendar year 2024, or CY 2024E, Adjusted EBITDA.
The selected companies included the following (collectively, the “Selected Companies”):
	Selected Company	Enterprise Value[1] (in millions of US dollars)
•	Concentrix Corporation[2]	$10,305.0
•	IBEX Limited	$248.5
•	TaskUs, Inc.	$1,000.7
•	TDCX Inc.	$570.4
•	Teleperformance SE3	$10,114.6
•	TELUS International (Cda) Inc.	$3,848.7
•	TTEC Holdings, Inc.	$2,092.7
Enterprise Value as a Multiple of Adjusted EBITDA
	LTM	CY 2023E4	CY 2024E4
Low	3.7x	3.6x	3.4x
High	7.4x	7.0x	6.5x
Median	5.4x	5.1x	4.9x
Mean	5.5x	5.4x	5.1x
1.	Based on closing prices as of 10/6/23.
2.	Concentrix Corporation completed the acquisition of Webhelp SAS on 9/25/23. LTM and CY 2023E adjusted EBITDA estimates pro forma for the acquisition were not available.

3.
Consensus estimates from the majority of Wall Street analysts covering Teleperformance SE did not reflect pro forma results for the pending acquisition of Majorel Group Luxembourg S.A. announced on 4/26/23; as such, multiples for Teleperformance SE reflected financial information on a standalone basis.

4.	Multiples for the selected companies were calendarized to the Company’s fiscal year end of December 31st, except for Concentrix Corporation, which had a fiscal year end of November 30th.
Taking into account the results of the selected companies analysis, Houlihan applied selected multiple ranges of 4.0x to 6.0x LTM Adjusted EBITDA, 4.0x to 6.0x CY 2023E Adjusted EBITDA and 4.0x to 6.0x CY 2024E Adjusted EBITDA to corresponding financial data for the Company. The selected companies analysis indicated implied per share value reference ranges of $2.66 to $4.52 per share of Company Common Stock based on the selected range of multiples of LTM Adjusted EBITDA, $2.57 to $4.38 per share of Company Common Stock based on the selected range of multiples of CY 2023E Adjusted EBITDA, and $2.77 to $4.68 per share of Company Common Stock based on the selected range of multiples of CY 2024E Adjusted EBITDA, as compared to the proposed Merger Consideration of $4.30 per share of Company Common Stock.
Selected Transactions Analysis
Houlihan considered certain financial terms of certain transactions involving target companies that Houlihan deemed relevant. The financial data reviewed included transaction value as a multiple of LTM Adjusted EBITDA. The selected transactions included the following:
Date Announced	Target	Acquiror	Transaction Value[1] (in millions of US dollars)	Transaction Value / LTM Adjusted EBITDA[2]
4/26/2023	Majorel Group Luxembourg S.A.	Teleperformance SE	$3,208.9	7.9x
3/29/2023	Webhelp SAS	Concentrix Corporation	$4,793.5	12.1x3
4/6/2022	GRUPO KONECTANET, S.L.U.	Comdata S.p.A.	$2,201.5	6.7x
12/28/2021	Senture, LLC	Teleperformance SE	$400.0	10.5x4
9/1/2021	Unisono Solutions Group SL	Intelcia Group S.A	$236.0	8.0x
6/18/2021	Sykes Enterprises, Incorporated	Sitel Worldwide Corporation	$2,172.2	10.2x
12/8/2020	Everise Holdings	Brookfield Business Partners L.P.	$360.0[5]	9.0x
9/22/2020	Odigo SAS	Apax Partners SAS (nka: Seven2 SAS)	$351.3	11.5x
12/4/2019	CCC Holding GmbH	TELUS International (Cda) Inc.	$1,010.2	9.8x6
7/9/2019	Webhelp SAS	Groupe Bruxelles Lambert SA	$2,693.9	Not Available
8/9/2018	TU TopCo, Inc. (nka:TaskUs, Inc.)	The Blackstone Group L.P.	$500.0	17.0x7
6/28/2018	Convergys Corporation	SYNNEX Corporation	$2,663.7	7.5x
6/14/2018	Intelenet Global Services Private Ltd.	Teleperformance SE	$1,000.0	12.0x
3/15/2018	CSP Alpha Midco Pte Ltd (dba: Aegis)	StarTek, Inc.	$366.9	9.7x
1.	Transaction Value refers to the implied enterprise value of target company, based on the announced transaction equity price and other public information available at the time of the announcement.
2.	Based on the most recent twelve month period prior to the announcement of the transaction, except where otherwise noted.
3.	LTM period reflects $396 million of adjusted EBITDA from Wall Street equity research at the time of announcement.
4.	Based on estimated 2021 adjusted EBITDA of $38 million noted by Teleperformance SE at the time the transaction was announced.
5.	Based on figure reported in press release from Brookfield Business Partners L.P.
6.	LTM period reflects figures reported as of 12/31/19.
7.	LTM adjusted EBITDA per news articles at the time of announcement, which reference adjusted EBITDA of ~$29 million as of 12/31/17.

Transaction Value as a Multiple of LTM Adjusted EBITDA
Low	6.7x
High	17.0x
Median	9.8x
Mean	10.2x
Taking into account the results of the selected transactions analysis, its other reviews, analyses and inquires and its experience and professional judgment, Houlihan applied a selected multiple range of 5.0x to 8.0x LTM Adjusted EBITDA to corresponding financial data for the Company. The selected transactions analysis indicated an implied per share value reference range of $3.59 to $6.35 per share of Company Common Stock based on the selected range of multiples of LTM Adjusted EBITDA, as compared to the proposed Merger Consideration of $4.30 per share of Company Common Stock.
Discounted Cash Flow Analysis
Houlihan performed a discounted cash flow analysis of the Company by calculating the estimated present value of the projected unlevered, after-tax free cash flows of the Company based on the Management Projections. Houlihan calculated terminal values for the Company by applying a range of perpetuity growth rates of 1% to 3% to the Company’s 2028 unlevered free cash flow. The present values of the Company’s projected future cash flows and terminal values were then calculated using discount rates ranging from 11% to 13%. The discounted cash flow analysis indicated an implied per share value reference range of $3.19 to $4.85 per share of Company Common Stock, as compared to the proposed Merger Consideration of $4.30 per share of Company Common Stock.
Other Information
Houlihan observed certain additional information that was not considered part of its financial analysis for its opinion but was noted for informational purposes, including, among other things, the following:
Selected Public Price Observations.
Houlihan calculated select implied premiums (discounts) of the Merger Consideration relative to the volume weighted average price (“VWAP”) of the Company Common Stock over several periods ending July 18, 2023 (the last trading day prior to disclosure of the July 2023 Proposal Letter) and October 6, 2023, as well as certain closing prices of the Company Common Stock, as follows:
	Selected Metric		Implied Premium of Per Share Merger Consideration
Trading Period	ending 7/18/23	ending 10/6/23	ending 7/18/23	ending 10/6/23
1-Day Closing Price	$2.86	$3.25	50.3%	32.3%
5-Day VWAP	$2.90	$3.21	48.4%	33.9%
10-Day VWAP	$2.89	$3.20	49.0%	34.5%
20-Day VWAP	$2.92	$3.21	47.2%	34.1%
30-Day VWAP	$2.88	$3.16	49.2%	36.3%
Since Initial Sponsor Proposal Announcement (7/19/2023)[1]	—	$3.20	—	34.4%
3-Month VWAP	$3.04	$3.19	41.6%	34.8%
6-Month VWAP	$3.43	$3.14	25.4%	36.8%
1-Year VWAP	$3.56	$3.42	20.7%	25.6%
52-Week High Intraday Price (1/11/2023)	$4.53	$4.53	(5.1%)	(5.1%)
52-Week Low Intraday Price (6/6/2023)	$2.64	$2.64	62.9%	62.9%
1.	Reflects VWAP for the period beginning 7/19/23, i.e., the date following announcement of the initial 2023 take-private proposal by the Sponsor.

Selected Relative Total Stockholder Return Performance Observations
Houlihan reviewed the historical prices of the Company Common Stock and related total stockholder returns over several periods, both separately and in relation to the S&P 500 Index and to an index comprised of the Selected Companies:
	Total Stockholder Return
	2-year	1-year	2-year period ending 10/6/23	9/20/22[1]	1/5/23[2]	7/19/23[3]
	period ending 7/18/23			to 10/6/23
Company Common Stock	(57.8%)	(12.5%)	(42.2%)	(7.7%)	(13.3%)	(0.6%)
Selected Companies	(50.9%)	(32.2%)	(63.3%)	(41.3%)	(47.2%)	(19.9%)
S&P 500 Index (Total Return)	10.4%	21.0%	2.0%	13.7%	14.6%	(5.3%)
1.	Reflects total stockholder return following the withdrawal of the 2022 take-private proposal by the Sponsor on 9/19/2022.
2.	Reflects total stockholder return following the expiration of the tender offer by MCI Capital, LC on 1/4/2023.
3.	Reflects total stockholder return following announcement of the initial 2023 take-private proposal by the Sponsor on 7/18/2023.
Miscellaneous
Houlihan was engaged by the Special Committee to act as its financial advisor in connection with the Merger and matters related thereto. The Special Committee engaged Houlihan based on Houlihan’s experience and reputation. Houlihan is regularly engaged to provide financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Pursuant to its engagement by the Special Committee, Houlihan is entitled to an aggregate fee of $2,400,000 for its services upon the consummation of the Merger, a portion of which became payable upon the execution of Houlihan’s engagement letter, an additional portion of which became payable upon the delivery of Houlihan’s opinion (which portion is not contingent upon consummation of the Merger), and $1,350,000 of which will become payable upon consummation of the Merger. The Company has also agreed to reimburse Houlihan for certain expenses and to indemnify Houlihan, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities arising out of or related to Houlihan’s engagement.
In the ordinary course of business, certain of Houlihan’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company or any other party that may be involved in the Merger and their respective affiliates or security holders or any currency or commodity that may be involved in the Merger.
Houlihan and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, Capital Square Partners Management Pte Ltd (“CSP Pte”), one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, CSP Pte (collectively, with CSP Pte, the “CSP Group”), other participants in the Merger or certain of their respective affiliates or security holders in the future, for which Houlihan and its affiliates may receive compensation. In addition, Houlihan and certain of its affiliates and certain of their respective employees may have committed to invest in private equity or other investment funds managed or advised by CSP Pte, other participants in the Merger or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with members of the CSP Group, other participants in the Merger or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, members of the CSP Group, other participants in the Merger or certain of their respective affiliates or security holders, for which advice and services Houlihan and its affiliates have received and may receive compensation. During the two years preceding the date of Houlihan’s engagement by the Company, neither Houlihan nor its affiliates have had any material financial advisory or other material commercial or investment banking relationships with the Company, Parent, Merger Sub, Sponsor or their respective affiliates.

Certain Company Financial Forecasts
The Company does not, as a matter of course, make public long-term forecasts or internal projections as to future performance, revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. In connection with the process leading to the execution of the Merger Agreement, Company management prepared certain unaudited projections of future financial and operating performance of the Company for the years 2023 through 2028, which we refer to as the “financial projections”. The financial projections were provided by Company management to the Special Committee, the Board and Houlihan for its use and reliance in connection with its financial analyses and opinion (see the section entitled “Special Factors—Opinion of Houlihan” beginning on page 23). The financial projections were developed under the assumption of the Company’s continued standalone operation and did not give effect to any changes or expenses attributable solely to the proposed Merger or reflect any effects of the Merger or the effect of the failure of the Merger to be consummated.
The financial projections included in this information statement have been prepared by the Company’s management solely for internal use and are subjective in many respects. The financial projections were not prepared with a view to public disclosure and are included in this information statement only because such information was made available to the Special Committee, the Board and Houlihan as described below. The financial projections were not prepared with a view to compliance with generally accepted accounting principles as applied in the United States (“GAAP”), the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, the financial projections do not take into account any circumstances or events that were not contemplated by the Company’s management prior to the date that the financial projections were prepared, including the Merger. The financial projections are not factual and should not be relied upon as being necessarily indicative of future results, and readers of this information statement are cautioned not to place undue reliance on this information. Although this summary of the financial projections is presented with numerical specificity, the financial projections reflect numerous variables, assumptions and estimates as to future events made by the Company’s management that the Company’s management believed were reasonable at the time the financial projections were prepared, taking into account the relevant information available to management at the time. However, such variables, assumptions and estimates are inherently uncertain and many are beyond the control of the Company’s management. Because the financial projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. The financial projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. As a result, the financial projections may not be realized and actual results may be significantly higher or lower than projected. The financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.
As such, the financial projections constitute forward-looking information and are subject to risks and uncertainties, including the various risks set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, the Company’s subsequent Quarterly Reports on Form 10-Q and the other reports filed by the Company with the SEC, as well as the section entitled “Cautionary Statement Concerning Forward Looking Information” elsewhere in this information statement. Neither the Company’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.
The inclusion of this information should not be regarded as an indication that the Company, the Special Committee, the Board, Houlihan, Parent, Merger Sub, their respective representatives and affiliates or any other recipient of this information considered, or now considers, the financial projections to be predictive of actual future results or that they should be construed as financial guidance, and such financial projections set forth below should not be relied on as such.
Except to the extent required by applicable federal securities laws, the Company does not intend, and expressly disclaims any responsibility, to update or otherwise revise the financial projections to reflect circumstances existing after the date when management prepared the financial projections or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying the financial projections are shown to be in error. None of the Company, the Special Committee, the Board, Houlihan, Parent, Merger Sub nor any of their respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any Company stockholder or other person regarding the ultimate performance of the Company compared to the information contained in the financial projections or that the financial projections will be achieved.
The financial projections include non-GAAP financial measures, including Adjusted Gross Profit, Adjusted EBITDA, Adjusted EBIT and Unlevered Free Cash Flow. Please see the tables below for a description of how the Company defines these non-GAAP financial measures. The Company believes that such non-GAAP financial measures provide information useful in assessing operating and financial performance across periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP, and non-GAAP financial measures used by the Company may not be comparable to similarly titled measures used by other companies.
The following table reflects metrics included in the financial projections:
(in millions of US dollars)	Fiscal Year Ending December 31,
	2023E	2024E	2025E	2026E	2027E	2028E
Revenue	$379.8	$385.4	$395.4	$410.5	$426.3	$442.8
Direct Costs(1)	(234.4)	(235.0)	(239.6)	(247.6)	(256.0)	(265.3)
Variable Profit	$145.4	$150.4	$155.8	$162.9	$170.3	$177.5
Indirect Costs(1)	(68.7)	(70.9)	(73.4)	(76.4)	(79.5)	(82.7)
Adjusted Gross Profit(2)	$76.7	$79.5	$82.4	$86.5	$90.8	$94.9
Selling, General and Administrative Expenses(1)	(40.0)	(40.9)	(41.9)	(43.5)	(45.2)	(46.9)
Adjusted EBITDA(3)	$36.7	$38.7	$40.5	$43.0	$45.7	$48.0
Depreciation & Amortization	(24.1)	(25.5)	(27.1)	(28.5)	(30.2)	(31.9)
Adjusted EBIT(4)	$12.6	$13.1	$13.4	$14.5	$15.5	$16.0
Cash Flows(5):
Unlevered Pre-Tax Earnings(5)(6)	$7.3	$13.1	$13.4	$14.5	$15.5	$16.0
Stock-Based Compensation(5)(7)	(0.7)	(1.5)	(1.5)	(1.5)	(1.5)	(1.5)
Taxes(5)(8)	(2.1)	(3.7)	(3.8)	(4.1)	(4.4)	(4.6)
Depreciation & Amortization(5)	13.5	25.5	27.1	28.5	30.2	31.9
Capital Expenditures(5)	(7.4)	(15.4)	(15.8)	(16.4)	(17.1)	(17.7)
Change in Net Working Capital(5)	(6.5)	(1.0)	(0.8)	(0.9)	(1.0)	(0.9)
Unlevered Free Cash Flow(5)(9)	$4.1	$17.1	$18.7	$20.0	$21.7	$23.3
(1)
Figures shown above are based on non-GAAP expense classifications used for internal financial reporting purposes, which differ slightly from the classifications of certain costs as reported in the Company’s audited financial statements.

(2)
Adjusted Gross Profit is defined as operating profit before selling, general and administrative expenses and depreciation and amortization expense, adjusted for certain non-recurring items. Adjusted Gross Profit is a financial measure that is not defined under or calculated in accordance with GAAP.

(3)
Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization expense and stock-based compensation expense, adjusted for certain non-recurring items. Adjusted EBITDA is a financial measure that is not defined under or calculated in accordance with GAAP.

(4)
Adjusted EBIT is defined as earnings before interest, taxes and stock-based compensation expense, adjusted for certain non-recurring items. Adjusted EBIT is a financial measure that is not defined under or calculated in accordance with GAAP.

(5)	Cash flow figures for 2023E reflect six-month estimates for the second half of 2023.
(6)	Unlevered Pre-Tax Earnings is approximated to equal to Adjusted EBIT. Unlevered Pre-Tax Earnings is a financial measure that is not defined under or calculated in accordance with GAAP.
(7)	Stock-based compensation expense treated as cash outflow to approximate dilutive impact.
(8)	Based on estimated effective tax rate of 31.5% over the projection period.
(9)
Unlevered Free Cash Flow is calculated as Adjusted EBIT plus depreciation and amortization expense, less stock-based compensation expense, tax, capital expenditures and changes in net working capital. Unlevered Free Cash Flow is a financial measure that is not defined under or calculated in accordance with GAAP. The Company does not generally use, or make projections with respect to, unlevered free cash flow in the operation of its business and estimates of unlevered free cash flow were not included in the financial forecasts described above. However, Company management provided to the Special Committee estimates of depreciation and amortization expense, stock-based compensation expense, tax, capital expenditures and changes in net working capital which, at the direction of, and as approved by, the Special Committee, were used to calculate the estimated unlevered free cash flow of the Company. Such estimates are subject to all the qualifications and limitations provided above with respect to the other financial forecasts.
The financial projections described above reflect, among others, the following assumptions:
•
Revenue growth of 1.5% in 2024E, 2.6% in 2025E and approximately 4% per annum for the remainder of the projection period through 2028E, in each case, based on assumptions related to continuing base business, including from key clients, and assumptions related to new client wins;

•	Adjusted gross profit margins projected to range from 20.2% to 21.4% between 2023E and 2028E;
•	Adjusted EBITDA margins of approximately 9.7% in 2023E increasing over the projection period to 10.8% in 2028E;
•	Capital expenditures projected at 3.9% of revenue in 2023E and assumed to approximate 4.0% of revenue over the remainder of the projection period through 2028E; and
•	The effective tax rates projected to approximate 31% to 32% of consolidated EBIT from 2023E through 2028E.
Financing
The Merger is not subject to a financing condition. Parent estimates that the total funds necessary to complete the Merger will be approximately $77.0 million, including estimated transaction fees and expenses and assuming no exercise of dissenters’ rights by stockholders of the Company. Parent intends to fund the amounts necessary to complete the Merger through a cash contribution in the form of committed equity financing from the Equity Commitment Party. The Equity Commitment Party has committed to provide Parent with equity financing in the amounts and on the terms and subject to the conditions set forth in the Equity Commitment Letter. The obligations of the Equity Commitment Party to provide the equity financing under the Equity Commitment Letter are subject to (a) the satisfaction or express written waiver in full, in accordance with the Merger Agreement, of the conditions set forth in Section 6.01 and Section 6.02 of the Merger Agreement, and (b) the simultaneous consummation of the Closing in accordance with the terms of the Merger Agreement. The Equity Commitment Party has also agreed to guarantee the payment of certain liabilities and obligations of Parent under the Merger Agreement with respect to the payment of monetary damages that may be payable to the Company under certain circumstances, in each case, subject to the terms of the Merger Agreement and the Equity Commitment Letter, if and when payable pursuant to the Merger Agreement.
Position of the Company on the Fairness of the Merger
On October 10, 2023, the Board, acting upon the unanimous recommendation of the Special Committee, unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, in the best interests of the Company and the Unaffiliated Stockholders, (ii) approved, authorized, adopted and declared advisable the execution, delivery and performance of the Merger Agreement by the Company and, subject to the effectiveness of the Sponsor Written Consent, the consummation of the transactions contemplated thereby, including the Merger, by the Company, (iii) directed that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to the stockholders of the Company for adoption and approval, and (iv) resolved to recommend that the stockholders of the Company approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Company has not received any firm offers relating to a potential transaction other than the proposed Merger as of the date of this information statement.
Position of the CSP Affiliates in Connection with the Merger
Under the SEC rules governing “going-private” transactions, each of the CSP Affiliates is an affiliate of the Company and engaged in the going-private transaction for purposes of the Merger and, therefore, is required to express their beliefs as to the fairness of the merger to the Unaffiliated Stockholders. The CSP Affiliates are making the statements included in this section solely for purposes of complying with the requirements of Rule 13e-3 and related rules and regulations under the Exchange Act. The CSP Affiliates have interests in the Merger that are different from, and in addition to, the Unaffiliated Stockholders of the Company.

The CSP Affiliates believe that the Merger (which is the Rule 13e-3 transaction for which a Schedule 13E-3 Transaction Statement will be filed with the SEC) is fair to the Unaffiliated Stockholders on the basis of the factors described in the sections entitled “Special Factors—Recommendation of the Special Committee; Recommendation of the Board; Reasons for the Merger” and “Special Factors—Position of the Company on the Fairness of the Merger” beginning on pages 17 and 32, respectively (which the CSP Affiliates agree with and adopt), the factors described in the section entitled “Special Factors—Purposes and Reasons of the CSP Affiliates in connection with the Merger” beginning on page 36 and the additional factors described below with respect to the CSP Affiliates.
The CSP Affiliates also believe that the interests of the Unaffiliated Stockholders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement on behalf of the Unaffiliated Stockholders with the assistance of its independent legal and financial advisors. None of the CSP Affiliates participated in the deliberations of the Special Committee regarding, or received advice from the Special Committee’s independent legal or financial advisors as to, the substantive or procedural fairness of the Merger. The CSP Affiliates have not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purpose of assessing the fairness of the Merger to the Unaffiliated Stockholders. No CSP Affiliate received any report, opinion or appraisal from any outside party materially related to the Merger, including any report, opinion or appraisal relating to the fairness of the Merger Consideration to the Unaffiliated Stockholders or the CSP Affiliates.
Based on the factors considered by, and findings of, the Board and the Special Committee described in the sections entitled “Special Factors—Recommendation of the Special Committee; Recommendation of the Board; Reasons for the Merger,” and “Special Factors—Position of the Company on the Fairness of the Merger” beginning on pages 17 and 32, respectively, of this information statement (which findings the CSP Affiliates agree with and adopt), the CSP Affiliates believe that the Merger is substantively and procedurally fair to the Unaffiliated Stockholders. The CSP Affiliates believe the factors considered by, and findings of, the Board and the Special Committee provide a reasonable basis upon which to form their belief that the Merger is fair to the Unaffiliated Stockholders. This belief should not, however, be construed as a recommendation to any Unaffiliated Stockholder as to whether they should, and the CSP Affiliates do not make any recommendation as to whether any Unaffiliated Stockholder should, exercise their appraisal rights under the DGCL.
Based on the CSP Affiliates’ knowledge and analysis of available information regarding the Company, as well as discussions with members of the Company’s senior management regarding the Company and its business and the factors considered by, and findings of, the Board and the Special Committee described in the sections entitled “Special Factors—Recommendation of the Special Committee; Recommendation of the Board; Reasons for the Merger,” and “Special Factors—Position of the Company on the Fairness of the Merger” beginning on pages 17 and 32, respectively, of this information statement (which findings the CSP Affiliates agree with and adopt), the CSP Affiliates believe that the Merger is substantively and procedurally fair to the Unaffiliated Stockholders. In particular, the CSP Affiliates considered the following substantive factors:
•
The current and historical market for the Company Common Stock and the fact that the Merger Consideration represents a premium of approximately 36% over the Company’s 30-day volume weighted average price per share as of October 9, 2023 and a premium of approximately 32% to the $3.26 closing price per Company Common Share on October 9, 2023, the last trading day prior to public disclosure of the transaction;

•
the Merger Consideration is all cash which (i) provides the Unaffiliated Stockholders with certainty of value and liquidity for their Company Common Stock, (ii) eliminates (x) any uncertainty in valuing the consideration to be received by such stockholders, (y) the difficulty in liquidating shares of the Company Common Stock in light of the current public trading market and (z) the delays that would otherwise be necessary in order to liquidate the positions of larger holders and without incurring brokerage and other costs typically associated with market sales and (iii) allows the Unaffiliated Stockholders to avoid exposure to the risks and uncertainties relating to the prospects of the Company;

•
the fact that the Merger is not conditioned on any financing being obtained by Parent or Merger Sub, increasing the likelihood that the Merger will be consummated and that the consideration to be paid to the Unaffiliated Stockholders will be received;

•
the CSP Affiliates’ view that there are no unusual requirements or conditions to the Merger, and the requirement that, in the event of a failure of the Merger to be consummated under certain circumstances, Parent may be required to pay the Company monetary damages if Parent or Merger Sub breach the Merger Agreement, the payment of which is guaranteed by the Equity Commitment Party; and

•	the potential risks to the Company of continuing to have publicly traded common stock, including the risks of market volatility and global economic uncertainty.
The CSP Affiliates also considered a variety of procedural factors related to the fairness of the proposed Merger, including the following:
•
the Merger Consideration resulted from active negotiations between the Special Committee and the Sponsor, which resulted in the Special Committee negotiating to increase the Sponsor’s initial bid of $3.80 per share of Company Common Stock to $4.30 per share of Company Common Stock;

•
the Merger Agreement and the transactions contemplated thereby were unanimously approved by the Special Committee composed of three directors, who are not representatives of the Sponsor or the CSP Affiliates and are not employees of the Company or any of its subsidiaries, that could objectively and independently assess the potential transaction, and that the Special Committee retained its own nationally recognized independent legal and financial advisors and which was fully informed about the extent to which the interests of the Sponsor and the CSP Affiliates in the Merger differed from those of the Unaffiliated Stockholders;

•
the fact that appraisal rights are available to the Unaffiliated Stockholders who comply with all of the required procedures under the DGCL for exercising appraisal rights, which allows such stockholders to seek appraisal of the “fair value” of their Company Common Stock in lieu of receiving the Merger Consideration;

•
the fact that since the outset of discussions of a potential transaction with the Company, the CSP Affiliates have conditioned the approval of any such transaction on approval by the Special Committee;

•
the fact that the Special Committee had no obligation to recommend any transaction, including a transaction with the CSP Affiliates, and that the Special Committee had the authority to reject any proposals made by the Sponsor, the CSP Affiliates or any other person;

•
the financial analysis reviewed by Houlihan with the Special Committee as well as the oral opinion of Houlihan rendered to the Special Committee on October 10, 2023 (which was subsequently confirmed in writing by delivery of Houlihan’s written opinion addressed to the Special Committee dated October 10, 2023), to the effect that the Merger Consideration to be received by the Non-Affiliated Stockholders in the Merger, pursuant to the Merger Agreement, is fair to such stockholders, from a financial point of view, as more fully described in the section entitled “Special Factors—Opinion of Houlihan” beginning on page 23 of this information statement;

•
the Special Committee, acting with the advice and assistance of its own independent legal and financial advisors, considered and evaluated the Merger Agreement and the transactions contemplated thereby, including the Merger, and unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of, the Company and the Unaffiliated Stockholders. The Special Committee also unanimously recommended to the Board that the Board (i) approve, authorize, adopt and declare advisable the execution, delivery and performance of the Merger Agreement by the Company and, subject to the effectiveness of the Sponsor Written Consent, the consummation of the transactions contemplated thereby, including the Merger, by the Company, (ii) direct the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to the stockholders of the Company for adoption and approval, and (iii) recommend that the stockholders of the Company approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger; and

•
the Board, acting on the recommendation of the Special Committee, unanimously, (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Stockholders, (ii) approved, authorized, adopted and declared advisable the execution, delivery and performance of the Merger Agreement by the Company and, subject to the effectiveness of the Sponsor Written Consent, the consummation of the transactions contemplated thereby, including the Merger, by the Company, (iii) directed the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to the stockholders of the Company for adoption and approval, and (iv) resolved to recommend that the stockholders of the Company approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger.
The CSP Affiliates also considered a variety of risks and other countervailing factors related to the substantive and procedural fairness of the proposed Merger, including:
•
the Unaffiliated Stockholder will not participate in any future earning, appreciation in value or growth of the Company’s business and will not benefit from any potential sale of the Company or its assets to a third party in the future;

•	the risk that the Merger might not be completed in a timely manner or at all;
•	that Parent and Merger Sub are newly formed entities with essentially no assets other than the funding commitments of the Equity Commitment Party;
•
the restrictions on the conduct of the Company’s business prior to the completion of the Merger set forth in the Merger Agreement, which may delay or prevent the Company from undertaking business opportunities that any arise and certain other actions it might otherwise take with respect to the operations of the Company pending completion of the Merger;

•
the negative effect that the pendency of the Merger, or a failure to complete the Merger, could potentially have on the Company’s business and relationships with its employees, vendors and customers; and

•	the fact that an all cash transaction would be a taxable transaction to the Company’s stockholders for United States federal income tax purposes.
The CSP Affiliates did not find it practicable to assign, nor did they assign, specific relative weights to the individual factors that they considered in reaching their conclusion as to fairness. The CSP Affiliates believe these factors provide a reasonable basis upon which to form their belief that the Merger is fair to the Unaffiliated Stockholders. This belief should not, however, be construed as a recommendation to any Unaffiliated Stockholder as to whether they should, and the CSP Affiliates do not make any recommendation as to whether any Unaffiliated Stockholder should, exercise their appraisal rights under the DGCL.
The CSP Affiliates considered the purchase prices paid in previous purchases as described under ”Other Important Information Regarding the Company–Market Price of Shares and Dividends” beginning on page 79. The CSP Affiliates did not consider net book value or liquidation value as a factor because they consider the Company to be a viable going concern business and the trading history of the Company Common Stock to generally be an indication of its value as such and they have no present intention to liquidate the Company. In addition, no CSP Affiliate was aware of, and therefore did not consider, any firm offer made by any unaffiliated person during the past two years for (i) a merger or consolidation of the Company with or into another company, or vice versa; (ii) the sale or transfer of all or any substantial part of the assets of the Company; or (iii) a purchase of the Company’s securities that would enable such holder to exercise control of the Company.
Purposes and Reasons of the Company in Connection with the Merger
On August 7, 2023, the Board established the Special Committee comprised of Albert Aboody, Nallathur S. Balasubramanian and Anupam Pahuja, and delegated to the Special Committee the powers, among others, to explore, consider, review, evaluate and, if appropriate, negotiate the terms of a potential transaction with CSP, to direct the process related to the exploration, consideration, evaluation, solicitation and negotiation of any potential transaction with CSP, including the exclusive power and authority to approach CSP regarding a potential transaction, to pursue, evaluate and negotiate the terms and conditions of any such potential transaction, including the power and authority to review and comment upon any and all documents and other instruments used in connection with such potential transaction, to determine, in consultation with its advisers, if any, whether any such potential transaction is advisable and is fair to, and in the best interests of, the Company and the Unaffiliated Stockholders, to reject any potential transaction with CSP, or recommend approval of any such potential transaction to the Board, if the Company enters into any contracts or agreements with respect to such potential transaction, to control the enforcement such contracts or agreements, and to retain independent financial, legal and other advisers, as the Special Committee may deem in its sole discretion to be necessary or appropriate. The Board also resolved that it would not approve any potential transaction with CSP or recommend a potential transaction for adoption by the Company’s stockholders without a prior favorable recommendation by the Special Committee.
On October 10, 2023, the Special Committee, acting with the advice and assistance of its own independent legal and financial advisors, held a meeting and considered and evaluated the Merger Agreement and the transactions contemplated thereby, including the Merger, and unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of, the Company and the Unaffiliated Stockholders. The Special Committee also unanimously recommended to the Board that the Board (i) determine that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Stockholders, (ii) approve, authorize, adopt and declare advisable the execution, delivery and performance of the Merger Agreement by the Company, and, subject to the effectiveness of the Sponsor Written Consent, the consummation of the transactions contemplated thereby, including the Merger, by the Company, (iii) direct that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to the stockholders of the Company for adoption and approval, and (iv) recommend that the stockholders of the Company approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger.
Later on October 10, 2022, the Board held a meeting, at which the Board, acting upon the recommendation of the Special Committee, unanimously (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Stockholders, (ii) approved, authorized, adopted and declared advisable the execution, delivery and performance of the Merger Agreement by the Company, and, subject to the effectiveness of the Sponsor Written Consent, the consummation of the transactions contemplated thereby, including the Merger, by the Company, (iii) directed that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to the stockholders of the Company for adoption and approval, and (iv) resolved to recommend that the stockholders of the Company approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger.
The purpose of the Merger for the Company is to enable its stockholders to realize the value of their investment in the Company through their receipt of the per share Merger Consideration of $4.30 in cash, without interest and less any applicable withholding taxes, representing a premium of approximately 32% to the closing market price of the Company Common Stock on October 9, 2023, the last trading day prior to the announcement of the Company’s entry into the Merger Agreement. The Company has determined to undertake the Merger at this time based on the analyses, determinations and conclusions of the Board acting upon the recommendation of the Special Committee described in detail above under “Special Factors—Recommendation of the Special Committee.”
For more information, see the section of this information statement titled “Special Factors—Recommendation of the Special Committee; Recommendation of the Board; Reasons for the Merger” beginning on page 17.
Purposes and Reasons of the CSP Affiliates in Connection with the Merger
Under the SEC rules governing “going-private” transactions, each of the CSP Affiliates is an affiliate of the Company and engaged in the going-private transaction for purposes of the Merger and, therefore, is required to express their reasons for the Merger to the Company’s Unaffiliated Stockholders, as defined in Rule 13e-3 of the Exchange Act. The CSP Affiliates are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the CSP Affiliates, the primary purpose of the Merger is to allow the CSP Affiliates to own equity interests in the Company and to bear the rewards and risks of such ownership after the Merger is completed and the shares of Company Common Stock cease to be publicly traded. The CSP Affiliates believe that structuring the transaction as a merger is preferable to other transaction structures because it (1) will enable Parent to acquire all of the shares of Company Common Stock that the CSP Affiliates do not already own, (2) will allow the Company to cease to be a publicly registered and reporting company, and (3) represents an opportunity for the Unaffiliated Stockholders to receive the Merger Consideration in cash, without interest and less any applicable withholding taxes, subject to and in accordance with the terms and conditions of the Merger Agreement.

In addition to the reasons described above, current market conditions, the CSP Affiliates’ current available liquidity and the CSP Affiliates’ ability to pursue certain potential strategic alternatives, both organic and inorganic, through the Company as a private company that could not be available for pursuit (or the pursuit thereof was otherwise inadvisable) to the Company as a public company, informed the decision by the CSP Affiliates to pursue the Merger at this time.
Accounting Treatment
The Merger will be accounted for in accordance with Accounting Standards Codification 805-50, Business Combinations – Combination of Entities under common control. As the Sponsor controls the Company and will continue to control the Company after the Merger, such business combinations are generally recorded at predecessor cost, reflecting the ultimate parent’s carrying amount of the assets and liabilities transferred, and accordingly, no gain or loss will be recognized in the Sponsor’s consolidated statement of operations resulting from the Merger.
Interests of the Company’s Directors and Executive Officers in the Merger
You should be aware that the Company’s executive officers and directors have interests in the Merger that are different from, or in addition to, the interests of the Company’s stockholders generally. The Board and the Special Committee were aware of these interests and considered them, among other matters, in approving the Merger Agreement. These interests are described below and elsewhere in this information statement under the section “Security Ownership of Certain Beneficial Owners and Management—Proceeds Received by the Company’s Directors and Executive Officers in connection with the Merger”. For purposes of the discussion below, the Company’s executive officers are Bharat Rao (Global Chief Executive Officer); Neeraj Jain (Chief Financial Officer); and S.M. Gupta (Global Chief People Officer).
Treatment of Company Equity Awards
For information regarding beneficial ownership of Company Common Stock generally by each of the Company’s directors and executive officers and all directors and executive officers as a group, please see the section entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 87 of this information statement. Each of the Company’s directors and executive officers will be entitled to receive, for each vested share of Company Common Stock, the Merger Consideration in the same manner as other Company stockholders.
With respect to Company Equity Awards, the awards held by non-employee directors and executive officers of the Company will be treated the same as the Company Equity Awards held by employees generally, as described below.
At the Effective Time, each Company Option outstanding immediately prior to the Effective Time shall be fully vested and cancelled and, in exchange therefor, each holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefor, a payment in cash of an amount equal to the product of (i) the total number of shares of Company Common Stock subject to such cancelled Company Option, multiplied by (ii) the excess, if any, of (A) the Merger Consideration over (B) the Option Payments. However, for any Company Option with respect to which the exercise price per share subject thereto is equal or greater than the Merger Consideration shall be cancelled in exchange for no consideration.
Quantification of Company Equity Awards
The following tables set forth (a) the number of shares of Company Common Stock subject to Company Options held by the Company’s non-employee directors and executive officers and (b) the estimated value of such awards in connection with the Merger. The values in the table below have been determined (i) based on the Merger Consideration of $4.30 per share, (ii) assuming that the Merger will close on December 31, 2023, which is the assumed closing date only for purposes of this compensation-related disclosure, and (iii) assuming that the individuals identified below do not exercise any Company Options, receive any additional grants of Company Equity Awards or forfeit any Company Equity Awards; however, the actual value of the outstanding Company Options cannot be determined with certainty until the actual exercise date occurs.

Company Options
Name	Shares of Company Common Stock Underlying Vested Options	Estimated Value of Vested Options(1)	Shares of Company Common Stock Underlying Unvested Options	Estimated Value of Unvested Options(1)
Executive Officers(2)
Bharat Rao	11,138	$11,026.62	—	—
Directors(3)
Gerald Schafer	71,697	$73,887.90	—	—
Sanjay Chakrabarty	11,138	$11,026.62	—	—
Albert Aboody	61,847	$63,545.40	—	—
Mukesh Sharda	11,138	$11,026.62	—	—
(1)
The estimated value of the Company Options is equal to the product of (i) the difference between the Merger Consideration of $4.30 per share minus the applicable per share exercise price of each such Company Option, multiplied by (ii) the number of shares underlying each such Company Option.

(2)	No executive officer other than those listed above holds in-the-money Company Options.
(3)	No director other than those listed above holds in-the-money Company Options.
Proceeds Received by the Company’s Directors and Executive Officers in connection with the Merger
The following table sets forth the payments that the Company’s directors and executive officers will receive with respect to their shares and equity awards in the Company as a result of the Merger. The Company’s directors and executive officers and the CSP Affiliates have informed us that, as of the date of this information statement, they do not intend to sell their shares of Company Common Stock prior to the Closing.
Individual	Merger Consideration to Be Received with respect to Company Common Stock underlying Options	Merger Consideration to Be Received with respect to Company Common Stock	Aggregate Payment
Directors:
Albert Aboody	$63,545.40	$54,911.00	$118,456.40
Sanjay Chakrabarty	$11,026.62	$177,848.00	$188,847.62
Bharat Rao(1)	$11,026.62	—	$11,026.62
Sudip Banerjee	—	$126,248.00	$126,248.00
Mukesh Sharda(1)	$11,026.62	$177,848.00	$188,874.62
Gerald Schafer	$73,887.90	—	$73,887.90
Anupam Pahuja	—	$88,519.80	$88,519.80
Nallathur S. Balasubramanian	—	$113,649.00	$113,649.00
Named Executive Officers:
Neeraj Jain	—	—	—
Surender Mohan Gupta	—	—	—
(1)
The 274,064 shares of Company Common Stock owned by Advance Crest Investments Limited and the 206,814 shares of Company Common Stock owned by Tribus Capital Limited, each of which is jointly controlled by Messrs. Rao and Sharda, are Excluded Shares under the Merger Agreement and will be cancelled without payment of any consideration therefor and cease to exist at the Effective Time. Accordingly, none of Messrs. Rao or Sharda will receive any payment in connection with such shares of Company Common Stock.

Severance Entitlements
Mr. Rao is not entitled to severance upon termination as Global Chief Executive Officer, but he must receive six months’ advance written notice of the termination (other than if he is terminated for “cause” (as defined in his employment agreement)). If Mr. Rao is not provided with six months’ advance written notice of his termination, he would be entitled to receive severance payments consisting of any earned annual bonus for any calendar year completed prior to the date of termination notice that has not yet been paid as of the date of termination of employment, payment of his base salary for the remainder of the six-month notice period (prorated for any partial advance written notice period) and a lump-sum payment equal to 50% of Mr. Rao’s target bonus payment for the year of termination.

Mr. Gupta is party to an employment agreements with the Company providing that, in the event of termination of his employment without “Cause”, he is entitled to receive six months of continued base salary as salary continuation payments, subject to his execution of a release of claims. For purposes of his employment agreements, “Cause” means (i) the executive’s incompetence or failure or refusal to perform satisfactorily any duties reasonably required of by the Company; (ii) the executive’s violation of any law, rule or regulation (other than traffic violations, misdemeanors or similar offenses) or cease-and-desist order, court order, judgment, regulatory directive or agreement; (iii) the commission or omission of or engaging in any act or practice which constitutes a material breach of the executive’s fiduciary duty to Company, involves personal dishonesty on the part of the executive or demonstrates a willful or continuing disregard for the best interests of Company; or (iv) the executive’s engaging in dishonorable or disruptive behavior, practices or acts which would be reasonably expected to harm or bring disrepute to Company, its business or any of its customers, employees or vendors.
Mr. Jain is party to a letter agreement with the Company providing that he must receive three months’ advance notice of his termination. The Company may choose to waive the notice period and pay Mr. Jain three months of base salary in lieu of notice. However, if Mr. Jain’s employment is terminated by the Company without Cause prior to December 1, 2024, Mr. Jain will be entitled to severance equal to the sum of six months of his base salary and his target bonus (calculated at 100%), subject to his execution of a release of claims. For purposes of Mr. Jain’s agreement, “Cause” has the same meaning as under Mr. Gupta’s agreement.
Other Interests
The following members of the Company’s directors currently have, or have previously had employment relationships or other compensation arrangements with CSP and its majority owned companies, which relationships and arrangements were disclosed to the Board prior to formation of the Special Committee:
•
Bharat Rao is as a Non-Executive Director of CSP. Mr. Rao has been serving on the Board since July 2018. He served as the President of the Company from September 13, 2021 to January 26, 2022, and was appointed as the Chief Executive Officer of the Company effective as of January 27, 2022. Prior to Mr. Rao’s role as Chief Executive Officer of the Company, he was a Managing Partner of CSP. Mr. Rao previously served as a board member of other companies that are majority owned by CSP.

•
Sanjay Chakrabarty is the Founder and a Managing Partner of CSP. Mr. Chakrabarty has served on the Board since July 2018. Mr. Chakrabarty also serves as a board member of other companies that are majority owned by CSP.

•
Sudip Banerjee is as the Operating Partner of Capital Square Partners Management Pte Ltd. and serves on the Board. Mr. Banerjee also serves as a board member of other companies that are majority owned by CSP.

•
Mukesh Sharda is the co-founding Managing Partner of CSP. Mr. Sharda has served on the Board since July 2018. Mr. Banerjee also serves as a board member of other companies that are majority owned by CSP.

As of the date of this information statement, none of the non-director executive officers has entered into any agreement, arrangement or understanding with CSP regarding employment with, or compensation from CSP. Prior to the closing of the Merger, however, the non-director executive officers may discuss or enter into agreements, arrangements or understandings with CSP regarding employment with, or compensation from, CSP.
Delisting and Deregistration of Company Common Stock
If the Merger is completed, the Company Common Stock will be delisted from the NYSE and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of the Company Common Stock.
Following completion of the Merger, Merger Sub will have been merged with and into the Company, with the Company surviving the Merger as a subsidiary of Parent. The shares of Company Common Stock are currently listed on the NYSE and registered under the Exchange Act. Following completion of the Merger, there will be no further market for Company Common Stock and, as promptly as practicable following the Effective Time and in compliance with applicable law, the Company’s securities will be delisted from the NYSE and deregistered under the Exchange Act.

Plans for the Company After the Merger
Parent currently anticipates that the Company’s operations following completion of the Merger will initially be conducted substantially as they are currently being conducted (except that the Company will cease to be a public company and will instead be a subsidiary of Parent).
From and after the Effective Time, the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation and, unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation, in each case to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their death, resignation or removal or until their respective successors are duly elected and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, as the case may be.
Certain Effects of the Merger
If the conditions to the closing of the Merger are either satisfied or, to the extent permitted, waived, then Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Parent.
The Company’s book value (referred to as total shareholders’ equity (excluding non-controlling interests) above) as of September 30, 2023 was approximately $170.44 million and the Company’s net loss (referred to as net loss attributable to the Company above) for the fiscal quarter ended September 30, 2023 was approximately $24.23 million. As of October 10, 2023, the Sponsor beneficially owned, in the aggregate, 22,568,259 shares of Company Common Stock, which represented approximately 55.9% of the 40,345,831 shares of Company Common Stock outstanding as of October 10, 2023, in turn representing beneficial ownership by the Sponsor as of October 10, 2023, of 55.9% of the Company’s book value attributable to such shares of Company Common Stock (approximately $95.28 million) and 55.9% of the Company’s net loss for the fiscal quarter ended September 30, 2023 (approximately $13.54 million). If the proposed merger is consummated, the Sponsor will have beneficial ownership of 100% of the Company’s book value and net loss through their ownership of all of the assets of the Company, having an aggregate beneficial interest in the Company’s net book value and net loss of $170.44 million and $24.23 million, respectively (based on the Company’s September 30, 2023 financial data). The Sponsor will also be entitled to any future increase in the value and all income or loss generated by the Company’s assets and operations going forward.
Benefits of the Company Merger for the Company’s Unaffiliated Stockholders
The primary benefit of the Merger to the Unaffiliated Stockholders will be their right to receive the Merger Consideration of $4.30 per share in cash, without interest, less any applicable withholding taxes, in accordance with and subject to the terms and conditions set forth in the Merger Agreement, representing a premium of approximately 32% over the closing price of the Company Common Stock on October 9, 2023, the last trading day prior to announcement of the Merger Agreement. Additionally, such Unaffiliated Stockholders will avoid the risk after the Merger of any possible decrease in the Company’s future earnings, growth or value. See “Special Factors—Recommendation of the Special Committee; Recommendation of the Board; Reasons for the Merger” beginning on page 17.
Detriments of the Company Merger to the Company’s Unaffiliated Stockholders
The primary detriments of the Merger to the Unaffiliated Stockholders include the lack of an interest of such Unaffiliated Stockholders in the potential future earnings, growth, or value realized by the Company after the Merger. In addition, the Unaffiliated Stockholders will not benefit from any sale of the Company or its assets to a third party in the future.
Certain Effects of the Merger for the Sponsor
If the Merger is completed and the shares of Company Common Stock cease to be publicly traded, Parent will own all of the equity interests in the Company and to bear the rewards and risks of such ownership.
Except as described above or elsewhere in this information statement, neither the Sponsor nor the Company has any present plans, proposals or negotiations that relate to or that would result in (a) any extraordinary transaction involving the Company or any of its subsidiaries (such as a merger, reorganization or liquidation), (b) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (c) any material change in the Company’s capitalization or dividend rate or policy or indebtedness, (d) any other material change in the Company’s corporate structure or business, (e) any class of equity securities of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association, (f) any class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act, (g) the suspension of the Company’s obligation to file reports under Section 15(d) of the Exchange Act, (h) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company, or (i) any changes in the Company’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.
Certain Effects on the Company if the Merger is Not Completed
If the Merger is not completed for any other reason, and the Merger Agreement is terminated, the Company’s stockholders will not receive any payment for their shares of Company Common Stock in connection with the Merger. Instead, unless the Company is sold to a third party, the Company will remain an independent public company, and the shares of Company Common Stock will continue to be listed and traded on the NYSE, so long as the Company continues to meet the applicable listing requirements. In addition, if the Merger is not completed, the Company expects that management will operate the Company’s business in a manner similar to that in which it is being operated today, and that the Company’s stockholders will continue to be subject to the same risks and opportunities to which they are currently subject. There is no assurance as to the effect of these risks and opportunities on the future value of your shares of Company Common Stock, including the risk that the current market price of shares of Company Common Stock may decline to the extent the current market price of shares of Company Common Stock reflects a market assumption that the Merger will be completed on the terms and at the price contemplated by the Merger Agreement.
Under certain circumstances, if the Merger is not completed, the Company may be required to pay Parent the Company Termination Fee. See “The Merger Agreement—Termination Fees and Expenses.”
Transaction Litigation
As of the filing of this information statement, the Company is not aware of any complaints filed or litigation pending related to the Merger.
Fees and Expenses
The estimated fees and expenses incurred or expected to be incurred by the Company in connection with the Merger are as follows:
Description	Amount
Financial advisory fees and expenses payable to Houlihan Lokey	$2,650,000.00
Legal, accounting and other professional fees and expenses	$3,050,000.00
SEC filing fees	$11,314.25
Printing and mailing costs	$50,000.00
Miscellaneous	$100,000.00
Total	$5,861,314.25
It is also expected that Merger Sub and/or Parent will incur approximately $2.4 million of legal, other advisory and financing fees in connection with the Merger.
The estimate for legal fees set forth in this information statement does not include any amounts attributable to any existing or future litigation challenging the Merger. All costs and expenses incurred in connection with the preparation, negotiation, execution and performance of the Merger Agreement and the Merger and any other transactions contemplated by the Merger Agreement, will be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for this information statement and the Schedule 13e-3 and printing and mailing this information statement and the Schedule 13e-3 will be paid by the Company.

United States Federal Income Tax Considerations
The following discussion summarizes certain United States federal income tax considerations relating to the Merger for holders of Company Common Stock who exchange their shares of Company Common Stock for cash pursuant to the Merger. The summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), applicable United States Treasury Regulations issued thereunder, judicial authority and administrative rulings and pronouncements, in each case, as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. The discussion applies only to holders whose shares of Company Common Stock are held as capital assets (generally, property held for investment), and does not address the tax consequences that may be relevant to holders of Company Common Stock that are subject to special tax rules, such as insurance companies, United States expatriates, controlled foreign corporations, passive foreign investment companies, tax-exempt organizations, broker-dealers, financial institutions, cooperatives, traders in securities that elect to mark to market, United States Holders (as defined below) whose functional currency is not the United States dollar, holders who hold Company Common Stock through pass-through entities for United States federal income tax purposes or as part of a straddle or conversion transaction, holders deemed to sell Company Common Stock under the constructive sale provisions of the Code, holders who exercise appraisal rights, holders who acquired Company Common Stock pursuant to the exercise of employee stock options or otherwise as compensation or holders of Company Common Stock who own (or are deemed to own) any interest in CSP. This summary does not address any Medicare tax or alternative minimum tax considerations or any aspect of state, local or non-United States taxation, and does not address any United States federal taxation other than income taxation.
For purposes of this information statement, a “United States Holder” means a beneficial owner of Company Common Stock that is:
•	a citizen or individual resident of the United States;
•
a corporation (or any entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or
•
a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect to be treated as a United States person.

The term “Non-United States Holder” refers to any beneficial owner of Company Common Stock, other than a partnership or other entity or arrangement treated as a partnership for United States federal income tax purposes, that is not a United States Holder.
If a partnership or any other entity or arrangement treated as a partnership for United States federal income tax purposes is a holder of Company Common Stock, the United States federal income tax treatment of a partner in that partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships owning Company Common Stock and partners in such partnerships should consult their tax advisors as to the particular United States federal income tax consequences of the Merger to them.
The United States federal income tax considerations described below are included for general informational purposes only and are based upon current law as of the date hereof. Because individual circumstances may differ, each holder of Company Common Stock should consult such holder’s tax advisor to determine the applicability of the rules discussed below to such holder and the particular tax effects of the Merger, including the application and effect of United States federal, state, local and non-United States tax laws or under any applicable income tax treaty.
United States Holders. The receipt of the Merger Consideration by a United States Holder in exchange for shares of Company Common Stock pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. In general, for United States federal income tax purposes, a United States Holder who receives the Merger Consideration will recognize gain or loss in an amount equal to the difference between (x) the amount of cash the United States Holder receives (determined before deduction of any applicable withholding taxes) and (y) the adjusted tax basis of the surrendered shares of Company Common Stock. A United States Holder’s adjusted tax basis generally will equal the price the United States Holder paid for such shares, reduced, if applicable, by any return of capital distributions. Gain or loss will be calculated separately for each block of shares of Company Common Stock exchanged in the Merger (generally shares acquired at the same cost in a single transaction). Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the Company Common Stock has been held for more than one year as of the Effective Time. Long-term capital gains of non-corporate United States Holders may be eligible for reduced rates of taxation. The deductibility of capital losses is limited.
Non-United States Holders. Subject to the discussion below regarding backup withholding, a Non-United States Holder that receives cash for shares of Company Common Stock pursuant to the Merger generally will not be subject to United States federal income tax on any gain realized on the disposition, unless (i) such holder is an individual who is present in the United States for 183 or more days during the taxable year of the Merger and certain other conditions are met, (ii) the gain is effectively connected with the conduct of a trade or business in the United States by the Non-United States Holder (and, in the case of certain income tax treaties, is attributable to a permanent establishment or fixed base within the United States) or (iii) such holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of Company Common Stock at any time during the five-year period preceding the Merger, and the Company is or has been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period preceding the Merger or the period that the Non-United States Holder held Company Common Stock.
Except as otherwise provided by an applicable income tax treaty, an individual Non-United States Holder described in clause (i) above will be subject to a 30% tax on any gain derived from the Merger, which may be offset by certain United States-source capital losses, provided that the Non-United States holder has timely filed United States federal income tax returns with respect to such losses, even though the individual is not considered a resident of the United States under the Code.
In the case of a Non-United States Holder described in clause (ii) above, any net gain derived from the Merger generally will be subject to United States federal income tax under graduated United States federal income tax rates on a net income basis in generally the same manner as if the Non-United States Holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Additionally, a Non-United States Holder that is a corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits attributable to such gain (or, if an income tax treaty applies, at such lower rate as may be specified by the treaty on its gains attributable to its United States permanent establishment), subject to adjustments.
With respect to clause (iii) above, the Company does not believe it has been a “United States real property holding corporation” for United States federal income tax purposes at any time during the five-year period preceding the Merger.
Information Reporting and Backup Withholding. Cash consideration received by a United States Holder or a Non-United States Holder in the Merger may be subject to information reporting and backup withholding. To avoid backup withholding, a United States Holder that does not otherwise establish an exemption should complete and return to the applicable Paying Agent an Internal Revenue Service (“IRS”) Form W-9, certifying that such United States Holder is a “United States person” (within the meaning of the Code), that the taxpayer identification number provided is correct and that such United States Holder is not subject to backup withholding. A Non-United States Holder generally may establish an exemption from backup withholding by certifying its status as a non-United States person under penalties of perjury on an IRS Form W-8BEN or other applicable IRS Form W-8. Backup withholding is not an additional tax. Amounts so withheld can be credited against such holder’s United States federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.
The discussion set forth above is included for general information purposes only and is not a complete analysis or discussion of all potential tax considerations relevant to holders of Company Common Stock. Holders of Company Common Stock are strongly urged to consult their tax advisors with respect to the tax consequences of the Merger in their particular circumstances, including the applicability and effect of any state, local, non-United States or other tax laws (including any income tax treaty) and of changes in those laws.
Regulatory Approvals
There are no regulatory approvals required to close the Merger.

Alternatives to the Merger
As noted above, the July 2023 Proposal Letter from the Sponsor stated that the Sponsor was not contemplating selling its interests in the Company or approving any combination of the Company with, or a sale of all or substantially all of the assets of the Company to, any other potentially interested party. Accordingly, the Board did not authorize the Special Committee to consider any alternative transactions with other financial sponsors or strategic buyers.
Prior to the Written Consent Effective Time, the Company and its representatives were allowed, under certain circumstances and in compliance with certain obligations set forth in the Merger Agreement (including, if applicable, payment of the termination fee to Parent by the Company), to provide non-public information and engage in discussions and negotiations with respect to an unsolicited alternative acquisition proposal that would reasonably be expected to lead to a superior acquisition proposal and, under certain circumstances, change the Board’s recommendation in favor of the Merger or terminate the Merger Agreement to enter into a definitive agreement with respect to a superior acquisition proposal. The Company’s rights to engage in any such negotiations or discussions with third parties, change the Board’s recommendation in favor of the Merger or terminate the Merger Agreement ceased upon the Written Consent Effective Time in accordance with the terms of the Merger Agreement.
For more information on the alternatives to the Merger, see the sections of this information statement entitled “Special Factors—Background of the Merger” beginning on page 8, “Special Factors—Recommendation of the Special Committee; Recommendation of the Board; Reasons for the Merger” beginning on page 17 and “Special Factors—Position of the Company on the Fairness of the Merger” beginning on page 32.

QUESTIONS AND ANSWERS ABOUT THE MERGER
The following questions and answers are intended to briefly address commonly asked questions as they pertain to the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the section entitled “Summary” beginning on page 1 and the more detailed information contained elsewhere in this information statement, the annexes to this information statement and the documents referred to or incorporated by reference in this information statement, each of which you should read carefully. You may obtain additional information, which is incorporated by reference in this information statement, without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 89.
Q:	What is the proposed transaction and what effects will it have on the Company?
A:
The proposed transaction is the acquisition by Parent of all of the shares of Company Common Stock (the “Shares”) not held by the Company or the CSP Parties, or any of their respective subsidiaries (other than, in each case, Shares held on behalf of a third party) through the merger of Merger Sub and the Company pursuant to the terms of, and subject to the conditions contained in, the Merger Agreement. Once the closing conditions under the Merger Agreement have been satisfied or waived and subject to the other terms and conditions in the Merger Agreement, Merger Sub will merge with and into the Company. The Company will be the surviving corporation of the Merger and will cease to be an independent publicly traded company.

Q:	If the Merger is completed, what will I receive for my shares of Company Common Stock?
A:
Upon completion of the Merger and subject to the terms and conditions in the Merger Agreement, and subject to your compliance with the letter of transmittal delivered to you by the paying agent after the closing of the transactions contemplated by the Merger Agreement (the “Closing”) as further described in the section entitled “The Merger Agreement—Procedures for Receiving Merger Consideration” beginning on page 63, you will receive the Merger Consideration equal to $4.30 in cash, without interest and less any required withholding taxes, for each Share that you own, unless you properly exercise, and do not withdraw, waive or fail to perfect, appraisal rights under Section 262 of the DGCL. Upon completion of the Merger, you will not own any equity in the Surviving Corporation.

Q:	When do you expect the Merger to be completed?
A:
We are working to complete the Merger as quickly as possible. We currently expect to complete the Merger promptly after all of the conditions to the Merger have been satisfied or waived and subject to the other terms and conditions in the Merger Agreement. Completion of the Merger is currently expected to occur before the end of the calendar year 2023, although the Company cannot assure completion by any particular date, if at all.

Q:	What happens if the Merger is not completed?
A:
If the Merger is not completed for any reason, stockholders of the Company will not receive any payment for their Shares in connection with the Merger, and the Company Options and Company Equity Awards will remain outstanding and continue to be subject to the same terms and conditions as currently applicable and set forth in the applicable equity plan and/or award agreement, as applicable. Additionally, the Company will remain a publicly traded company, and the Shares will continue to be traded on the NYSE.

Q:	Why am I not being asked to vote on the Merger?
A:
Applicable Delaware law and the Company’s certificate of incorporation require the adoption of the Merger Agreement by the holders in the aggregate of a majority of the outstanding shares of Company Common Stock entitled to vote in order to effect the Merger. The Company’s certificate of incorporation and bylaws permit stockholders to act by written consent in certain circumstances, including in connection with the approval of transactions such as the Merger. On October 10, 2023, in connection with the signing of the Merger Agreement, the CSP Parties, which on such date, together with the other CSP Entities, beneficially owned, in the aggregate, 22,568,259 shares of Company Common Stock representing approximately 55.9% of the then outstanding shares of Company Common Stock, delivered the Sponsor Written Consent. The

Sponsor Written Consent became effective pursuant to the terms of the Merger Agreement as of the Written Consent Effective Time, and is irrevocable. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy, and you are requested not to send the Company a proxy.
Q:	Why did I receive this information statement?
A:
Applicable laws and securities regulations require the Company to provide you with notice of the Sponsor Written Consent that was delivered by the Sponsor, as well as other information regarding the Merger, even though your vote or consent is neither required nor requested to adopt or authorize the Merger Agreement or the transactions contemplated thereby, or complete the Merger. This information statement also constitutes notice to you of the availability of appraisal rights in connection with the Merger under Section 262 of the DGCL, a copy of which is attached to this information statement as Annex C.

Q:	What did the Special Committee determine and recommend to the Board?
A:	The Special Committee unanimously:
•
determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of the Company and the Unaffiliated Stockholders; and

•	resolved to recommend to the Board that the Board:
○
approve, adopt and declare advisable the execution, delivery and performance of the Merger Agreement by the Company, and, subject to the effectiveness of the Sponsor Written Consent, the consummation of the transactions contemplated thereby, including the Merger, by the Company;

○	direct that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to the stockholders of the Company for adoption and approval; and
○	recommend that the stockholders of the Company approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger.
Q:	Did the Board approve and recommend the Merger Agreement?
A:	Yes. The Board (acting on the unanimous recommendation of the Special Committee) unanimously:
•
determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of the Company and the Unaffiliated Stockholders;

•
approved, authorized, adopted, and declared advisable the execution, delivery and performance of the Merger Agreement by the Company and, subject to the effectiveness of the Sponsor Written Consent, the consummation of the transactions contemplated thereby, including the Merger, by the Company;

•	directed that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to the stockholders of the Company for adoption and approval; and
•	resolved to recommend that the stockholders of the Company approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger.
Q:
Have a majority of directors who are not employees of the Company retained an unaffiliated representative to act solely on behalf of the Unaffiliated Stockholders for purposes of negotiating the terms of the Merger and/or preparing a report concerning the fairness of the Merger?

A:
As described more fully in the section entitled “Special Factors—Background of the Merger,” the Special Committee, which consists entirely of independent and disinterested directors, was formed for the purpose of evaluating and negotiating a potential transaction between the Company and the Sponsor on behalf of the Unaffiliated Stockholders. The Special Committee retained (i) Gibson, Dunn & Crutcher LLP as its legal advisor and (ii) Houlihan as its financial advisor, and Houlihan rendered an opinion to the Special Committee to the effect that the Merger Consideration to be received by the Non-Affiliated Stockholders in the Merger, pursuant to the Merger Agreement, is fair to such stockholders, from a financial point of view, as more fully described in the section entitled “Special Factors—Opinion of Houlihan”. Except as described above, a majority of directors who are not employees of the Company did not retain any unaffiliated representative to act solely on behalf of the Unaffiliated Stockholders, including for purposes of negotiating the terms of the Merger Agreement.

Q:	What happens if I sell my shares before completion of the Merger?
A:
If you transfer your Shares before consummation of the Merger, you will have transferred the right to receive the Merger Consideration and lose your appraisal rights. In order to receive the Merger Consideration or exercise appraisal rights, you must hold your Shares through the Effective Time of the Merger.

Q:	How do I surrender my Book-Entry Shares held by the Company’s transfer agent, Computershare Trust Company, N.A.?
A:
Promptly after the Effective Time (but no later than two (2) business days thereafter), the paying agent will issue and deliver to each holder of uncertificated Shares that were outstanding and represented by book entry (i.e., holders whose shares are held in book-entry form, including those held in street name) immediately prior to the Effective Time a check or wire transfer for the amount of cash that such holder is entitled to receive in accordance with the terms of the Merger Agreement in respect of such uncertificated Shares, without such holder being required to deliver a certificate or an executed letter of transmittal to the paying agent, and such uncertificated Shares will then be canceled.

Q:	Should I send in my stock certificates or other evidence of ownership now?
A:
No. After the Merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your Shares for the Merger Consideration. If your Shares are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” Shares in exchange for the Merger Consideration. Do not send in your certificates now.

Q:	Am I entitled to exercise appraisal rights instead of receiving the Merger Consideration for my Shares?
A:
Yes. Under Section 262 of the DGCL, stockholders who did not provide a consent to the adoption of the Merger Agreement (i.e., stockholders other than the Sponsor) are entitled to exercise appraisal rights in connection with the Merger with respect to their Shares if they meet certain conditions and comply with the applicable statutory procedures for demanding and perfecting appraisal rights and do not subsequently validly withdraw or lose such rights. See the section entitled “Appraisal Rights” beginning on page 82.

Q:	Will I owe taxes as a result of the Merger?
A:
The exchange of Company Common Stock for cash pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. Therefore, a United States Holder receiving cash in the Merger generally will recognize capital gain or loss for United States federal income tax purposes in an amount equal to the difference between (x) the amount of cash the United States Holder received (determined before deduction of any applicable withholding taxes) and (y) the adjusted tax basis of the surrendered shares of Company Common Stock.

A Non-United States Holder (as defined in the section entitled “Special Factors—United States Federal Income Tax Considerations”) will generally not be subject to United States federal income tax on any gain resulting from the exchange of Company Common Stock pursuant to the Merger, unless such holder has certain connections to the United States.
Holders of Company Common Stock should read the section entitled “Special Factors—United States Federal Income Tax Considerations” beginning on page 42 for a more detailed description of the United States federal income tax considerations relating to the Merger.
This information statement contains a general discussion of United States federal income tax considerations relating to the Merger. No information is provided with respect to the tax consequences of the Merger under any United States federal law other than income tax laws, or any applicable state, local or non-United States tax laws. Consequently, holders of Company Common Stock should consult their tax advisors as to the tax consequences of the Merger relevant to their particular circumstances, including the applicability and effect of any state, local, non-United States, or other tax laws (including any income tax treaty) and of changes in those laws.
Q:	Where can I find more information about the Company?
A:
We file periodic reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at (800) SEC-0330 for information about these facilities. This information is also available on the website maintained by the SEC at www.sec.gov. For a more detailed description of the available information, please refer to the section entitled “Where You Can Find More Information” beginning on page 89.
Q:	Who can help answer my other questions?
A:
If you have more questions about the Merger, please contact the Company’s Investor Relations Department at investorrelations@startek.com. If your broker holds your shares, you should call your broker for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING INFORMATION
This information statement, and the documents to which the Company refers you in this information statement, contain forward-looking statements including, without limitation, statements regarding forecasts and projections as described in the section entitled “Special Factors—Certain Company Financial Forecasts” beginning on page 30. The Company has used the words “approximately,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will” and similar terms and phrases to identify forward-looking statements. Such statements include, but are not limited to, statements regarding the Merger and the Merger Agreement. You should consider these statements carefully because they discuss the Company’s plans regarding the Merger and the Company’s strategies, prospects and expectations concerning the Company’s business, operating results, financial condition and other similar matters. There will be events in the future, however, that the Company is not able to predict accurately or control. The Company’s actual results may differ materially from the expectations that the Company describes in its forward-looking statements. Factors or events that could cause the Company’s actual results to materially differ may emerge from time to time, and it is not possible for the Company to accurately predict all of them. These forward-looking statements discuss the Company’s future expectations or state other forward-looking information, and may involve risks over which the Company has no control. Those risks include, without limitation:
•	risks associated with transactions generally;
•	the failure to consummate or delay in consummating the Merger for other reasons;
•	the risk that a condition to closing of the Merger may not be satisfied;
•	the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of the Company Common Stock;
•	the potential adverse effect on the Company’s business, properties and operations because of certain covenants the Company agreed to in the Merger Agreement;
•	the effect of restrictions on the Company’s operations in the Merger Agreement;
•
the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, including a termination under circumstances that could require the Company to pay the Company Termination Fee to Parent;

•	the nature, cost and outcome of any legal proceedings that may be instituted following announcement of the Merger;
•	failure to retain key management and employees of the Company;
•	the amount of the costs, fees, expenses and charges related to the Merger;
•	risks related to diverting management’s attention from the Company’s ongoing business operations;
•	unfavorable reaction to the Merger by customers, competitors, suppliers and employees;
•
unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, war or hostilities or the COVID-19 pandemic, as well as management’s response to any of the aforementioned factors;

•	Merger Agreement provisions that could discourage a potential competing acquirer or could result in any competing acquisition offer being at a lower price than it might otherwise be;
•	certain presently unknown or unforeseen factors;
•	the impact of legislative, regulatory and competitive changes and other risk factors relating to the industry in which the Company operates; and
•
other risks detailed in the Company’s filings with the SEC, including “Part I, Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2022 and “Part II, Item 1A. Risk Factors” in the Company’s subsequent quarterly reports on Form 10-Q (which are incorporated by reference herein). See “Where You Can Find More Information” beginning on page 89.

The Company cannot assure you that the actual results or developments that the Company anticipates will be realized or, if realized, that they will have the expected effects on its business or operations. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this information statement and attributable to the Company or any person acting on the Company’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this information statement or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, the Company does not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

 THE PARTIES TO THE MERGER
The Company
StarTek, Inc.
4610 South Ulster Street, Suite 150
Denver, Colorado 80237
Phone: (303) 262-4500
StarTek is a leading global provider of technology-enabled customer experience (“CX”) solutions. For more than 35 years, StarTek has delivered CX excellence for the world’s leading brands. Spread across 12 countries, our 38,000 associates create memorable, personalized experiences in both voice and non-voice channels. Our clients span from fortune 500s to fast-growing startups in a diverse range of industries including cable, media and telecom; travel and hospitality; retail and e-commerce and banking and financial services. By creating closer connections, StarTek delivers value for our clients, opportunity for our people and sustainable growth for our shareholders. StarTek manages over half a billion customer moments of truth each year for the world’s leading brands. StarTek helps these brands increase their revenues by enabling better experiences for their customers across multiple channels. To learn more about StarTek, please visit www.startek.com. Additional information regarding StarTek is contained in StarTek’s filings with the SEC, copies of which may be obtained without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 89.
The Company Common Stock is listed with, and trades on, the NYSE under the symbol “SRT”.
Parent
Stockholm Parent, LLC
160 Robinson Road
SBF Center Suite #10-01
Singapore 068914
Phone: +65-62024732
Parent was formed in the state of Delaware on October 6, 2023 solely for the purpose of entering into the Merger Agreement and to hold the shares of the Surviving Corporation following the consummation of the Merger. Parent is a wholly owned subsidiary of CSP Alpha Holdings Limited (“CSP Alpha Holdings”), which in turn is a wholly owned subsidiary of CSP Fund II LP (“CSP Fund II LP”). Parent has not carried on any business, conducted any operations or incurred any liabilities or obligations, other than those incidental to its formation and pursuant to the Merger Agreement, the performance of its obligations thereunder and matters ancillary thereto.
Merger Sub
Stockholm Merger Sub, Inc.
160 Robinson Road
SBF Center Suite #10-01
Singapore 068914
Phone: +65-62024732
Merger Sub was incorporated in the state of Delaware on October 6, 2023 solely for the purpose of completing the Merger with the Company. Merger Sub is a wholly-owned subsidiary of Parent and has not carried on any business, conducted any operations or incurred any liabilities or obligations, other than those incidental to its formation and pursuant to the Merger Agreement, the performance of its obligations thereunder and matters ancillary thereto. Upon consummation of the Merger, Merger Sub will cease to exist.

DIRECTORS, EXECUTIVE OFFICERS AND CONTROLLING PERSONS OF THE COMPANY
Neither the Company, nor any of the Company’s directors or executive officers listed below has, to the knowledge of the Company, been convicted in a criminal proceeding during the past five (5) years (excluding traffic violations or similar misdemeanors). In addition, neither the Company, nor any of the Company’s directors or executive officers listed below has, to the knowledge of the Company, during the past five (5) years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Directors
Sanjay Chakrabarty. Mr. Chakrabarty is a Managing Partner of Capital Square Partners and has been serving on the Board since July 2018. In addition, he has been a director on the board of CSS Corp, since June 2013. Mr. Chakrabarty was previously a board member of Minacs and Indecomm Corporation. Prior to founding Capital Square Partners, Mr. Chakrabarty served as the President of Columbia Capital’s India and SE Asia investments platform from late 2007 to December 2012. Before his investment role, Mr. Chakrabarty was the Founder and CEO of MobiApps Holdings, a technology company that built products and services based on a patent protected radio frequency semiconductor chip for satellite communications. Prior to founding MobiApps, he was a management consultant with Arthur D. Little focusing on the Technology & Telecommunications industries, based in Washington D.C. Mr. Chakrabarty holds a dual B.S. degree in Computer Engineering and Mathematics from Pennsylvania State University at Slippery Rock and an M.B.A. from Carnegie Mellon University.
Mukesh Sharda. Mr. Sharda is a Managing Partner of Capital Square Partners and has been on the Board since July 2018. Mr. Sharda was previously on the board of Minacs and Indecomm Corporation. Prior to co-founding Capital Square Partners, Mr. Sharda was the Executive Director and Country Head for Avenue Capital Group from 2005 to 2012. The Avenue Capital Group is a multi-strategy investment manager with over US$15 billion under management and had raised a dedicated fundraised to invest in Asia. Mr. Sharda covered investments in Southeast Asia and India. Prior to joining Avenue Capital Group, Mr. Sharda worked in investment banking (Structured Finance and M&A) from 1997 through 2004 in Singapore and Hong Kong at Deutsche Bank. Mr. Sharda also previously served on the board of directors at National Citizen Bank in Vietnam. Mr. Sharda is a Chartered Accountant from the Institute of Chartered Accountants in India and holds a Bachelor of Commerce degree from Gujarat University, India.
Bharat Rao. Mr. Rao is a Non-executive Director of Capital Square Partners and has been serving on the Board since July 2018. He served as the President of the Company from September 13, 2021 to January 26, 2022. Mr. Rao was appointed as the Chief Executive Officer of the Company effective as of January 27, 2022. He was a Managing Partner of Capital Square Partners prior to his role as Chief Executive Officer of the Company. Prior to Capital Square Partners, Mr. Rao was a Managing Director with the investment banking arm of Credit Suisse in Asia from November 2012 to June 2016 and focused on financial sponsors and structured solutions. Prior to joining Credit Suisse Mr. Rao was a Managing Director and managed client relationships, origination, and financial sponsors group for ING Bank in Southeast Asia from August 2010 to November 2012. Before transitioning to investment banking, Mr. Rao served as the Country Manager (Indonesia) and head of Financials Services for Southeast Asia for Actis Capital from August 2006 to March 2009. Actis Capital is a leading emerging market-focused growth and buyout fund. Prior to this role in private equity, Mr. Rao was a Partner with the Australasian practice of PricewaterhouseCoopers and focused on providing transactions advisory services from February 1999 to July 2006. Mr. Rao holds a bachelor’s degree with honors in Electrical Engineering from the Indian Institute of Technology and an M.B.A. from the Indian Institute of Management.
Sudip Banerjee. Mr. Banerjee is an Operating Partner of Capital Square Partners. He is currently on the board of directors of L&T Technologies Ltd, Kesoram Industries Limited and IFB Industries Limited. He is also a member of the advisory board of TAPMI Business School, Jaipur, India. He was the chief executive officer of Larsen & Toubro Infotech Limited between 2008-2011. Prior to that, he worked with Wipro Limited (“Wipro”) from 1983 to 2008 and was the President of the Enterprise Solutions Division at Wipro and a member of the Corporate Executive Council of Wipro between 2002 and 2008. He was a member of the Executive Council of National Association of Software and Service Companies of India during 2000 to 2002 and again from 2009 to

2011. He also served as a member on the Board of Governors of Indian Institute of Information Technology, Allahabad, India. Mr. Banerjee holds a graduate degree in Arts (honors course) in economics from University of Delhi, New Delhi, and a diploma in management from the All India Management Association, New Delhi.
Albert Aboody. Mr. Aboody is a retired KPMG US audit partner with 33 years of experience with public companies. He was also seconded to KPMG India where he led its audit practice and served as Deputy Chairman and as a member of its Advisory Board. Following his retirement, Mr. Aboody joined the Board of WNS Global Services in 2010 as chair of its audit committee until his retirement in 2017. During the period from 2011 to 2015, Mr. Aboody was the Independent Monitor for Price Waterhouse in connection with its compliance with SEC and PCAOB Orders. Mr. Aboody also co-authored the chapter on SEC Reporting Requirements in the 2001- 2008 editions of the Corporate Controller Manual. Mr. Aboody holds a bachelor’s degree from Princeton University’s Woodrow Wilson School of Public and International Affairs and did graduate study in philosophy at Cambridge University.
Jerry Schafer. Mr. Schafer brings more than three decades of executive experience overseeing business development efforts, managing operations, and leading finance teams for global corporations. Prior to his retirement, Schafer most recently served as the vice president of worldwide development for McDonald’s Corporation, where he was responsible for the company’s global expansion initiatives. Schafer also served as chief operations officer and executive officer of development for McDonald’s China. Prior to McDonald’s, Schafer was the chief financial officer of Chipotle Mexican Grill, where he implemented multiple finance and accounting functions to support the company’s early stages of growth. Prior to his CFO role, Schafer led Chipotle’s initial expansion efforts outside the city of Denver, launching 25 new restaurants in three cities. Mr. Schafer holds a Bachelor of Arts in accounting from Walsh College and is a licensed CPA. He currently serves on the board of trustees for Walsh College and the board of trustees for the Ronald McDonald House of North Carolina, including locations in the city of Durham and Wake County. Schafer is also a consultant to Salad and Go, a start-up restaurant concept in the Phoenix area.
Anupam Pahuja. Mr. Pahuja currently serves as Chief Executive Officer of ZaloPay, the leading eWallet in Vietnam. Prior to this Mr. Pahuja spent eleven years at PayPal, most recently serving as the Vice President of India, South East Asia, the Middle East and Africa. Mr. Pahuja established several technology development centers across APAC for PayPal and launched PayPal’s business in India. Mr. Pahuja has lived and worked in multiple countries and in varied companies from startups to multi-national corporations. He has authored several patents and is a world renowned thought leader in the Fintech Space. Mr. Pahuja holds a B.S., Information Systems from Slippery Rock University of Pennsylvania and holds an M.B.A., International Business from Georgetown University McDonough School of Business.
Nallathur S. Balasubramanian. N.S. Bala is a veteran in the IT and ITeS sector with a track record of over 30 years in the US and European markets turning around businesses and accelerating growth while improving profitability. He took an early retirement from Wipro after 33 years of experience across multiple leadership roles in different geographies. Until recently, Mr. Bala was the CEO - Asia Pacific, Middle East and Africa Strategic Market Unit at Wipro. In this role, Mr. Bala was responsible for leading the company’s business across diverse industry sectors in the APMEA region, and for delivering to the profitability and growth agenda of Wipro, while shaping a unique and differentiated positioning for Wipro in the market. Mr. Bala was a member of the Wipro Executive Board and Group Executive Council. In his previous roles in Wipro, he was the President and Global Head for different business units which has given him a rich experience across industries and markets. He holds a master’s in business administration from the Indian Institute of Management, Kolkata.
Executive Officers
Bharat Rao. Mr. Rao is a Non-executive Director of Capital Square Partners and has been serving on the Board since July 2018. He served as the President of the Company from September 13, 2021 to January 26, 2022. Mr. Rao was appointed as the Chief Executive Officer of the Company effective as of January 27, 2022. He was a Managing Partner of Capital Square Partners prior to his role as Chief Executive Officer of the Company. Prior to Capital Square Partners, Mr. Rao was a Managing Director with the investment banking arm of Credit Suisse in Asia from November 2012 to June 2016 and focused on financial sponsors and structured solutions. Prior to joining Credit Suisse Mr. Rao was a Managing Director and managed client relationships, origination, and financial sponsors group for ING Bank in Southeast Asia from August 2010 to November 2012. Before transitioning to investment banking, Mr. Rao served as the Country Manager (Indonesia) and head of Financials

Services for Southeast Asia for Actis Capital from August 2006 to March 2009. Actis Capital is a leading emerging market-focused growth and buyout fund. Prior to this role in private equity, Mr. Rao was a Partner with the Australasian practice of PricewaterhouseCoopers and focused on providing transactions advisory services from February 1999 to July 2006. Mr. Rao holds a bachelor’s degree with honors in Electrical Engineering from the Indian Institute of Technology and an M.B.A. from the Indian Institute of Management.
Surender Mohan Gupta. Mr. Gupta joined the Company in July 2018 and serves as Chief People Officer. Previously, Mr. Gupta served as Chief People Officer at Aegis, where he joined in 2008. Mr. Gupta brings over 30 years of HR experience across a variety of industries, including IT, ITES, Telecom, Retail, Oil, and FMCG. Throughout his career, he has executed innovative, forward-thinking strategies to attract, develop, reward, and retain top talent. Under SM’s leadership, his organization has been instrumental in winning numerous distinct HR awards from industry bodies such as Aon, Great Place to Work, National Award from Govt. of India, NASSCOM, CII, SHRM, People Matters, NCPEDP, Businessworld, and BPeSA among others. A distinguished speaker and thought leader at various forums and associations, he is committed to creating a progressive workplace where employees thrive in a culture of empowerment, inclusion, and diversity. Mr. Gupta has also served as board director for Contact Center Company, the joint venture company of STC and Aegis in Saudi Arabia, and is a governing board member for the National Abilympic Association of India. He is also a member of CII National Committee on Special Abilities and a member of IBDN (India Business and Disability Network) for mainstreaming Persons with Disabilities into the workforce. He has recently been awarded the “NCPEDP- Mindtree Helen Keller Award” 2020 for acting as a Role Model Supporter of Employment Opportunities for Persons with Disabilities. He holds a bachelor’s degree in science, a master’s in business administration from Kurukshetra University, and a Doctorate degree in Commerce and Management Studies from Andhra University.
Neeraj Jain. Mr. Jain joined the Company in June 2023 and serves as Global Chief Financial Officer. Mr. Jain leads the Finance function and provide strategic direction to teams in Finance and Accounts, Treasury, Procurement, Legal, Taxation, Pricing, Internal Audit and Business Finance areas. Mr. Jain is a business-friendly and inclusive leader with a growth orientation, having played business transformational roles in the past with multinationals and a strong bias for execution. He has more than 22 years of extensive experience in areas of global transformation, financial leadership, corporate development and integrations, funding and private equity investments. He has been a sponsor of a startup ecosystem from cradle to market, new product initiatives and entity structuring. Mr. Jain also holds extensive experience managing board and corporate affairs, corporate governance and enterprise risk management. Before joining StarTek, Mr. Jain was EVP and CFO at Comviva. He also spearheaded business transformation at Tech Mahindra Global, delivering process excellence as a key strategic initiative for growth and profitability, and led Enterprise Risk Management for the group. Mr. Jain has held key leadership roles at Microsoft Corporation, Convergys and Jubilant. Mr. Jain is also a member of the National Council of CFOs at the Associated Chambers of Commerce and Industry of India. He holds a bachelor’s degree with honours in Commerce from University of Delhi and is a qualified Chartered Accountant from the Institute of Chartered Accountants of India doing his majors in Finance, Tax and Accounting along with Company Secretary from Institute of Company Secretaries of India doing his majors in Corporate Law.
Controlling Persons
This section sets forth certain information about the CSP Affiliates (defined below). During the past five years, none of the CSP Affiliates has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Unless otherwise indicated below, the principal business address of each CSP Affiliate is 160 Robinson Road, #10-01, SBF Center.
CSP Alpha Holdings Parent Pte Ltd, a private limited company formed under the laws of Singapore (referred to elsewhere in this information statement as CSP Alpha Parent), is a holding company that is the owner of record of 21,028,218 shares of Company Common Stock. The principal business address of CSP Alpha Parent is 160 Robinson Road, #10-01, SBF Center, Singapore 068914.
CSP Alpha Investment LP, a limited partnership formed under the laws of the Cayman Islands (“CSP Alpha LP”), is a holding company that is the sole and managing member of CSP Alpha Parent. The principal business address of CSP Alpha LP is c/o Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, PO Box 268, Grand Cayman KY1-1104, Cayman Islands. CSP Alpha LP is managed by CSP Alpha GP (defined below), its general partner.

CSP Alpha GP Limited, an exempted limited company formed under the laws of the Cayman Islands (“CSP Alpha GP”), is the general partner of CSP Alpha LP. The principal business address of CSP Alpha GP is c/o Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, PO Box 268, Grand Cayman KY1-1104, Cayman Islands.
CSP Victory Limited, an exempted limited company formed under the laws of the Cayman Islands (referred to elsewhere in this information statement as CSP Victory), is a holding company that is the owner of record of 1,540,041 shares of Company Common Stock. The principal business address of CSP Victory Limited is c/o Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, PO Box 268, Grand Cayman KY1-1104, Cayman Islands.
CSP Emerging Asia Fund I LP, a limited partnership formed under the laws of the Cayman Islands (“CSP Emerging Asia Fund I LP”), is a holding company that is the sole and managing member of CSP Victory Limited and an equityholder of CSP Alpha Co-invest LP (defined below). CSP Emerging Asia Fund I LP is managed by CSP EAF I GP (defined below), its general partner.
CSP EAF I GP Limited, an exempted limited company formed under the laws of the Cayman Islands (“CSP EAF I GP”), is the general partner of CSP Emerging Asia Fund I LP.
CSP Alpha Co-invest LP, a limited partnership formed under the laws of the Cayman Islands (“CSP Alpha Co-invest LP”), is an investment vehicle and an equityholder of CSP Alpha LP. CSP Alpha Co-invest LP is managed by CSP Alpha Co-Invest GP (defined below), its general partner.
CSP Alpha Co-Invest GP Limited, an exempted limited company formed under the laws of the Cayman Islands (“CSP Alpha Co-Invest GP”), is the general partner of CSP Alpha Co-Invest LP.
CSP Management Limited, an exempted limited company formed under the laws of the Cayman Islands (“CSP Management Limited”), is an investment management advisor and the sole and managing member of CSP Alpha GP, CSP Alpha Co-invest GP and CSP EAF I GP. The principal business address of CSP Management is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KYI-9008, Cayman Islands.
Stockholm Parent, LLC, a Delaware limited liability company (referred to elsewhere in this information statement as Parent), is the sole shareholder of Merger Sub and was formed in the state of Delaware on October 6, 2023 solely for the purpose of entering into the Merger Agreement and to hold the shares of the Surviving Corporation following the consummation of the Merger.
Stockholm Merger Sub, Inc., a Delaware corporation (referred to elsewhere in this information statement as Merger Sub), was formed solely for the purpose of completing the Merger with the Company.
CSP Alpha Holdings Limited, an exempted limited company formed under the laws of the Cayman Islands (referred to elsewhere in this information statement as CSP Alpha Holdings), is a holding company that is the sole and managing member of Parent.
CSP Fund II LP, an exempted limited partnership formed under the laws of the Cayman Islands (referred to elsewhere in this information statement as CSP Fund II LP), is a holding company that is the sole and managing member of CSP Alpha Holdings. CSP Fund II LP is managed by CSP EAF II GP (defined below), its general partner.
CSP EAF II GP Limited, a limited partnership formed under the laws of the Cayman Islands (“CSP EAF II GP”), is the general partner of CSP Fund II Limited.
CSP Management II Limited, an exempted limited company formed under the laws of the Cayman Islands (“CSP Management II Limited”), is an investment management advisor and the sole and managing member of CSP EAF II GP.
Mukesh Sharda, a natural person, is an equityholder of CSP Management II Limited and CSP Management Limited and a director of CSP EAF II GP, CSP Management II Limited, CSP Alpha Parent, CSP Alpha GP, CSP Victory Limited, CSP Management Limited and Capital Square Partners Pte Ltd.

Bharat Rao, a natural person, is an equityholder of CSP Management II Limited and CSP Management Limited and a director of CSP EAF II GP, CSP Management II Limited, CSP Alpha Parent, CSP Alpha GP, CSP Victory Limited and CSP Management Limited.
Capital Square Partners Pte Ltd, a private limited company formed under the laws of Singapore (“Capital Square Partners Pte Ltd”), is an investment vehicle and equityholder of CSP Management II Limited and CSP Management Limited.
Sanjay Chakrabarty, a natural person, is the sole member of Capital Square Partners Pte Ltd and a director of CSP Alpha Holdings, CSP EAF II GP, CSP Management II Limited, CSP Alpha Parent, CSP Alpha GP, CSP Victory Limited, CSP Management Limited and Capital Square Partners Pte Ltd.
Rajeev Srivastava, a natural person, is an equityholder of CSP Management II Limited and a director of CSP Management II Limited and CSP EAF II GP.
For purposes of this information statement, “CSP Entities” means CSP Alpha Parent, CSP Alpha LP, CSP Alpha GP, CSP Victory, CSP Emerging Asia Fund I LP, CSP EAF I GP, CSP Alpha Co-invest LP, CSP Alpha Co-invest GP, CSP Management Limited, Parent, Merger Sub, CSP Alpha Holdings, CSP Fund II LP, CSP EAF II GP, CSP Management II Limited and Capital Square Partners Pte Ltd. For purposes of this information statement, “CSP Affiliates” means the CSP Entities, together with Sanjay Chakrabarty, Mukesh Sharda, Bharat Rao and Rajeev Srivastava.
Set forth below for each director of CSP EAF II GP and CSP Management II Limited is such director’s name, country of citizenship and principal business address. The five-year employment history and present principal occupation of Mr. Chakrabarty, Mr. Sharda and Mr. Rao is described above in the section entitled “Directors, Executive Officers and Controlling Persons of the Company—Directors”. Since January 2023, Mr. Srivastava’s principal occupation has been serving as the Managing Partner of Capital Square Partners. In 2008 Mr. Srivastava founded Basil Technology Partners Pte Ltd (“Basil Partners”) and from 2008 to January 2023, Mr. Srivastava’s principal occupation was serving as the executive director of Basil Partners. None of CSP EAF II GP and CSP Management II Limited has any officers. None of the persons listed below has, to the knowledge of the CSP Affiliates, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Name	Principal Business Address	Citizenship
Sanjay Chakrabarty	160 Robinson Road, #10-01, SBF Center Singapore, 068914	United States
Mukesh Sharda	160 Robinson Road, #10-01, SBF Center Singapore, 068914	Singapore
Bharat Rao	160 Robinson Road, #10-01, SBF Center Singapore, 068914	Singapore
Rajeev Srivastava	160 Robinson Road, #10-01, SBF Center Singapore, 068914	Singapore

Set forth below for each director of CSP Alpha Parent, CSP Victory, CSP Alpha GP, CSP Alpha Co-Invest, CSP EAF I GP and CSP Management Limited is such director’s name, country of citizenship and principal business address. The five-year employment history and present principal occupation of Mr. Chakrabarty, Mr. Sharda and Mr. Rao is described above in the section entitled “Directors, Executive Officers and Controlling Persons of the Company—Directors”. None of CSP Alpha Holdings, CSP Victory, CSP Alpha GP, CSP Alpha Co-Invest, CSP EAF I GP or CSP Management Limited has any officers. None of the persons listed below has, to the knowledge of the CSP Affiliates, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Name	Principal Business Address	Citizenship
Sanjay Chakrabarty	160 Robinson Road, #10-01, SBF Center Singapore, 068914	United States
Mukesh Sharda	160 Robinson Road, #10-01, SBF Center Singapore, 068914	Singapore
Bharat Rao	160 Robinson Road, #10-01, SBF Center Singapore, 068914	Singapore
Sanjay Chakrabarty is the sole director of CSP Alpha Holdings. Mr. Chakrabarty’s principal business address is 160 Robinson Road, #10-01, SBF Center, Singapore, 068914. Mr. Chakrabarty is a United States Citizen. Mr. Chakrabarty’s five-year employment history and present principal occupation is described above in the section entitled “Directors, Executive Officers and Controlling Persons of the Company—Directors”. CSP Alpha Holdings does not have any officers. Mr. Chakrabarty has not, to the knowledge of the CSP Affiliates, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Set forth below for each director of Capital Square Partners Pte Ltd is such director’s name, country of citizenship and principal business address. The five-year employment history and present principal occupation of Mr. Chakrabarty and Mr. Sharda is described above in the section entitled “Directors, Executive Officers and Controlling Persons of the Company—Directors”. Capital Square Partners Pte Ltd does not have any officers. None of the persons listed below has, to the knowledge of the CSP Affiliates, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Name	Principal Business Address	Citizenship
Sanjay Chakrabarty	160 Robinson Road, #10-01, SBF Center Singapore, 068914	United States
Mukesh Sharda	160 Robinson Road, #10-01, SBF Center Singapore, 068914	Singapore

PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS
Except as described below, elsewhere in this information statement, including in the section titled “Other Important Information Regarding the Company–Market Price of Shares and Dividends”, in the section titled “Background of the Merger” with respect to the offer in the August 2022 Proposal Letter, and in the section titled Special Factors—Position of the Company on the Fairness of the Merger” with respect to the equity financing commitment under the Equity Commitment Letter, and other than the Merger Agreement and agreements entered into in connection therewith, and certain activity related to the Company’s equity compensation awards discussed elsewhere in this information statement, during the past two years: (a) there were no negotiations, transactions or material contacts between the Company and its affiliates, on the one hand, and any of the CSP Affiliates, on the other hand, concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any class of the Company’s securities, election of the Company’s directors or sale or other transfer of a material amount of assets of the Company; (b) the Company and its affiliates did not enter into any other transaction with an aggregate value exceeding one percent of the Company’s consolidated revenues with any CSP Affiliate; and (c) none of the Company’s executive officers, directors or affiliates that is a natural person (in each case, in their capacities as such) entered into any transaction during the past two years with an aggregate value (in respect of such transaction or series of similar transactions with that person) exceeding $60,000 with any CSP Affiliate.
Acquisition and Redemption Agreement
On December 27, 2022, Alpha Subsidiary, entered into an Acquisition and Redemption Agreement among CSP Fund II LP (acting through its general partner CSP EAF II GP), as incoming additional limited partner, CSP Alpha as the retiring limited partner and CSP CSS GP Limited, in its capacity as general partner of CSS Corp LP (the “Partnership”) (the “Acquisition and Redemption Agreement”). The Partnership was formed for the purpose of investing in CSS Corp Technologies (Mauritius) Limited or any of intermediary holding vehicles holding any securities or assets of the foregoing entities.
Pursuant to the Acquisition and Redemption Agreement, at the completion on December 27, 2022, the Partnership redeemed in full all of the partnership interests held by CSP Alpha in the Partnership for a cash redemption price of USD$45,683,333 paid to CSP Alpha (the “Redemption Transaction”). Following the Redemption Transaction, CSP Alpha ceased to be a limited partner of the Partnership and has no rights or liabilities relating to the Partnership with respect to periods after the completion of the redemption.
In connection with the Company’s original investment in the Partnership, the Company also entered into a call option agreement with CSP EAF Fund LP on February 19, 2021, and a call option agreement with CSP Management Limited on February 21, 2021 (collectively, the “Option Agreements”). The Option Agreements provided the Company the right (but not the obligation), to acquire all of the interest in the Partnership held by CSP EAF Fund LP and CSP Management Limited. Such Option Agreements can only be exercised between August 19, 2022 and April 19, 2023 and are not transferable to any third parties. In connection with the Redemption Transaction, the Company determined that it will not be exercising the call options provided for by the Option Agreements.
Employment Agreement of Bharat Rao
Mr. Rao is party to an employment agreement to serve as the Chief Executive Officer of the Company providing (1) an annual base compensation of $600,000; (2) a target annual bonus opportunity of $600,000, subject to the terms and conditions set forth in the Company’s annual Executive Incentive Bonus Plan, provided that Mr. Rao’s bonus for the 2022 calendar year shall not be less than 100% of the target bonus; and (3) an inducement grant consisting of 550,000 options to purchase the Company’s common stock with an exercise price equal to the fair market value of a share of the Company’s common stock on the date of the grant, which shall vest in equal quarterly installments over a four (4) year period. In the event that the market price of one share of Company stock on the date of grant is greater than $5.75, then Mr. Rao will be eligible to receive an award of Company restricted stock units with the same vesting terms as the initial option award and with a grant date fair value equal to the difference between the strike price and $5.75 multiplied by 550,000.
Management Services Agreement
On July 3, 2018, the Company consummated a transaction, pursuant to which the Company acquired all of the outstanding capital stock of CSP Alpha Midco Pte Ltd, a Singapore private limited company (“Aegis”) from

CSP Alpha Parent in exchange for the issuance of 20,600,000 shares of Company Common Stock to CSP Alpha Parent and for certain other considerations (such transactions are referred to herein as the “Aegis Transactions”). In connection with the Aegis Transactions, CSP Alpha Parent entered into a Management Services Agreement with Aegis, pursuant to which CSP Parent provides Aegis with specified services, including:
•	Analysis, evaluation and structuring of potential investments and divestments;
•	Identification and arrangement of sources of financing; and
•	Monitoring performance and providing management advice.
Aegis pays CSP Alpha Parent an annual management fee of $400,000 per year. Aegis also reimburses CSP Alpha Parent for all costs and expenses reasonably incurred by CSP Alpha Parent in connection with the provision of the management services. The Management Services Agreement will continue in effect until the termination of the agreement by mutual agreement of CSP Alpha Parent and Aegis.
Stockholders Agreement
On July 20, 2018, in connection with the consummation of the Aegis Transactions, the Company and CSP Alpha Parent entered into a Stockholders Agreement (the “Stockholders Agreement”). The Stockholders Agreement provides that the Board shall consist of nine members comprised initially of (i) five directors (including the chairman), to be designated by the CSP Alpha Parent (the “CSP Directors”), (ii) the Company’s chief executive officer, and (iii) three independent directors, reasonably acceptable to CSP Alpha Parent (the “Non-Stockholder Directors”) and that if CSP Alpha Parent does not initially designate all five of the CSP Directors, it shall have the right to fill any vacancy at any time. The Stockholders Agreement provides that such Board composition shall continue so long as CSP Alpha Parent or its affiliates own 50% or more of the outstanding shares of Company Common Stock. The Stockholders Agreement further provides that if CSP Alpha Parent’s ownership falls below 50%, CSP Alpha Parent shall designate (i) four directors so long as it owns 35% or more, but less than 50%, (ii) three directors, so long as it owns 25% or more, but less than 35%; (iii) two directors, so long as it owns 15% or more, but less than 25%; and (iv) one director, so long as it owns 10% or more, but less than 15%. If CSP Alpha Parent ceases to beneficially own the minimum percentage of outstanding shares of Company Common Stock necessary to nominate the corresponding number of CSP Directors, CSP Alpha Parent shall cause the necessary number of the CSP Directors to offer to resign from the Board, so that the number of the CSP Directors is consistent with CSP Alpha Parent’s ownership percentage.
The Stockholders Agreement provides that if the size of the Board is increased or decreased, CSP Alpha Parent shall have the right to designate one or more directors to the Board such that the total number of CSP Directors shall be proportional to the number set forth in the preceding paragraph. In the event of a vacancy on the Board for a Non-Stockholder Director, the Company’s governance and nominating committee shall have the sole right to fill such vacancy or designate a person for nomination, such person to be reasonably acceptable to CSP Alpha Parent. In the event of a vacancy on the Board for a CSP Director, the vacancy of which was not caused by the resignation of a director pursuant to CSP Alpha Parent’s change in ownership, the Board is to fill the vacancy with a substitute CSP Director.
The Stockholders Agreement further provides that the Company shall avail itself of all “controlled company” exceptions to the corporate governance listing rules of the NYSE for so long as CSP Alpha Parent owns more than 50% of the voting power for the election of directors, and thereafter the Company and CSP Alpha Parent shall take all necessary actions to comply with the corporate governance listing rules of the NYSE. In addition, the Stockholders Agreement provides that the committees of the Board will include an audit committee consisting of three Non-Stockholder Directors, as well as a Compensation committee and a governance and nominating committee, each consisting of three directors, including at least one Non-Stockholder Director. The number of Non-Stockholder Directors on all other committees is required to be proportional to the number of Non-Stockholder Directors on the Board; provided that each such committee shall have at least one Non-Stockholder Director.
Pursuant to the Stockholders Agreement, the Company renounces the expectation of corporate opportunities other than those expressly offered to a CSP Director or their affiliates solely in, and as a direct result of, their capacity as director of the Company. CSP Alpha Parent is required to (and will cause its affiliates to) maintain the confidentiality of and not use or otherwise exploit for its own or any third party’s benefit, any of the Company’s confidential information. To the extent permitted by NYSE rules, and for so long as CSP Alpha Parent owns

50% or more of the Company’s outstanding common stock, CSP Alpha Parent shall have a right to purchase its pro-rata portion of any securities the Company may propose to issue apart from any Excluded Securities (as defined in the Stockholders’ Agreement).
The Company agrees to keep accurate books, records and accounts and for so long as CSP Alpha Parent owns 10% or more of the outstanding shares of Company Common Stock, (a) permit CSP Alpha Parent and its designated representatives reasonable access to the books and records of the Company and to discuss the affairs, finances and condition of the Company with the Company’s officers and (b) provide reasonable access to (i) the Company’s auditors and officers, (ii) copies of all materials provided to the Board, (iii) the Company’s appropriate officers and directors and (iv) operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its subsidiaries.
The Stockholders Agreement also includes provisions regarding registration rights. The Company has agreed that CSP Alpha Parent and any subsidiary of CSP Alpha Parent that holds registrable securities shall have the right to make no more than four demands for the registration of registrable securities then held by such stockholders. The Company has also agreed to provide customary piggyback registration rights to CSP Alpha Parent. CSP Alpha Parent and any subsidiary of CSP Alpha Parent that holds registrable securities may require the Company to file a Form S-3 relating to the offer and sale of registrable securities then held by such stockholders. The Stockholders Agreement requires CSP Alpha Parent and any subsidiary of CSP Alpha Parent that holds registrable securities to enter into customary agreements restricting the sale or distribution of certain company securities to the extent required by the lead managing underwriter(s) with respect to certain underwritten securities offerings in which CSP Alpha Parent or such subsidiary participates.

THE MERGER AGREEMENT
This section describes the material terms and conditions of the Merger Agreement. The description in this section and elsewhere in this information statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this information statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. The Company encourages you to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with factual information about the Company. Such information can be found elsewhere in this information statement and in the public filings the Company makes with the SEC, which may be obtained by following the instructions set forth in the section entitled, “Where You Can Find More Information,” beginning on page 89.
Explanatory Note Regarding the Merger Agreement
The Merger Agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made by the parties thereto only for purposes of that agreement and as of specific dates; were made solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement (such disclosures include information that has been included in the Company’s public disclosures, as well as additional nonpublic information); may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to you. You should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or Parent or any of their respective subsidiaries or affiliates. Additionally, the representations, warranties, covenants, conditions and other terms of the Merger Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.
Form of Merger
Upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company, and the separate corporate existence of Merger Sub will cease, and the Company will continue as the Surviving Corporation.
Consummation and Effectiveness of the Merger
The Merger will become effective at the time when the certificate of merger has been duly filed with and accepted by the Secretary of State of the State of Delaware, or at such later time as may be agreed by the parties in writing and specified in the certificate of merger. The closing of the Merger will take place on the date that is no later than the third (3rd) business day after the satisfaction or waiver by the party entitled thereto of all conditions to the consummation of the Merger set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent waivable under applicable law and the Merger Agreement) of such conditions) unless otherwise mutually agreed between the Company and Parent.
Consideration to be Received in the Merger
Subject to the terms and conditions of the Merger Agreement, at the Effective Time, the following will occur:
•
each share of Company Common Stock that is owned by the Company, owned of record by any subsidiary of the Company, the CSP Parties or any of their respective subsidiaries (other than, in each case, shares held on behalf of a third party) or owned by any stockholders of the Company who did not vote in favor of the Merger Agreement (or consent thereto in writing) and who have properly demanded and not effectively withdrawn a demand for appraisal rights pursuant to and in accordance with the provisions of the DGCL (such shares owned by such stockholders, the “Appraisal Shares”), in each case, issued and outstanding immediately prior to the Effective Time (collectively, the “Excluded Shares”), will be cancelled without payment of any consideration therefor and cease to exist (subject to the appraisal rights of dissenting stockholders);
•
each share of Company Common Stock (other the Excluded Shares) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive $4.30 per share in cash, without interest, and will cease to be outstanding, be cancelled and cease to exist, and each Share Certificate or Book-Entry Share will cease to have any rights with respect thereto, except the right to receive the Merger Consideration (without interest thereon) in accordance with the Merger Agreement; and

•
each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be automatically converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

At the Effective Time, each Company Option, with a per share exercise price that is less than the Merger Consideration that is outstanding and unexercised immediately prior to the Effective Time will be vested, cancelled and converted into the right to receive a cash payment (without interest) equal to the product of (i) the number of shares of Company Common Stock subject to the Company Option immediately before the Effective Time multiplied by (ii) the Merger Consideration, net of the applicable per share exercise price (the “Option Payment”); provided, however, that the Option Payment for each Company Option will be reduced by the amount of any required tax withholdings in accordance with the Merger Agreement. From and after the Effective Time, no Company Option will be outstanding and exercisable, and each Company Option will entitle the holder thereof only to the payment provided for in the Merger Agreement.
At the Effective Time, each then outstanding Company RSU Award, Company PSU Award and Company DSU Award granted under the Company Equity Plans, as applicable, shall be vested and will be cancelled and, in exchange therefor, each holder of any such Company RSU Award, Company PSU Award or Company DSU Award, as applicable, will be entitled to receive, in consideration for such cancellation and in settlement therefor, a payment in cash of an amount equal to the product of (i) the number of vested units subject to such Company RSU Award, Company PSU Award or Company DSU Award, as applicable, multiplied by (ii) the Merger Consideration (without interest); provided that Company PSU Awards will be deemed vested at the greater of (A) actual performance determined as of immediately prior to the Effective Time and (B) target level of performance; provided, however, that any such payments will be reduced by the amount of any required tax withholdings in accordance with the Merger Agreement.
Appraisal Rights
Appraisal Shares will not be converted into the right to receive the Merger Consideration and, if holders of the Appraisal Shares properly and validly perfected their statutory rights of appraisal in respect of such Appraisal Shares in accordance with Section 262 of the DGCL, such holders of such Appraisal Shares will be entitled to receive payment of the fair value of such Appraisal Shares in accordance with Section 262 of the DGCL, as further described in the section titled “Appraisal Rights”. If any such holder fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or loses his, her or its appraisal rights, such Appraisal Shares will then be treated as if they had been converted at the Effective Time into the right to receive the Merger Consideration, without any interest thereon.
The Company will give Parent notice of any written demands for appraisal of shares of Company Common Stock, withdrawals or attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company with respect to the Appraisal Shares promptly after receipt by the Company. The Company will also give Parent the opportunity to participate in all negotiations and proceedings with respect to such demands for appraisal pursuant to the DGCL in respect of such Appraisal Shares. The Company will not, except with the prior written consent of Parent, make any payment with respect to any such demands for appraisal, waive any failure to timely deliver a written demand for appraisal under the DGCL, approve any withdrawal of any such demands, or offer to settle or settle any such demands, or agree to do any of the foregoing.

Procedures for Receiving Merger Consideration
Prior to the Effective Time, Parent and Merger Sub will appoint a bank or trust company reasonably acceptable to the Special Committee to serve as the Paying Agent and enter into an agreement reasonably acceptable to the Special Committee relating to the Paying Agent’s responsibilities with respect to the Merger Agreement. At or prior to the Effective Time, Parent or Merger Sub will deposit or cause to be deposited with the Paying Agent an amount in cash sufficient to pay for the aggregate Merger Consideration (other than in respect of Excluded Shares) (the “Payment Fund”).
Promptly after the Effective Time (and in any event within two (2) business days thereafter or such longer period as may be required by the Paying Agent), the Surviving Corporation will cause the Paying Agent to mail to each holder of record of Company Common Stock (other than Excluded Shares) immediately prior to the Effective Time (i) a letter of transmittal specifying that delivery will be effected, and risk of loss and title will pass only upon delivery of Share Certificates (or affidavits of loss in lieu of the Share Certificates) to the Paying Agent (such letter of transmittal to be in such form and have such other provisions as reasonably agreed to by Parent and the Special Committee prior to the Effective Time) and (ii) instructions for effecting the surrender of Share Certificates to the Paying Agent in exchange for payment of the aggregate Merger Consideration to which such holders are entitled pursuant to the Merger Agreement.
Holders of Book-Entry Shares will not be required to deliver a Share Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration. With respect to Book-Entry Shares held, directly or indirectly, through DTC, Parent and the Company will reasonably cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of shares held of record by DTC or its nominees, the Merger Consideration to which the beneficial owners thereof are entitled to receive pursuant to the Merger Agreement.
Upon surrender to the Paying Agent of Shares that (A) are Share Certificates (or affidavits of loss in lieu of the Share Certificates), together with the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent and (B) are Book-Entry Shares held, directly or indirectly, through DTC, in accordance with DTC’s customary surrender procedures and such other procedures as agreed to by the Company, Parent, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries, the holder of such Share Certificates or Book-Entry Shares will be entitled to receive in exchange therefor, and Parent will cause the Paying Agent to deliver to each such holder, as promptly as reasonably practicable after the Effective Time (but in no event more than two (2) Business Days for Book-Entry Shares), the aggregate Merger Consideration into which the shares of Company Common Stock formerly represented by such Share Certificate or Book-Entry Share, as applicable, were converted pursuant to the Merger Agreement. No interest will be paid or accrue on any amount payable upon surrender of any Share Certificate (or affidavit of loss in lieu thereof in accordance with the Merger Agreement) or in respect of any Book-Entry Share.
From and after the Effective Time, there will be no transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Share Certificate or acceptable evidence of a Book-Entry Share is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it will be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled to receive pursuant to the Merger Agreement.
Any portion of the Payment Fund (including the proceeds of any investments of the Payment Fund) that remains unclaimed by, or otherwise undistributed to, the holders of Share Certificates or Book-Entry Shares by the one year anniversary of the Effective Time will be delivered to the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation. Any holder of shares of Company Common Stock (other than Excluded Shares) who has not theretofore complied with the procedures for receiving the Merger Consideration will thereafter look only to the Surviving Corporation for payment of the Merger Consideration (after giving effect to any required tax withholdings as provided in the Merger Agreement) upon delivery of the Share Certificates (or affidavits of loss in lieu of the Share Certificates) or Book-Entry Shares, without any interest thereon. None of the Surviving Corporation, Parent, the Paying Agent or any other person will be liable to any former holder of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. To the fullest extent permitted by law, immediately prior to the date any Merger Consideration would otherwise escheat to or become the property of any governmental authority, such Merger Consideration will become the property of Parent or the Surviving Corporation, as Parent directs, free and clear of all claims or interest of any person previously entitled thereto.
Each of Parent, the Surviving Corporation and the Paying Agent (and their respective affiliates and representatives), as applicable, will be entitled to deduct and withhold from any amounts otherwise payable to any person in connection with the Merger Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment, or the vesting, waiver of restrictions or other actions provided for in the Merger Agreement under applicable law with respect to taxes. Any amounts so deducted or withheld and remitted by the applicable withholding agent to the appropriate taxing authority will be treated for all purposes of the Merger Agreement as having been paid to the person in respect of which such deduction or withholding was made.
Charter; Bylaws
At the Effective Time, (a) the certificate of incorporation of the Company will be amended and restated in its entirety to be in the form attached as an exhibit to the Merger Agreement, except that the name of the Surviving Corporation shall be the name of the Company and provisions naming the initial board of directors or relating to the incorporator shall be omitted, and (b) the bylaws of the Surviving Corporation will be amended and restated in their entirety to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that references to Merger Sub’s name will be replaced with references to the Surviving Corporation.
Representations and Warranties
The Merger Agreement contains representations and warranties of Parent, Merger Sub and the Company, including representations and warranties relating to, among other things:
•	organization, good standing, qualification and similar matters;
•	corporate authority and approval and fairness;
•	due authorization, execution, delivery and enforceability of the Merger Agreement;
•	governmental and regulatory authority filings;
•	absence of conflicts with the parties’ governing documents, applicable laws and contracts;
•	information supplied;
•	litigation; and
•	absence of brokers’, finders’ and investment bankers’ fees or commissions.
In addition, the Merger Agreement contains the following representations and warranties of the Company relating to, among other things:
•	capital structure;
•	ownership of the Company’s subsidiaries;
•	governmental filings and SEC filings;
•	maintenance of disclosure controls and procedures;
•	Company financial statements and the absence of certain undisclosed liabilities;
•
the conduct by the Company and each of its subsidiaries of its business in all material respects in the ordinary course of business since June 30, 2023 and the absence of a Material Adverse Effect (as defined below) since such date;

•	employee benefits matters;
•	compliance with laws;
•	possession and compliance with permits, licenses and consents;
•	compliance with international trade laws and anti-corruption laws;
•	material contracts, including top customers and vendors/suppliers;

•	real property;
•	inapplicability of certain takeover laws;
•	environmental matters;
•	filing of tax returns, payment of taxes and other tax matters;
•	labor matters;
•	ownership and use of intellectual property;
•	cybersecurity and data privacy matters;
•	insurance; and
•	the receipt of a fairness opinion from Houlihan.
The Merger Agreement also contains the following representations and warranties of Parent and Merger Sub relating to, among other things:
•	equity financing and the availability of funds to consummate the Merger;
•	ownership and operations of Merger Sub;
•	solvency;
•	ownership of Company Common Stock; and
•	arrangements related to the Merger.
Certain of the representations and warranties in the Merger Agreement are qualified as to “materiality” or “Company Material Adverse Effect”. The Merger Agreement provides that a Company Material Adverse Effect means any condition, fact, occurrence, development, change, circumstance, event or effect (each, an “Effect”) that (a) prevents or delays the consummation by the Company or any Company Subsidiary of the Merger or the other transactions contemplated by the Merger Agreement on or before the Outside Date (as defined below) or (b) would have, or would reasonably be expected to have, individually or in the aggregate, together with all other Effect, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, excluding, for purposes of clause (b), any Effect arising out of or resulting from:
•	any Effect affecting the economy or the financial, credit or securities markets in the United States or elsewhere in the world, including interest rates and exchange rates or any changes therein;
•	any Effect affecting any business or industries in which the Company or any its subsidiaries operate;
•
any development or changes in GAAP (or other applicable accounting standards) or in any applicable law (including COVID-19 measures) after the date of the Merger Agreement or the enforcement or interpretation thereof;

•
the existence, continuation or escalation of any acts of God, including earthquakes, floods, hurricanes, fires, tropical storms or other natural disasters or disease outbreak, pandemic or epidemic, including COVID-19;

•	the commencement, occurrence, continuation or escalation or worsening of any armed hostilities, sabotage or acts of war (whether or not declared) or terrorism;
•
any action taken by the Company or any of its subsidiaries at the written request of Parent that is not expressly required to be taken by the Merger Agreement, or any action expressly required by, or the failure to take any action expressly prohibited by, the Merger Agreement;

•
any change in the market price or trading volume of the shares of Company Common Stock, in and of itself, any change in the ratings or ratings outlook for the Company or any of its subsidiaries, or changes in any analyst’s recommendations or ratings with respect to the Company or any of its subsidiaries, or failure of the Company or any subsidiary to meet any internal or external projections, budgets, guidance, forecasts or estimates of revenues, earnings or other financial results or metrics for any period, in and of itself; provided that the underlying causes of any such change or failure may be taken into account unless such underlying cause would otherwise be excluded by other clauses of the definition of “Company Material Adverse Effect”;
•
a decline, in and of itself, in the price or trading volume of the shares of Company Common Stock on the NYSE; except that the underlying causes of any such decline may be taken into account unless such underlying cause would otherwise be excluded by other clauses of the definition of “Company Material Adverse Effect”;

•	public comments or other public communications by Parent or Merger Sub of its express intentions with respect to the conduct of the business of the Company or any subsidiary; and
•
the announcement or pendency of the Merger Agreement or the transactions contemplated thereunder or the performance by the Company of the Merger Agreement, including, in each case, (x) litigation by a stockholder of the Company (or a derivative or similar claim) to the extent asserting allegations of breach of fiduciary duty by members of the Special Committee or under securities laws relating to the Merger Agreement or the transactions contemplated thereunder or (y) the impact thereof on relationships with employees, customers, suppliers, distributors, partners, vendors or other persons, in each case, to the extent resulting from the negotiation, entry into, announcement, pendency or performance of this Agreement;

except that, in the case of the first five bullets above, to the extent that the Company and its subsidiaries, taken as a whole, are disproportionately adversely affected by such matters as compared to other companies operating in the same industry in which the Company and its subsidiaries operate (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether there has been or will be a Company Material Adverse Effect).
Conduct of Business by the Company Prior to Consummation of the Merger
Except (i) as expressly required or expressly provided by the Merger Agreement, (ii) as required by applicable law, (iii) as expressly consented to in writing by Parent (such approval not to be unreasonably withheld, delayed or conditioned) (any action or omission taken or omitted to be taken by the Company or any subsidiary of the Company at the direction or with the actual knowledge of certain specified officers of the Company who are affiliated with the Sponsor (each of such person, a “Dual Representative”) will be deemed to have been taken with Parent’s prior written consent) or (iv) as specifically set forth on the confidential company disclosure schedules to the Merger Agreement, from the date of the Merger Agreement until the earlier to occur of the valid termination of the Merger Agreement and the Effective Time, the Company will, and will cause each of its subsidiaries to, use reasonable best efforts to (A) conduct their businesses in all material respects in the ordinary course of business consistent with past practice, (B) preserve intact their business organizations, (C) preserve the present relationships and goodwill with those persons having significant business relationships with the Company and its subsidiaries, and (D) comply with and maintain all material permits required to conduct its and their businesses and to own, lease and operate its and their properties and assets.
Without limiting the generality of the foregoing, subject to the exceptions described in (i) through (iv) of the foregoing paragraph, from the date of the Merger Agreement to the earlier of the valid termination of the Merger Agreement and the Effective Time, the Company will not, and will not permit any of its subsidiaries to:
•	amend any organizational documents of the Company or any of its subsidiaries;
•
issue, sell, grant options, restricted stock units or rights to purchase, pledge, or authorize or propose the issuance of, sale of, or grant of options, restricted stock units or rights to purchase or pledge, any securities of the Company or any of its subsidiaries, other than (i) the issuance of shares of Company Common Stock upon the exercise of Company Options or the vesting and settlement of RSU Awards or DSU Awards, in each case outstanding as of the date hereof in accordance with their terms and (ii) the issuance of securities by a wholly-owned subsidiary to the Company or another wholly-owned subsidiary;

•	adjust, split, combine, recapitalize, subdivide or reclassify or otherwise amend the terms of any shares of its capital stock or other equity interests;

•
sell, pledge, dispose of, transfer, lease, mortgage, license, sublicense, abandon, allow to lapse, assign or encumber any material property, securities, or material assets (excluding Intellectual Property Rights (as defined in the Merger Agreement)) of the Company or any of its subsidiaries, except (i) in the ordinary course of business consistent with past practice, (ii) liens incurred in connection with the incurrence of indebtedness permitted pursuant to the Merger Agreement, (iii) pursuant to material contracts of the Company existing as of the date of the Merger Agreement, (iv) pursuant to Incidental Contracts (as defined in the Merger Agreement), or (v) for de minimis dispositions or abandonments of immaterial tangible assets not currently used in the Company’s business, in the ordinary course of business and consistent with past practice;

•
establish a record date for, authorize, declare, set aside, make or pay any dividend or other distribution with respect to any shares of its capital stock or other equity interests, whether payable in cash, stock, property or a combination thereof, other than a dividend or other distribution by a wholly-owned subsidiary of the Company to any other wholly owned subsidiary of the Company;

•
other than (i) in connection with the exercise of any outstanding Company Options or offers of purchase rights under the stock purchase plan of the Company permitted by the terms of such Company Options or such stock purchase plan, as applicable, or the payment of related withholding taxes, by net exercise or by tendering of shares or (ii) tax withholdings on the vesting or payment of RSU Awards or DSU Awards, reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its equity securities or any options, warrants, securities of the Company or other rights exercisable for or convertible into any such equity securities;

•
(i) make any acquisition or disposition, or make any offer or agreement to acquire or dispose by means of a merger, consolidation, recapitalization, purchase, sale or otherwise, in one transaction or any series of related transactions, of any business, assets or securities or any sale, lease, encumbrance or other disposition of assets or securities of the Company, any of its subsidiaries or any person, other than (A) pursuant to any material contract of the Company existing as of the date of the Merger Agreement or (B) with respect to assets, in the ordinary course of business consistent with past practice, or (ii) adopt, publicly propose or enter into a plan of complete or partial liquidation, dissolution, recapitalization or restructuring, or file or consent to the filing of a petition in bankruptcy under any provisions of applicable law, except in the ordinary course of business and consistent with past practice;

•
assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations in excess of $200,000 in the aggregate (excluding existing obligations as of the date hereof) of any other person;

•
incur, create, assume or otherwise become liable or responsible for any indebtedness for borrowed money or issue any debt securities, or assume or guarantee the obligations of any person (other than a wholly-owned subsidiary of the Company) for borrowed money, or otherwise become responsible for or grant any lien on any asset of the Company or any subsidiary with respect to the obligations of any person, other than indebtedness for borrowed money incurred in the ordinary course of business not to exceed $3,000,000 in the aggregate;

•
make any loans, advances or capital contributions to, or investments in, any other person, other than (i) loans solely between the Company and a wholly-owned subsidiary or between wholly-owned subsidiaries, and (ii) advances for travel and other out-of-pocket expenses to officers, directors or employees of the Company or any subsidiary made in the ordinary course consistent with past practice;

•
except to the extent required by applicable law or the terms of any Company Benefit Plan (as defined in the Merger Agreement), as in effect on the date of the Merger Agreement: (i) hire any employee at the level of Vice President or higher, except in the ordinary course of business or as otherwise required by applicable law, or an existing contract, (ii) increase the compensation or benefits payable or to become payable to its directors, officers, employees or independent contractors (other than merit increases in salaries for employees with titles below the level of Vice President, not to exceed (x) 10% in the aggregate of such employees’ salaries on the date hereof and (y) $1,000,000 in the aggregate), or promote any non-officer employee to an officer position; (iii) grant any rights to severance or termination pay or other termination benefit or terminate any such individual, other than for cause or due to death or disability; (iv) establish, terminate, adopt, enter into or materially amend any CBA

(as defined in the Merger Agreement) or Company Benefit Plans that would materially increase the costs of maintaining such Company Benefit Plan (or any collective bargaining or similar labor agreement, or employee benefit plan or arrangement, that would be a CBA or a Company Benefit Plan (as applicable) if in effect on the date of the Merger Agreement); or (v) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability, time of payment or funding of any compensation or any equity award or other benefit under any Company Benefit Plan with respect to any current or former service provider;
•	make any change in accounting policies or procedures, other than as required by GAAP, applicable law or any governmental entity with competent jurisdiction;
•
engage in any transaction with, or enter into any agreement, arrangement or understanding with any affiliate of the Company or other person covered by Item 404 of Regulation S-K promulgated under the Exchange Act, in each case, other than Parent, Sponsor or any of their respective affiliates;

•
(i) other than as required by a change in law or a change in the applicable facts, prepare or file any material tax return inconsistent with past practice, (ii) make or change any material tax election, (iii) other than as required by GAAP, change any annual tax accounting period relating to material taxes, (iv) file any amended material tax return, (v) enter into any “closing agreement” with any taxing authority regarding a material amount of tax, or (vi) consent to any material tax claim or assessment or surrender a right to a material refund of taxes;

•
(i) settle any suit, action, claim, proceeding or investigation other than a settlement solely for monetary damages (net of insurance proceeds received) not in excess of $50,000 individually or $500,000 in the aggregate or (ii) waive any material right with respect to any claim held by the Company or any subsidiary in respect of any proceeding brought or threatened in writing to be brought before a governmental entity;

•
except in the ordinary course of business consistent with past practice, (i) adversely modify or terminate (excluding any expiration in accordance with its terms) any Company Material Contract (as defined in the Merger Agreement), (ii) waive, release or assign any material rights or material claims under any Company Material Contract, or (iii) make any material payment of any liability of the Company or its subsidiaries under any Company Material Contract before the same comes due in accordance with its terms;

•	create any subsidiary of the Company or any of its subsidiaries;
•	enter into any new line of business, or form or commence the operations of any joint venture;
•	amend in a manner that adversely impacts in any material respect the ability to conduct its business, terminate or allow to lapse any material permits of the Company or its subsidiaries;
•
exclusively license, sell, transfer, dispose of, abandon, cancel, or knowingly allow to lapse intellectual property of the Company, other than (i) licenses granted to third parties in the ordinary course of business, (ii) pursuant to Incidental Contracts (as defined in the Merger Agreement), or (iii) for de minimis dispositions or abandonments of immaterial intellectual property of the Company not currently used in the Company’s business, in the ordinary course of business and consistent with past practice; or

•	authorize, resolve or offer, agree or commit, in writing or otherwise, to do any of the foregoing.
Written Consent
In accordance with the terms of the Merger Agreement, Parent was required to deliver to the Company the duly executed Sponsor Written Consent as soon as practicable (and in any event within 24 hours) after the execution and delivery of the Merger Agreement. The Sponsor Written Consent was delivered to the Company on October 10, 2023, shortly after the execution of the Merger Agreement. The Sponsor Written Consent became effective at 6:00 p.m. New York City time on November 9, 2023.

No Shop; Competing Proposal; No Solicitation
The Company has agreed that it will not, and it will cause its subsidiaries and its and its subsidiaries’ Representatives (as defined in the Merger Agreement) to, directly or indirectly, not:
•
initiate, solicit, knowingly encourage or knowingly take any action designed to facilitate any inquiry, expression of interest, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Competing Proposal (as defined below) (other than discussions solely to clarify and understand the terms and conditions of any unsolicited inquiry, offer or proposal, solely and only to the extent necessary to determine whether such inquiry, offer or proposal constitutes or could reasonably be expected to result in a Competing Proposal);

•
enter into, participate, continue or engage in any discussions or negotiations with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Competing Proposal (other than informing such persons non-solicitation covenant in the Merger Agreement and discussions solely to clarify and understand the terms and conditions of any unsolicited inquiry, offer or proposal, solely and only to the extent necessary to determine whether such inquiry, offer or proposal constitutes or could reasonably be expected to result in a Competing Proposal);

•
furnish to any person any non-public information or data regarding to the Company or any of its subsidiaries or afford to any such person (other than Parent, Merger Sub or any designees or representatives of Parent or Merger Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its subsidiaries, in any such case with the intent to encourage, facilitate or assist the making, submission or announcement of any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Competing Proposal (in each case, other than Parent, Merger Sub or any designees or Representatives thereof);

•
amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries (unless the Special Committee determined in good faith, after consultation with outside legal counsel, that failure to do so would be reasonably likely to be inconsistent with the directors’ fiduciary duties under the DGCL, the Company may then amend or grant a waiver or release under such standstill or similar agreement, solely to the extent necessary to permit a person to make, on a confidential basis to the Board or the Special Committee, a Competing Proposal); or

•	authorize, permit any of their Representatives to, resolve or agree to do any of the foregoing.
The obligations described in the five bullets points above are referred to herein as the “No-Shop Obligations.” The Merger Agreement provides that the term “Competing Proposal” means any inquiry, proposal, indication of interest or offer from any person or group (other than Parent, Merger Sub or any of their respective affiliates) to engage in a transaction or series of related transactions contemplating or relating to:
•
any merger, consolidation, reorganization, sale of assets, business combination, recapitalization, share exchange, amalgamation, asset purchase, issuance of securities, acquisition of securities, tender offer, exchange offer, joint venture or other similar transaction resulting in: (i) any person or group directly or indirectly acquiring beneficial ownership or business or assets constituting 20% or more (based on fair market value or book value) of the consolidated revenues, net income or assets (including capital stock of the subsidiaries of the Company) of the Company and its subsidiaries, taken as a whole, or 20% or more of the outstanding voting securities or economic interests of the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, or (ii) the owners of outstanding shares of Company Common Stock (as a group) immediately prior to such transaction or series of related transactions owning, directly or indirectly, less than 80% of the voting securities or economic interests of the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity;

•
any dissolution, liquidation or winding-up of the Company or any of its subsidiaries or group of subsidiaries that represent at least 20% or more (based on fair market value or book value) of the consolidated revenues, net income or assets of the Company and its subsidiaries, taken as a whole; or

•	any combination of the foregoing.

For the avoidance of doubt, the Merger and the other transactions contemplated by the Merger Agreement will not be deemed a Competing Proposal.
From and after the execution of the Merger Agreement until the earlier of the valid termination of the Merger Agreement and the Effective Time, the Company will, and will cause its subsidiaries and its and their respective Representatives, to:
•
cease and cause to be terminated all existing solicitations, encouragements, discussions or negotiations with any person (other than Parent, Merger Sub and their respective Representatives) conducted prior to the date of the Merger Agreement with respect to any Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Competing Proposal;

•
promptly following the execution of the Merger Agreement (and in any event within 24 hours thereof), terminate access by any person (other than Parent, Merger Sub and their Representatives) to any physical or electronic data room or other access to data or information of the Company, in each case relating to or in connection with a potential Competing Proposal (or prior discussions in respect of a potential Competing Proposal);

•
promptly following the execution of the Merger Agreement (and in any event within 48 hours thereof) request that each person (other than Parent, Merger Sub and their Representatives) that has executed a confidentiality agreement with the Company since January 1, 2023 relating to a potential Competing Proposal promptly return to the Company (or, if permitted by the applicable agreement, destroy) all non-public documents and materials containing non-public information of the Company that has been furnished by the Company or any of its Representatives to such person pursuant to the terms of such confidentiality agreement; and

•
take the necessary steps to promptly inform any person with whom discussions and negotiations are then occurring or who make a Competing Proposal as of and after the date of the Merger Agreement of the No-Shop Obligations of the Company and the obligations described in the immediately preceding three bullets.

The Company is required to promptly (and, in any event, within twenty-four (24) hours) give written notice to Parent if any (i) inquiries, proposals, or offer from a third-party relating to any Competing Proposal (or that would reasonably be expected to lead to any Competing Proposal) are received by, (ii) information is requested in connection with any Competing Proposal (or that would reasonably be expected to lead to any Competing Proposal) from or (iii) discussions or negotiations sought to be initiated with respect to any Competing Proposal (or that would reasonably be expected to lead to any Competing Proposal) with, the Company, any of its subsidiaries or any of its or their Representatives, with such notice indicating the identity of such third-party, the material terms and conditions of the Competing Proposal, inquiry, proposal, offer, request, discussion or negotiation and a description of any material written requests, proposals or offers, including proposal amendments.
Superior Proposal
Notwithstanding the foregoing restrictions, prior to the Written Consent Effective Time, the Company, its subsidiaries and its and their Representatives were allowed, under certain circumstances and in compliance with certain obligations set forth in the Merger Agreement, to provide non-public information or data, including with respect to the Company and its subsidiaries, and participate in discussions and negotiations with respect to an unsolicited Competing Proposal that either constituted or would reasonably be expected to lead to a Superior Proposal (as defined below).
The Merger Agreement provides that the term “Superior Proposal” means a bona fide written Competing Proposal (with references to 20% being deemed to be replaced with references to 50%) made after the date of the Merger Agreement by a third party that:
•
was an unsolicited bona fide, written Competing Proposal (with all percentages in the definition of Competing Proposal changed to fifty percent (50%)) that did not result from a breach of the provisions of the Merger Agreement relating to Competing Proposals;

•
if consummated, would result in any person or group (other than Parent or its affiliates) becoming the beneficial owner, directly or indirectly, of more than 50% of the consolidated assets of the Company and its subsidiaries or more than 50% of the total voting power of the equity securities or economic interests of the Company; and

•
the Board (acting upon the recommendation of the Special Committee after consultation with its outside financial advisors and outside legal counsel) determines in good faith, to be (a) more favorable to the stockholders of the Company, from a financial point of view, than the transactions contemplated in the Merger Agreement (taking into account any adjustment to the terms and conditions proposed by Parent in writing in response to such proposal and any applicable Company Termination Fee) and (b) reasonably capable of being completed in accordance with its terms, in the case of each of clauses (a) and (b), considering factors the Board (acting upon the recommendation of the Special Committee) considers to be appropriate (including the conditionality, the timing of such proposal, the Company’s ability to consummate such Competing Proposal and certainty of closing).

Company Recommendation
Neither the Board nor any committee of the Board will take any of the following actions constituting a “Change of Company Recommendation”:
•
withhold, withdraw, qualify, modify or amend (in a manner adverse to Parent or Merger Sub) (or publicly propose to withhold, withdraw, qualify, modify or amend (in a manner adverse to Parent or Merger Sub)) the recommendation that the holders of shares of Company Common Stock adopt and approve the Merger Agreement (the “Company Recommendation”) or fail to include the Company Recommendation in this information statement;

•
fail to (A) reaffirm the Company Recommendation and (B) recommend against acceptance of a tender or exchange offer by the Company’s stockholders pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Company Common Stock, in each case, within five (5) Business Days after receipt of a written request of Parent following a Competing Proposal that has been publicly announced (and not publicly withdrawn) (in the case of clause (A)) or the commencement of such tender offer or exchange offer (in the case of clause (B)) or, in each case, if earlier, prior to the Written Consent Effective Time (it being understood that the taking of no position or a neutral position by the Board in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to recommend against acceptance of any such offer);

•	authorize, adopt, approve, recommend or declare advisable (or publicly propose to authorize, adopt, approve, recommend or declare advisable), any Competing Proposal; and
•
approve or recommend, or publicly declare advisable or publicly propose to approve or recommend, or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract or similar agreement to effect any Competing Proposal (other than an acceptable confidentiality agreement entered into in compliance with the Merger Agreement) (such agreement, an “Alternative Acquisition Agreement”), or requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement.

A Change of Company Recommendation will have no effect on the effectiveness of the Sponsor Written Consent.
Prior to the Written Consent Effective Time, the Board or the Special Committee were allowed to make a Change of Company Recommendation in response to an intervening event or a Competing Proposal, in each case, under certain specified circumstances and after complying with certain specified procedural requirements.
Indemnification and Insurance
For six (6) years from and after the Closing, Parent will cause the Surviving Corporation to indemnify, defend and hold harmless all past and present officers and directors of the Company or any of its subsidiaries (the “Indemnified Parties”) to the fullest extent permitted by law against (i) all losses, expenses (including reasonable attorneys’ fees and expenses), judgments, fines, claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) arising out of, pertaining to, or by reason of the fact that such person is or was a director or officer of the Company or any Company Subsidiary (the “Indemnified Liabilities”) and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by the Merger Agreement, whether asserted or claimed prior to, at or after the Effective Time, in each case that the Company and its subsidiaries would have been permitted under or required by applicable law and the Company’s charter, bylaws and any indemnification agreements of the Company in effect on the date of the Merger Agreement to indemnify such Indemnified Parties. Additionally, for not less than 6 years from and after the Effective Time, Parent will cause the organizational documents of the Surviving Corporation and its subsidiaries to maintain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses for periods at or prior to the Effective Time than are set forth in the Company’s charter, bylaws or such other organizational documents.
The Company is permitted to, prior to the Effective Time, and if the Company fails to do so, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, obtain and fully pay the premium for an insurance and indemnification policy that provides coverage for a period of six (6) years from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate to the intended beneficiaries thereof than the Company’s existing directors’ and officers’ liability insurance policy. During the period commencing at the Effective Time and ending on the six (6) year anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain in full force and effect, for its full term, the D&O Insurance and cause all obligations thereunder to be honored by the Surviving Corporation. In satisfying its D&O Insurance obligations, the Surviving Corporation will not be obligated to pay annual premiums in excess of 300% of the then current aggregate annual premium of the Company’s existing policy in place at the Effective Time (the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Company will be permitted to purchase the maximum amount of coverage under the D&O Insurance that can be obtained for an amount equal to the Maximum Annual Premium.
If the Surviving Corporation or Parent (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, Parent will, and will cause the Surviving Corporation to, require such successors, assigns or transferees of the Surviving Corporation or Parent to assume the indemnification and insurance obligations set forth above.
Other Covenants and Agreements
The Merger Agreement contains other covenants and agreements, in which each of Parent and the Company covenants or agrees to:
•
Public Announcements: Consult with each other before issuing any press release or making any other public statement with respect to the transactions contemplated by the Merger Agreement, except (i) as may be required by applicable law or listing rules of any national securities exchange, (ii) in connection with, or in response to, a Competing Proposal or Change of Company Recommendation in compliance with the Merger Agreement, (iii) public statements or communication that are consistent in all material respects with previous press releases, public disclosures or public statements made by a party to the Merger Agreement to the extent such disclosure is still accurate, or (iv) statements that are consistent in all material respects with the prior public disclosures regarding the transactions contemplated by the Merger Agreement or not inconsistent with the terms of the Merger Agreement;

•
Regulatory Matters: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, or proceeding by or before any governmental entity with respect to the transactions contemplated by the Merger Agreement; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, or proceeding; and (iii) promptly inform the other parties of any communication to or from any governmental entity regarding the transactions contemplated by the Merger Agreement;

•	Notice of Certain Events: Give prompt notice to each other (a) of any notice or other communication received by such party from any governmental entity in connection with the Merger Agreement or the transactions contemplated thereby, or from any person alleging that the consent of such person is or may be required in connection with any of such transactions, (b) of any proceeding commenced or, to any party’s knowledge, threatened against, such party or any of its affiliates or otherwise relating to such party or any of its affiliates, in each case relating to any of the transactions contemplated by the Merger Agreement, and (c) any Effect that has caused, or would reasonably be expected to cause, any of the conditions to closing not to be satisfied;
•
Schedule 13e-3: Cooperate and, concurrently with the preparation and filing of this information statement, jointly prepare and file with the SEC a Rule 13e-3 Transaction Statement on Schedule 13e-3 relating to the transactions contemplated by the Merger Agreement; and

•
Special Committee: Not take any action intended to cause the Company to, without the prior written consent of a majority of the Special Committee, eliminate the Special Committee, revoke or diminish the authority of the Special Committee, increase the size of the Special Committee or remove or cause the removal of any director of the Board that is a member of the Special Committee either as a member of the Board or the Special Committee other than for cause.

In addition, the Company will:
•
Access to Information: Give Parent, Merger Sub, their officers and other authorized representatives reasonable access during normal business hours to, and information (including financial and operational data) concerning, its and its subsidiaries’ officers, employees, agents, properties, offices and other facilities and to books, contracts and records, except that the Company is not required to afford such access or furnish such information if it would, amongst other things, (a) unreasonably interfere with the operations of any business conducted by the Company or any of its subsidiaries, (b) violate any confidentiality obligations of the Company or any subsidiary to any third party or otherwise breach, contravene or violate any then effective contract to which the Company or any of its subsidiaries is party, (c) result in the loss of attorney-client privilege, (d) result in a competitor of the Company or any subsidiary receiving information that is competitively sensitive, or (e) breach, contravene or violate any applicable law;

•
Defense of Litigation: (i) promptly advise Parent of any stockholder litigation asserted, threatened in writing or orally or commenced against it, the Board, any committee of the Board or any of its representatives or subsidiary relating to the Merger Agreement, the Merger or any other transactions contemplated by the Merger Agreement, (ii) keep Parent informed on a reasonably prompt basis regarding any such stockholder litigation, and give Parent an opportunity to participate in the defense, prosecution, settlement or compromise of any such litigation and consult with counsel to the Company regarding such matters, (iii) review and propose comments to all filings or responses to be made by the Company in connection with any such stockholder litigation before such filings or responses are made, and (iv) not settle or compromise, agree to settle or compromise or take any other material action with respect to such stockholder litigation without Parent’s consent (not to be unreasonably withheld, delayed or conditioned);

•
Section 16b-3 Matters: Take all actions as may be necessary or advisable to ensure that the dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by the Merger Agreement by any officer or director of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•
Stock Exchange Delisting; Deregistration: Cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable laws and rules and policies of the NYSE to enable the de-listing by the Surviving Corporation of the Company Common Stock from the NYSE and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date (as defined in the Merger Agreement);

•
Resignation of Directors: Use its reasonable best efforts to deliver to Parent the resignation of the members of the Board designated by Parent in writing who are in office immediately prior to the Effective Time (and to the extent requested by Parent, from any member of the board of directors (or any equivalent) of each subsidiary of the Company);

•
Amazon Warrant: (i) deliver to the counterparty to the Warrant to Purchase Common Stock, dated as of January 23, 2018, by and between the Company and Amazon.com NV Investment Holdings LLC, a Nevada limited liability company (the “Amazon Warrant”) any notices required under the terms of the Amazon Warrant, as applicable, in connection with the Merger, and (ii) use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the termination of the Amazon Warrant as of (and conditioned upon the occurrence of) the Effective Time; and

•
Filing of Information Statement: Use reasonable best efforts to prepare and file with the SEC this information statement and promptly notify Parent of the receipt of any SEC comments to the information statement, and mail to the holders of Company Common Stock as promptly as possible after the later of receiving clearance from the SEC or the expiration of the ten (10) day period after filing in the event the SEC does not review the information statement.

Conditions to Consummation of the Merger
The obligation of each party to effect the Merger is subject to the satisfaction or, to the extent not prohibited by applicable law, waiver of, at or prior to the Effective Time, of the following conditions:
•	the Sponsor Written Consent has been obtained;
•
no court or other governmental authority of competent jurisdiction has enacted, issued, promulgated, amended, enforced or entered any order or other law that is in effect that restrains, enjoins, prevents, renders illegal or otherwise prohibits consummation of the Merger; and

•	at least 20 calendar days have elapsed since the Company mailed this information statement to the stockholders of the Company.
The Sponsor Written Consent was delivered to the Company on October 10, 2023 shortly after the execution of the Merger Agreement with an effective time of the Written Consent Effective Time.
The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:
•	subject to materiality qualifiers in certain instances, the accuracy of the representations and warranties of the Company contained in the Merger Agreement;
•
the Company having performed or complied with in all material respects all obligations and covenants required to be performed by it or complied with under the Merger Agreement at or prior to the Effective Time;

•	since the date of the Merger Agreement, a Company Material Adverse Effect (as defined in the Merger Agreement) not having occurred that is continuing as of immediately prior to the Effective Time; and
•
the receipt by Parent of a certificate dated the Closing Date signed on behalf of the Company by the chief executive officer or chief financial officer of the Company certifying that each of the three conditions specified above has been satisfied.

The obligation of the Company to effect the Merger is also subject to satisfaction or waiver by the Company at or prior to the Closing of the following conditions:
•	subject to materiality qualifiers in certain instances, the accuracy of the representations and warranties of Parent and Merger Sub contained in the Merger Agreement;
•
each of Parent and Merger Sub having performed and complied with in all material respects all obligations and covenants required to be performed or complied with by Parent and Merger Sub under the Merger Agreement at or prior to the Effective Time; and

•
the receipt by the Company of a certificate dated the Closing Date signed on behalf of Parent and Merger Sub by an executive officer of Parent certifying that each of the two conditions specified above has been satisfied.

The Merger Agreement may be terminated and the Merger and any other transactions contemplated by the Merger Agreement may be abandoned at any time prior to the Effective Time by the mutual written consent of Parent and the Company (upon approval of the Special Committee).
Termination of the Merger Agreement
In addition, the Merger Agreement may be terminated and the Merger and any other transactions contemplated by the Merger Agreement may be abandoned at any time prior to the Effective Time by either Parent or the Company (upon approval of the Special Committee):
•
if the Merger is not consummated on or before March 8, 2024 (the “Outside Date”), except that the right to terminate the Merger Agreement under this clause is not available to a party whose breach of or failure to comply with its representations, warranties, covenants or obligations under the Merger Agreement has been the primary cause of, or has primarily resulted in, the failure of a condition to consummate the Merger on or before the Outside Date (the “Outside Date Termination Right”);

•
if any court or other governmental authority of competent jurisdiction has issued or entered any order, decree or ruling, or enacts or promulgates any law that permanently restrains, enjoins, prevents, renders illegal or otherwise permanently prohibits consummation of the Merger and such order, decree or ruling shall have become final and non-appealable, except that the right to terminate the Merger Agreement under this clause is not available to a party whose breach of or failure to comply with its representations, warranties, covenants or obligations under the Merger Agreement has been the primary cause of, or has primarily resulted in, the issuance or entry of such order or the enactment or promulgation of such law; or

•
if the other party breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform would give rise to the failure of a condition precedent to Closing and cannot be cured prior to the Outside Date or, if capable of being cured prior to the Outside Date, has not been cured within 30 days after the giving of notice to the other party of such breach or failure to perform, except that no party has the right to terminate the Merger Agreement as a result of another party’s breach if such terminating party is in breach of, there is any inaccuracy of, or there is a failure to perform or comply with any of its representations, warranties, covenants or agreements which breach would give the other party the right to terminate the Merger Agreement for breach (the “Merger Agreement Breach Termination Right”).

The Merger Agreement also includes a termination right for (i) the Company if the Sponsor Written Consent is not delivered by Parent within 24 hours of signing the Merger Agreement (which right is no longer exercisable because the Sponsor Written Consent was delivered to the Company on October 10, 2023 shortly after the execution of the Merger Agreement), (ii) the Company, prior to the Written Consent Effective Time, if it receives a Superior Proposal and enters into an Alternative Acquisition Agreement in connection with such Superior Proposal (subject to compliance with the non-solicitation provisions of the Merger Agreement and the concurrent payment of the Company Termination Fee) (which right is no longer exercisable because the Written Consent Effective Time occurred) and (iii) Parent, if prior to the Written Consent Effective Time, a Change of Company Recommendation occurs or the Company enters into an Alternative Acquisition Agreement (which right is no longer exercisable because the Written Consent Effective Time occurred).
Termination Fees and Expenses
Fees Payable by Company. The Company will pay Parent a termination fee of $1,850,000 (the “Company Termination Fee”) if (i) Parent or the Company terminates the Merger Agreement pursuant to the Outside Date Termination Right or the Merger Agreement Breach Termination Right and (ii)(A) a Competing Proposal was disclosed or delivered to the Company prior to such termination and (B) the Company enters into an Alternative Acquisition Agreement with respect to such Competing Proposal or consummates a Competing Proposal within 12 months of such termination.

Pursuant to the Merger Agreement, the Company would also have been required to pay the Company Termination Fee in the following circumstances (which are no longer applicable upon occurrence of the Written Consent Effective Time):
•
Parent terminates the Merger Agreement because, prior to the Written Consent Effective Time, a Change of Company Recommendation occurred or the Company entered into an Alternative Acquisition Agreement;

•
Parent or the Company terminates the Merger Agreement pursuant to the Outside Date Termination Right and at the time of such termination, Parent had the right to terminate the Merger Agreement due to a Change of Company Recommendation or the entry into an Alternative Acquisition Agreement by the Company; and

•	The Company terminates the Merger Agreement in order to enter into an Alternative Acquisition Agreement in connection with a Superior Proposal.
Sole and Exclusive Remedy. The Company Termination Fee will be the sole and exclusive remedy for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective affiliates or any other person in connection with the Merger Agreement (and the termination hereof), the Merger and the other transactions contemplated thereby (and the abandonment thereof) or any matter forming the basis for such termination, except that such payment will not relieve any party of any liability or damages to any other party resulting from any common law fraud or intentional breach of the Merger Agreement.
Enforcement Costs. If the Company fails to timely pay the Company Termination Fee and, to obtain such payment, Parent commences a suit that result in a judgment against the Company for such amount, the Company will pay to Parent interest on such amount at the prime rate of J.P. Morgan, N.A. in effect on the date such payment was required to be made.
Expenses: Except as otherwise provided in the Merger Agreement, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including all fees and expenses of its representatives, will be paid by the party incurring such expenses.
Amendment and Waiver
At any time prior to the Effective Time, the Merger Agreement may be amended if it is in writing and signed by Parent, Merger Sub and the Company, or in the case of a waiver or extension, by the party to be bound by such waiver or extension. After the Written Consent Effective Time, no amendment of the Merger Agreement may be made that by applicable law requires further approval by the holders of shares of Company Common Stock without obtaining such further approval. The Sponsor Written Consent was delivered on October 10, 2023 shortly after the execution of the Merger Agreement and became effective at the Written Consent Effective Time.
Jurisdiction; Specific Performance
By entering into the Merger Agreement, each party thereto, with respect to any proceeding arising out of or relating to the Merger Agreement, the agreements delivered in connection therewith or transactions contemplated thereby or for recognition or enforcement of any judgment relating thereto, (i) expressly submitted to the personal jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom or, if such court declines to accept jurisdiction over a particular matter, any Delaware state or federal court located in the State of Delaware (the “Chosen Courts”), (ii) irrevocably and unconditionally waived and agreed not to assert in any such proceeding (1) any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason, (2) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such and (3) that a proceeding in any such court is brought in an inconvenient forum, the venue of such proceeding is improper or the Merger Agreement, or the subject matter thereof, may not be enforced in or by such courts and (iii) irrevocably submitted to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such proceeding.
The parties to the Merger Agreement are entitled to seek and obtain an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the performance of the terms and provisions of the Merger Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

The parties to the Merger Agreement agreed that, (i) the seeking of remedies of specific performance shall not in any way constitute a waiver by any party seeking such remedies of its right to seek any other form of relief that may be available to it under the Merger Agreement in the event that the Merger Agreement has been terminated or in the event that the remedies of specific performance are not available or otherwise are not granted, (ii) nothing set forth in the Merger Agreement shall require a party to institute any proceeding for (or limit a party’s right to institute any proceeding for) specific performance or other equitable relief under the Merger Agreement, or as a condition, to exercising any termination right thereunder (and pursuing damages after such termination), nor shall the commencement of any proceeding seeking remedies of specific performance or anything set forth in the Merger Agreement or limit a party’s right to terminate the Merger Agreement in accordance with its terms or pursue any other remedies under the Merger Agreement that may be available then or thereafter and (iii) no party shall require the other to post any bond or other security as a condition to institute any proceeding for specific performance. The parties to the Merger Agreement further agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.
Governing Law
The Merger Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regarding to any choice or conflict of law provision or rule.

OTHER IMPORTANT INFORMATION REGARDING THE COMPANY
Selected Historical Consolidated Financial Data
Set forth below is certain selected historical consolidated financial data relating to the Company. The historical selected financial data as of and for the nine month periods ended September 30, 2022 and September 30, 2023 is derived from the unaudited consolidated financial statements and data for fiscal years ended December 31, 2021 and December 31, 2022 is derived from the Company’s audited consolidated financial statements.
This information is only a summary. The selected historical consolidated financial data as of December 31, 2021 and 2022 should be read in conjunction with the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2022 and the selected historical consolidated financial data as of and for the nine months ended September 30, 2022 and 2023 should be read in conjunction with the Company’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2023, each of which is incorporated by reference into this information statement in its entirety. More comprehensive financial information is included in such reports, including management’s discussion and analysis of financial condition and results of operations, and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. See “Where You Can Find More Information.” Results of interim periods are not necessarily indicative of the results expected for a full year or for future periods.
Statement of Operations Data and Balance Sheet Data
	Nine Months Ended September 30,		Year Ended December 31,
	2023	2022	2022	2021
	(USD in thousands, except per share information)		(USD in thousands, except per share info)
Revenue	276,915	292,117	385,074	470,329
Gross Profit	37,133	38,935	57,797	64,798
Operating income (loss)	(19,065)	4,475	(707)	15,888
Income (loss) from continuing operations, net of tax	(25,186)	1,813	(285)	(1,093)
Income (loss) from discontinued operations, net of tax	9,410	3,365	4,516	10,819
Net income (loss)	(15,776)	5,178	4,231	9,726
Net income (loss) attributable to noncontrolling interests	2,589	4,311	6,490	8,226
Net income (loss) attributable to Startek shareholders	(18,365)	867	(2,259)	1,500
Basic and Diluted net income (loss) per share attributable to Startek shareholders from continuing operations	(0.62)	0.04	(0.01)	(0.02)
Basic and diluted net income (loss) per share attributable to Startek shareholders from continuing and discontinued operations	(0.45)	0.02	(0.06)	0.04
Cash Flow Statement:	September 30,		December 31,
	2023	2022	2022	2021
	(USD in thousands)		(USD in thousands)
Continuing Operations:
Net cash generated from/used in by operating activities	12,917	10,804	8,212	18,151
Net cash generated from/used in investing activities	25,105	(9.645)	33,655	(37,823)
Net cash generated from/used in financing activities	(98,386)	(2,497)	2,902	22,003
Discontinued Operations:
Net cash generated from/used in by operating activities	(7,691)	11,464	16,642	10,033
Net cash generated from/used in investing activities	(3,616)	(2,294)	(173)	(6,699)
Net cash generated from/used in financing activities	(325)	534	303	70

	September 30,	December 31,
	2023	2022	2021
	(USD in thousands)	(USD in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	36,718	22,457	32,068
Trade accounts receivables, net	41,144	47,138	46,634
Total current assets	130,921	355,738	225,018
Property, plant and equipment, net	25,932	22,945	25,428
Goodwill	100,857	120,505	128,557
Total non-current assets	238,564	270,305	417,457
Total assets	369,485	626,043	642,475
Trade Payables and Accrued expenses	40,166	34,104	35,871
Current Debt	22,912	134,733	9,680
Total current liabilities	105,630	288,461	148,267
Long term debt	54,755	41,175	160,175
Total non-current liabilities	93,419	86,016	240,888
Total liabilities	199,049	374,477	389,155
Equity attributable to Startek shareholders	170,436	187,774	195,304
Non-controlling interests	—	63,792	58,016
Total stockholders’ equity	170,436	251,566	253,320
Book Value per Share
The Company’s book value per share as of September 30, 2023 was $4.23 per share, calculated by dividing total equity (deficit) of $170.44 million by the total number of Company Common Stock outstanding on September 30, 2023, of 40,304,293.
Market Price of Shares and Dividends
The Company Common Stock trades on NYSE under the symbol “SRT.” Since November 2006, the Company has not paid dividends on outstanding Company Common Stock. The terms of the Merger Agreement do not allow the Company to declare or pay a dividend between October 10, 2023 and the earlier of the consummation of the Merger or the termination of the Merger Agreement. Following the Merger there will be no further market for the Company Common Stock and the Company Common Stock will be delisted from the NYSE and de-registered under the Exchange Act.
The table below provides the high and low intra-day trading prices of the Company Common Stock for the periods indicated, as reported by NYSE.
Fiscal Year	High	Low	Dividend Paid
2021
First Quarter	$9.80	$7.41	—
Second Quarter	$8.64	$5.77	—
Third Quarter	$7.68	$4.95	—
Fourth Quarter	$7.16	$3.80	—
2022
First Quarter	$5.34	$3.74	—
Second Quarter	$4.58	$2.70	—
Third Quarter	$4.50	$2.60	—
Fourth Quarter	$4.00	$3.03	—
2023
First Quarter	$4.53	$3.49	—
Second Quarter	$4.10	$2.64	—
Third Quarter	$3.47	$2.69	—
Fourth Quarter*	$4.39	$3.19	—
(*)	Fourth Quarter 2023 market price range reflects trading through December 7, 2023.
Other than the Merger Agreement, as discussed in the section of this information statement entitled “The Merger Agreement” beginning on page 61, the Company, Parent and their respective affiliates have not executed any transactions with respect to the Company Common Stock during the past 60 days.

The following table sets forth the amount of the Company Common Stock purchased by the Company, Parent and their respective affiliates during the past two years:
	Total Number of Shares Purchased	Range of Prices Paid per Share	Average Price Paid per Share
2021 Q3	58,959	4.99 – 6.27	5.66
2021 Q4	353,810	3.93 – 5.25	4.44
2022 Q1	259,407	4.16 – 5.25	4.88
2022 Q2	20,000	3.10 – 3.32	3.15
2022 Q3	90,726	3.12 – 3.46	3.31
2022 Q4	56,312	3.35 – 3.72	3.55
2023 Q1	—	—	—
2023 Q2	51,979	2.94 – 3.05	2.96
2023 Q3	14,014	2.84 – 2.89	—
2023 Q4	—	—	—
None of the Company, Parent, Merger Sub nor any of their respective affiliates has made an underwritten public offering of shares of Company Common Stock for cash during the past three years that was registered under the Securities Act, or exempt from registration under Regulation A promulgated thereunder.

PROVISIONS FOR STOCKHOLDERS
No provision has been made (a) to grant the Company’s stockholders access to the corporate files of the Company, any other party to the Merger or any of their respective affiliates, or (b) to obtain counsel or appraisal services at the expense of the Company, or any other such party or affiliate.

APPRAISAL RIGHTS
If the Merger is completed, holders of Company Common Stock other than the CSP Parties and their respective subsidiaries who do not wish to accept the Merger Consideration have the right to seek appraisal of their shares of Company Common Stock under Section 262 of the DGCL (“Section 262”) and, if all procedures described in Section 262 are strictly complied with, to receive payment in cash for the fair value of their shares of Company Common Stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your shares of Company Common Stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the applicable portion of the Merger Consideration that you are otherwise entitled to receive under the terms of the Merger Agreement. These rights are known as “appraisal rights”.
Strict compliance with the procedures set forth in Section 262 is required. Failure to follow precisely any of the statutory requirements may result in the withdrawal, loss or waiver of your appraisal rights. The following is a summary of appraisal rights under Section 262, the full text of which is attached as Annex C hereto and is incorporated herein by reference. The summary does not purport to be a complete statement of, and is qualified in its entirety by reference to, Section 262 and to any amendments to such section after the date of this information statement (please note that the 20-day period described below for a holder of Company Common Stock to demand appraisal will begin to run on the date of mailing this information statement, as described more fully below). Holders of Company Common Stock should assume that the Company will take no action to perfect any appraisal rights of any holder of Company Common Stock. Any holder of Company Common Stock who desires to exercise his, her or its appraisal rights should review carefully Section 262 and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that holders of Company Common Stock seek to exercise their appraisal rights under Section 262. A holder of Company Common Stock who loses his, her or its appraisal rights will be entitled to receive the applicable portion of the Merger Consideration under the Merger Agreement.
Only a holder of record of shares of Company Common Stock who (i) continuously holds such shares of Company Common Stock through the Effective Time, (ii) has not consented to or otherwise voted in favor of the Merger or otherwise withdrawn, lost or waived his, her or its appraisal rights, (iii) strictly complies with the applicable statutory procedures under Section 262 and (iv) does not thereafter withdraw his, her or its demand for appraisal of such shares of Company Common Stock will be entitled to receive the fair value of his, her or its shares of Company Common Stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value.
When a merger agreement is approved by written consent without a meeting pursuant to Section 228 of the DGCL, as is the case with the Merger Agreement, Section 262 requires that either a constituent corporation before, or the surviving corporation within ten (10) days after, the effective date of the merger notify each of its stockholders who is entitled to appraisal rights, that appraisal rights are so available and must include in each such notice a copy of Section 262. Such notice, if given on or after the effective date of the merger, must also notify the stockholders of the effective date of the merger.
THIS INFORMATION STATEMENT CONSTITUTES THE OFFICIAL NOTICE OF APPRAISAL RIGHTS UNDER SECTION 262. COMPANY STOCKHOLDERS SHOULD NOT EXPECT TO RECEIVE ANY ADDITIONAL NOTICE WITH RESPECT TO THE DEADLINE FOR DEMANDING APPRAISAL RIGHTS.
Any holder of Company Common Stock entitled to exercise appraisal rights may, within 20 days after the date of mailing of this information statement, demand in writing from the Company or the Surviving Corporation, as applicable, an appraisal of his, her or its shares of Company Common Stock. Such demand will be sufficient if it reasonably informs the Company or the Surviving Corporation, as applicable, of the identity of the holder of Company Common Stock making such demand and that the holder of Company Common Stock intends thereby to demand an appraisal of the fair value of his, her or its shares of Company Common Stock. Failure to make such a demand on or before the expiration of such 20-day period will result in the loss of the holder of Company Common Stock’s appraisal rights. For clarity, such 20-day period will begin to run on the date of mailing of this information statement.

A holder of Company Common Stock who elects to exercise appraisal rights must mail or deliver the written demand for appraisal to the following address or email the demand to the following email address:
StarTek, Inc.
4610 South Ulster Street, Suite 150
Denver, Colorado 80237
Attention: Ankul Agarwal
Email: ankul.agarwal@startek.com
The demand for appraisal must be executed by or for the holder of record, fully and correctly, as such holder’s name appears on his, her or its certificates evidencing the shares of Company Common Stock, and must state that such person intends thereby to demand appraisal of his, her or its shares of Company Common Stock. If the shares of Company Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be made in that capacity, and if the shares of Company Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be made by or for all owners of record. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a holder of record; however, such agent must identify the record owner or owners and expressly disclose in such demand that the authorized agent is acting as agent for the record owner or owners of such shares of Company Common Stock. A record holder such as a broker who holds shares of Company Common Stock as a nominee for several beneficial owners may exercise appraisal rights on behalf of one or more beneficial owners with respect to the shares of Company Common Stock held for such beneficial owner or owners while not exercising such rights with respect to the shares of Company Common Stock held for other beneficial owners. In such case, the written demand for appraisal should set forth the number of shares of Company Common Stock covered by such demand. Unless a demand for appraisal specifies a number of shares of Company Common Stock, such demand will be presumed to cover all shares of Company Common Stock held in the name of such record holder.
Beneficial owners who do not also hold their shares of Company Common Stock of record may not directly make appraisal demands. The beneficial holder must, in such cases, have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of such shares of Company Common Stock. If you hold your shares of Company Common Stock through a broker, bank or other nominee and you wish to exercise your appraisal rights, you should consult with your broker, bank or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee and obtaining notice of the Effective Time, and you must act promptly to cause the record holder of such shares of Company Common Stock to follow properly and in a timely manner the steps necessary to perfect such record holder’s appraisal rights.
Within 10 days following the Effective Time, the Company, as the Surviving Corporation, must notify each holder of Company Common Stock who is entitled to appraisal rights of the date that the Merger has become effective; provided, however, that if such notice is sent more than twenty (20) days following the sending of this information statement, such notice need only be sent to each holder who is entitled to appraisal rights and who has demanded appraisal of his, her or its shares of Company Common Stock in accordance with Section 262.
At any time within 60 days after the Effective Time, any holder of Company Common Stock who has not commenced an appraisal proceeding or joined such a proceeding as a named party may withdraw his, her or its demand for appraisal and accept the applicable portion of the Merger Consideration under the Merger Agreement by delivering to the Surviving Corporation a written withdrawal of the demand for appraisal. Thereafter, the written approval of the Surviving Corporation will be needed for such a withdrawal.
Once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that the foregoing shall not affect the right of any holder of Company Common Stock who has not commenced an appraisal proceeding or joined such a proceeding as a named party to withdraw such holder of Company Common Stock’s demand for appraisal and accept the applicable portion of the Merger Consideration under the Merger Agreement within 60 days after the Effective Time.
Within 120 days after the Effective Time, but not thereafter, the Company and any holder of Company Common Stock who has properly and timely demanded appraisal and otherwise complied with Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Company Common Stock held by all holders of Company

Common Stock that have demanded appraisal. A holder of Company Common Stock demanding appraisal must serve a copy of the petition on the Surviving Corporation. If, within 120 days after the Effective Time, no petition has been filed as provided above, all rights to appraisal will cease and any holder of Company Common Stock that previously demanded appraisal will become entitled only to such holder of Company Common Stock’s applicable Merger Consideration under the Merger Agreement. The Company is not obligated and does not currently intend to file a petition. It is the obligation of the holders of Company Common Stock to initiate all necessary petitions to perfect their appraisal rights in respect of shares of Company Common Stock within the time prescribed in Section 262 and the failure of a holder of Company Common Stock to file such a petition within the period specified in Section 262 could nullify such holder of Company Common Stock’s previous written demand for appraisal.
In addition, any holder of Company Common Stock entitled to appraisal rights that has made a demand for appraisal in accordance with Section 262 is entitled, within 120 days after the Effective Time and upon written request to the Company in writing, to receive from the Company a statement setting forth the aggregate number of shares of Company Common Stock not consented in writing in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares of Company Common Stock. The statement must be mailed within 10 days after such written request has been received by the Surviving Corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Company Common Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the Surviving Corporation such statement. As noted above, however, the demand for appraisal can only be made by the holder of Company Common Stock of record.
Upon the filing of a petition by a holder of Company Common Stock, service of a copy of such a petition shall be made upon the Surviving Corporation. The Surviving Corporation shall be required to, within 20 days after such service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all holders of Company Common Stock who have demanded appraisal of their shares of Company Common Stock and with whom the Surviving Corporation has not reached agreements as to the value of such shares of Company Common Stock. The Register in Chancery, if so ordered by the Delaware Court of Chancery, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the Surviving Corporation and to all such holders of Company Common Stock set forth on such verified list. Such notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication deemed advisable by the Delaware Court of Chancery.
If a hearing on the petition is held, the Delaware Court of Chancery is empowered to determine those holders of Company Common Stock who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require that holders of Company Common Stock who have demanded an appraisal for their shares of Company Common Stock and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. The Delaware Court of Chancery is empowered to dismiss the proceedings as to any holder of Company Common Stock who does not comply with such direction.
Upon application by the Company or any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to appraisal. Any stockholder whose name appears on the verified list mentioned above and who has submitted his, her or its stock certificates to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under Section 262.
The Delaware Court of Chancery shall then determine the fair value of the shares of Company Common Stock as of the Effective Time, taking into account all relevant factors, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with any interest, to be paid, if any, upon the amount determined to be the fair value. Unless the Delaware Court of Chancery, in its sole discretion, determines otherwise for good cause shown, and except as otherwise provided in Section 262, interest from the Effective Time through the date of payment of the judgment shall be compounded quarterly and shall accrue at five percent (5%) over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the Surviving Corporation may pay to each holder of Company Common Stock entitled to appraisal an amount in cash, in which case interest shall accrue after such payment only on the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares of Company Common Stock as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid by the Surviving Corporation as part of the pre-judgment payment to the holder of Company Common Stock.
When the fair value of the Company Common Stock is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the stockholders entitled to receive the same, forthwith in the case of uncertificated holders of Company Common Stock or upon surrender by certificated holders of Company Common Stock of their stock certificates.
Holders of Company Common Stock should be aware that no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and holders of Company Common Stock should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the applicable Merger Consideration that they are otherwise entitled to receive under the terms of the Merger Agreement. The Company does not anticipate offering more than the per share portion of the Merger Consideration to any holder of Company Common Stock exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of the relevant shares of Company Common Stock is less than the applicable Merger Consideration.
In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
The Delaware Court of Chancery may also (i) assess costs of the proceeding (which exclude attorneys’ fees and fees and expenses of experts) among the parties as the Delaware Court of Chancery deems equitable, and (ii) upon application of a holder of Company Common Stock, order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and fees and expenses of experts, to be charged pro rata against the value of all shares of Company Common Stock entitled to appraisal. Determinations by the Delaware Court of Chancery are subject to appellate review by the Delaware Supreme Court.
If no petition for appraisal is filed within 120 days after the Effective Time, or if the holder of Company Common Stock otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that holder of Company Common Stock to appraisal will cease and that holder of Company Common Stock’s shares will be deemed to have been converted at the Effective Time into the right to receive the applicable Merger Consideration, except that any attempt to withdraw made more than 60 days after the Effective Time will require the written approval of Surviving Corporation. In addition, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder of Company Common Stock absent court approval.

From and after the Effective Time, no holder of Company Common Stock who has demanded appraisal rights under Section 262 will be entitled to vote such Company stockholder’s shares of Company Common Stock for any purpose or to receive payment of dividends or other distributions in respect of such shares of Company Common Stock (except dividends or other distributions payable to holders of Company Common Stock of record at a date which is prior to the Effective Time).
HOLDERS OF COMPANY COMMON STOCK CONSIDERING SEEKING TO EXERCISE THEIR APPRAISAL RIGHTS SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES OF COMPANY COMMON STOCK AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE CONSIDERATION THEY WOULD RECEIVE PURSUANT TO THE MERGER IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES OF COMPANY COMMON STOCK. FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN SECTION 262 WILL RESULT IN A LOSS OF STATUTORY APPRAISAL RIGHTS. CONSEQUENTLY, AND IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF SECTION 262, ANY HOLDER OF COMPANY COMMON STOCK WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT THEIR LEGAL AND FINANCIAL ADVISORS BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS. NO PROVISIONS HAVE BEEN MADE TO GRANT ANY OF THE COMPANY’S STOCKHOLDERS ACCESS TO THE CORPORATE FILES OF THE COMPANY OR TO OBTAIN COUNSEL OR APPRAISAL SERVICES AT THE EXPENSE OF THE COMPANY OR THE SPONSOR.
TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262, SECTION 262 WILL GOVERN.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Beneficial Ownership of Common Stock by Directors, Executive Officers, and Principal Stockholders
The table below presents information as of November 30, 2023, regarding the beneficial ownership of shares of Company Common Stock by:
•	each person the Company knows to have beneficially owned more than five percent of Company Common Stock as of that date; and
•	each of the Company’s current executive officers and directors individually and as a group.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security, or has the right to acquire such powers within 60 days of November 30, 2023. The percent of Company Common Stock calculations are based on the 40,345,831 shares of Company Common Stock outstanding as of November 30, 2023.
Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, to the Company’s knowledge, the persons named in the table have sole voting and investment power with respect to their beneficially owned Company Common Stock.
	Beneficial Ownership of Shares
Name of Beneficial Owner	Number	Percentage
CSP Management Ltd.(1)	22,568,259	55.9%
A. Emmet Stephenson, Jr.(2)(3)	2,914,382	7.2%
Steven D. Lebowitz(4)	3,132,615	7.8%
MCI Capital, LC(5)	2,970,246	7.4%
Other CSP Affiliates(14)	—	—
Directors:
Albert Aboody(2)(6)	141,502	*
Sanjay Chakrabarty(2)(7)	129,296	*
Bharat Rao(2)(8)(9)	836,242	2.1%
Sudip Banerjee(2)	29,360	*
Mukesh Sharda(2)(7)(9)	610,174	1.5%
Gerald Schafer(2)(10)	138,582	*
Anupam Pahuja(2)	20,586	*
Nallathur S. Balasubramanian(2)	20,586	*
Named Executive Officers:
Neeraj Jain(13)	12,500	*
Surender Mohan Gupta(2)(11)	56,250	*
Aparup Sengupta(2)(12)	115,802	*
Vikash Sureka(2)(15)	3,418	*
All Current Directors and Executive Officers as a group (10 persons)	1,995,078	4.9%
*	Less than one percent.
(1)
This disclosure is based on information provided to the Company in a questionnaire. The address of this stockholder is 160 Robinson Road, #10-01, SBF Center, Singapore, 068914. Includes 21,028,218 shares directly owned by CSP Alpha Parent (which shares are indirectly beneficially owned by CSP Alpha LP, CSP Alpha GP and CSP Management), and 1,540,041 shares directly owned by CSP Victory Limited (which shares are indirectly beneficially owned by CSP Management).

(2)	The address of such person is c/o StarTek, Inc., 4610 South Ulster Street, Suite 150, Denver, Colorado 80237.
(3)	This disclosure is based on information provided to the Company in a questionnaire.
(4)
This disclosure is based on a Schedule 13G/A filed with the SEC by Steven D. Lebowitz on February 9, 2023. The address of this stockholder is 1333 Second Street, Suite 650, Santa Monica, California 90401.

(5)	This disclosure is based on a Schedule 13D filed with the SEC by MCI Capital, LC on January 13, 2023. The address of this stockholder is 2937 Sierra Ct. SW, Iowa City, IA 52240.
(6)	Includes 128,732 shares of common stock underlying vested stock options.

(7)	Includes 87,936 shares of common stock underlying vested stock options.
(8)	Includes 355,364 shares of common stock underlying vested stock options.
(9)
Includes 274,064 shares of common stock owned by Advance Crest Investments Limited and 206,814 shares of common stock owned by Tribus Capital Limited, each of which are controlled by Bharat Rao and Mukesh Sharda. Each of Messrs. Rao and Sharda disclaim beneficial ownership of all such shares held by Advance Crest Investments Limited and Tribus Capital Limited except to the extent of their proportionate pecuniary interests therein.

(10)	Includes 138,582 shares of common stock underlying vested stock options.
(11)	Includes 56,250 shares of common stock underlying vested stock options.
(12)	Includes 47,910 shares of common stock underlying vested stock options. Mr. Sengupta resigned from his position as an executive officer effective January 27, 2022.
(13)	Includes 12,500 shares of common stock underlying vested stock options.
(14)
None of CSP Emerging Asia Fund I LP, CSP EAF I GP, CSP Alpha Co-invest LP, CSP Alpha Co-invest GP, Parent, Merger Sub, CSP Alpha Holdings, CSP Fund II LP, CSP EAF II GP, CSP Management II Limited, Capital Square Partners Pte Ltd or Rajeev Srivastava beneficially owns any shares of Company Common Stock.

(15)	Mr. Sureka resigned from his position as an executive officer effective January 21, 2022.

WHERE YOU CAN FIND MORE INFORMATION
The Company files annual, quarterly and current reports, proxy statements, and other documents with the SEC. These reports contain additional information about the Company. The Company’s SEC filings are made electronically available to the public at the SEC’s website located at www.sec.gov. Stockholders can also obtain free copies of the Company’s SEC filings through the “SEC Filings” section of the Company’s website at https://investor.startek.com/. The Company’s website address is being provided as an inactive textual reference only. The information provided on, or accessible through, the Company’s website, other than the copies of the documents listed or referenced below that have been or will be filed with the SEC, is not part of this information statement, and therefore is not incorporated herein by reference.
The SEC allows the Company to “incorporate by reference” information that it files with the SEC in other documents into this information statement. This means that the Company may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this information statement. This information statement may update and supersede the information incorporated by reference. Such updated and superseded information will not, except as so modified or superseded, constitute part of this information statement.
The Company incorporates by reference in this information statement the following documents filed by it with the SEC under the Exchange Act:
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on March 28, 2023;
•	Current Reports on Form 8-K filed on January 17, 2023, April 7, 2023 (solely with respect to Item 9.01(b)), April 21, 2023, May 11, 2023, June 5, 2023 and October 10, 2023; and
•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023, June 30, 2023 and September 30, 2023.
The Company undertakes to provide without charge to each person to whom a copy of this information statement has been delivered, upon written or oral request, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference in this information statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this information statement incorporates. You may request a copy of these filings by telephone at (303) 262-4500 or by writing to the Company at:
Investor Relations
4610 South Ulster Street, Suite 150
Denver, Colorado 80237
E-mail: investorrelations@startek.com
Parent and Merger Sub have supplied, and the Company has not independently verified, the information in this information statement relating to Parent and Merger Sub.
Stockholders should not rely on information that purports to be made by or on behalf of the Company other than that contained in or incorporated by reference in this information statement. The Company has not authorized anyone to provide information on behalf of the Company that is different from that contained in this information statement. This information statement is dated    , 2023. No assumption should be made that the information contained in this information statement is accurate as of any date other than that date, and the mailing of this information statement will not create any implication to the contrary.

Annex A
AGREEMENT AND PLAN OF MERGER

among

STOCKHOLM PARENT, LLC,

STOCKHOLM MERGER SUB, INC.

and

STARTEK, INC.

Dated as of October 10, 2023

THIS AGREEMENT AND PLAN OF MERGER, dated as of October 10, 2023 (this “Agreement”), is made by and among Stockholm Parent, LLC, a Delaware limited liability company (“Parent”), Stockholm Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and StarTek, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Annex I and other capitalized terms used in this Agreement are defined in the Sections where such terms first appear.
RECITALS
WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have each approved this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company (the “Merger” and, together with the other transactions contemplated by this Agreement, the “Transactions”) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of Delaware (“DGCL”), whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than Excluded Shares, will be converted into the right to receive the Merger Consideration;
WHEREAS, the board of directors of the Company (the “Company Board”) established a special committee thereof consisting only of independent and disinterested directors (the “Special Committee”), and the Special Committee unanimously determined that this Agreement and the Transactions, including the Merger, are fair, advisable and in the best interests of the Company and the Company’s stockholders (other than Parent, Merger Sub, Sponsor and their respective affiliates) and recommended that the Company Board approve, adopt and declare advisable the execution, delivery and performance of this Agreement and the consummation by the Company of the Transactions, including the Merger, and submit this Agreement and the Transaction, including the Merger, to the Company’s stockholders for approval and adoption;
WHEREAS, the Company Board has unanimously (a) determined that this Agreement and the Transactions, including the Merger, are in the best interests of the Company and its stockholders (other than Parent, Merger Sub, Sponsor and their respective affiliates), (b) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation by the Company of the Transactions, including the Merger, (c) directed that this Agreement and the Transactions, including the Merger be submitted to the stockholders of the Company for adoption and approval, and (d) on the terms and subject to the conditions as set forth in this Agreement, resolved to recommend that its stockholders approve and adopt this Agreement and the Transaction, including the Merger;
WHEREAS, (i) the board of directors of each of Parent and Merger Sub have (a) determined that this Agreement and the Transactions are in the best interests of Parent and Merger Sub and their respective stockholders and (b) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Merger and (ii) the board of directors of Merger Sub has recommended that Parent, as the sole stockholder of Merger Sub, adopt this Agreement by written consent in lieu of a meeting immediately following the execution and delivery of this Agreement;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, Parent and the Equity Commitment Party executed and delivered the Equity Commitment Letter;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent to enter into this Agreement, each of CSP Alpha Holdings Parent Pte Ltd, a private company limited by shares in incorporated under the laws of Singapore, and CSP Victory Limited, an entity governed by the laws of the Cayman Islands (collectively, the “Sponsor”), who collectively own 23,049,137 shares of the Company Common Stock, representing a majority of the voting power of the outstanding shares of Company Common Stock, executed and delivered a written consent with respect to the shares of Company Common Stock it beneficially owns, attached hereto as Exhibit A (the “Sponsor Written Consent”), in accordance with Section 9 of the Company Bylaws, approving this Agreement and the Transactions, including the Merger, which Sponsor Written Consent shall become effective at the Written Consent Effective Time; and
WHEREAS, each of Parent, Merger Sub and the Company desires to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the Transactions.

AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements of the parties hereto, and upon the terms and subject to the conditions of this Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
THE MERGER
Section 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”
Section 1.02 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in substantially the form attached hereto as Exhibit B and executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the time and day of such filing with the Secretary of State of the State of Delaware, or such later time and day as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”) and by filing all other filings and recordings required under the DGCL in order to consummate the Merger.
Section 1.03 Closing. Subject to the terms and conditions of this Agreement, the consummation of the Transactions shall take place at a closing (the “Closing”) to occur by electronic exchange of documents no later than the third (3rd) Business Day after the satisfaction of the last to be satisfied of the conditions set forth in Article VI (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction (or waiver, if permitted by applicable Law) of those conditions), or at such other location, date and time as Parent and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”
Section 1.04 The Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
Section 1.05 Organizational Documents, Directors and Officers of the Surviving Corporation.
(a) Organizational Documents. At the Effective Time, (i) subject to Section 5.10, the Company Charter, as in effect immediately prior to the Effective Time, will by virtue of the Merger be amended and restated in its entirety in the form of the certificate of incorporation attached to the Certificate of Merger attached hereto as Exhibit B, which shall be the form of the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be the name of the Company and provisions naming the initial board of directors or relating to the incorporator shall be omitted), and as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation, and (ii) subject to Section 5.10, the Company Bylaws shall be amended and restated in their entirety to read as the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and as so amended and restated, shall thereafter be the bylaws of the Surviving Corporation (except that references to the name of Merger Sub shall be replaced by references to the name of the Company), in each case, until thereafter amended in accordance with applicable Law and the applicable provisions of the certificate of incorporation and the bylaws of the Surviving Corporation.
(b) Directors. The parties hereto shall take all requisite action so that the board of directors of the Surviving Corporation at the Effective Time shall consist of the members of the board of directors of Merger Sub immediately prior to the Effective Time, each to hold office until such member’s respective successor is duly elected or appointed and qualified or until such member’s earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation.

(c) Officers. The parties hereto shall take all requisite action so that the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation, each to hold office until such officer’s respective successor is duly appointed and qualified or until such officer’s earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation.
ARTICLE II
EFFECT OF THE MERGER ON CAPITAL STOCK
Section 2.01 Conversion of Securities.
(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any capital stock of the Company or Merger Sub:
(i) Conversion of Company Common Stock. Each share of Company Common Stock (the “Shares”) issued and outstanding immediately prior to the Effective Time, other than Excluded Shares, shall be cancelled and extinguished and automatically be converted at the Effective Time into and shall thereafter represent the right to receive $4.30 in cash, without interest (such amount, as it may adjusted pursuant to Section 2.01(b), is hereinafter referred to as the “Merger Consideration”), and, from and after the Effective Time, all of such Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each hold of a certificate representing a Share (a “Certificate”) or non-certificated Share represented by book-entry (“Book-Entry Shares”) that formerly represented any of the Shares (other than Excluded Shares) shall thereafter cease to have any rights with respect thereto, except the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 2.02, the Merger Consideration, without interest thereon, subject to Section 2.05.
(ii) Cancellation of Company-Owned Shares and Sponsor and Parent-Owned Shares. All Shares that are held in the treasury of the Company or owned of record by any Company Subsidiary and all Shares owned of record by Sponsor, Parent, Merger Sub or any of their respective Subsidiaries (other than, in each case, Shares held on behalf of a third party) shall, without any action on the part of the holder thereof or any other person, be cancelled, extinguished and retired without any conversion thereof and shall cease to exist, shall cease to have any rights with respect thereto and shall no long be outstanding, with no payment being made with respect thereto.
(iii) Capital Stock of Merger Sub. Each issued and outstanding share of common stock of Merger Sub, par value $0.01 per share, shall be automatically converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. At the Effective Time, all certificates representing common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.
(b) Merger Consideration Adjustment. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the number of outstanding Shares shall have been changed into a different number of shares or a different class (including by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or if a stock dividend or stock distribution thereon shall be declared with a record date and payment date within such period), the Merger Consideration shall be equitably adjusted to reflect such change so as to provide Parent and the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 2.01(b) shall be deemed to permit or authorize the Company to effect any such change that it is not authorized or permitted to undertake pursuant to this Agreement.
Section 2.02 Exchange of Certificates; Payment for Shares.
(a) Paying Agent. Prior to the Effective Time, Parent shall designate a U.S.-based nationally recognized financial institution (the identity of which and terms of such agreement shall be reasonably acceptable to the Special Committee) to act as agent (the “Paying Agent”) for the payment of the Merger Consideration. At or prior to the Effective Time, Parent shall deposit with the Paying Agent, by wire transfer of immediately available funds, an amount in cash equal to the sum of the Aggregate Common Stock Consideration (the “Exchange Fund”). In the event the Exchange Fund is insufficient to make the payments contemplated by this Article II, Parent shall promptly deposit, or cause to be deposited, with the Paying Agent, by wire transfer of immediately available funds, an amount in cash such that the Exchange Fund becomes sufficient to make such payments. In the event the Exchange Fund shall be insufficient to make the payments in connection with the Merger contemplated in Section 2.01, Parent shall promptly deposit with the Paying Agent by wire transfer of immediately available funds, for the benefit of the holders of Shares, an amount in cash equal to the amount of such losses, which additional funds will be held and disbursed in the same manner as funds initially deposited with the Paying Agent to make the payments contemplated by this Article II. Any interest or income produced by such investments will be payable to Merger Sub or Parent, as Parent directs. Parent shall direct the Paying Agent to hold the Exchange Fund for the benefit of the persons entitled to Merger Consideration in accordance with Section 2.01 and to make payments from the Exchange Fund in accordance with this Section 2.02. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to this Section 2.02, except as expressly provided for in this Agreement.
(b) Procedures for Surrender.
(i) Certificated Shares. As promptly as practicable after the Effective Time (but in no event later than the second (2nd) Business Day following the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record of a Certificate whose Shares were converted into the right to receive the Merger Consideration pursuant to this Agreement: (A) a letter of transmittal in customary form (reasonably agreed to by Parent and the Special Committee prior to the Effective Time), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof in accordance with Section 2.02(e)) to the Paying Agent; and (B) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of any Certificates (or customary and effective affidavits of loss in lieu thereof in accordance with Section 2.02(e)) for cancellation to the Paying Agent, if applicable, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates and such other documents as may be customarily required by the Paying Agent, the holder of such Certificates shall be entitled to receive in exchange therefor the portion of the Aggregate Common Stock Consideration into which the Shares formerly represented by such Certificates were converted pursuant to Section 2.01, and the Certificates so surrendered shall immediately be cancelled.
(ii) Book-Entry Shares. Any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration. Prior to the Effective Time, Parent and the Company shall reasonably cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs at or prior to 11:00 a.m. Eastern time (or such other time as may be mutually agreed in writing by Parent and the Company) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the Closing Date an amount in cash in immediately available funds equal to the number of Shares held of record by DTC or such nominee immediately prior to the Effective Time (other than the Excluded Shares) multiplied by the Merger Consideration (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 11:00 a.m. Eastern time (or such other time as may be mutually agreed in writing by Parent and the Company) on the Closing Date, the Paying Agent will transmit to DTC or its nominee, no later than the first (1st) Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment. Each registered holder of one or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Paying Agent to instruct DTC to pay and deliver as promptly as reasonably practicable after the Effective Time (but in no event more than two (2) Business Days thereafter), the Merger Consideration for each Book-Entry Share. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered other than as contemplated in Section 2.02(b)(iv).
(iii) No Interest. No interest shall be paid or accrue on any portion of the Merger Consideration payable upon surrender of any Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.02(e)) or in respect of any Book-Entry Share.
(iv) Transfers of Ownership. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made and Merger Consideration may be paid to a person other than the person in whose name the Certificate so surrendered or the

Book-Entry Shares are registered, if such Certificate or Book-Entry Share is properly endorsed and is otherwise in proper form for surrender and transfer and the person requesting such payment either pays to the Paying Agent any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a person other than in whose name such surrendered Certificate is registered or the registered holder of such Book-Entry Shares or establishes to the reasonable satisfaction of the Paying Agent or Parent that such Taxes either have been paid or are not required to be paid.
(c) Transfer Books; No Further Ownership Rights in Shares. As of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. The Merger Consideration paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares, subject, however, to Section 2.05. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for in this Agreement or by applicable Law. If, after the Effective Time, any Certificates formerly representing Shares (or affidavits of loss in lieu thereof in accordance with Section 2.02(e)) are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Agreement.
(d) Termination of Exchange Fund; Abandoned Property; No Liability. At any time following the first (1st) anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) not disbursed to or claimed by holders of Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration payable in respect of their Shares in accordance with the procedures set forth in Section 2.02(b), without interest. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Share for Merger Consideration properly delivered to a Governmental Entity in accordance with any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share has not been surrendered immediately prior to the date on which the Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent or the Surviving Corporation, as Parent directs, free and clear of all claims or interest of any person previously entitled thereto.
(e) Lost, Stolen or Destroyed Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to the Paying Agent) of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and, if required by Parent or the Paying Agent, the making by such person of an indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent or the Surviving Corporation, as applicable, shall pay in exchange for such lost, stolen or destroyed Certificate the portion of the Aggregate Common Stock Consideration into which the Shares formerly represented by such Certificate were converted pursuant to Section 2.01(a)(i).
(f) Full Satisfaction. All Merger Consideration, RSU Payments, DSU Payments and Option Payments issued or paid upon conversion of the Company Common Stock, the RSU Awards or the Company Options, as applicable, in accordance with the terms of this Agreement, shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Company Common Stock (other than Dissenting Company Shares), RSU Awards or Company Options, as the case may be.
Section 2.03 Treatment of Company Options, RSU Awards, ESPP and Equity Plans.
(a) Treatment of Company Options. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt resolutions that provide that, immediately prior to the Effective Time and contingent upon the Merger, each outstanding option to purchase Shares granted under a Company Stock Plan (other than any option granted under the Company Stock Purchase Plan) (the “Company Options”) shall be fully vested and cancelled and, in exchange therefor, each holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefor, a payment in cash of an amount equal to the product of (i) the total number of Shares subject to such cancelled Company Option, multiplied by (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per Share subject to such cancelled Company Option, without interest (such amounts payable hereunder, the “Option Payments”); provided, however, that (1) any such Company Option with respect to which the exercise price per Share subject thereto is equal or greater than the Merger Consideration shall be cancelled in exchange for no consideration and (2) such Option Payments shall be reduced by the amount of any required Tax withholdings as provided in Section 2.05. From and after the Effective Time, no Company Option shall be outstanding or exercisable, and each Company Option shall entitle the holder thereof only to the payment provided for in this Section 2.03(a). For the avoidance of doubt, if the exercise price per share of any Company Option, whether vested or unvested as of the Effective Time, is equal to or greater than the Merger Consideration, then by virtue of the occurrence of the Effective Time and without any action on the part of Parent, Merger Sub, the Company or the holders thereof, such Company Option will automatically terminate and be canceled without payment of any consideration to the holder thereof.
(b) Treatment of Restricted Stock Units. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt resolutions that provide that, immediately prior to the Effective Time and contingent upon the Merger, (A) each outstanding award of restricted stock units with respect to Shares (including, for the avoidance of doubt, each such restricted stock unit that is subject to a deferral election) (each, an “RSU Award”) granted pursuant to a Company Stock Plan shall be fully vested; provided, however, that each RSU Award that is subject to performance-based vesting conditions shall be deemed to be vested at the greater of (1) actual performance determined as of immediately prior to the Effective Time and (2) target level and (B) each RSU Award shall be cancelled and, in exchange therefor, each holder of any such cancelled RSU Award shall be entitled to receive, in consideration of the cancellation of such RSU Award and in settlement therefor, a payment in cash of an amount equal to the product of (1) the number of vested restricted stock units subject to such RSU Award, multiplied by (2) the Merger Consideration, without interest (such amounts payable hereunder, the “RSU Payments”) (less any required Tax withholdings as provided in Section 2.05).
(c) Treatment of Deferred Stock Units. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt resolutions that provide that, immediately prior to the Effective Time and contingent upon the Merger, (A) each outstanding award of deferred stock units with respect to Shares (including, for the avoidance of doubt, each such deferred stock unit that is subject to a deferral election) (each, a “DSU Award”) granted pursuant to a Company Stock Plan shall be fully vested, (B) each DSU Award shall be cancelled and, in exchange therefor, each holder of any such cancelled DSU Award shall be entitled to receive, in consideration of the cancellation of such DSU Award and in settlement therefor, a payment in cash of an amount equal to the product of (1) the number of vested deferred stock units subject to such DSU Award, multiplied by (2) the Merger Consideration, without interest (such amounts payable hereunder, the “DSU Payments”) (less any required Tax withholdings as provided in Section 2.05).
(d) Termination of Company Stock Plans. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt resolutions that provide that, as of the Effective Time, all Company Stock Plans shall terminate, and no further rights with respect to Shares or any other awards shall be granted thereunder.
(e) Treatment of Company Stock Purchase Plan. The provisions of Section 2.03(a) shall not apply to any rights under the Company Stock Purchase Plan. With respect to the Company Stock Purchase Plan, as soon as practicable following the date of this Agreement, the Company Board (or a committee thereof) shall adopt resolutions or take other actions as may be required or desirable to provide that (i) no further offering period will be authorized or commence pursuant to the Company Stock Purchase Plan after the date hereof, (ii) no new participants will commence participation in the Company Stock Purchase Plan after the date hereof, (iii) no Company Stock Purchase Plan participant as of the date hereof shall be permitted to increase such participants’ payroll contribution rate in effect as of the date hereof or make separate nonpayroll contributions on or following the date hereof, (iv) the funds credited pursuant to the Company Stock Purchase Plan within each participant’s payroll withholding account will be applied to the purchase of whole Shares in accordance with the terms of the Company Stock Purchase Plan and will cause the remaining accumulated but unused payroll deductions to be distributed to the relevant participants without interest as promptly as practicable following such exercise date, and (v) the Company Stock Purchase Plan shall terminate effective immediately prior to (and subject to the occurrence of) the Effective Time.

(f) Deferred Compensation. Parent shall cause the Company to pay on the Closing Date or as soon as practicable thereafter all deferred compensation under any deferred compensation plans of the Company (less any required Tax withholdings as provided in Section 2.05) in accordance with the terms of the applicable plan and applicable deferral election(s).
(g) Parent Funding. Parent shall cause the Surviving Corporation to pay to each holder of a Company Option, RSU Award or DSU Award the applicable Option Payments, RSU Payments or DSU Payments, as applicable (less any required Tax withholdings as provided in Section 2.05) on the Surviving Corporation’s payroll system as soon as practicable following the Closing Date and not later than the first regularly scheduled payroll date occurring following the Effective Time, or at such later time as necessary to avoid a violation of, or adverse tax consequences under, Section 409A of the Code.
Section 2.04 Dissenting Shares.
(a) Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and held by stockholders of the Company (the “Company Stockholders”) who shall have properly and validly perfected their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 2.01. Such Company Stockholders shall be entitled to receive payment of the fair value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost (through failure to perfect or otherwise) their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Company Shares and shall thereupon, to the fullest extent permitted by applicable Law, be deemed to have been automatically converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, less any applicable withholding Taxes pursuant to Section 2.05 and without interest thereon, upon surrender of the certificate or certificates that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.02(b).
(b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals or attempted withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares (provided that, without limiting the Company’s obligations to deliver such notice, the failure to deliver any such notice shall not be taken into account for purposes of determining whether any of the conditions set forth in Article VI have been satisfied or give rise to any right to terminate under Article VII if a Dual Representative has actual knowledge of any such demands for appraisal) and (ii) the right to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, waive any failure to timely deliver a written demand for appraisal under the DGCL, approve any withdrawal of any such demands, in respect of Dissenting Company Shares, or agree to do any of the foregoing.
Section 2.05 Withholding Taxes. Each of Parent, the Surviving Corporation and the Paying Agent (and their respective affiliates and Representatives) shall be entitled to deduct and withhold from the amounts payable in connection with this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment, or the vesting, waiver of restrictions or other actions provided for in this Agreement, under the Code, any regulation promulgated thereunder by the United States Department of Treasury (a “Treasury Regulation”) or any other applicable federal, state, local or foreign Tax Law; provided, however, that Parent, the Surviving Corporation, and the Paying Agent (and their respective affiliates and Representatives) shall use reasonable best efforts to provide prior written notice to the Company of any such deduction or withholding (other than (a) payroll withholding with respect to consideration that is compensatory in nature, including consideration payable to any holder or former holder of a Company Option, RSU Award, or DSU Award or (b) U.S. backup withholding) at least three (3) Business Days prior to any such withholding and, in any event, as soon as is reasonably practicable and shall cooperate with the Company to minimize or eliminate such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so withheld or deducted by the Surviving Corporation, Parent or the Paying Agent (or any of their respective affiliates or Representatives), as the case may be, such withheld amounts (a) shall be remitted by the applicable withholding agent to the applicable Governmental Entity and (b) to the extent so remitted shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Parent and Merger Sub that, except as (a) set forth in the confidential disclosure letter delivered by the Company to Parent and Merger Sub concurrently with or immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information, item or matter set forth on one section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent from the content and context of such disclosure that such information, item or matter is relevant to such other section or subsection) or (b) disclosed in Company SEC Documents publicly filed or furnished and publicly available after January 1, 2022 and prior to the date of this Agreement (other than any disclosure in any such Company SEC Document contained in (x) the “Forward-Looking Statements” and “Risk Factors” sections thereof or (y) any other section thereof, in each case, to the extent such disclosure is primarily cautionary, forward-looking or predictive); provided, however, that for purposes of this clause (b), nothing disclosed in the Company SEC Documents shall be deemed to be a qualification of, or modification to, the representations and warranties of the Company set forth in Section 3.02 (Capitalization), Section 3.03 (Authority), Section 3.23 (Opinion of Financial Advisor), or Section 3.26 (Brokers):
Section 3.01 Organization and Qualification; Subsidiaries.
(a) The Company and each Company Subsidiary is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, except, in the case of the Company Subsidiaries, as individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary has requisite corporate or other legal entity, as the case may be, power and authority to own, lease and operate its properties and assets and carry on its business as it is now being conducted, except where the failure to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
(b) The Form 10-K includes true and complete copies of (i) the Restated Certificate of Incorporation of the Company (as amended, restated, supplemented or otherwise modified, the “Company Charter”) and (ii) the Amended and Restated Bylaws of the Company (as amended, restated, supplemented or otherwise modified, the “Company Bylaws”), in each case, as in effect on the date hereof. Each of the Company Charter and the Company Bylaws is in full force and effect.
(c) Section 3.01(c) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of each Company Subsidiary, together with its jurisdiction of incorporation or organization.
(d) Except as set forth on Section 3.01(d) of the Company Disclosure Letter, the Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity securities of each of the Company Subsidiaries, free and clear of any Lien, other than restrictions on transfer under applicable federal and state securities Laws or applicable foreign Laws, and all of such outstanding shares of capital stock or other equity securities have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for equity interests in the Company Subsidiaries, neither the Company nor any Company Subsidiary owns, directly or indirectly, any shares of capital stock or other equity interests in any person, or has any obligation to acquire any such shares of capital stock or equity interests.

Section 3.02 Capitalization.
(a) The authorized capital stock of the Company consists of 60,000,000 shares of Company Common Stock. As of the close of business on October 6, 2023 (the “Specified Date”), (i) 40,345,831 shares of Company Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights, and (ii) 905,204 shares of Company Common Stock were held in treasury.
(b) As of the close of business on the Specified Date, (i) 1,514,380 shares of Company Common Stock were issuable with respect to outstanding Company Options with a weighted average exercise price of $6.29 per share of Company Common Stock, (ii) no shares of Company Common Stock were issuable in respect of outstanding RSU Awards, assuming, with respect to any RSU Award that is subject to vesting based on the achievement of performance or time goals, the achievement of such target performance or time goals, (iii) no shares of Company Common Stock were issuable in respect of outstanding Deferred Stock Units, and (iv) 1,064,413 shares of Company Common Stock were issuable to Amazon, Inc. under the Amazon Warrant, at a weighted average exercise price of $9.94 per share of Company Common Stock. As of the close of business on the Specified Date, the Company had no Shares reserved for issuance, except for (A) the shares reserved for issuance pursuant to the outstanding Company Options, RSU Awards and DSU Awards described in clauses (i) through (iii), (B) an additional 506,251 Shares reserved for additional grants of Company Options, RSU Awards and DSU Awards pursuant to the Company Stock Plans, (C) 49,219 Shares reserved for issuance pursuant to the Company Stock Purchase Plan, and (D) 2,935,587 Shares reserved for issuance upon exercise of the Amazon Warrant described in clause (iv).
(c) As of the date hereof, except with respect to the Company Options, RSU Awards, DSU Awards and the Amazon Warrant, in each case, referred to in Section 3.02(b) of the Company Disclosure Letter and the related award agreements, and purchase rights under the Company Stock Plans, Company Stock Purchase Plan and the Amazon Warrant, there are no outstanding or existing (i) options, warrants, calls, derivative Contracts, forward sale Contracts, preemptive rights, restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock, subscriptions, agreements, obligations or other rights, convertible or exchangeable securities, agreements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound obligating the Company or any Company Subsidiary to issue, deliver, transfer or sell, or cause to be issued or sold, any shares of capital stock or other equity interest in the Company or securities convertible into, exchangeable for or exercisable for such shares or equity interests relating to or based on, directly or indirectly, the value or price of, any capital stock or voting securities of, or ownership interests in, the Company or any Company Subsidiary, (ii) obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any capital stock or equity securities of the Company or any Company Subsidiary, or (iii) voting trusts or similar agreements to which the Company or any Company Subsidiary is a party with respect to the voting, registration or transfer of the Shares at a meeting of the Company’s stockholders or the capital stock or equity securities of any Company Subsidiary at a meeting (the items in clauses (i), (ii) and (iii) with respect to the Company, together with the shares of capital stock of the Company, being referred to collectively as “Company Securities,” and the items in clauses (i), (ii) and (iii) with respect to any Company Subsidiary, together with the shares of capital stock, voting securities or other ownership interests of any Company Subsidiary, being referred to collectively as “Subsidiary Securities”). Neither the Company nor any Company Subsidiary has any obligation to grant any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any security issued by the Company or any Company Subsidiary.
(d) Section 3.02(b) of the Company Disclosure Letter sets forth a true and complete list, as of the close of business on the Specified Date, (w) with respect to each RSU Award, of (A) the name and holder of such RSU Award, as well as such holder’s jurisdiction, (B) the number of shares of Company Common Stock underlying such RSU Award (assuming, with respect to any RSU Award that is subject to vesting based on the achievement of performance or time goals, the achievement of such target performance or time goals) and (C) the date on which such RSU Award was granted, (x) with respect to each Company Option, of (A) the name and holder of such Company Option, as well as such holder’s jurisdiction, (B) the number of shares of Company Common Stock underlying such Company Option, (C) the type (incentive or nonqualified) and (D) the exercise price per share, (y), with respect to each DSU Award, of (A) the name and holder of such DSU Award, as well as such holder’s jurisdiction, (B) the number of shares of Company Common Stock underlying such DSU Award, and (C) the date on which such DSU Award was granted, and (z) with respect to the Amazon Warrant, of (A) the price at which the Amazon Warrant may be exercised under the terms of the Amazon Warrant, and (B) the number of shares of Company Common Stock underlying the Amazon Warrant. All shares of Company Common Stock subject to issuance under the Company Stock Purchase Plan, the Company Stock Plan and the Amazon Warrant, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.
(e) There are no outstanding bonds, debentures, notes or other indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which stockholders of the Company or any Company Subsidiary may vote.
(f) With respect to the Company Options, (i) each grant of an option was duly authorized no later than the date on which the grant of such option was by its terms to be effective or the date the option was granted by all necessary corporate action and (ii) each has an exercise price equal to no less than the fair market value of the underlying Shares on the applicable grant date as determined by the Company Board in good faith. Each Company Option, RSU Award and DSU Award was granted in material compliance with all applicable Laws and pursuant to a Company Stock Plan.
Section 3.03 Authority.
(a) The Company has the requisite corporate power and authority to execute, deliver and perform this Agreement and, subject to the approval and adoption of this Agreement by the stockholders of the Company, to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company Board and, other than the effectiveness of the Written Consent and execution and filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, no additional corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Transactions. Assuming the accuracy of the representations and warranties contained in Section 4.10, other than the Written Consent, no vote of the holders of any class or series of capital stock or other securities of the Company is necessary to adopt this Agreement or approve or consummate the Transactions. This Agreement has been, and any other agreements or instruments to be delivered pursuant hereto by the Company will be, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub and assuming the accuracy of the representations and warranties contained in Section 4.10) this Agreement constitutes, and when executed and delivered, such other agreements and instruments will constitute, the valid and legally binding obligation of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws of general application, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a Proceeding at law or in equity (the “Bankruptcy and Equity Exception”).
(b) The Company Board (acting on the recommendation of the Special Committee), at a meeting duly called and held, has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of the Company and its stockholders (other than Parent, Merger Sub, the Sponsor and their respective affiliates), (ii) approved, adopted and declared advisable the execution, delivery and performance of this Agreement by the Company and, subject to effectiveness of the Written Consent, the consummation by the Company of the Transactions, including the Merger, (iii) directed that this Agreement be submitted to the stockholders of the Company for approval and adoption and (iv) resolved to recommend approval and adoption of this Agreement by the stockholders of the Company in accordance with the applicable provisions of the Laws of the State of Delaware, and on the terms set forth in this Agreement, in each case, by resolutions duly adopted, which resolutions, subject to Section 5.04, have not been subsequently rescinded, withdrawn or modified.

Section 3.04 No Conflict; Required Filings and Consents.
(a) The execution, delivery or performance of this Agreement by the Company and the consummation by the Company of the Transactions do not and will not: (i) subject to effectiveness of the Written Consent, contravene, conflict with or violate any provision of (A) the Company Charter or Company Bylaws or (B) any of the organizational documents of any Company Subsidiary; (ii) assuming that all consents, approvals and authorizations described in Section 3.04(b) have been obtained and all filings and notifications described in Section 3.04(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets; or (iii) except as set forth on Section 3.04(a) of the Company Disclosure Letter, require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) upon any of the respective properties, rights or assets of the Company or any Company Subsidiary pursuant to any Company Material Contract, Real Property Lease or material Company Permit, except, with respect to clauses (i)(B), (ii) and (iii), as contemplated by Section 2.03 or for (1) any such consent, approvals and authorizations, the failure to obtain which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and (2) any such contraventions, conflicts, violations, breaches, losses, defaults, terminations, rights of termination, vesting, amendment, acceleration or cancellation of Liens that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
(b) None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Transactions will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity with respect to the Company or any Company Subsidiary or any of their respective properties or assets, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the submission of any filings and notifications, and the receipt, termination or expiration, as applicable, of waivers, consents, clearances, approvals, authorizations, waiting periods or agreements, required under applicable U.S. or foreign competition, antitrust or merger control Laws (“Antitrust Laws”), (iii) compliance with the applicable requirements of the Securities Act or the Exchange Act, (iv) filings as may be required under the rules and regulations of NYSE, (v) compliance with any applicable international, federal or state securities or “blue sky” Laws, and (vi) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
Section 3.05 Permits; Compliance with Laws.
(a) Except as would not to have a Company Material Adverse Effect, the Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity (each, a “Permit”) necessary for the Company and each Company Subsidiary to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted (the “Company Permits”). Except, individually or in the aggregate, as would not reasonably be expected to have a Company Material Adverse Effect, (i) all Company Permits are in full force and effect, (ii) the Company and the Company Subsidiaries are, and have been since January 1, 2021, in compliance with the terms and requirements of the Company Permits, (iii) the Company and each Company Subsidiary is not in default under, and, to knowledge of the Company, no condition exists that, with or without notice, or lapse of time, or both, would constitute a default under, or would reasonably be expected to result in, any suspension, cancellation, modification, termination or revocation of, any such Company Permit, and (iv) to the Company’s knowledge, neither the Company nor any of the Company Subsidiaries has received any written notice from any Governmental Entity threatening to revoke, suspend, modify or cancel any Company Permit.
(b) Since January 1, 2021 the Company and each of the Company Subsidiaries has been, and each currently is, in compliance with all Laws applicable to the Company, the Company Subsidiaries and their respective businesses and activities and properties or assets owned or used by them and with all Orders to which the Company or the Company Subsidiaries are subject, in each case, except for such noncompliance, individually or in the aggregate, as would not reasonably be expected to have a Company Material Adverse Effect. No investigation, review or audit by any Governmental Entity with respect to the Company or any Company Subsidiary is pending or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary, except for such investigations, reviews and audits the outcomes of which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
Section 3.06 Company SEC Documents; Financial Statements.
(a) Since January 1, 2021, the Company has timely filed with or otherwise furnished to (as applicable) the SEC, and made available to Parent, all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, certifications and documents and related exhibits and all other information incorporated therein required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (such documents and any other documents filed or furnished by the Company with the SEC with any exhibits and schedules thereto and other information incorporated or otherwise hyperlinked therein, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective filing dates and, if supplemented, modified or amended since the time of filing, as of the filing date of the most recent supplement, modification or amendment, the Company SEC Documents (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied as to form in all material respects with all applicable requirements of NYSE, the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, in each case as in effect on the date each such Company SEC Document was filed with or furnished to the SEC. As of the date hereof, the Company has complied with and is in compliance in all material respects with the applicable provisions of the Exchange Act, the Securities Act, the SEC rules and regulations and with the Sarbanes-Oxley Act and the applicable listing and corporate governance rules, regulations and requirements of NYSE.
(b) The audited consolidated financial statements and unaudited consolidated interim financial statements (including, in each case, any notes thereto) of the Company and the consolidated Company Subsidiaries included in or incorporated by reference into the Company SEC Documents (collectively, the “Company Financial Statements”) (i) were, except as may be indicated in the notes thereto, prepared in accordance with GAAP (as in effect in the United States on the date of such Company Financial Statement) applied on a consistent basis during the periods involved except, in the case of unaudited financial statements, for the absence of notes and normal year-end adjustments that were not or will not be material in amount or effect, in each case, as permitted by SEC rules and regulations, (ii) present fairly, in all material respects, the consolidated financial position of the Company and the consolidated Company Subsidiaries and the results of their operations and their cash flows as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, for the absence of notes and normal year-end adjustments that were not or will not be material in amount or effect, in each case, as permitted by SEC rules and regulations) and (iii) have been prepared from and are in accordance with the books, records and accounts of the Company and the consolidated Company Subsidiaries. Except as described in the Company SEC Documents, no off-balance sheet arrangements (as defined in Item 303 of Regulation S-K under the Exchange Act) that would be required to be disclosed in Company SEC Documents exist or have been effected by the Company or the Company Subsidiaries since January 1, 2021.
Section 3.07 Information Supplied. Neither the Information Statement nor the Schedule 13E-3, including any information supplied or to be supplied by or on behalf of the Company or any of the Company Subsidiaries for inclusion or incorporation by reference therein, will, at the time the Information Statement or the Schedule 13E-3 is filed with the SEC, at the time of any amendment or supplement thereto or at the time of the first publishing or mailing thereof to the Company’s stockholders, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.08 Internal Controls and Disclosure Controls. The Company has designed, established and maintains, and has at all times since January 1, 2021 maintained, a system of “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of each of Rule 13a-15 and Rule 15(d)-15 under the Exchange Act), as applicable.
Section 3.09 Absence of Certain Changes. Since the Balance Sheet Date through the date of this Agreement, (a) the businesses of the Company and the Company Subsidiaries have been conducted in all material respects in the ordinary course of business and (b) there has not been any Effect that has had or would be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.10 Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has, or is subject to, any liabilities or obligations of any nature (whether known, unknown, matured, unmatured, accrued, absolute, contingent, determined, determinable or otherwise) required by GAAP to be reflected or reserved on a consolidated balance sheet of the Company (or the notes thereto), other than liabilities and obligations (a) reflected, disclosed, reserved against or provided for in the consolidated balance sheet of the Company and the Company Subsidiaries as of June 30, 2023 (the “Balance Sheet Date”) or the notes thereto, in each case, as included in the Form 10-Q, (b) incurred in the ordinary course of business since the Balance Sheet Date (none of which results form, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law), (c) that would not reasonably be expected to have a Company Material Adverse Effect, or (d) incurred or permitted to be incurred under this Agreement or incurred in connection with the Transactions.
Section 3.11 Litigation. Except as set forth on Section 3.11 of the Company Disclosure Letter, there is no suit, claim, action, proceeding, litigation, mediation or arbitration, investigation, audit, inquiry, subpoena, civil investigative demand (collectively, “Proceeding”) or other material request for information to which the Company or any Company Subsidiary is a party or that otherwise involves their respective properties, assets or businesses, either pending or, to the knowledge of the Company, threatened in writing, in each case that would, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary, nor any of their respective assets or properties, is subject to any outstanding Order that would have a Company Material Adverse Effect. As of the date hereof, there is no Proceeding to which the Company or any Company Subsidiary is a party pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other Transactions that would reasonably be expected to prevent or materially delay the Closing.
Section 3.12 Employee Benefits.
(a) Section 3.12(a) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each other material employee benefit plan, employment, consulting, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, retention, pension, retirement, equity or equity-based compensation, stock option, stock purchase, health, welfare, medical, dental, disability, life insurance and any other similar plan, policy, program or arrangement, in each case, maintained by, contributed to, or sponsored by the Company or any Company Subsidiary or with respect to which the Company or any of the Company Subsidiaries has any material obligation or liability (whether actual or contingent) (each, a “Company Benefit Plan”); provided, however, that Section 3.12(a) of the Company Disclosure Letter need not list any individual employment or consulting agreement that is terminable at will and without more than 30 days’ notice. The Company has separately identified each Company Benefit Plan that is maintained, contributed to, or sponsored by the Company or any Company Subsidiary primarily for the benefit of employees outside of the United States.
(b) Except as would not have a Company Material Adverse Effect, (i) each Company Benefit Plan has been established and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, (ii) there are no Proceedings (other than for routine claims for benefits) pending or, to the knowledge of the Company, threatened in writing with respect to any Company Benefit Plan and (iii) each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service (“IRS”) as to its qualified status or has timely filed an application for a favorable determination letter, or is a prototype or volume submitter plan that is the subject of an opinion or advisory letter and, to the knowledge of the Company, no event has occurred since the date of such determination, opinion or advisory letter that would reasonably be expected to cause the loss of qualification of any such Company Benefit Plan.
(c) Section 3.12(c) of the Company Disclosure Letter lists as of the date hereof any obligation of the Company or the Company Subsidiaries (whether under a Company Benefit Plan or otherwise) to provide health, accident, disability, life or other welfare benefits to any current or former employees, directors, consultants or retirees of the Company or any of the Company Subsidiaries (or any spouse, beneficiary or dependent of the foregoing) after retirement or other termination of employment or service, other than (i) as required by Law, (ii) coverage or benefits the full cost of which is borne by the employee or former employee (or any beneficiary of the employee or former employee), (iii) coverage or benefits provided through the end of the month in which the retirement or other termination of employment occurs or (iv) benefits provided in connection with severance benefits pursuant to a Company Benefit Plan disclosed on Section 3.12(a) of the Company Disclosure Letter.
(d) At no time during the six (6) year period prior to the date of this Agreement has the Company, any Company Subsidiary or any of their respective ERISA Affiliates maintained, contributed to or had any obligations or liabilities under any employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, any multiemployer plan within the meaning of Section 3(37) of ERISA, any “multiple employer plan” within the meaning of Section 413(c) of the Code or “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
(e) Except as set forth on Section 3.12(e) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the Transactions will, alone or in combination with any other event (regardless of whether that other event has or will occur) (i) entitle any current or former employee, consultant, director or other service provider of the Company or any of the Company Subsidiaries to any payment; (ii) increase the amount of compensation or benefits due to any such employee, consultant, director or other service provider or any such group of employees, consultants, directors or other service providers; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit. Neither the execution of this Agreement or the consummations of the Transactions would reasonably be expected to result in the payment of any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), to any “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1).
(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Company Benefit Plan that would reasonably be expected to result in a material liability to the Company or any of the Company Subsidiaries.
(g) Except as has not had and would not have a Company Material Adverse Effect, there are no pending or, to the knowledge of the Company, threatened Proceedings involving any Company Benefit Plan or against the Company or any of the Company Subsidiaries (other than routine claims for benefits) or, to the knowledge of the Company, any Company Benefit Plan fiduciary with respect to any Company Benefit Plan.
(h) There is no agreement, plan or other arrangement to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is otherwise bound to pay a Tax gross-up or reimbursement payment to any person, including without limitation, with respect to any Tax-related payments under Section 409A of the Code or Sections 280G or 4999 of the Code.
(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all payments, benefits, contributions (including all employer contributions and employee salary reduction contributions) and premiums related to each Company Benefit Plan have been timely paid or made in full, or, to the extent not yet due, properly accrued on the Balance Sheet Date in accordance with the terms of the Company Benefit Plans and all applicable Laws.
(j) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan that is required to be registered under the Laws of a jurisdiction outside the United States has been registered and has been maintained in good standing with the appropriate regulatory authorities.

Section 3.13 Labor.
(a) Except as set forth on Section 3.13(a) of the Company Disclosure Letter, as of the date hereof, neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or similar agreement or arrangement with any labor union, works council, or other labor organization. To the knowledge of the Company, as of the date hereof, there are no union organizing activities pending or threatened with respect to any employees of the Company or any Company Subsidiary, and no union, works council, or other labor organization or group of employees of the Company or any Company Subsidiary has made a demand for recognition or certification or filed any petition or commenced a representation Proceeding before the National Labor Relations Board or any other labor relations tribunal.
(b) Except as set forth on Section 3.13(b) of the Company Disclosure Letter, as of the date hereof, (i) there are currently no, and since January 1, 2021 there has not been any, labor strike, organized work slowdown, or lockout, and, to the knowledge of the Company, there is no threat thereof, against the Company or any Company Subsidiary and (ii) except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no unfair labor practice charges, suits, claims, investigations, grievances or complaints pending or, to the knowledge of the Company, threatened by or on behalf of any employee or service provider or group of employees or service providers of the Company or any Company Subsidiary against the Company or any Company Subsidiary before a Governmental Entity.
(c) Except as would not have a Company Material Adverse Effect or as set forth on Section 3.13(c) of the Company Disclosure Letter, the Company and each of the Company Subsidiaries is in compliance with all Laws relating to the employment of labor and employment, including Laws relating to wages and hours (including overtime), labor relations, fair employment practices (including discrimination, harassment, and retaliation), immigration, collective bargaining, plant closing and mass layoffs, safety and health, workers’ compensation and worker classification.
(d) Except as set forth on Section 3.13(d) of the Company Disclosure Letter, there has been no “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Notification Act of 1988 or applicable state Laws) with respect to the Company or any of the Company Subsidiaries since January 1, 2021 with respect to which there is any material unsatisfied liability.
(e) To the knowledge of the Company, since January 1, 2021, no allegations of sexual or other unlawful harassment or discrimination have been made against (i) any officer of the Company or the Company Subsidiaries or (ii) an employee of the Company or the Company Subsidiaries at a level of Vice President or above.
Section 3.14 Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or as set forth on Section 3.14 of the Company Disclosure Letter:
(a) The Company and each Company Subsidiary has timely filed or caused to be timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by it and all such filed Tax Returns are correct, complete and accurate, and has timely paid all Taxes required to be paid by any of them that are or were due and payable or otherwise subject to collection action by a Governmental Entity.
(b) Since January 1, 2021, no written claim has been made by any Governmental Entity in any jurisdiction where the Company or any Company Subsidiary does not file a Tax Return or pay Tax that the Company is subject to taxation or required to file any Tax Return in that jurisdiction other than any such claims that have been fully resolved or for which adequate reserves have been established in accordance with GAAP in the Company SEC Documents filed prior to the date hereof.
(c) All Taxes which the Company or any Company Subsidiary has been required by Law to withhold or to collect for payment on or prior to the date hereof have been duly withheld and collected and have been timely paid to the appropriate Governmental Entity.
(d) There is no Proceeding, examination or assessment currently in progress, pending or, to the knowledge of the Company, threatened with respect to Taxes for which the Company or any Company

Subsidiary may be liable. No deficiency with respect to Taxes has been assessed or asserted in writing against the Company or any Company Subsidiary which has not been fully paid or adequately reserved in accordance with GAAP in the Company Financial Statements.
(e) There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Company or any Company Subsidiary may be subject other than in connection with customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business.
(f) Neither the Company nor any Company Subsidiary (i) is a party to or bound by, or currently has any liability pursuant to, any Tax sharing or allocation agreement; (ii) has been included in any “consolidated,” “unitary”, “affiliated” or “combined” Tax Return within the meaning of Section 1504 of the Code (or any similar provision of state, local, or foreign Law) other than any such group of which the Company is the common parent; or (iii) has any liability for Taxes of another person (other than the Company or a Company Subsidiary) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor or otherwise by operation of Law or under any Contract (other than any customary commercial Contract not primarily related to Taxes).
(g) Neither the Company nor any Company Subsidiary has been the “distributing corporation” or the “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Code) with respect to a transaction described in Section 355 of the Code within the two-year period ending as of the date hereof.
(h) Neither the Company nor any Company Subsidiary has made an election pursuant to Section 965(h) of the Code.
(i) Notwithstanding anything to the contrary in this Agreement, the representations and warranties included in this Section 3.14 and Section 3.12 shall constitute the only representations and warranties of the Company in this Agreement with respect to Tax matters.
Section 3.15 Properties and Assets. The Company and the Company Subsidiaries have good and valid title to their owned assets and properties, or in the case of assets and properties they lease, license, or have other rights in, good and valid rights by lease, license or other agreement to use, all assets and properties (in each case, tangible and intangible) necessary to permit the Company and the Company Subsidiaries to conduct their businesses as currently conducted, in each case, free and clear of all Liens other than Permitted Liens, except where the failure to have such good and valid title would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.
Section 3.16 Real Properties. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary has (i) good and marketable fee simple title to all real property owned by the Company or any of its Subsidiaries (“Owned Real Property”) and (ii) good and valid leasehold, subleasehold, or license interests in or right to use all real property leased, subleased, or otherwise occupied by the Company or any Company Subsidiary providing for annual monetary charges in excess of $300,000 (“Real Property Lease”), in each case free and clear of all Liens except for Permitted Liens. Neither the Company nor any Company Subsidiary has received any written communication from, or given any written communication to, any other party to a Real Property Lease or any lender, alleging that (i) the Company or any Company Subsidiary or such other party, as the case may be, is in material default under such lease or (ii) an event has occurred that, with notice or lapse of time, or both, would constitute a material default by the Company or a Company Subsidiary or any other party thereto, or permit any party (other than the Company or a Company Subsidiary) to terminate, materially and adversely modify terms or accelerate rent, under such lease.
Section 3.17 Environmental Matters. Except as would not have a Company Material Adverse Effect, (a) since January 1, 2021, there has been no Release of any Hazardous Substances at, on or under any of the real property owned or leased by the Company or any Company Subsidiary that would reasonably be expected to result in liability under Environmental Laws on the part of the Company or any Company Subsidiary, and (b) neither the Company nor any Company Subsidiary is subject to any Order relating to the investigation, remediation, removal or cleanup of Hazardous Substances.

Section 3.18 Intellectual Property.
(a) The Company and the Company Subsidiaries own or have the right to use all Intellectual Property Rights that are necessary for the conduct of the business of the Company and the Company Subsidiaries as currently conducted (the “Company Intellectual Property”). Except as would not have a Company Material Adverse Effect, none of the Company Intellectual Property are subject to any (i) Liens, except for Permitted Liens, or (ii) Order affecting the use thereof or rights thereto.
(b) The conduct of the business of the Company and the Company Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any other person, except for any such infringement, misappropriation or other violation that would not have a Company Material Adverse Effect.
(c) To the knowledge of the Company, since January 1, 2021, neither the Company nor any of the Company Subsidiaries is the subject of any material pending or threatened claim alleging the conduct of the business by the Company or any of the Company Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property Rights of any other person.
(d) To the knowledge of the Company, since January 1, 2021, no other person has asserted in writing any material objection or claim with respect to the ownership, validity or enforceability of any Intellectual Property Rights owned by the Company or any of the Company Subsidiaries, nor has the Company or any of the Company Subsidiaries received any such claim in writing.
(e) To the knowledge of the Company, since January 1, 2021, no other person has infringed, misappropriated or otherwise violated any Intellectual Property Rights owned by or exclusively licensed to the Company or any of the Company Subsidiaries, except for any such infringement, misappropriation or other violation that would not have a Company Material Adverse Effect.
(f) The IT Systems (i) are sufficient for the operation of the business of the Company and Company Subsidiaries as currently conducted, (ii) properly operate in all material respects, and (iii) to the knowledge of the Company are free from harmful code, viruses, worms, time bombs, key locks, malware and other corruptants. The Company and Company Subsidiaries have taken commercially reasonable actions to protect the security, integrity, confidentiality and continuous operation of the IT Systems used in the business. Except as set forth on Section 3.18(f) of the Company Disclosure Letter, since January 1, 2021, to the knowledge of the Company there has been no denial-of-service or other cyberattack on any IT Systems.
(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and Company Subsidiaries have not incorporated any open source software in, or used any open source software in connection with, any proprietary software owned by any of the Company or Company Subsidiaries and material to the operation of the business conducted by the Company and Company Subsidiaries in a manner that requires the contribution, licensing, attribution or disclosure to any third party of any portion of the source code of any such material software or that would otherwise diminish or transfer the rights of ownership in any material Company Intellectual Property.
(h) The Company and Company Subsidiaries are in compliance with the Privacy Policies of the Company and Company Subsidiaries except for such noncompliance as would not have a Company Material Adverse Effect. Except as set forth on Section 3.18(h) of the Company Disclosure Letter, to the knowledge of the Company, since January 1, 2021, there has been no unauthorized access or acquisition by any third party of Personal Information stored by or on behalf of the Company or Company Subsidiaries, except for any such unauthorized access that would not have a Company Material Adverse Effect.
Section 3.19 Company Material Contracts.
(a) Except for this Agreement and except as filed with the SEC, as of the date hereof, neither the Company nor any of the Company Subsidiaries is a party to or is bound by any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K (each such Contract, a “Company Material Contract”).
(b) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary is, with or without notice, or lapse of time, or both, in breach of or default under the terms of any Company Material Contract, and, to the knowledge of the Company, no event has occurred that, with or without notice, or lapse of time or both, would constitute a breach or default thereunder by the Company or any Company Subsidiary, (ii) neither the Company nor any Company Subsidiary has received written notice that it has breached, violated or defaulted under any Company Material Contract, and (iii) to the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract. Each Company Material Contract is a valid and binding obligation of, and is in full force and effect with respect to, the Company and any Company Subsidiary that is a party thereto and, to the knowledge of the Company, each other party thereto, except for such failures as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, subject to the Bankruptcy and Equity Exception.
Section 3.20 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) all Insurance Policies held or maintained by the Company and the Company Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent or as is required by Law or regulation, and all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending before the Closing Date), (b) neither the Company nor any Company Subsidiary is in breach of or default under any of the Insurance Policies and (c) neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with or without notice, or the lapse of time, or both, would constitute such a breach or default or permit termination modification of any of the Insurance Policies. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2021, the Company has not received any written notice of termination, premium increase, cancellation or denial of coverage with respect to or invalidation of any of the Insurance Policies held or maintained by the Company and the Company Subsidiaries.
Section 3.21 Customers and Suppliers.
(a) Section 3.21(a) of the Company Disclosure Letter sets forth a true and complete list of the five (5) largest (measured by gross revenue to the Company and its Subsidiaries on a consolidated basis) customers (each, a “Material Company Customer”) to the Company and its Subsidiaries for the twelve (12) months ended December 31, 2022 and the eight (8) months ended August 31, 2023.
(b) Section 3.21(b) of the Company Disclosure Letter sets forth a true and complete list of the five (5) largest (measured by gross expenditures by the Company and its Subsidiaries on a consolidated basis) vendors (each, a “Material Company Vendor”) to the Company and its Subsidiaries for the twelve (12) months ended December 31, 2022 and the eight (8) months ended August 31, 2023.
(c) As of the date of this Agreement, no Material Company Customer or Material Company Vendor has terminated or cancelled, or notified the Company or any of its Subsidiaries that it intends to terminate or cancel, or decrease or, to the Company’s knowledge, threatened to decrease or limit, its relationship with the Company or any of its Subsidiaries, except for any such termination, cancellation or decrease (or threatened termination, cancellation or decrease) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is engaged in a dispute with a Material Company Customer or Material Company Vendor. From December 31, 2022 to the date of this Agreement, there has been no material change in the pricing or other material terms of its business relationship with any Material Company Customer or Material Company Vendor that is materially adverse to the Company or its Subsidiaries, except changes made in the ordinary course of business consistent with past pricing practices which changes in the aggregate would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 3.22 FCPA; Anti-Corruption; Trade Compliance.
(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries, and, to the knowledge of Company, their respective affiliates, have, since January 1, 2020, complied, and are in compliance with, (i) (A) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. §1778), the International Emergency Economic Powers Act (50 U.S.C. §§1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter I, and the Foreign Trade Regulations (15 C.F.R. Part 30), and (B) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law (“Import/Export Laws”), (ii) economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (A) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (B) the United Nations Security Council, the European Union, any European Union member state or the United Kingdom (“Sanctions Laws,” and collectively with Import/Export Laws, “Trade Compliance Laws”).
(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2020, neither the Company nor any of its Subsidiaries, nor, to the Company’s knowledge, any of their respective affiliates, has engaged in transactions or dealings, either directly or knowingly indirectly, to or from a country, region or territory subject to comprehensive Sanctions Laws (at the time of this Agreement, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea or Syria) (the “Restricted Territories”) or has engaged in a transaction or dealing with (i) any person listed in any Sanctions Laws-related list of designated persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom; (ii) any person operating, organized, or ordinarily resident in a Restricted Territory; (iii) the government of a Restricted Territory or the Government of Venezuela; or (iv) any person 50% or more owned or controlled by any such person or persons or acting for or on behalf of such person or persons, in all cases in violation of applicable Sanctions Laws.
(c) Except as would not have a Company Material Adverse Effect, neither the Company nor any Subsidiary, nor, to the Company’s knowledge, any director, officer, employee, agent or other Representative of the Company or any of its Subsidiaries, in each case acting on behalf of the Company or any of its Subsidiaries, has, since January 1, 2020, directly or indirectly, violated any applicable Anti-Corruption Laws; nor has the Company, any Subsidiary nor, to the Company’s knowledge, any director, officer, employee, agent or other Representative of the Company or any of its Subsidiaries corruptly offered, paid, promised to pay, authorized, solicited, or received the payment of money or anything of value, directly or indirectly, to or from any person, including any government official: (i) to influence any official act or decision of a government official; (ii) to induce a government official to do or omit to do any act in violation of a lawful duty; (iii) to induce a government official to influence the act or decision of a Governmental Entity; (iv) to secure any improper business advantage; (v) to obtain or retain business in any way related to the Company or any of its Subsidiaries; or (vi) that would otherwise constitute a bribe, kickback, or other improper or illegal payment or benefit, in all cases in violation of applicable Anti-Corruption Law.
(d) Except as would not have a Company Material Adverse Effect, neither the Company nor any Subsidiary nor, to the Company’s knowledge, any director, officer or employee of the Company or any of its Subsidiaries, any agent or other Representative of the Company or any of its Subsidiaries, is, or since January 1, 2020 has been, subject to any actual or pending or, to the knowledge of the Company, threatened Proceedings or made any voluntary disclosures to any Governmental Entity relating to applicable Anti-Corruption Laws or Trade Compliance Laws.
Section 3.23 Opinion of Financial Advisor. On or prior to the date of this Agreement, the Special Committee has received the opinion of Houlihan Lokey Capital, Inc. (the “Special Committee Financial Advisor”) to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and other factors set forth therein, the Merger Consideration to be received by holders of Company Common Stock

(other than the Sponsor and certain affiliates thereto) in the proposed Merger, is fair, from a financial point of view, to such holders. The Special Committee shall deliver a correct and complete copy of such written opinion of the Special Committee Financial Advisor to the Company Board solely for informational purposes promptly after receipt thereof by the Special Committee.
Section 3.24 Takeover Statutes. Assuming that the representations of Parent and Merger Sub set forth in this Agreement are true, accurate and complete, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law (the “Takeover Statutes”) are not applicable to this Agreement and the transactions contemplated hereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger or the other transactions contemplated hereby. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company’s certificate of incorporation and bylaws is, or at the Effective Time will be, applicable to the shares of Company Common Stock, the Merger or the other transactions contemplated by this Agreement.
Section 3.25 Vote Required. Assuming the accuracy of the representations and warranties contained in Section 4.10, the delivery of the Sponsor Written Consent shall be sufficient to adopt this Agreement and approve the Transactions in accordance with the DGCL.
Section 3.26 Brokers. No broker, finder or investment banker other than the Special Committee Financial Advisor is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based on arrangements made by or on behalf of the Company, any of the Company Subsidiaries or any of their respective affiliates.
Section 3.27 Acknowledgement of No Other Representations or Warranties. THE COMPANY ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN Article IV AND THE CERTIFICATE TO BE DELIVERED BY PARENT PURSUANT TO Section 6.03(c), NONE OF PARENT, MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR THE REPRESENTATIVES OF ANY OF THEM MAKES OR HAS MADE, AND THE COMPANY ACKNOWLEDGES THAT IT HAS NOT RELIED UPON OR OTHERWISE BEEN INDUCED BY, ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, CONCERNING PARENT, MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE COMPANY ACKNOWLEDGES AND AGREES THAT NONE OF PARENT, MERGER SUB OR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO ANY INFORMATION MADE AVAILABLE TO THE COMPANY BY OR ON BEHALF OF PARENT OR MERGER SUB IN CONNECTION WITH THE TRANSACTION INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIAL MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub hereby jointly and severally represent and warrant to the Company:
Section 4.01 Organization. Each of Parent and Merger Sub is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of Parent and Merger Sub has requisite corporate or other legal entity, as the case may be, power and authority to carry on its business as it is now being conducted, except where the failure to have such power and authority, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Transactions.
Section 4.02 Authority. Each of Parent and Merger Sub has the requisite corporate or other legal entity power and authority to execute, deliver and perform this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by them of the Transactions have been duly authorized by all necessary corporate or other legal entity action on the part of Parent and Merger Sub, and no other corporate or other legal entity proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement or the consummation by Parent or Merger Sub of the Transactions. This Agreement has been, and any other agreements or instruments to be delivered pursuant hereto by Parent or Merger Sub will be, duly and validly executed and delivered by Parent and Merger Sub and (assuming the due authorization, execution and delivery of this Agreement by the Company) this Agreement constitutes, and when executed and delivered such other agreements and instruments will constitute, the valid and binding obligation of Parent and Merger Sub enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.
Section 4.03 No Conflict; Required Filings and Consents.
(a) None of the execution, delivery or performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions will: (i) conflict with or violate any provision of the certificate of incorporation, bylaws or any equivalent organizational or governing documents of Parent or Merger Sub; (ii) assuming that all consents, approvals and authorizations described in Section 4.03(b) have been obtained and all filings and notifications described in Section 4.03(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets of Parent or Merger Sub pursuant to, any Contract to which Parent or Merger Sub is a party (or by which any of their respective properties or assets is bound) or any material Permit held by Parent or Merger Sub, except, with respect to clauses (ii) and (iii), for (A) any such consents and approvals, the failure to obtain which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Transactions and (B) any such conflicts, violations, breaches, losses, defaults, terminations, rights of termination, vesting, amendment, acceleration or cancellation or creation of Liens that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Transactions.
(b) None of the execution, delivery or performance of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub or any of their respective affiliates of the Transactions will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the receipt, termination or expiration, as applicable, of waivers, consents, clearances, approvals, authorizations, waiting periods or agreements, required under any Antitrust Laws, (iii) compliance with the applicable requirements of the Securities Act or the Exchange Act, (iv) filings as may be required under the rules and regulations of NYSE, (v) any applicable international, federal or state securities or “blue sky” Laws, and (vi) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Transactions.
Section 4.04 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub expressly for inclusion or incorporation by reference in the Information Statement or the Schedule 13E-3 will, at the time of filing thereof with the SEC, at the time of any amendment or supplement thereto or at the time of the first publishing or mailing thereof to the Company’s stockholders, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 4.05 Litigation. As of the date of this Agreement, there is no Proceeding to which Parent or any of its Subsidiaries is a party pending or, to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries that would reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Transactions. As of the date of this Agreement, none of Parent or any of its Subsidiaries is subject to any outstanding Order, writ, injunction, judgment or decree that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Transactions.
Section 4.06 Capitalization and Operations of Merger Sub. As of the date of this Agreement, the authorized number of shares of common stock of Merger Sub consists of 100 shares, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding shares of common stock of

Merger Sub are, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub was formed solely for the purpose of engaging in the Transactions, and it has not conducted any other business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incidental to its formation and pursuant to this Agreement.
Section 4.07 Equity Financing. Parent has delivered to the Company a true and complete copy of a fully executed equity commitment letter dated as of the date hereof (the “Equity Commitment Letter”), from CSP Fund II LP, a limited partnership formed under the laws of the Cayman Islands (the “Equity Commitment Party”) to Parent and relating to the commitment of the Equity Commitment Party, upon the terms and subject to the conditions set forth therein, to provide Parent with equity financing in the amount set forth therein (the “Equity Financing”), which Equity Commitment Letter shall provide that the Company is an express third party beneficiary thereto. As of the date of this Agreement, the Equity Commitment Letter in the form delivered to the Company has not been amended or modified, no such amendment or modification is contemplated and none of the obligations and commitments contained in such Equity Commitment Letter have been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or rescission is contemplated. Assuming (a) the accuracy of the representations and warranties by the Company set forth in Article III, and (b) compliance by the Company with its obligations hereunder, as of the date hereof, neither Parent nor Merger Sub has any reason to believe that the Equity Financing will not be available on the Closing Date to fund the aggregate consideration payable by Parent pursuant to Article II together with all costs and expenses required to be paid by Parent at the Closing. As of the date hereof, the Equity Commitment Letter is in full force and effect and is the legal, valid, binding and enforceable obligation of Parent and the Equity Commitment Party. As of the date of this Agreement, (i) no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent or the Equity Commitment Party under the Equity Commitment Letter that could in either case result in the failure of the funding obligations thereunder and (ii) neither Parent nor any of its affiliates has entered into any agreement, side letter or other arrangement relating to the Equity Commitment Letter that could reasonably be expected to affect the availability of the Equity Financing on the Closing Date. The aggregate cash proceeds of the Equity Financing will be sufficient to consummate the Transactions in accordance with the terms hereof, including the making of all payments to be made by or on behalf of Parent on the Closing Date. There are no conditions precedent that would affect the availability of the Equity Financing on the Closing Date, other than as expressly set forth in the Equity Commitment Letter.
Section 4.08 Solvency. Assuming that (a) the conditions to the obligation of Parent and Merger Sub to consummate the Merger have been satisfied or waived, (b) the most recent financial statements included in a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K filed by the Company with the SEC present fairly in all material respects the consolidated financial condition of the Company and its consolidated Subsidiaries as at the end of the periods covered thereby and the consolidated results of operations of the Company and its consolidated Subsidiaries for the periods covered thereby in accordance with GAAP, and (c) the accuracy of the representations and warranties of the Company contained in this Agreement, then at and immediately following the Effective Time and after giving effect to all of the Transactions, Parent, the Surviving Corporation and each Subsidiary of the Surviving Corporation, will be Solvent.
Section 4.09 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based on arrangements made by or on behalf of Parent, Merger Sub or any of their respective affiliates.
Section 4.10 Ownership of Company Common Stock. Except for 23,049,137 shares owned collectively by CSP Alpha Holdings Parent Pte Ltd, CSP Alpha Investment LP, CSP Alpha GP Limited; CSP Victory Limited and CSP Management Limited as of the date hereof, none of Parent, Merger Sub or any of their affiliates beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any shares of capital stock or other securities of the Company or any options, warrants or other rights (other than pursuant to this Agreement) to acquire shares of capital stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.
Section 4.11 Certain Arrangements. None of Parent, Merger Sub, Sponsor or any of their respective affiliates has entered into any Contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any Contract, arrangement or understanding (in each case, whether oral or written), pursuant to which any holder of Company Common Stock issued and outstanding immediately prior to the Effective Time would be entitled to receive consideration of a different amount or nature than as set forth in this Agreement. There are no Contracts or other arrangements or understandings (whether oral or written) or commitments to enter into Contracts or other arrangements or understandings (whether oral or written) between Parent, Merger Sub, Sponsor or any of their respective affiliates, on the one hand, and any of the Company’s directors, officers, employees or affiliates, on the other hand, the subject of which relates to the Transactions, including the Merger.
Section 4.12 Acknowledgement of No Other Representations or Warranties. EACH OF PARENT AND MERGER SUB ACKNOWLEDGES THAT IT HAS CONDUCTED ITS OWN INDEPENDENT INVESTIGATION AND ANALYSIS OF THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, RESULTS OF OPERATIONS, CONDITION (FINANCIAL OR OTHERWISE) AND PROSPECTS OF THE COMPANY AND THE COMPANY SUBSIDIARIES AND THAT IT AND ITS REPRESENTATIVES HAVE RECEIVED ACCESS TO SUCH BOOKS AND RECORDS, FACILITIES, EQUIPMENT, CONTRACTS AND OTHER ASSETS OF THE COMPANY AND THE COMPANY SUBSIDIARIES THAT IT AND ITS REPRESENTATIVES HAVE DESIRED OR REQUESTED TO REVIEW FOR SUCH PURPOSE AND THAT IT AND ITS REPRESENTATIVES HAVE HAD FULL OPPORTUNITY TO MEET WITH THE MANAGEMENT OF THE COMPANY AND THE COMPANY SUBSIDIARIES AND TO DISCUSS THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, RESULTS OF OPERATIONS, CONDITION (FINANCIAL OR OTHERWISE) AND PROSPECTS OF THE COMPANY AND THE COMPANY SUBSIDIARIES. EACH OF PARENT AND MERGER SUB ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III AND THE CERTIFICATE TO BE DELIVERED BY THE COMPANY PURSUANT TO SECTION 6.02(d), NONE OF THE COMPANY, THE COMPANY SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR THE COMPANY REPRESENTATIVES MAKES OR HAS MADE, AND EACH OF PARENT AND MERGER SUB ACKNOWLEDGES THAT IT HAS NOT RELIED UPON OR OTHERWISE BEEN INDUCED BY, ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, CONCERNING THE COMPANY OR THE COMPANY SUBSIDIARIES OR ANY OF THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, RESULTS OF OPERATIONS, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS OR THE TRANSACTIONS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH OF PARENT AND MERGER SUB ACKNOWLEDGES AND AGREES THAT NEITHER THE COMPANY NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE FINANCIAL PROJECTIONS, FORECASTS, COST ESTIMATES AND OTHER PREDICTIONS RELATING TO THE COMPANY AND THE COMPANY SUBSIDIARIES MADE AVAILABLE TO PARENT.
ARTICLE V
COVENANTS
Section 5.01 Conduct of Business by the Company Pending the Merger. The Company agrees that between the date of this Agreement and the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VII, except (w) as specifically set forth in Section 5.01 of the Company Disclosure Letter, (x) as expressly required or expressly provided for by this Agreement, (y) as required by applicable Law or (z) as expressly consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned, it being understood that any action or omission taken or omitted to be taken by the Company or any Company Subsidiary at the direction or with the actual knowledge of any Dual Representative, shall be deemed to have been taken with Parent’s prior written consent in accordance with and for all purposes under this Agreement), the Company will, and will cause each Company Subsidiary to, use reasonable best efforts to conduct its businesses and operations in all material respects in the ordinary course of business consistent with past practice, and the Company will use, and will cause each Company Subsidiary to use, reasonable best efforts to (1) preserve its and their business organization, (2) preserve the present relationships and goodwill with those persons having significant business relationships with the Company and the Company Subsidiaries and (3) comply with and maintain all material Permits required to conduct its and their businesses and to own, lease and operate its and their properties and assets. Without limiting the foregoing, and as an extension thereof, subject to the exceptions described in clauses (w) through (z) of the foregoing sentence, the Company shall not, and shall not permit any Company Subsidiary, between the date of this Agreement and the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VII, to:
(a) amend the Company Charter, Company Bylaws or certificate of incorporation or bylaws (or other similar governing documents) of any Company Subsidiary;

(b) issue, sell, grant options, restricted stock units or rights to purchase, pledge, or authorize or propose the issuance of, sale of, or grant of options, restricted stock units or rights to purchase or pledge, any Company Securities or Subsidiary Securities, other than (i) the issuance of Shares upon the exercise of Company Options or the vesting and settlement of RSU Awards or DSU Awards, in each case outstanding as of the date hereof in accordance with their terms and (ii) the issuance of securities by a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary;
(c) adjust, split, combine, recapitalize, subdivide or reclassify or otherwise amend the terms of any shares of its capital stock or other equity interests;
(d) sell, pledge, dispose of, transfer, lease, mortgage, license, sublicense, abandon, allow to lapse, assign or encumber any material property, securities, or material assets (excluding Intellectual Property Rights) of the Company or any Company Subsidiary, except (i) in the ordinary course of business consistent with past practice, (ii) Liens incurred in connection with the incurrence of indebtedness permitted pursuant to Section 5.01(i), (iii) pursuant to Company Material Contracts existing as of the date of this Agreement, (iv) pursuant to Incidental Contracts, or (v) for de minimis dispositions or abandonments of immaterial tangible assets not currently used in the Company’s business, in the ordinary course of business and consistent with past practice;
(e) establish a record date for, authorize, declare, set aside, make or pay any dividend or other distribution with respect to any shares of its capital stock or other equity interests, whether payable in cash, stock, property or a combination thereof, other than a dividend or other distribution by a wholly-owned Company Subsidiary to another wholly-owned Company Subsidiary;
(f) other than (i) in connection with the exercise of any outstanding Company Options or offers of purchase rights under the Company Stock Purchase Plan permitted by the terms of such Company Options or the Company Stock Purchase Plan, as applicable, or the payment of related withholding Taxes, by net exercise or by tendering of shares or (ii) Tax withholdings on the vesting or payment of RSU Awards or DSU Awards, reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its equity securities or any options, warrants, securities of the Company or other rights exercisable for or convertible into any such equity securities;
(g) (i) make any acquisition or disposition, or make any offer or agreement to acquire or dispose by means of a merger, consolidation, recapitalization, purchase, sale or otherwise, in one transaction or any series of related transactions, of any business, assets or securities or any sale, lease, encumbrance or other disposition of assets or securities of the Company, any Company Subsidiary or any person, other than (A) pursuant to any Company Material Contract existing as of the date of this Agreement or (B) with respect to assets, in the ordinary course of business consistent with past practice, or (ii) adopt, publicly propose or enter into a plan of complete or partial liquidation, dissolution, recapitalization or restructuring, or file or consent to the filing of a petition in bankruptcy under any provisions of applicable Law, except in the ordinary course of business and consistent with past practice;
(h) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations in excess of $200,000 in the aggregate (excluding existing obligations as of the date hereof) of any other person;
(i) incur, create, assume or otherwise become liable or responsible for any indebtedness for borrowed money or issue any debt securities, or assume or guarantee the obligations of any person (other than a wholly owned Company Subsidiary) for borrowed money, or otherwise become responsible for or grant any lien on any asset of the Company or any Company with respect to the obligations of any person, other than indebtedness for borrowed money incurred in the ordinary course of business not to exceed $3,000,000 in the aggregate;
(j) make any loans, advances or capital contributions to, or investments in, any other person, other than (i) loans solely between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries, and (ii) advances for travel and other out-of-pocket expenses to officers, directors or employees of the Company or any Company Subsidiary made in the ordinary course consistent with past practice;

(k) except to the extent required by applicable Law or the terms of any Company Benefit Plan, as in effect on the date hereof: (i) hire any employee at the level of Vice President or higher, except in the ordinary course of business or as otherwise required by applicable Law, or an existing Contract, (ii) increase the compensation or benefits payable or to become payable to its directors, officers, employees or independent contractors (other than merit increases in salaries for employees with titles below the level of Vice President, not to exceed (x) 10% in the aggregate of such employees’ salaries on the date hereof and (y) $1,000,000 in the aggregate), or promote any non-officer employee to an officer position; (iii) grant any rights to severance or termination pay or other termination benefit or terminate any such individual, other than for cause or due to death or disability; (iv) establish, terminate, adopt, enter into or materially amend any CBA or Company Benefit Plans that would materially increase the costs of maintaining such Company Benefit Plan (or any collective bargaining or similar labor agreement, or employee benefit plan or arrangement, that would be a CBA or a Company Benefit Plan (as applicable) if in effect on the date hereof); or (v) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability, time of payment or funding of any compensation or any equity award or other benefit under any Company Benefit Plan with respect to any current or former service provider;
(l) make any change in accounting policies or procedures, other than as required by GAAP, applicable Law or any Governmental Entity with competent jurisdiction;
(m) engage in any transaction with, or enter into any agreement, arrangement or understanding with any affiliate of the Company or other person covered by Item 404 of Regulation S-K promulgated under the Exchange Act, in each case, other than Parent, Sponsor or any of their respective affiliates;
(n) (i) other than as required by a change in Law or a change in the applicable facts, prepare or file any material Tax Return inconsistent with past practice, (ii) make or change any material Tax election, (iii) other than as required by GAAP, change any annual Tax accounting period relating to material Taxes, (iv) file any amended material Tax Return, (v) enter into any “closing agreement” with any taxing authority regarding a material amount of Tax, or (vi) consent to any material Tax claim or assessment or surrender a right to a material refund of Taxes;
(o) (i) settle any suit, action, claim, proceeding or investigation other than a settlement solely for monetary damages (net of insurance proceeds received) not in excess of $50,000 individually or $500,000 in the aggregate or (ii) waive any material right with respect to any claim held by the Company or any Company Subsidiary in respect of any proceeding brought or threatened in writing to be brought before a Governmental Entity;
(p) except in the ordinary course of business consistent with past practice, (i) adversely modify or terminate (excluding any expiration in accordance with its terms) any Company Material Contract, (ii) waive, release or assign any material rights or material claims under any Company Material Contract, or (iii) make any material payment of any liability of the Company or the Company Subsidiaries under any Company Material Contract before the same comes due in accordance with its terms;
(q) create any Subsidiary of the Company or any of its Subsidiaries;
(r) enter into any new line of business, or form or commence the operations of any joint venture;
(s) amend in a manner that adversely impacts in any material respect the ability to conduct its business, terminate or allow to lapse any material Permits of the Company or its Subsidiaries;
(t) exclusively license, sell, transfer, dispose of, abandon, cancel, or knowingly allow to lapse Company Intellectual Property, other than (i) licenses granted to third parties in the ordinary course of business, (ii) pursuant to Incidental Contracts, or (iii) for de minimis dispositions or abandonments of immaterial Company Intellectual Property not currently used in the Company’s business, in the ordinary course of business and consistent with past practice; or
(u) authorize, resolve or offer, agree or commit, in writing or otherwise, to do any of the foregoing.
Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective business operations.

Section 5.02 Agreements Concerning Parent and Merger Sub.
(a) During the period from the date of this Agreement and the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VII, neither Parent nor Merger Sub shall take or agree to take any action that would reasonably be expected to materially delay or prevent the consummation of the Transactions.
(b) Parent hereby agrees to take all actions necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement, (b) cause its Dual Representatives to comply with the terms of this Agreement applicable to Parent, Merger Sub and the Company, and to perform their respective obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (c) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business, or incur or guarantee any indebtedness or make any investments, other than as specifically contemplated by this Agreement.
Section 5.03 No-Shop; Competing Proposals; No Solicitation.
(a) Except as expressly permitted by this Section 5.03, from and after the date hereof, at all times until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VII, the Company shall, and shall cause the Company Subsidiaries and its and their Representatives (i) to (A) cease and cause to be terminated all existing solicitations, encouragements, discussions or negotiations with any person (other than Parent, Merger Sub and their respective Representatives) conducted prior to the date of this Agreement with respect to any Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Competing Proposal and (B) take the necessary steps to promptly inform any person with whom discussions and negotiations are then occurring or who make a Competing Proposal as of and after the date hereof, of the obligations set forth in this Section 5.03(a); and (ii) not (A) initiate, solicit, knowingly encourage (including by way of furnishing non-public information relating to the Company or any Company Subsidiary), or knowingly take any action designed to facilitate any inquiry, expression of interest, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any proposal or offer to the Company’s stockholders), that constitutes or would reasonably be expected to lead to a Competing Proposal (in each case, other than discussions solely to clarify and understand the terms and conditions of any unsolicited inquiry, offer or proposal, solely and only to the extent necessary to determine whether such inquiry, offer or proposal constitutes or could reasonably be expected to result in a Competing Proposal), (B) furnish to any person (other than Parent, Merger Sub or any designees or Representatives of Parent or Merger Sub) any non-public information or data regarding the Company or any of the Company Subsidiaries or afford to any person (other than the Parent, Merger Sub or any designees or Representatives of Parent or Merger Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any Company Subsidiary, in any such case with the intent to encourage, facilitate or assist the making, submission or announcement of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Competing Proposal, (C) enter into, participate, continue or engage in any discussions or negotiations with any person with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Competing Proposal (in each case, other than informing such persons of the provisions contained in this Section 5.03 and discussions solely to clarify and understand the terms and conditions of any unsolicited inquiry, offer or proposal, solely and only to the extent necessary to determine whether such inquiry, offer or proposal constitutes or could reasonably be expected to result in a Competing Proposal), (D) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any Company Subsidiary (provided, however, that if, and only if, the Special Committee determines in good faith, after consultation with its outside legal counsel, that the failure to amend or grant any waiver or release under any such standstill or similar agreement would be reasonably likely to be inconsistent with the directors’ fiduciary duties under the DGCL, the Company may then amend or grant a waiver or release under such standstill or similar agreement, solely to the extent necessary to permit a person to make, on a confidential basis to the Company Board or the Special Committee, a Competing Proposal, conditioned upon such person agreeing to disclosure of such Competing Proposal to Parent as contemplated by this Section 5.03), or (E) authorize, permit any of their Representatives to, resolve or agree to do any of the foregoing. Promptly (and in any event within twenty-four (24) hours) after the date of this Agreement, the Company will terminate access by any person (other than Parent, Merger Sub and their Representatives) to any physical or electronic dataroom or other access to data or information of the Company, in each case relating to or in connection with a potential Competing Proposal (or prior discussions in respect of a potential Competing Proposal) and promptly (and in any event within forty-eight (48) hours) request that each person (other than Parent, Merger Sub and their Representatives) that has executed a confidentiality agreement with the Company since January 1, 2023 relating to a potential Competing Proposal promptly return to the Company (or, if permitted by the applicable agreement, destroy) all non-public documents and materials containing non-public information of the Company that has been furnished by the Company or any of its Representatives to such person pursuant to the terms of such confidentiality agreement. Notwithstanding anything to the contrary contained in this Agreement, the Company and its Representatives may inform a person that has made or is considering making a Competing Proposal of the provisions of this Section 5.03. Without limiting the foregoing, the Company agrees that any breach of the restrictions set forth in this Section 5.03 by any Company Subsidiary or any Representative of the Company or any Company Subsidiary shall constitute a breach by the Company of this Section 5.03.
(b) Notice of Competing Proposal. Notwithstanding anything to the contrary contained in Section 5.03(a), at any time prior to the earlier of Written Consent Effective Time and the valid termination of this Agreement in accordance with Article VII, as promptly as practicable, and in any event within twenty-four (24) hours, the Company shall give written notice to Parent of (i) any inquiries, proposals or offers from a third-party relating to any Competing Proposal (or that would reasonably be expected to lead to any Competing Proposal) that are received by the Company, any Company Subsidiary or any of its Representatives, (ii) any request for information in connection with any Competing Proposal from a third party or in connection with any such request that would reasonably be expected to lead to a Competing Proposal, and (iii) any discussions or negotiations with a third party that are sought to be initiated with respect to a Competing Proposal or that would reasonably be expected to lead to a Competing Proposal (at the time such discussions or negotiations are first sought to be initiated), in each case of clauses (i), (ii) and (iii), the Company, any Company Subsidiary or any of its or their Representatives, setting forth in such written notice the identity of such third-party, the material terms and conditions of the Competing Proposal, inquiry, proposal, offer, request, discussion or negotiations (including, if applicable, complete copies of any material written requests, proposals or offers, including proposed agreements) and a description of any other inquiries, proposals, offers, requests, discussion or negotiations made or had, and the Company thereafter shall keep Parent informed, on a reasonably current basis (and, in any event, within twenty-four (24) hours), of any updates or changes to the material terms of any such proposals or offers (including any material amendments thereto) or any other inquiries, requests, discussion or negotiations made or had with such third-parties and the status and details thereof. Without limiting the Company’s obligation to deliver any notice described in this Section 5.03(b), the failure by the Company to deliver any such notice shall not be taken into account for purposes of determining whether any of the conditions set forth in Article VI have been satisfied or give rise to any right to terminate under Article VII if a Dual Representative has actual knowledge of any such inquiry, proposal, offer, request for information, discussions or negotiations.
(c) Response to Competing Proposal. Notwithstanding anything to the contrary contained in this Agreement, if, at any time following the execution and delivery of this Agreement and prior to the earlier of Written Consent Effective Time or the valid termination of this Agreement in accordance with Article VII, (i) the Company, any of the Company Subsidiaries or any of its or their Representatives has received a bona fide, written Competing Proposal from a third party after the execution and delivery of this Agreement that did not result from a breach of Section 5.03(a) (other than a breach that is immaterial and unintentional) and (ii) the Company Board (acting upon the recommendation of the Special Committee after consultation with its outside financial advisors and outside legal counsel) determines in good faith that such Competing Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then the Company, the Company Subsidiaries and its and their Representatives may (A) furnish information or data, including with respect to the Company and the Company Subsidiaries, to the person making such Competing Proposal and its Representatives and (B) participate in discussions or negotiations with the person making such Competing Proposal and its Representatives in connection with such person’s Competing Proposal; provided that, before taking any of the actions described in the foregoing clauses (A) and (B), the Company shall (x) first enter into an Acceptable Confidentiality Agreement with the person making such Competing Proposal and concurrently provide to Parent a copy of such Acceptable Confidentiality Agreement,

(y) concurrently provide to Parent any non-public information that is provided to such person and which was not previously provided to Parent and (z) limit any waiver of such person’s noncompliance with the provisions of any “standstill” agreement solely to the extent necessary to permit such discussions or negotiations (provided, that without limiting the Company’s obligation to deliver an Acceptable Confidentiality Agreement or non-public information as required by this Section 5.03(c), the failure to deliver any such Acceptable Confidentiality Agreement or non-public information to Parent shall not be taken into account for purposes of determining whether any of the conditions set forth in Article VI have been satisfied or give rise to any right to terminate under Article VII if a Dual Representative has actual knowledge of any such Acceptable Confidentiality Agreement or non-public information.).
(d) The Company agrees that any breach of this Section 5.03 by any director, officer or other Representative of the Company, or any action by any Representative of the Company or any Company Subsidiary in breach of this Section 5.03, will be deemed to be a breach of this Agreement by the Company; provided, however, that no breach of this Section 5.03 by the Company shall be deemed to exist if the action or omission that would constitute a breach of this Section 5.03 is taken or omitted to be taken by or at the direction or with the actual knowledge of any Dual Representative.
Section 5.04 Company Recommendation.
(a) Company Recommendation; Change of Company Recommendation. Except as permitted by Section 5.04(b) or Section 5.04(c), from and after the date hereof, at all times until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VII, neither the Company Board nor any committee thereof will (i) adopt, authorize, approve, declare advisable or recommend, or propose publicly to adopt, authorize, approve, declare advisable or recommend, any Competing Proposal, (ii) withhold, withdraw, modify, qualify or amend in a manner adverse to Parent or Merger Sub, or publicly propose to withhold, withdraw, modify, qualify or amend in a manner adverse to Parent or Merger Sub, the Company Recommendation, or fail to include the Company Recommendation in the Information Statement, (iii) fail to (A) reaffirm the Company Recommendation and (B) recommend against acceptance of a tender or exchange offer by the Company’s stockholders pursuant to Rule 14d-2 under the Exchange Act for outstanding Shares, in each case, within five (5) Business Days after receipt of a written request of Parent following a Competing Proposal that has been publicly announced (and not publicly withdrawn) (in the case of clause (A)) or the commencement of such tender offer or exchange offer (in the case of clause (B)) or, in each case, if earlier, prior to the Written Consent Effective Time (provided that, subject to Section 5.04(d) below, the taking of no position or a neutral position by the Company Board in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to recommend against acceptance of any such offer), and (iv) approve or recommend, or publicly declare advisable or publicly propose to approve or recommend, or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other Contract or other similar agreement to effect any Competing Proposal (other than an Acceptable Confidentiality Agreement entered into in compliance with Section 5.03(c) relating to a Competing Proposal) (such agreement identified in clause (iv), an “Alternative Acquisition Agreement”, and any of the actions set forth in clauses (i), through (iv), a “Change of Company Recommendation”), or requiring the Company to abandon, terminate or fail to consummate the Transactions.
(b) Superior Proposal. Notwithstanding Section 5.04(a) (but subject to Section 5.04(d)), at any time prior to the Written Consent Effective Time, the Company Board (or any duly authorized committee thereof, including the Special Committee) may, in response to the receipt of a bona fide, written Competing Proposal received after the date hereof that did not result from a material breach of Section 5.03(a) and is not withdrawn, make a Change of Company Recommendation or terminate this Agreement in accordance with Section 7.01(d) in order to cause the Company to enter into a binding and definitive written Alternative Acquisition Agreement with respect to a Superior Proposal, in each case only if: (i) the Company Board (acting upon the recommendation of the Special Committee after consultation with its outside financial advisors and outside legal counsel) determines in good faith, that (A) failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law and (B) such Competing Proposal constitutes a Superior Proposal, (ii) the Company provides Parent written notice at least four (4) Business Days (such period, the “Notice Period”) prior to effecting a Change of Company

Recommendation of the Company Board’s intention to take such action, specifying the reasons therefor (a “Notice of Change of Recommendation”), which notice shall include (A) the identity of the person making such Competing Proposal, (B) a description of the material terms and conditions of such Competing Proposal and (C) an unredacted copy of all definitive agreements and documentation in respect thereof, (iii) prior to effecting such Change of Company Recommendation, the Company shall, and shall cause its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate and without any requirement that Parent must reach a definitive agreement) during such four (4) Business Day period to make such adjustments in the terms and conditions of this Agreement as would obviate the basis for a Change of Company Recommendation, and (iv) no earlier than the end of such four (4) Business Day period, the Company Board (acting upon the recommendation of the Special Committee after consultation with its outside financial advisors and outside legal counsel) again determines in good faith and after considering any proposed amendments to the terms and conditions of this Agreement proposed by Parent in writing during such four (4) Business Day period, that (A) failure to effect the Change of Company Recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law and (B) such Competing Proposal giving rise to the Notice of Change of Recommendation continues to constitute a Superior Proposal; provided, that any change to the financial terms (including any change to the amount, form or mix of consideration payable) or other material amendment to the terms of such Competing Proposal (whether or not in response to any changes proposed by Parent pursuant to clause (iii)) shall require the delivery by the Company of a new Notice of Change of Recommendation to Parent and an additional two (2) Business Day period from the date of such notice during which the terms of clause (i) through (iv) shall apply mutatis mutandis (other than the number of days).
(c) Intervening Event. Notwithstanding Section 5.04(a) (but subject to Section 5.04(d)), other than in connection with a Competing Proposal (which shall be subject to Section 5.04(b) and shall not be subject to this Section 5.04(c)) and prior to the Written Consent Effective Time, the Company Board (or any duly authorized committee thereof, including the Special Committee) may effect a Change of Company Recommendation in response to the occurrence of an Intervening Event if the Company Board (acting upon the recommendation of the Special Committee after consultation with its outside legal counsel) determines in good faith (1) that an Intervening Event has occurred and is continuing and (2) that the failure to effect a Change of Company Recommendation in response to such Intervening Event would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, in each case only if: (i) the Company has first given Parent advance written notice at least four (4) Business Days prior to taking such action of its intention to take such action, specifying the reasons therefor and including a detailed description of such Intervening Event, (ii) prior to effecting such Change of Company Recommendation, the Company shall, and shall cause its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate and without any requirement that Parent must reach a definitive agreement) during such four (4) Business Day period to make such adjustments in the terms and conditions of this Agreement as would obviate the basis for a Change of Company Recommendation, and (iii) following the end of such four (4) Business Day period, the Company Board (or any duly authorized committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel and after considering any proposed amendments to the terms and conditions of this Agreement proposed by Parent in writing during such four (4) Business Day period, that the failure to make a Change of Company Recommendation would be inconsistent with its fiduciary duties under applicable Law.
(d) Permitted Disclosure. Nothing contained in this Section 5.04 shall prohibit the Company or the Special Committee from (i) complying with its disclosure obligations under Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to a Competing Proposal, (ii) issuing “stop, look and listen” communications or similar communications of the type contemplated by Section 14d-9(f) under the Exchange Act or (iii) making any disclosure to the Company stockholders (including factually accurate disclosure regarding the business, financial condition or results of operations of the Company and its Subsidiaries) if the Company Board, acting upon the recommendation of the Special Committee, or the Special Committee, after consultation with its outside legal counsel, has determined in good faith that such communication is required by applicable Law; provided that this Section 5.04(d) shall not be deemed to permit the Company Board to make a Change of Company Recommendation except, in each case, to the extent permitted by Section 5.04(c); provided, further, that any “stop, look and listen” statement, or any such similar statement, shall also include an express reaffirmation of the Company Recommendation. Notwithstanding anything to the contrary in Section 5.03 or Section 5.04, none of (1) the determination in and of itself by the Company Board, acting upon the recommendation of the Special Committee, or by the Special Committee that a Competing Proposal constitutes a Superior Proposal; (2) the delivery, in and of itself, by the Company to Parent and its Representatives of any notice contemplated by Section 5.03 or Section 5.04; or (3) the public disclosure, in and of itself, of the items in clauses (i), (ii) and (iii) if required by applicable Law will constitute a Company Recommendation Change or violate this Agreement.
(e) The Company agrees that any breach of this Section 5.04 by any director, officer or other Representative of the Company, or any action by any Representative of the Company or any Company Subsidiary in breach of this Section 5.04, will be deemed to be a breach of this Agreement by the Company; provided, however, that no breach of this Section 5.04 by the Company shall be deemed to exist if the action or omission that would otherwise constitute a breach of this Section 5.04 is taken or omitted to be taken by or at the express direction or with the actual knowledge of any Dual Representative.
Section 5.05 Preparation of the Information Statement; Written Consent.
(a) Parent shall deliver to the Company the duly executed Sponsor Written Consent as soon as practicable (and in any event within twenty-four (24) hours) following the execution and delivery of this Agreement. In connection with the Written Consent, the Company shall take all actions necessary or advisable to comply in all material respects, and shall comply in all material respects, with the DGCL, including Section 228 and Section 262 thereof, the Company Bylaws and the Company Charter.
(b) As promptly as reasonably practicable and in no event later than the twentieth (20th) day following the date of this Agreement, the Company shall use reasonable best efforts to prepare and file with the SEC a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing (A) the information specified in Schedule 14C under the Exchange Act concerning the Written Consent, the Merger and the Transactions, (B) the notice of action by written consent required by Section 228(e) of the DGCL and (C) the notice of availability of appraisal rights and related disclosure required by Section 262 of the DGCL (including any amendment or supplement thereto, the “Information Statement”), and the Company and Parent shall cooperate and jointly prepare and file with the SEC, concurrently with the preparation and filing of the Information Statement, a Rule 13e-3 Transaction Statement on Schedule 13e-3 (such transaction statement, including any amendment or supplement thereto, the “Schedule 13E-3”). Subject to Section 5.04, the Information Statement shall include the Company Recommendation. Parent shall cooperate with the Company in the preparation of the Information Statement and the Schedule 13E-3, and each of Parent and the Company shall furnish all information concerning it and its affiliates (including, in the case of Parent, Merger Sub) and any transaction any of them have or are contemplating entering into in connection with this Agreement that is necessary or appropriate in connection with the preparation of the Information Statement or the Schedule 13E-3, and provide such other assistance as may be reasonably requested by the Company and Parent, as applicable, in the connection with the preparation, filing and distribution of the Information Statement and the Schedule 13E-3. The Company shall promptly notify Parent upon the receipt of any comments from the SEC (or the staff of the SEC) with respect to the Information Statement or Schedule 13E-3 or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Information Statement or Schedule 13E-3, and shall promptly provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand. Each of the parties hereto shall use their reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC (or the staff of the SEC) with respect to the Information Statement or Schedule 13E-3. The Company and Parent shall each use its reasonable best efforts so that the Information Statement and Schedule 13E-3 will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. Each of Parent and the Company covenants that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Information Statement (or any amendment or supplement thereto) or the Schedule 13E-3 on the date the Information Statement is first mailed to the Company’s stockholders or at the time the Information Statement (or any amendment or supplement thereto) or Schedule 13E-3 is filed with the SEC, will contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. Prior to filing or mailing the Information Statement or Schedule 13E-3 (including any preliminary Information Statement and any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent a reasonable opportunity to review and comment on the Information Statement or Schedule 13E-3 (and any amendment or supplement thereto) and (ii) shall consider in good faith all comments reasonably proposed by Parent.
(c) Subject to the other provisions of this Agreement, the Company shall take all action necessary in accordance with the DGCL, the Company Charter and the Company bylaws to establish and fix a record date for determining the stockholders of the Company entitled to express consent to the matters set forth in the Sponsor Written Consent (the “Record Date”). Except as required by the DGCL, once the Company has established the Record Date, the Company shall not change such Record Date or establish a different record date without the prior written consent of Parent.
(d) The Company shall cause the definitive Information Statement (and any other such additional required filings) and the Schedule 13E-3 to be filed with the SEC and mailed (including by electronic delivery if permitted) to the applicable stockholders of the Company as promptly as possible (but in any event within three (3) Business Days) after the earlier of (i) confirmation from the SEC that it will not review the Information Statement and Schedule 13E-3, which confirmation will be deemed to occur if the SEC has not affirmatively notified the Company prior to the tenth (10th) day after making the initial filing of the preliminary Information Statement that the SEC will or will not be reviewing the Information Statement and the Schedule 13E-3, and (ii) confirmation from the SEC that it has completed its review of the Information Statement and Schedule 13E-3, but, in either case of preceding clauses (i) and (ii), no earlier than the Written Consent Effective Time.
(e) If any information relating to the Company or Parent, Merger Sub, any of their affiliates, officers, directors or any transaction any of them have or are contemplating entering into in connection with this Agreement, is discovered by the Company or Parent that should be set forth in an amendment or supplement to the Information Statement or Schedule 13E-3 so that the Information Statement or Schedule 13E-3 shall not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, at the time and in light of the circumstances under which they were made, not false or misleading, the party that discovers such information shall as promptly as practicable notify the other party and correct such information, and the Company shall file with the SEC an appropriate amendment or supplement describing such information as promptly as reasonably practicable after Parent has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable Law, the Company shall disseminate such amendment or supplement to the stockholders of the Company.
Section 5.06 Access to Information. From the date of this Agreement until the earlier to occur of the valid termination of this Agreement in accordance with Article VII and the Effective Time, the Company shall, and shall cause each Company Subsidiary to: (a) provide to Parent and Merger Sub and their respective Representatives reasonable access during normal business hours in such a manner as not to unreasonably interfere with the operation of any business conducted by the Company or any Company Subsidiary, to the officers, employees, agents, properties, offices and other facilities of the Company and the Company Subsidiaries and to the books, Contracts and records (including Tax Returns and supporting documentation), and (b) furnish promptly such information, including financial and operational data, concerning the business, properties, offices and other facilities, Contracts, assets, liabilities, employees, officers and other aspects of the Company and Company Subsidiaries as Parent or its Representatives may reasonably request; provided, however, that the Company shall not be required to (or to cause any Company Subsidiary to) afford such access or furnish such information to the extent that the Company is advised by its outside counsel in writing that doing so would: (i) result in the loss of attorney-client privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege); (ii) violate any confidentiality obligations of the Company or any Company Subsidiary to any third party or otherwise breach, contravene or violate any then effective Contract to which the Company or any Company Subsidiary is party (provided that the Company shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure and implement appropriate procedures to enable the disclosure of such information); (iii) result in a competitor of the Company or any Company Subsidiary receiving information that is competitively sensitive; or (iv) breach, contravene or violate any applicable Law (including any Antitrust Law). All requests for information made pursuant to this Section 5.06 shall be directed to the person or persons designated by the Company. During any visit to the business or property sites of the Company or any of the

Company Subsidiaries, each of Parent and Merger Sub shall, and shall cause their respective representatives accessing such properties to, comply with all applicable Laws and the Company’s and the Company Subsidiaries’ reasonable safety and security procedures. Notwithstanding anything to the contrary contained in this Section 5.06, from the date of this Agreement until the earlier to occur of the valid termination of this Agreement in accordance with Article VII and the Effective Time, none of Parent, Merger Sub or any of their respective affiliates shall conduct, without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), any environmental investigation at any real property owned or leased by the Company, and in no event may any environmental investigation include any sampling or other intrusive investigation of air, surface water, groundwater, soil or anything else at or in connection with any of such real property. Parent agrees that no breach of this Section 5.06 by the Company shall be deemed to exist if the action or omission that would otherwise constitute a breach of this Section 5.06 is taken or omitted to be taken by or at the direction or with the actual knowledge of any Dual Representative.
Section 5.07 Appropriate Action; Consents; Filings.
(a) Parent and the Company shall (and shall cause their affiliates to) use reasonable best efforts to (i) promptly obtain all actions or nonactions, consents, clearances, Permits (including Environmental Permits), waivers, approvals, authorizations and Orders from Governmental Entities necessary or advisable in connection with the consummation of the Transactions, (ii) as promptly as practicable after the date of this Agreement, make all registrations, notifications and filings with any Governmental Entity necessary or advisable in connection with the consummation of the Transactions, including filings required under Antitrust Laws, and promptly make any further submissions that are necessary or advisable, (iii) seek to resolve any objection or assertion by any Governmental Entity challenging this Agreement or the Transactions and (iv) execute and deliver any additional instruments necessary or advisable to consummate the Transactions. Parent, the Company and their respective affiliates shall not be required to make any concessions under this Section 5.07 that are not conditioned upon the Closing. Parent shall be responsible for the payment of all filing fees applicable to the Transactions pursuant in connection with filings made pursuant to Antitrust Laws and any applicable foreign investment Laws.
(b) Each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, or Proceeding by or before any Governmental Entity with respect to the Transactions; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, or Proceeding; and (iii) promptly inform the other parties of any communication to or from any Governmental Entity regarding the Transactions. Each party hereto will consult and cooperate with the other parties, and will consider in good faith the views of the other parties, in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, or opinion made or submitted to any Governmental Entity in connection with the Transactions. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or Proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or Proceeding and to have access to and be consulted in connection with, and to the extent practicable, provided the opportunity to review in advance, any document or opinion made or submitted to any Governmental Entity in connection with such request, inquiry, investigation or Proceeding. Notwithstanding anything to the contrary in this Section 5.07, no party hereto shall be in violation of this Agreement by virtue of providing information that is competitively sensitive to one another on an “outside counsel only” basis.
Section 5.08 Defense of Litigation. The Company shall promptly (an in any event within forty-eight (48) hours) advise Parent of any Proceeding (including any putative class action or derivative litigation) asserted, threatened in writing or orally or commenced by, on behalf of or in the name of, against or otherwise involving the Company, the Company Board, any committee thereof, any of the Company’s directors or officers, or any Company Subsidiary and any Company Subsidiary directors and officers relating to this Agreement, the Merger or any of the Transactions (any such Proceeding, a “Transaction Litigation”) and shall keep Parent informed on a reasonably prompt basis regarding any such Transaction Litigation (including by promptly furnishing to Parent and its Representatives such information relating to such Transaction Litigation as Parent may reasonably request); provided, that without limiting the Company’s obligation to deliver notice of any Transaction Litigation pursuant to this Section 5.08, the failure by the Company to deliver notice of any Transaction Litigation shall not be taken into account for purposes of determining whether any of the conditions set forth in Article VI have been satisfied or give rise to any right to terminate under

Article VII if a Dual Representative has actual knowledge of such Transaction Litigation. The Company shall give Parent the opportunity to (a) participate in the defense, prosecution, settlement or compromise of any Transaction Litigation, and (b) consult with counsel to the Company regarding the defense, prosecution, settlement or compromise with respect to any such Transaction Litigation. For purposes of this Section 5.08, “participate” means that Parent will be kept reasonably apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise adversely affected), and the Company shall give Parent the right to review and comment on all filings or responses to be made before such filings or responses are made by the Company in connection with the Transaction Litigation (and the Company shall in good faith take such comments into account); provided, however, that the Company shall not settle or compromise, agree to settle or compromise or take any other material action with respect to such Transaction Litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).
Section 5.09 Public Announcements. The initial press release issued by Parent and the Company concerning this Agreement and the Transactions shall be a joint press release, the contents of which shall have received prior approval from both such parties, and thereafter Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation; provided, that the restrictions set forth in this Section 5.09 shall not apply to any press release, public statement or other announcement issued or made, or proposed to be issued or made, by either Parent or the Company or the Special Committee (a) in connection with, or in response to, a Competing Proposal or Change of Company Recommendation in compliance with Section 5.03 and Section 5.04 with respect to the matters contemplated thereby, (b) as may be required by applicable Law or any listing agreement with any national securities exchange or (c) that is consistent in all material respects with previous press releases, public disclosures or public statements made by a party hereto in accordance with this Section 5.09, including investor conference calls, filings with the SEC, Q&As or other publicly disclosed documents, in each case under this clause (c) to the extent such disclosure is still accurate. Nothing in this Section 5.09 shall limit the ability of the Company to make any internal announcements to its employees that are consistent in all material respects with the prior public disclosures regarding the Transactions or not inconsistent with the terms of this Agreement; provided, that the Company provide a copy to Parent of any such communication prior to making such communication (provided, that without limiting the Company’s obligation to provide a copy of any such communication to Parent in advance as required by this Section 5.09, the failure to provide a copy of any such communication in advance shall not be taken into account for purposes of determining whether any of the conditions set forth in Article VI have been satisfied or give rise to any right to terminate under Article VII if a Dual Representative has actual knowledge of and has reviewed such communication). For the avoidance of doubt, any public filings providing notice to or seeking approval from any Governmental Entity made pursuant to Section 5.09 shall be governed by Section 5.07 and not this Section 5.09.

Section 5.10 Directors & Officers Indemnification and Insurance.
(a) Indemnification. For six (6) years after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless each current or former director or officer of the Company or any of the Company Subsidiaries (each an “Indemnified Party” and collectively, the “Indemnified Parties”) against (i) all losses, expenses (including reasonable attorneys’ fees and expenses), judgments, fines, claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) arising out of, pertaining to, or by reason of the fact that such person is or was a director or officer of the Company or any Company Subsidiary (the “Indemnified Liabilities”) and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the Transactions, whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent that the Company and the Company Subsidiaries, as the case may be, would have been permitted under or required by applicable Law and the Company Charter, Company Bylaws and any indemnification agreements of the Company (that are substantially in a form filed by the Company with the SEC) in effect on the date of this Agreement to indemnify such Indemnified Parties. In the event of any such Indemnified Liability (whether or not asserted before the Effective Time), the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties reasonably promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request, reimbursement of documented expenses reasonably incurred in each case to the extent provided in the Company Charter, Company Bylaws and any indemnification agreements of the Company (that are substantially in a form filed by the Company with the SEC) in effect on the date of this Agreement (provided that the person to whom expenses are advanced provides an undertaking to repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such person is not entitled to indemnification under applicable Law, the Company Charter, Company Bylaws and any indemnification agreement).
(b) Insurance. The Company shall be permitted to, prior to the Effective Time, and if the Company fails to do so, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, obtain and fully pay the premium for an insurance and indemnification policy that provides coverage for a period of six (6) years from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate to the intended beneficiaries thereof than the Company’s existing directors’ and officers’ liability insurance policy; provided, that in no event shall the premium of the D&O Insurance exceed 300% of the then current aggregate annual premium of the Company’s existing policy in place at the Effective Time (the “Tail Cap”), provided, however, that in the event the premium of the D&O Insurance exceeds the Tail Cap, the Company shall be permitted to purchase the maximum amount of coverage under the D&O Insurance that can be obtained for an amount equal to the Tail Cap; provided, further, that if the Surviving Corporation purchases a “tail policy” and the annual coverage thereunder costs more than the Tail Cap, the Surviving Corporation shall purchase the maximum amount of coverage that can be obtained for an amount equal to the Tail Cap. If such prepaid tail policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policy as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time (and for so long thereafter as any claims brought before the end of such six (6) year period thereunder are being adjudicated) the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for such six (6) year period (and for so long thereafter as any claims brought before the end of such six (6) year period thereunder are being adjudicated) with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement.

(c) Successors. In the event the Surviving Corporation or Parent (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, Parent shall, and shall cause the Surviving Corporation to, require such successors, assigns or transferees of the Surviving Corporation or Parent to assume the obligations set forth in this Section 5.10.
(d) Continuation. For not less than six (6) years from and after the Effective Time, Parent shall cause the organizational documents of the Surviving Corporation and each Company Subsidiary to maintain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses for periods at or prior to the Effective Time than are currently set forth in the Company Charter, the Company Bylaws or such other organizational documents. The contractual indemnification rights, if any, in existence on the date of this Agreement with any of the directors, officers or employees of the Company or any Company Subsidiary that have been made available to Parent prior to the date hereof shall be assumed by the Surviving Corporation, without any further action, and shall continue in full force and effect in accordance with their terms following the Effective Time.
(e) Benefit. The provisions of this Section 5.10 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, each Indemnified Party’s heirs, executors or administrators and each Indemnified Party’s legal representatives, and the obligations of Parent and Surviving Corporation under this Section 5.10 shall not be terminated or amended in a manner that is adverse to any Indemnified Parties (including their successors, assigns and heirs) without the consent of the Indemnified Party (including the successors, assigns and heirs) affected thereby, unless such termination or modification is required by applicable Law.
(f) Non-Exclusivity. The provisions of this Section 5.10 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise. Nothing in this Agreement, including this Section 5.10, is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, any of the Company Subsidiaries or the Indemnified Parties, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to, or in substitution for, any such claims under any such policies.
Section 5.11 Takeover Statutes. The parties shall use reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to restrict or prohibit the Merger or the other Transactions and (b) if any Takeover Statute is or becomes applicable, to take all action necessary to render such Takeover Statute inapplicable to the foregoing, so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize (to the greatest extent practicable) the effects of such Takeover Statute on such Transactions.
Section 5.12 Employee Matters.
(a) For a period of at least twelve (12) months following the Closing Date (the “Continuation Period”), Parent shall, or shall cause its Subsidiaries (including the Surviving Corporation) to, provide each individual who is an employee of the Company or a Company Subsidiary immediately prior to the Effective Time (each, a “Company Employee”) with (i) a base salary or base wage rate, as applicable, that is no less than the base salary or base wage rate as in effect immediately prior to the Closing, (ii) incentive compensation opportunities that are no less than the incentive compensation opportunities (excluding equity and equity-based incentive opportunities) as in effect immediately prior to the Closing, (iii) severance payments and benefits that are no less and on no less favorable terms than the severance payments and benefits set forth in Section 5.12(a) of the Company Disclosure Letter and (iv) employee benefits that, in the aggregate, are substantially similar to the employee benefits (other than severance and cash and equity-based incentive compensation opportunities) provided immediately prior to the Closing. Notwithstanding any provision herein to the contrary, neither Parent nor any of its Subsidiaries (including the Surviving Corporation) shall be obligated to continue to employ any Company Employee for any specific period of time following the Closing Date, subject to applicable Law.
(b) To the extent that service is relevant for any purpose including eligibility, benefit accrual and vesting (including, in order to calculate the amount of any paid time off and leave balance (including vacation and sick days)), gratuities, severance and similar benefits (except, unless required by applicable

Law, not for purposes of defined benefit pension benefit accruals) under any employee benefit plan, program or arrangement established or maintained by Parent or any of its Subsidiaries (including the Surviving Corporation) for the benefit of the Company Employees (the “Parent Plans”) following the Closing Date, such plan, program or arrangement shall credit such Company Employees for service earned on and prior to the Closing Date with the Company and the Company Subsidiaries and any of their predecessors in addition to service earned with Parent or any of Parent’s affiliates (including the Surviving Corporation) after the Closing Date; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.
(c) Following the Closing Date, Parent shall, or shall cause its Subsidiaries (including the Surviving Corporation) to, waive any waiting periods and actively at work or evidence of insurability requirements and any limitations on eligibility, enrollment and benefits relating to any preexisting conditions of Company Employees and their eligible dependents under each Parent Plan. Following the Closing Date, Parent shall recognize, and shall cause its Subsidiaries (including the Surviving Corporation) to also recognize, for purposes of annual deductible and out of pocket limits under its Parent Plans providing health benefits, any deductible, coinsurance, copayments and out of pocket expenses paid by such Company Employees and their respective dependents under Company Benefit Plans in the calendar year in which the Closing Date occurs to the extent such Company Employees participate in any such Parent Plans in such same calendar year.
(d) Notwithstanding the foregoing, nothing contained herein shall (i) be treated as the establishment or amendment of any Company Benefit Plan or any other employee benefit plan maintained by the Company, Parent or any of their respective affiliates or create any rights or obligations except between the parties hereto, (ii) give any employee or former employee or any other individual associated therewith or any employee benefit plan or trustee thereof or any other third party any right to enforce the provisions of this Section 5.12 or entitle any person not a party to this Agreement to assert any claim hereunder or (iii) obligate Parent, the Surviving Corporation or any of their affiliates to (A) maintain any particular benefit plan, except in accordance with the terms of such plan or (B) retain the employment of any particular employee.
Section 5.13 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expense. Parent shall, or shall cause the Surviving Corporation to, pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article II. All Transfer Taxes incurred in connection with the Transactions shall be paid when due by Parent, Merger Sub or, after the Closing, the Surviving Corporation.
Section 5.14 Rule 16b-3 Matters. Notwithstanding anything to the contrary contained herein, prior to the Effective Time, the Company shall take such actions as may be reasonably necessary or advisable to ensure that the dispositions of equity securities of the Company (including derivative securities, Company Options or RSU Awards) by any officer or director of the Company who is subject to Section 16 of the Exchange Act pursuant to the Transactions are exempt from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated under the Exchange Act.
Section 5.15 Notice of Certain Events. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (a) of any notice or other communication received by such party from any Governmental Entity in connection with this Agreement or the Transactions, or from any person alleging that the consent of such person is or may be required in connection with any of the Transactions, (b) of any Proceeding commenced or, to any party’s knowledge, threatened against, such party or any of its affiliates or otherwise relating to such party or any of its affiliates, in each case relating to any of the Transactions and (c) any Effect that has caused, or would reasonably be expected to cause, any of the conditions set forth in Article VI not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.15 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the respective rights, remedies, obligations, representations, warranties, covenants or agreements available hereunder to any party. The failure to deliver any such notice shall not be taken into account for purposes of determining whether any of the conditions set forth in Article VI have been satisfied or give rise to any right to terminate under Article VII.
Section 5.16 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of The New York Stock Exchange (“NYSE”) to enable the delisting of the Company Common Stock from the NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.
Section 5.17 Resignation of Directors. At the Closing, except as may be agreed in writing by Parent, the Company shall use its reasonable best efforts to deliver to Parent the resignation of the members of the Company Board designated by Parent in writing who are in office immediately prior to the Effective Time (and to the extent requested by Parent, from any member of the board of directors (or any equivalent) of each Subsidiary of the Company), which resignations shall be effective at the Effective Time.
Section 5.18 Special Committee. Prior to the earlier of the Effective Time and the valid termination of this Agreement in accordance with Section 7.01, neither Parent nor the Company shall, and each shall not permit any of the Company Subsidiaries to, take any action intended to cause the Company to, without the prior written consent of a majority of the Special Committee, eliminate the Special Committee, revoke or diminish the authority of the Special Committee, increase the size of the Special Committee or remove or cause the removal of any director of the Company Board that is a member of the Special Committee either as a director or member of such committee other than for cause. For the avoidance of doubt, this Section 5.18 shall not apply to the filling, in accordance with the provisions of the applicable organizational documents of the Company, of any vacancies caused by the death, resignation or incapacity of any such director; provided that such director is independent and disinterested with respect to (i) the management of the Company and (ii) the Merger and any other transactions contemplated by this Agreement.
Section 5.19 Amazon Warrant. Prior to the Effective Time, the Company shall (i) deliver to the holder of the Amazon Warrant any notices required under the terms of the Amazon Warrant, as applicable, in connection with this Agreement and the Transactions, including the Merger, and (ii) use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the termination of the Amazon Warrant as of (and conditioned upon the occurrence of) the Effective Time.
ARTICLE VI
CONDITIONS TO THE MERGER
Section 6.01 Conditions to Obligations of Each Party. The respective obligations of each party to consummate the Merger are subject to the satisfaction (or to the extent permitted by Law, mutual written waiver by both the Company (following approval of the Special Committee) and Parent) at or prior to the Effective Time of each of the following conditions:
(a) Written Consent; Information Statement. The Written Consent shall have been obtained in accordance with applicable Law. The Information Statement shall have been mailed to the Company’s stockholders entitled thereto and at least 20 calendar days shall have elapsed from the date of completion of such mailing.
(b) No Restraints. No Order or other Law enacted, promulgated, issued, entered, amended or enforced by any Governmental Entity of competent jurisdiction shall be in effect enjoining, preventing, restraining or otherwise prohibiting or making illegal consummation of the Merger.
Section 6.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction (or written waiver by Parent) at or prior to the Effective Time of each of the following additional conditions:
(a) Representations and Warranties.
(i) The representations and warranties set forth in Section 3.09(b) (Absence of Certain Changes) shall be true and correct in all respects at and as of the Effective Time as though made at and as of the Effective Time;
(ii) The representations and warranties set forth in Section 3.02(a)–(c) (Capitalization) shall be true and correct in all respects at and as of the Effective Time as though made at and as of the Effective Time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for any inaccuracies that are de minimis in nature and amount;

(iii) The representations and warranties set forth in Section 3.01(a) (solely with respect to the Company and not any Company Subsidiary) (Organization and Qualification; Subsidiaries), Section 3.03 (Authority), Section 3.25 (Vote Required) and Section 3.26 (Brokers), without giving effect to any Company Material Adverse Effect or other materiality qualifications, shall be true and correct in all material respects at and as of the Effective Time as though made at and as of the Effective Time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date); and
(iv) Any other representation and warranty of the Company contained in this Agreement, without giving effect to any Company Material Adverse Effect or other materiality qualifications, shall be true and correct in all respects at and as of the Effective Time as though made at and as of the Effective Time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), other than failures to be true and correct that, individually or in the aggregate, would not have a Company Material Adverse Effect.
(b) Covenants. The Company shall have performed or complied with in all material respects all obligations and covenants required by this Agreement to be performed or complied with by the Company on or before the Effective Time.
(c) No Company Material Adverse Effect. Since the date of the Agreement, a Company Material Adverse Effect shall not have occurred that is continuing as of immediately prior to the Effective Time.
(d) Officer’s Certificate. Parent shall have received a certificate signed by the Chief Executive Officer or the Chief Financial Officer of the Company, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(c) have been satisfied.
Section 6.03 Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are also subject to the satisfaction (or written waiver by the Company) at or prior to the Effective Time of each of the following additional conditions:
(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects at and as of the Effective Time as though made at and as of the Effective Time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), other than failures to be true and correct that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Transactions.
(b) Covenants. Each of Parent and Merger Sub shall have performed and complied with in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Parent and Merger Sub, respectively, on or before the Effective Time.
(c) Officers’ Certificate. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.
Section 6.04 Frustration of Closing Conditions. Neither the Company nor Parent or Merger Sub may rely, either as a basis for not consummating the Merger or the other Transactions or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was primarily caused by such party’s material breach of any provision of this Agreement or such party’s failure to comply with its obligations hereunder contributes in any material respect to the failure of such condition to be satisfied.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
Section 7.01 Termination. This Agreement may be terminated, in the case of clauses (a), (b), (e) or (f) below, at any time prior to the Effective Time, whether before or after the Written Consent Effective Time or, in the case of clauses (c), (d) or (g) below, at any time prior to the Written Consent Effective Time, as follows:
(a) by mutual written agreement of Parent and the Company (upon approval of the Special Committee);
(b) by either Parent or the Company (upon approval of the Special Committee), if:
(i) the Merger is not consummated on or before March 8, 2024 (the “Outside Date”); provided, however, that Parent or the Company, as the case may be, shall not be permitted to terminate this Agreement pursuant to this Section 7.01(b)(i) if a breach or failure to perform by Parent or Merger Sub (in the case of termination by Parent) or the Company (in the case of termination by the Company) of any of its representations, warranties, covenants or obligations contained in this Agreement was the primary cause of, or primarily resulted in, the failure of a condition to consummate the Merger on or before the Outside Date;
(ii) any Governmental Entity of competent jurisdiction issues or enters any Order, decree or ruling, or enacts or promulgates any Law, permanently enjoining, preventing, restraining, making illegal or otherwise permanently prohibiting the Merger, and in the case of such an Order, decree or ruling, such Order, decree or ruling has become final and non-appealable, if applicable; provided, that the right to terminate this Agreement under this Section 7.01(b)(ii) shall not be available to any party whose breach of or failure to perform, any of its representations, warranties, covenants or obligations contained in this Agreement was the primary cause of, or primarily resulted in, the issuance or entry of such Order or the enactment or promulgation of such Law;
(c) by Parent, if, at any time prior to the Written Consent Effective Time, the Company Board (acting upon the recommendation of the Special Committee) (i) effects a Change of Company Recommendation or (ii) enters into an Alternative Acquisition Agreement;
(d) by the Company (upon approval of the Special Committee), at any time prior to the Written Consent Effective Time, if (i) the Company has received a Superior Proposal, (ii) the Company Board (or a duly authorized committee thereof) has authorized the Company to enter into a binding and definitive written Alternative Acquisition Agreement concurrently with such termination in order to accept such Superior Proposal and (iii) concurrently with such termination, the Company enters into such Alternative Acquisition Agreement; provided, however, that (x) the Company has complied with its covenants under Section 5.03 and Section 5.04 with respect to such Superior Proposal (other than any non-compliance that is immaterial and unintentional), subject to the terms and conditions therein, and (y) the Company has concurrently paid the Company Termination Fee to Parent or its designee in accordance with Section 7.02(b)(iv).
(e) by Parent, if: (i) the Company breaches or fails to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, which breach or failure to perform would give rise to the failure of a condition contained in Section 6.02(a) or Section 6.02(b) to be satisfied; (ii) Parent has delivered to the Company written notice of such breach or failure to perform; and (iii) either such breach or failure to perform is not capable of cure or at least thirty (30) days has elapsed since the date of delivery of such written notice to the Company and such breach or failure to perform has not been cured prior to the expiration of such thirty (30) day period; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(e) if Parent or Merger Sub has breached, there is an inaccuracy of, or there is a failure to perform or comply with any of Parent’s or Merger Sub’s representations, warranties, covenants or agreements contained in this Agreement such that the Company would have the right to terminate this Agreement pursuant to Section 7.01(f) (notwithstanding any cure periods);
(f) by the Company (upon approval of the Special Committee), if: (i) Parent or Merger Sub breaches or fails to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, which breach or failure to perform would give rise to the failure of a condition contained in Section 6.03(a) or Section 6.03(b) to be satisfied; (ii) the Company has delivered to Parent written notice of such breach or failure to perform; and (iii) either such breach or failure to perform is not capable of cure or at least thirty (30) days has elapsed since the date of delivery of such written notice to Parent and such breach or failure to perform has not been cured prior to the expiration of such thirty (30) day period; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(f) if the Company has breached, there is an inaccuracy of, or there is a failure to perform or comply with any of the Company’s representations, warranties, covenants or agreements contained in this Agreement such that Parent would have the right to terminate this Agreement pursuant to Section 7.01(e) (notwithstanding any cure periods); or
(g) by the Company (upon approval of the Special Committee), if the Sponsor Written Consent has not been delivered by Parent within twenty-four (24) hours following the execution and delivery of this Agreement by Parent and Merger Sub.
The party desiring to terminate this Agreement pursuant to this Section 7.01 (other than pursuant to Section 7.01(a)) shall give written notice of such termination to the other parties.
Section 7.02 Effect of Termination.
(a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall immediately become void and of no effect with no liability or obligation to any person on the party of any party hereto or their respective affiliates; provided, however, that no termination shall relieve any party hereto of its obligations under the penultimate sentence of Section 5.06 (Access to Information), Section 5.09 (Public Announcements), Section 5.13 (Expenses), this Section 7.02 (Effect of Termination), Section 7.03 (Amendment), Section 7.04 (Waiver) and Article VIII, each of which shall survive any termination; provided further, that no such termination shall relieve any party from any liability for common law fraud or Intentional Breach of this Agreement prior to the date of termination, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity.
(b) Payments.
(i) If this Agreement is validly terminated by either Parent or the Company pursuant to Section 7.01(b)(i) (Outside Date) or by Parent pursuant to Section 7.01(e) (Company Breach) and, in each case, (A) following the execution and delivery of this Agreement, a Competing Proposal was publicly disclosed or delivered to the Company and not withdrawn prior to such termination and (B) at any time within twelve (12) months after such termination, the Company (x) enters into an Alternative Acquisition Agreement with respect to any Competing Proposal (regardless of when made and the identity of the counterparty thereto) or (y) consummates a Competing Proposal (regardless of when made and the identity of the counterparty thereto), then the Company shall pay, or cause to be paid, the Company Termination Fee to Parent or its designee prior to or concurrently with the occurrence of either of the applicable events described in the foregoing clauses (x) or (y). For purposes of this Section 7.02(b)(i), all references to “twenty percent (20%)” and “eighty percent (80%)” in the definition of Competing Proposal will be deemed to be references to “fifty percent (50%).”
(ii) If this Agreement is validly terminated by Parent pursuant to Section 7.01(c) (Change of Company Recommendation), then the Company shall pay the Company Termination Fee to Parent or its designee prior to or concurrently with the termination of this Agreement.
(iii) If this Agreement is validly terminated by either Parent or the Company pursuant to Section 7.01(b)(i) (Outside Date), and at the time of such termination, Parent had the right to terminate this Agreement pursuant to Section 7.01(c) (Change of Company Recommendation), then the Company shall pay the Company Termination Fee to Parent or its designee no later than two (2) Business Days after the date of such termination.
(iv) If this Agreement is validly terminated by the Company pursuant to Section 7.01(d) (Superior Proposal), then the Company shall pay the Company Termination Fee to Parent or its designee prior to or concurrently with the termination of this Agreement.
(c) Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 7.02 are an integral part of the Transactions and (ii) without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement.

(d) In no event shall the Company be required to pay to Parent more than one Company Termination Fee pursuant to Section 7.02(b). Except as provided in Section 7.02(a), in the event that Parent receives full payment of the Company Termination Fee pursuant to Section 7.02(b) under circumstances where a Company Termination Fee was payable, (i) the right of Parent to terminate this Agreement pursuant to Section 7.01 and (ii) the receipt of the Company Termination Fee shall be the sole and exclusive monetary remedy for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective affiliates or any other person in connection with this Agreement (and the termination hereof), the Merger and the other Transactions (and the abandonment thereof) or any matter forming the basis for such termination; provided that no such payment shall relieve any party of any liability or damages to any other party resulting from any common law fraud or Intentional Breach of this Agreement. Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that nothing in this Section 7.02 shall be deemed to affect their respective rights to specific performance under Section 8.10 in order to specifically enforce this Agreement. The parties acknowledge and agree that any payment of the Company Termination Fee is not a penalty but is liquidated damages in a reasonable amount that is intended to compensate Parent in the circumstances in which such fee is payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions. If the Company fails to timely pay any amount due pursuant to Section 7.02(b) and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amount set forth in Section 7.02(b), the Company shall pay to Parent interest on such amount at the prime rate of J.P. Morgan, N.A. in effect on the date such payment was required to be made.
Section 7.03 Amendment; Exercise of Rights.
(a) This Agreement may be amended in writing by the parties at any time before or after the Written Consent Effective Time; provided, however, that (a) after the Written Consent Effective Time, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders and (b) no amendment shall be made to this Agreement after the Effective Time. Except as required by Law, no amendment of this Agreement by the Company shall require the approval of the stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed by each of the parties.
(b) Notwithstanding anything to the contrary herein, any consent required by, or exercise of rights (including any termination rights or any waiver) under, this Agreement by the Company or the Company Board, shall require the prior written approval of the Special Committee.
Section 7.04 Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach or inaccuracy of the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other with any of the covenants or conditions contained herein. No extension or waiver or termination of this Agreement by the Company shall require the approval of the Company’s stockholders unless such approval is required by Law. Any extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

ARTICLE VIII
GENERAL PROVISIONS
Section 8.01 Non-Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Except for any covenant or agreement that by its terms contemplates performance after the Effective Time, none of the covenants and agreements of the parties contained in this Agreement shall survive the Effective Time or, except as provided in Section 7.02, the valid termination of this Agreement pursuant to Section 7.01.
Section 8.02 Notices. All notices or other communications required or permitted hereunder shall be in writing, shall be sent by email of a .pdf attachment (providing confirmation of transmission) and shall also be sent by reliable overnight delivery service (with proof of service) or by hand delivery, and shall be deemed to have been duly given (a) when delivered if delivered in person or when sent if sent by email (provided that no “bounce-back” or notice of non-delivery is received), (b) when delivered after posting in the U.S. mail having been sent by registered or certified mail return receipt requested, postage prepaid, (c) when delivered by nationally recognized overnight delivery service, or (d) on the next Business Day if transmitted by national overnight courier with a copy also sent by email, in each case as follows (or at such other address or email address for a party as shall be specified by like notice):
If to Parent or Merger Sub:

CSP Fund II LP
c/o Stockholm Parent, LLC
160 Robinson Road
SBF Center Suite #10-01
Singapore 068914
Attention:	Jia Yun Teo
Email:	jiayun@capitalsquarepartners.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10022
Attention:	Robert M. Katz; Sidharth Bhasin
Email:	robert.katz@lw.com; Sidharth.Bhasin@lw.com

If to the Company:

Startek, Inc.
4610 South Ulster Street, Suite 150
Denver, CO 80237
Attention:	Bharat Rao, Global CEO
Email:	bharat.rao@startek.com

with copies to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Attention:	Saee Muzumdar; Andrew Kaplan
Email:	SMuzumdar@gibsondunn.com; AKaplan@gibsondunn.com
or to such other address or electronic mail address for a party as shall be specified in a notice given in accordance with this Section 8.02; provided that any notice received on any day that is not a Business Day shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this Section 8.02 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is one (1) Business Day after such notice would otherwise be deemed to have been received pursuant to this Section 8.02.
Section 8.03 Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.
Section 8.04 Entire Agreement. This Agreement (together with the Annexes, Exhibits, Company Disclosure Letter and the other documents delivered pursuant hereto) and the Equity Commitment Letter constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement and, except as otherwise provided herein, are not intended to confer upon any other person any rights or remedies hereunder.
Section 8.05 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties, except that each of Parent and Merger Sub may assign all or any of their rights, interests and obligations under this Agreement (i) to one or more of its affiliates at any time or (ii) for collateral security purposes to any persons providing financing thereto pursuant to the terms thereof (including for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such financing); provided that (i) no such assignment shall be permitted if such assignment would, or would reasonably be expected to, prevent or materially delay Parent or Merger Sub from performing their respective obligations under this Agreement or consummating the Merger, and (ii) no such assignment shall relieve the assigning party of its obligations under this Agreement if such assignee does not perform such obligations. Any assignment or transfer in violation of the preceding sentence shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns. The Company and the Company Board may not take any of the actions contemplated by this Section 8.05 without the prior written approval of the Special Committee.
Section 8.06 Parties in Interest; No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for, solely if the Effective Time occurs: (a) the right of the Company’s stockholders to receive the Merger Consideration under Article II, and (b) the right of each Indemnified Party (and such Indemnified Party’s heirs, executors or administrators and each Indemnified Party’s representatives) under Section 5.10. The representations, warranties and covenants set forth in this Agreement are solely for the benefit of the parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties may be subject to waiver by the parties hereto in accordance with Section 7.04 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 8.07 Mutual Drafting; Interpretation; Headings. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: (a) the singular number shall include the plural, and vice versa; (b) the masculine gender shall include the feminine and neuter genders; (c) the feminine gender shall include the masculine and neuter genders; and (d) the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include,” “includes” and “including,” and words of similar meaning, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Annexes” and “Exhibits,” are intended to refer to Sections of this Agreement and the Annexes and Exhibits to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. The term “or” shall not be deemed to be exclusive and shall have the meaning “and/or”. The words “hereof,” “herein”, “hereto,” “hereby” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. References in this Agreement to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.” Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto (subject to the terms and conditions to the effectiveness of such amendments contained herein and therein). Where used with respect to information, “delivered,” “provided to,” “made available” or terms of similar import mean made available to Parent and its Representatives at least one (1) Business Day prior to the date hereof. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Notwithstanding anything to the contrary in this Agreement, after the date hereof and prior to the Effective Time, any action or omission taken or omitted to be taken by the Company, any Company Subsidiary or any of their respective Representatives that would otherwise constitute a breach of this Agreement (including with respect to any matters that expressly require Parent’s prior written consent hereunder) shall be deemed not to constitute a breach of this Agreement (and shall be deemed to be consented to, authorized or waived by, as applicable, Parent and Merger Sub) if such action or omission is taken or omitted to be taken by, or at the direction or with the actual knowledge of, a Dual Representative, including purposes of determining whether any of the conditions set forth in Article VI have been satisfied or give rise to any right to terminate under Article VII.
Section 8.08 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.
(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to the principles of conflicts of Law thereof that would require the application of the Laws of any other jurisdiction. Notwithstanding the foregoing, the matters contained in Article I and Article II of this Agreement shall be governed by, and construed in accordance with, the DGCL, including matters relating to the filing of the Certificate of Merger and the effects of the Merger, and all matters relating to the fiduciary duties of the Company Board shall be governed and construed in accordance with the Laws of the State of Delaware without regard to the conflicts of Law thereof that would require the application of the Laws of any other jurisdiction.
(b) Each of the parties expressly, irrevocably and unconditionally agrees that any Proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the Transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the Transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto. Each of the parties agrees not to commence any Proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in

Delaware as described in this Agreement. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process, and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the Transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, (i) any claim that it is not personally subject to the jurisdiction of the courts in the State of Delaware, as described in this Agreement, for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Proceeding in any such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.
(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) IT MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.08(c).
Section 8.09 Counterparts. This Agreement may be executed in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Signatures to this Agreement transmitted by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.
Section 8.10 Specific Performance.
(a) The parties agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. Accordingly, the parties acknowledge and agree that the parties shall be entitled to seek and obtain an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity (subject to Section 7.02).
(b) Each of the parties agrees that, (i) the seeking of remedies pursuant to this Section 8.10 shall not in any way constitute a waiver by any party seeking such remedies of its right to seek any other form of relief that may be available to it under this Agreement, including under Section 7.02, in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.10 are not available or otherwise are not granted, (ii) nothing set forth in this Agreement shall require a party to institute any Proceeding for (or limit a party’s right to institute any Proceeding for) specific performance or other equitable relief under this Section 8.10 prior, or as a condition, to exercising any termination right under Article VII (and pursuing damages after such termination), nor shall the commencement of any Proceeding seeking remedies pursuant to this Section 8.10 or anything set forth in this Section 8.10 restrict or limit a party’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter and (iii) no party shall require the other to post any bond or other security as a condition to institute any Proceeding for specific performance under this Section 8.10. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.
Section 8.11 Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and none of (i) Parent, (ii) Merger Sub, (iii) any of Parent’s or Merger Sub’s former, current and future affiliates, assignees, stockholders, limited partners, controlling persons, directors, officers, employees, agents, attorneys and other Representatives (the persons described in clauses (i), (ii) and (iii), collectively, the “Parent Parties”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of the Company against Parent or Merger Sub hereunder, in no event shall the Company or any of its affiliates, and the Company agrees not to and to cause its affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Parent Party.
* * * * * * * *

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.
STOCKHOLM PARENT, LLC

By:	/s/ Mukesh Sharda
	Name:	Mukesh Sharda
	Title:	Vice President

STOCKHOLM MERGER SUB, INC.

By:	/s/ Sanjay Chakrabarty
	Name:	Sanjay Chakrabarty
	Title:	President

STARTEK, INC.

By:	/s/ Bharat Rao
	Name:	Bharat Rao
	Title:	Global Chief Executive Officer
[Signature Page to Merger Agreement]

Annex I

Defined Terms
“Acceptable Confidentiality Agreement” means a customary confidentiality agreement that (i) contains provisions limiting the disclosure and use of non-public information of or with respect to the Company and the Company Subsidiaries and (ii) does not include any provision calling for any exclusive right to negotiate with any third party; provided, however, that (a) such agreement need not contain a standstill and (b) such agreement does not have the effect of prohibiting the Company from satisfying any of its obligations hereunder.
“affiliate” means, with respect to any person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the first-mentioned person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.
“Aggregate Common Stock Consideration” means the product of the Merger Consideration and the number of Shares issued and outstanding immediately prior to the Effective Time (other than Excluded Shares).
“Aggregate Merger Consideration” means the sum of the Aggregate Common Stock Consideration, the aggregate RSU Payments, the aggregate DSU Payments and the aggregate Option Payments.
“Amazon Warrant” means that certain Warrant to Purchase Common Stock, dated as of January 23, 2018, by and between the Company and Amazon.com NV Investment Holdings LLC, a Nevada limited liability company.
“Anti-Corruption Laws” means all applicable Laws, rules, and regulations relating to the prevention of bribery, corruption and money laundering, including the U.S. Foreign Corrupt Practices Act of 1977, the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation, the U.K. Bribery Act 2010 and the U.K. Proceeds of Crime Act 2002, and any other applicable anti-corruption or anti-bribery laws.
“Business Day” means any day, other than a Saturday or Sunday or a day on which banks are required or authorized by Law to close in New York, New York.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.).
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.
“Company Material Adverse Effect” means any condition, fact, occurrence, development, change, circumstance, event or effect (each an “Effect”) that (x) would have, or would reasonably be expected to have, individually or in the aggregate together with all other Effects, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following, and no Effect arising out of or resulting from the following, shall constitute or be taken into account in determining whether there has been, a “Company Material Adverse Effect”: (a) the announcement or pendency of this Agreement or the Transactions, or the performance by the Company of this Agreement, including, in each case, (x) litigation by a stockholder of the Company (or a derivative or similar claim) to the extent asserting allegations of breach of fiduciary duty by members of the Special Committee or under securities laws relating to this Agreement or the Transactions or (y) the impact thereof on relationships with employees, customers, suppliers, distributors, partners, vendors or other persons, in each case, to the extent resulting from the negotiation, entry into, announcement, pendency or performance of this Agreement (provided, that this clause (a) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions); (b) any Effect affecting the economy or the financial, credit or securities markets in the United States or elsewhere in the world (including interest rates and exchange rates or any changes therein), or any Effect affecting any business or industries in which the Company or any of the Company Subsidiaries operates; (c) any development or change in applicable Law (after the date of this Agreement), including COVID-19 Measures, or GAAP or other applicable accounting standards or the enforcement or interpretation of any of the foregoing; (d) any action taken by the Company or any of the Company Subsidiaries at the written request of Parent that is not expressly required to be taken by the terms of this Agreement, or any action expressly required by, or the failure to take any action expressly prohibited by, the terms of this Agreement; (e) the commencement, occurrence, continuation or escalation of any armed hostilities, sabotage or acts of war (whether or not declared) or terrorism, or any escalation or worsening of acts of terrorism, armed hostilities or war; (f) the existence, continuation or escalation of any acts of God, including earthquakes, floods, hurricanes, fires, tropical storms or other natural disasters or disease outbreak, pandemic or epidemic, including COVID-19; (g) any changes in the market price or trading volume of the Shares, in and of itself, or any changes in the ratings or the ratings outlook for the Company or any of the Company Subsidiaries by any applicable rating agency or changes in any analyst’s recommendations or ratings with respect to the Company or any of the Company Subsidiaries, or any failure of the Company or any Company Subsidiary to meet any internal or external projections, budgets, guidance, forecasts or estimates of revenues, earnings or other financial results or metrics for any period, in and of itself (but not, in each case of this clause (g), the underlying cause of such changes or failures, unless such underlying clause would otherwise be excepted from this definition); (h) a decline, in and of itself, in the price or trading volume of the Shares on the NYSE (provided that this clause (h) shall not prevent any determination that any Effect underlying such decline has resulted in a Company Material Adverse Effect, unless such Effect is otherwise excepted from this definition of Company Material Adverse Effect); (i) public comments or other public communications by Parent or Merger Sub of its express intentions with respect to the conduct of the business of the Company or any Company Subsidiary, including any public communications to any employees or customers of the Company or any Company Subsidiary; provided, further, that with respect to the foregoing clauses (b), (c), (e), and (f), if any such Effect disproportionately adversely affects the Company and the Company Subsidiaries, taken as a whole, compared to other companies operating in the same industry in which the Company and the Company Subsidiaries operate, then the incremental disproportionate adverse impact of such Effect will be taken into account in determining whether a Company Material Adverse Effect has occurred, or (y) prevents or delays the consummation by the Company or any Company Subsidiary of the Merger or any other Transaction on or before the Outside Date.
“Company Recommendation” means the Company Board’s recommendation that the Company’s stockholders adopt this Agreement.
“Company Stock Plan” means each of the Company Stock Purchase Plan and the Company’s 2008 Equity Incentive Plan.
“Company Stock Purchase Plan” means the Company’s employee stock purchase plan.
“Company Subsidiaries” means the Subsidiaries of the Company.
“Company Termination Fee” means an amount in cash equal to $1,850,000.
“Competing Proposal” means, other than the Transactions, any inquiry, proposal, indication of interest or offer from any person or group (as defined in or under Section 13(d) of the Exchange Act) (other than Parent, Merger Sub or any of their respective affiliates) to engage in a transaction or series of related transactions contemplating or relating to (a) any merger, consolidation, reorganization, sale of assets, business combination, recapitalization, share exchange, amalgamation, asset purchase, issuance of securities, acquisition of securities, tender offer, exchange offer, joint venture or other similar transaction that would result in (i) any person or group directly or indirectly acquiring beneficial ownership of (A) businesses or assets that constitute twenty percent (20%) or more (based on fair market value or book value) of the consolidated revenues, net income or assets (including capital stock of the Company Subsidiaries) of the Company and the Company Subsidiaries, taken as a whole or (B) twenty percent (20%) or more of the outstanding voting securities or economic interests of the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, or (ii) the owners of outstanding shares of Company Common Stock (as a group) immediately prior to such transaction or series of related transactions owning, directly or indirectly, less than eighty percent (80%) of the voting securities or economic interests of the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, (b) any liquidation, dissolution or wind-up of the Company or any Company Subsidiary or group of Company Subsidiaries that represent at least twenty percent (20%) or more (based on fair market value or book value) of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, or (c) any combination of the foregoing.

“Contract” means any legally binding agreement, contract, sub-contract, lease (whether for real or personal property), letter contract, power of attorney, note, bond, mortgage, indenture, deed of trust, loan or evidence of indebtedness, letter of credit, settlement agreement, franchise agreement, covenant not to compete, employment agreement, license, sublicense, purchase order, statement of work or other arrangement, commitment or undertaking, whether written or oral, to which a person is a party or by which such person or such person’s properties or assets are bound.
“COVID-19” means the COVID-19 pandemic and any evolutions or mutations thereof.
“COVID-19 Measures” means any workforce reduction, quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar Law, directive or guidelines promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case applicable to the Company or any Company Subsidiary and issued in connection with or in response to COVID-19, including the Coronavirus Aid, Relief and Economic Security Act, as may be amended (the “CARES Act”), and the Families First Coronavirus Response Act, as may be amended (the “FFCRA”).
“Dual Representative” means each of Bharat Rao, Ankul Agarwal, Sanjay Chakrabarty and Mukesh Sharda.
“Environmental Laws” means all Laws relating to (a) the protection, preservation or restoration of the environment including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, including CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute, as each has been amended and the regulations promulgated pursuant thereto.
“Environmental Permits” means any permit, registration, license or other authorization required under any applicable Environmental Law.
“ERISA Affiliate” means any entity that, together with another entity, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Shares” means Shares to be cancelled in accordance with Section 2.01(a)(ii) and Dissenting Company Shares.
“GAAP” means generally accepted accounting principles as applied in the United States.
“Governmental Entity” means any United States or foreign multinational, national, federal, state, county, municipal or local government, or governmental, legislative, judicial or regulatory body or political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government or any quasi-governmental body.
“Hazardous Substances” means any substances, materials, chemicals or wastes which are defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “toxic substances”, “pollutants” or “contaminants” under any Environmental Law, including any petroleum and its by-products, radioactive materials, friable asbestos or polychlorinated biphenyls, mold, urea formaldehyde insulation, silica, chlorofluorocarbons, all other ozone-depleting substances, and per- and polyfluoroalkyl substances (PFAS).
“Incidental Contracts” shall mean (a) shrink-wrap, click-wrap and off-the-shelf Contracts for commercially available software or services that are generally available on nondiscriminatory pricing terms, (b) non-exclusive licenses that are incidental to Contracts that primarily provide for a sale of products or services to customers

(including agreements with distributors) or the purchase or use of equipment, (c) open source software licenses, (d) intellectual property invention assignment agreements and (e) non-disclosure agreements, in each case, entered into in the ordinary course of business consistent with past practice.
“Insurance Policies” means all insurance policies and arrangements held, as of the date of this Agreement, by or for the benefit of the Company, any Company Subsidiary, or the business, assets or properties owned, leased or operated by the Company or any Company Subsidiary (other than an insurance policy or arrangement related to any employee benefit plan).
“Intellectual Property Rights” means any and all of the following in any jurisdiction throughout the world: (a) trademarks, service marks, logos, slogans, brand names, trade dress and trade names, whether registered or unregistered, and the goodwill associated therewith; (b) works of authorship and copyrights, copyright registrations, mask work rights and moral rights, including website content, social media content and marketing materials; (c) trade secrets, including concepts, know-how, ideas, designs, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, drawings and technical data formulas; (d) patents; (e) registrations, applications, renewals, divisions, continuations, continuations-in-part, extensions, reexamined versions, reissues and foreign counterparts with respect to each of the foregoing; (f) internet domain names, domain name registrations and web pages; (g) social media handles; (h) computer software programs, including databases and software implementation of algorithms, models and methodologies, and all source code, object code, firmware and documentation related thereto and (i) all other forms of intellectual property or proprietary rights recognized in any jurisdiction, including confidential information, rights of publicity and rights of privacy.
“Intentional Breach” means, with respect to any agreement or covenant of a party in this Agreement, an action or omission taken or omitted to be taken by such party in material breach of such agreement or covenant that the breaching party takes (or fails to take) with the actual knowledge and intention that such action or omission would, or would reasonably be expected to, cause such material breach of such agreement or covenant.
“Intervening Event” means any Effect or state of facts (other than any Effect or state of facts resulting from a breach of this Agreement by the Company or any Company Subsidiary) that becomes known to or by the Company Board after the date of this Agreement and prior to the Written Consent Effective Time, that affects the Company and its Subsidiaries and that (i) is material, (ii) was not known, and would not reasonably have been expected to be known, by the Company Board as of or prior to the date of this Agreement and becomes known to the Company Board and (iii) does not primarily relate to or involve any Competing Proposal.
“IT Systems” means all software, hardware, systems, databases, websites, applications, servers, networks, platforms, peripherals, and similar or related items of information technology assets and infrastructure owned, leased, licensed, or used in the conduct of the business of the Company and the Company Subsidiaries.
“knowledge” means, (a) with respect to the Company, the actual (but not constructive or imputed) knowledge of the individuals listed in Section 1.1 of the Company Disclosure Letter, after making due inquiry of their respective direct reports as of the date hereof and (b) with respect to Parent, the actual (but not constructive or imputed) knowledge of the directors and officers of Parent or Merger Sub (without independent investigation) as of the date hereof.
“Law” means any federal, state, local or foreign law, statute, code, directive, ordinance, rule, regulation, Order, judgment, writ, stipulation, award, injunction or decree, in each case, issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity, including any Anti-Corruption Law, Money Laundering Law, Trade Compliance Law or Sanctions Law.
“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, restriction, option, right of first refusal or first offer, easement, security interest, deed of trust, right-of-way, encroachment, lease, condition, servitude, title defect, charge, adverse claim, community property interest or other lien, claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law.
“Money Laundering Laws” means the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity, and all applicable financial recordkeeping, reporting and internal control requirements thereunder.

“Order” means any order, verdict, decision, writ, judgment, injunction, decree, rule, ruling, directive, stipulation, determination or award made, issued or entered by or with any Governmental Entity, whether preliminary, interlocutory or final.
“Permitted Liens” means (a) Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or that arise in the ordinary course of business consistent with past practice, (c) pledges or deposits made in the ordinary course of business to secure obligations pursuant to workers’ compensation Laws, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, (d) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business, (e) defects, imperfections or irregularities in title, charges, easements, covenants and rights of way (unrecorded and of record) and other similar liens that do not materially impair the use, occupancy or operation of such property as it is presently used, (f) zoning, building and other similar codes or restrictions, in each case that do not, and would not reasonably be expected to, individually or in the aggregate, adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any Company Subsidiary and which are currently being complied with in all respects, (g) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents filed on or prior to the date of this Agreement or that have otherwise been disclosed to Parent, (h) non-exclusive licenses or other covenants of, or other contractual obligations with respect to, any Intellectual Property Rights, in each case, entered into in the ordinary course of business, (i) Liens imposed or promulgated by Law (other than in respect of Taxes), (j) statutory, common Law or contractual Liens (or other encumbrances of any type) of landlords or Liens against the interests of the landlord or owner of any Real Property Lease unless caused by the Company or any Company Subsidiary, or (k) Liens described in Section 1.2 of the Company Disclosure Letter.
“person” means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity (including any person as defined in Section 13(d)(3) of the Exchange Act).
“Personal Information” means any information that alone or together with any other information relates (directly or indirectly) to, or can be used to identify, contact or precisely locate, an identified or identifiable individual, and information considered to be personal data or personal information as defined under, or otherwise governed by, applicable Laws.
“Privacy Policies” means all posted policies and procedures governing the processing of Personal Information.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into the environment of any Hazardous Substances.
“Representative” means, with respect to any person, (i) such person’s affiliates and (ii) such person’s and each such affiliates’ respective shareholders, general partners, managing members, directors, officers, employees, managers, agents, advisors (including for audit, tax, etc.), investment bankers, consultants, counsel and other authorized representatives, in each case, to the extent acting at the direction of such person.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Solvent” when used with respect to any person, means that, as of any date of determination, (a) the “present fair saleable value” of such person’s total assets exceeds the value of such person’s total “liabilities, including a reasonable estimate of the amount of all contingent and other liabilities,” as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, (b) such person will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or intends to engage and (c) such person will be able to pay all of its liabilities (including contingent liabilities) as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” and “able to pay all of its liabilities (including contingent liabilities) as they mature” mean that such person will be able to generate enough cash from operations, asset dispositions, existing financing or refinancing, or a combination thereof, to meet its obligations as they become due.
“Subsidiary” of any person means another person, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is owned or controlled directly or indirectly by such first person or by one or more of its Subsidiaries.
“Superior Proposal” means an unsolicited bona fide, written Competing Proposal (with all percentages in the definition of Competing Proposal changed to fifty percent (50%)) made after the date hereof by any person on terms that (i) did not result from or arise in connection with a breach of the Company’s obligations set forth in Section 5.03, (ii) if consummated, would result in any person or group (other than Parent or its affiliates) becoming the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the consolidated assets of the Company and the Company Subsidiaries or more than fifty percent (50%) of the total voting power of the equity securities or economic interests of the Company, and (iii) the Company Board (acting upon the recommendation of the Special Committee after consultation with its outside financial advisors and outside legal counsel) determines in good faith, to be (a) more favorable to the stockholders of the Company, from a financial point of view, than the Transactions (taking into account any adjustment to the terms and conditions proposed by Parent in writing in response to such proposal and any applicable Company Termination Fee) and (b) reasonably capable of being completed in accordance with its terms, in the case of each of clauses (a) and (b), considering factors the Company Board (acting upon the recommendation of the Special Committee) considers to be appropriate (including the conditionality, the timing of such proposal, the Company’s ability to consummate such Competing Proposal and certainty of closing).
“Tax” and “Taxes” means any and all taxes of any kind, including federal, state, local or foreign net income, gross income, gross receipts, estimated, windfall profit, severance, property, ad valorem, value added, production, sales, use, license, excise, stamp, transfer, franchise, employment, payroll, withholding, social security (or similar, including FICA), alternative or add-on minimum or any other tax, custom, duty, governmental fee or other like assessment or charge, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity, whether disputed or not.
“Tax Return” means any return, report, form or similar statement filed or required to be filed with respect to any Tax including any election, information return, claim for refund, amended return or declaration of estimated Tax, and including any statements, schedules or attachments thereto.
“third party” means any person other than the Company, Parent, Merger Sub and their respective affiliates.
“Transfer Taxes” means all sales, use, value added, documentary, stamp duty, registration, transfer, conveyance, excise, recording, license and other similar taxes and fees, including any interest, penalties, additions to tax or additional amounts in respect of the foregoing (but in all cases excluding any direct or indirect income, capital gains or similar Taxes payable in connection with the this Agreement or the consummation of the Merger, whether payable directly or via withholding on amounts payable in connection with this Agreement or the consummation of the Merger).
“Written Consent” means approval of this Agreement and the Transactions, including the Merger, without a meeting and without a vote, by written consents of the holders of shares of Company Common Stock representing a majority of the outstanding shares of Company Common Stock entitled to vote thereon in accordance with the DGCL, the Company Bylaws and the Company Charter.
“Written Consent Effective Time” means 6:00 p.m., New York City time on November 9, 2023; provided, however, that if the Written Consent Effective Time falls during the Notice Period pursuant to Section 5.04(b), then the Written Consent Effective Time shall automatically be extended to (if applicable), and all references to the Written Consent Effective Time shall refer to, the first calendar day after the last day of the Notice Period.

Each of the following terms is defined in the Section set forth opposite such term:
Term	Section
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.04(a)
Antitrust Laws	Section 3.04(b)
Balance Sheet Date	Section 3.10
Bankruptcy and Equity Exception	Section 3.03(a)
Book-Entry Shares	Section 2.01(a)(i)
CARES Act	Annex I
Certificate	Section 2.01(a)(i)
Certificate of Merger	Section 1.02
Change of Company Recommendation	Section 5.04(a)
Closing	Section 1.03
Closing Date	Section 1.03
Company	Preamble
Company Benefit Plan	Section 3.12(a)
Company Board	Recitals
Company Bylaws	Section 3.01(b)
Company Charter	Section 3.01(b)
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Employee	Section 5.12(a)
Company Financial Statements	Section 3.06(b)
Company Intellectual Property	Section 3.18(a)
Company Material Contract	Section 3.19(b)
Company Options	Section 2.03(a)
Company Permits	Section 3.05(a)
Company SEC Documents	Section 3.06(a)
Company Securities	Section 3.02(c)
Company Stockholders	Section 2.04(a)
Continuation Period	Section 5.12(a)
D&O Insurance	Section 5.10(b)
Dissenting Company Shares	Section 2.04(a)
DSU Award	Section 2.03(c)
DSU Payments	Section 2.03(c)
DTC	Section 2.02(b)(ii)
DTC Payment	Section 2.02(b)(ii)
Effect	Annex I
Effective Time	Section 1.02
Equity Commitment Letter	Section 4.07
Equity Commitment Party	Section 4.07
Equity Financing	Section 4.07
ERISA	Section 3.12(a)
Exchange Fund	Section 2.02(a)
FFCRA	Annex I
Import/Export Laws	Section 3.22(a)
Indemnified Liabilities	Section 5.10(a)
Indemnified Party	Section 5.10(a)
Information Statement	Section 5.05(b)
IRS	Section 3.12(b)
DGCL	Recitals

Term	Section
Material Company Customer	Section 3.21(a)
Material Company Vendor	Section 3.21(b)
Merger	Recitals
Merger Consideration	Section 2.01(a)(i)
Notice of Change of Recommendation	Section 5.04(b)
Notice Period	Section 5.04(b)
NYSE	Section 5.16
Option Payments	Section 2.03(a)
Outside Date	Section 7.01(b)
Owned Real Property	Section 3.16
Parent	Preamble
Parent Parties	Section 8.11
Parent Plans	Section 5.12(b)
Paying Agent	Section 2.02(a)
Permit	Section 3.05(a)
Proceeding	Section 3.11
Real Property Lease	Section 3.16
Record Date	Section 5.05(c)
Restricted Territories	Section 3.22(b)
RSU Award	Section 2.03(b)
RSU Payments	Section 2.03(b)
Sanction Laws	Section 3.22(a)
Sarbanes-Oxley Act	Section 3.06
Schedule 13E-3	Section 5.05(b)
Shares	Section 2.01(a)(i)
Special Committee	Recitals
Special Committee Financial Advisor	Section 3.23
Specified Date	Section 3.02(a)
Sponsor	Recitals
Sponsor Written Consent	Recitals
Merger Sub	Preamble
Subsidiary Securities	Section 3.02(c)
Surviving Corporation	Section 1.01
Tail Cap	Section 5.10(b)
Takeover Statute	Section 3.24
Trade Compliance Laws	Section 3.22(a)
Transaction Litigation	Section 5.08
Transactions	Recitals
Treasury Regulation	Section 2.05

EXHIBIT A

SPONSOR WRITTEN CONSENT

[Attached]

ACTION BY WRITTEN CONSENT

OF THE MAJORITY STOCKHOLDERS

OF STARTEK, INC.
(a Delaware corporation)
October 10, 2023
The undersigned stockholders (together, the “Stockholders”), who collectively hold 23,049,137 shares of common stock, par value $0.01 per share (the “Common Stock”), of StarTek, Inc., a Delaware corporation (the “Company”), hereby irrevocably consent in writing to the following actions and adopt the following resolutions by written consent (this “Action by Written Consent”) pursuant to Section 228 and Section 251 of the Delaware General Corporation Law (the “DGCL”) and as authorized by the Restated Certificate of Incorporation of the Company, effective as of January 27, 1997, as amended (the “Certificate of Incorporation”), and the Amended and Restated Bylaws of the Company (the “Bylaws”):
WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of October 10, 2023 (the “Merger Agreement”), by and among Stockholm Parent, LLC, a Delaware limited liability company (“Parent”), Stockholm Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and the Company, an executed copy of which is attached hereto as Annex A;
WHEREAS, capitalized terms used, but not defined, herein shall have the meanings ascribed to such terms in the Merger Agreement;
WHEREAS, pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving entity of the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement;
WHEREAS, prior to the execution of the Merger Agreement, the special committee (the “Special Committee”) of the Board of Directors of the Company (the “Board”) unanimously (A) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of, the Company and the stockholders (other than Parent, Merger Sub, Sponsor and their respective affiliates), and (B) recommended to the Board that the Board (i) determine that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and the stockholders (other than Parent, Merger Sub, Sponsor and their respective affiliates), (ii) declare the Merger Agreement and the transactions contemplated thereby advisable, (iii) approve the Merger Agreement, the execution and delivery by the Company of the Merger Agreement, the performance by the Company of the covenants and agreements contained therein and the consummation of the Merger and the other transactions contemplated thereby upon the terms and subject to the conditions contained therein and (iv) resolve to recommend that the stockholders of the Company to adopt and approve the Merger Agreement in accordance with the DGCL, the Certificate of Incorporation and the Bylaws.
WHEREAS, prior to the execution of the Merger Agreement, the Board (acting on the recommendation of the Special Committee) has (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and the stockholders (other than Parent, Merger Sub, Sponsor and their respective affiliates), (ii) declared the Merger Agreement and the transactions contemplated thereby advisable, (iii) approved the Merger Agreement, the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Merger and the other transactions contemplated thereby upon the terms and subject to the conditions contained therein and (iv) resolved to recommend that the stockholders of the Company to adopt and approve the Merger Agreement in accordance with the DGCL, the Certificate of Incorporation and the Bylaws;
WHEREAS, the shares of Common Stock held by the Stockholders collectively represent more than a majority of the issued and outstanding shares of Common Stock and more than a majority of voting power of capital stock of the Company, and the Stockholders, acting together, are therefore permitted, pursuant to the

DGCL, the Certificate of Incorporation and the Bylaws, to approve and authorize the Merger Agreement and the transactions contemplated thereby, including the Merger, pursuant to this Action by Written Consent, and no consent or vote of any other stockholder of the Company is required with respect to such approval or authorization; and
WHEREAS, the Stockholders desire to adopt and approve the Merger Agreement and approve the Merger and the transactions contemplated thereby.
NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement, including each of the annexes, exhibits and schedules attached thereto, and the transactions contemplated thereby, including the Merger, and any other documents, instruments and certificates required by, referenced in or related to the Merger Agreement, are, effective automatically at the Written Consent Effective Time, hereby irrevocably adopted, approved and ratified in all respects, including for all purposes under the DGCL, the Certificate of Incorporation and the Bylaws, without prior notice and without a vote or a meeting; provided, however, that this Action by Written Consent shall not become effective and shall be deemed null and void if, at any time prior to the Written Consent Effective Time, the Merger Agreement has been terminated in accordance with its terms;
RESOLVED FURTHER, that this Action by Written Consent be filed with the minutes of the proceedings of the stockholders of the Company.
The actions taken by this Action by Written Consent shall have the same force and effect as if taken at a meeting of the stockholders of the Company, duly called and constituted pursuant to the DGCL. This Action by Written Consent may be signed in any number of counterparts, including without limitation by .pdf, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Any copy, .pdf or other reliable reproduction of this Action by Written Consent may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, .pdf or other reproduction be a complete reproduction of the entire original writing.
[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Action by Written Consent on the date set forth above.
CSP ALPHA HOLDINGS PARENT PTE LTD

By:
Name:
Title:

By:
Name:
Title:

CSP VICTORY LIMITED

By:
Name:
Title:

By:
Name:
Title:
[Signature Page to Action by Written Consent]

EXHIBIT B

FORM OF CERTIFICATE OF MERGER

[Attached]

CERTIFICATE OF MERGER

OF

STOCKHOLM MERGER SUB, INC.
(a Delaware corporation)

with and into

STARTEK, INC.
(a Delaware corporation)

Dated: [•]
Pursuant to Title 8, Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), StarTek, Inc., a Delaware corporation (the “Corporation”), hereby executes this Certificate of Merger and certifies the following in connection with the merger of Stockholm Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with and into the Corporation (the “Merger”):
FIRST: The names and states of incorporation of each of the constituent corporations to the Merger (the “Constituent Corporations”) are as follows:
Name	Jurisdiction of Incorporation
Stockholm Merger Sub, Inc.	Delaware
StarTek, Inc.	Delaware
SECOND: The Agreement and Plan of Merger entered into as of October 10, 2023 (the “Merger Agreement”), by and among the Corporation, Stockholm Parent, LLC, a Delaware limited liability company (“Parent”) and Merger Sub, a wholly-owned subsidiary of Parent, has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with Sections 228 and 251, as applicable, of the DGCL.
THIRD: Pursuant to the Merger Agreement, Merger Sub will merge with and into the Corporation. Following the Merger, the Corporation will continue its existence as the corporation surviving the Merger (the “Surviving Corporation”) and the separate corporate existence of Merger Sub will cease. The name of the Surviving Corporation following the Effective Time (as defined below) shall be StarTek, Inc.
FOURTH: Pursuant to the Merger Agreement, upon the effectiveness of the Merger in accordance with Section 251 of the DGCL and Section 103 of the DGCL (the “Effective Time”), the Certificate of Incorporation of the Corporation, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read as set forth on Exhibit A hereto and, as so amended and restated, such certificate of incorporation shall be the Certificate of Incorporation of the Surviving Corporation at (and with effect from and after) the Effective Time until further amended pursuant to and in accordance with the DGCL.
FIFTH: The Merger shall become effective immediately upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.
SIXTH: The executed Merger Agreement is on file at the office of the Surviving Corporation at 4610 South Ulster Street, Suite 150, Denver, Colorado 80237.
SEVENTH: An executed copy of the Merger Agreement will be provided by the Surviving Corporation, upon request and without cost, to any stockholder of the Constituent Corporations.
[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Merger to be executed by its duly authorized officer this [•] day of [•].
STARTEK, INC.

By:
Name:
Title:
[Signature Page to Certificate of Merger]

Exhibit A
Amended and Restated Certificate of Incorporation
of
StarTek, Inc.

[See attached.]

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
STARTEK, INC.
FIRST:  The name of this corporation is StarTek, Inc. (the “Corporation”).
SECOND:  The address of the registered office of the Corporation in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.
THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”), as it now exists or may hereafter be amended and supplemented.
FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is 100 shares, having a par value of $0.01 per share. The Corporation shall be permitted to have fractional shares.
FIFTH:  A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
SIXTH:  Unless and except to the extent that the by-laws of the Corporation (the “By-Laws”) shall so require, the election of directors of the Corporation need not be by written ballot.
SEVENTH:  To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) the directors, officers, employees and agents of the Corporation through provisions in the By-Laws, agreements with such directors, officers, employees and agents, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, as it now exists or may hereafter be amended and supplemented. Any amendment, repeal or modification of the foregoing provisions of this Article Seventh shall not adversely affect any right or protection of a director, officer, employee or agent existing at the time of any acts or omissions of such director, officer, employee or agent occurring prior to such amendment, repeal or modification.
EIGHTH:  In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the By-Laws, without any action on the part of the stockholders, but the stockholders may make additional By-Laws and may alter, amend or repeal any By-Law whether adopted by them or otherwise. The Corporation may in its By-Laws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.
REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

Annex B
October 10, 2023
The Special Committee of the Board of Directors of Startek, Inc.
6200 South Syracuse Way, Suite 485
Greenwood Village, CO 80111
Dear Members of the Special Committee:
We understand that Stockholm Parent, LLC, a Delaware limited liability company (“Parent”), Stockholm Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Startek, Inc., a Delaware corporation (the “Company”), propose to enter into the Agreement (defined below) pursuant to which, among other things, Merger Sub will be merged with and into the Company (the “Merger”) and that, in connection with the Merger, (a) each outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) (other than the Excluded Shares (as defined in the Agreement)) will be converted into the right to receive $4.30 in cash, without interest (the “Merger Consideration”), and (b) the Company will become a wholly owned subsidiary of Parent.
The Special Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Committee as to whether, as of the date hereof, the Merger Consideration to be received by the Unaffiliated Stockholders in the Merger, pursuant to the Agreement, is fair to them from a financial point of view. “Unaffiliated Stockholders” means the holders of Company Common Stock other than Parent and its affiliates (including the Sponsor (as defined in the Agreement)).
In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:
1.	reviewed the Agreement and Plan of Merger, dated as of October 10, 2023, by and among Parent, Merger Sub and the Company (the “Agreement”);
2.	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;
3.
reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including financial projections (and adjustments thereto) prepared by the management of the Company relating to the Company for calendar years 2023 through 2028;

4.	spoken with certain members of the management of the Company regarding the business, operations, financial condition and prospects of the Company, the Merger and related matters;
5.	compared the financial and operating performance of the Company with that of other public companies that we deemed to be relevant;
6.	considered publicly available financial terms of certain transactions that we deemed to be relevant;
7.
reviewed the current and historical market prices and trading volume for certain of the Company’s publicly traded securities, and the current and historical market prices of the publicly traded securities of certain other companies that we deemed to be relevant;

8.
reviewed confirmations addressed to us from senior management of the Company and the Committee which contain, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, us by or on behalf of the Company; and

9.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.
We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company and the Committee have advised us, and we have assumed at the direction of the Committee, that the financial projections (and adjustments thereto) reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company and the other matters covered thereby, and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.
We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger will be satisfied without waiver thereof, and (d) the Merger will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto. We have relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable foreign, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed, or amendments, modifications or waivers made, that would have an effect on the Merger that would be material to our analyses or this Opinion. We have also relied upon and assumed, without independent verification, at the direction of the Company, that any adjustments to the Merger Consideration pursuant to the Agreement will not be material to our analyses or this Opinion.
Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.
We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Merger, the securities, assets, business or operations of the Company or any other party, or any alternatives to the Merger, or (b) advise the Committee, the Board or any other party with respect to alternative transactions to the Merger. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.
This Opinion is furnished solely for the use of the Committee (solely in its capacity as such) in connection with its evaluation of the Merger. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Merger or otherwise.
In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company or any other party that may be involved in the Merger and their respective affiliates or security holders or any currency or commodity that may be involved in the Merger.
Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, Capital Square Partners Management Pte Ltd (“CSP”), one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, CSP (collectively, with CSP, the “CSP Group”), other participants in the Merger or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by CSP, other participants in the Merger or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with members of the CSP Group, other participants in the Merger or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, members of the CSP Group, other participants in the Merger or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.
Houlihan Lokey has also acted as financial advisor to the Committee in connection with, and has participated in certain of the negotiations leading to, the Merger and will receive a fee for such services, a substantial portion of which is contingent upon the consummation of the Merger. In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Merger. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.
We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Committee, the Board, the Company, its security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger or otherwise (other than to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available for the Company or any other party, (v) the fairness of any portion or aspect of the Merger to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Merger, (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Merger Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Committee, on the assessments by the Committee, the Board, the Company and their respective advisors, as to all legal, regulatory, accounting, insurance, tax and other similar matters with respect to the Company and the Merger or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.
Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the Unaffiliated Stockholders in the Merger, pursuant to the Agreement, is fair to them from a financial point of view.
Very truly yours,

/s/ Houlihan Lokey Capital, Inc.

HOULIHAN LOKEY CAPITAL, INC.

Annex C
Section 262 of the Delaware General Corporation Law
§ 262. Appraisal rights.
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):
(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) [Repealed.]
(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d) (3) of this section, of the date that the merger, consolidation or conversion has become effective; or
(2) If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.
(e) Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.
(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.
(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.
(k) Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.

(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.